EXHIBIT 2.2

EXECUTION COPY

CONTRIBUTION AGREEMENT
DATED AS OF OCTOBER 31, 2017

BY AND AMONG
SOUTHCROSS HOLDINGS LP,
AMERICAN MIDSTREAM PARTNERS, LP,
AND
AMERICAN MIDSTREAM GP, LLC

(continued)

ii

(continued)

iii

(continued)

Exhibits

Exhibit A	Form of Contributed Companies Assignment Instrument
Exhibit B	Form of SXH Holdings Assignment Instrument
Exhibit C	Form of AMID Partnership Agreement Amendment
Exhibit D	Form of AMID GP Agreement Amendment
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of AMID Option Agreement

Schedules
Schedule 2.3(a)	Applicable Accounting Principles
Schedule 5.1(a)	Southcross Conduct of Business
Schedule 5.1(a)(iii)	Contracts
Schedule 5.1(a)(iv)	Southcross Capital Expenditures
Schedule 5.1(a)(viii)	Southcross Benefit Plan
Schedule 5.1(b)	AMID Conduct of Business
Schedule 6.2(d)	Closing Consents
Schedule 9.14(a)	Sample Net Working Capital
Schedule 9.14(b)(i)	Knowledge of Holding LP
Schedule 9.14(b)(ii)	Knowledge of AMID
Schedule 9.14(c)	Payoff Indebtedness
Schedule 9.14(d)	Permitted Liens
Schedule 9.14(e)	Senior Unsecured Notes
Schedule 9.14(f)	Special Indemnity Matter
Schedule 9.14(g)	Transaction Expense Allocation

i

(continued)

Southcross Disclosure Schedules
Southcross Disclosure Schedule 3.3(a)	SXH Holdings Interest Subject to Liens
Southcross Disclosure Schedule 3.3(b)	SXE Partnership Interests
Southcross Disclosure Schedule 3.3(c)(i)	Holdings Company Equity Interests
Southcross Disclosure Schedule 3.3(c)(ii)	Holdings Company Equity Interests Exceptions
Southcross Disclosure Schedule 3.3(d)	Holdings Equity Interest Rights
Southcross Disclosure Schedule 3.4	No Conflict
Southcross Disclosure Schedule 3.5	Governmental Authorizations
Southcross Disclosure Schedule 3.6(c)	Undisclosed Liabilities
Southcross Disclosure Schedule 3.8(a)	Legal Proceedings
Southcross Disclosure Schedule 3.8(b)	Orders
Southcross Disclosure Schedule 3.9(a)	Compliance with Laws
Southcross Disclosure Schedule 3.10	Tax Matters
Southcross Disclosure Schedule 3.11(a)	Benefit Plans
Southcross Disclosure Schedule 3.11(i)	Transaction Payments
Southcross Disclosure Schedule 3.13	Environmental Matters
Southcross Disclosure Schedule 3.13(g)	Underground Storage Tank
Southcross Disclosure Schedule 3.14(a)	Southcross Material Contracts
Southcross Disclosure Schedule 3.14(b)	Southcross Material Contract Defaults
Southcross Disclosure Schedule 3.15(a)(i)	Real Property Liens
Southcross Disclosure Schedule 3.15(a)(ii)	Real Property Leased to Others
Southcross Disclosure Schedule 3.15(a)(iii)	Owned Real Property
Southcross Disclosure Schedule 3.15(a)(iv)	Real Property Conveyances
Southcross Disclosure Schedule 3.15(b)(i)	Leased Property Liens
Southcross Disclosure Schedule 3.15(b)(ii)	Leased Property
Southcross Disclosure Schedule 3.15(b)(iii)	Subleased Property
Southcross Disclosure Schedule 3.17(a)	Insurance
Southcross Disclosure Schedule 3.17(b)	Insurance Notices
Southcross Disclosure Schedule 3.18	Affiliate Transactions
Southcross Disclosure Schedule 3.19(a)	Title to, Sufficiency and Condition of Assets
Southcross Disclosure Schedule 3.19(b)	Maintenance of Assets
Southcross Disclosure Schedule 3.20(a)	Customers
Southcross Disclosure Schedule 3.21	Brokers

(continued)

AMID Disclosure Schedules

AMID Disclosure Schedule 4.3(a)(i)	AMID Equity Interest
AMID Disclosure Schedule 4.3(a)(ii)	AMID GP Equity Interest
AMID Disclosure Schedule 4.4	AMID Governmental Authorizations
AMID Disclosure Schedule 4.5	AMID Conflicts
AMID Disclosure Schedule 4.9	Tax Matters
AMID Disclosure Schedule 4.10	AMID GP

INDEX OF DEFINED TERMS

Defined Term	Where used
Accounting Firm	Section 2.4(c)
Acquisition Proposal	Section 5.2(c)(i)
Adjustment Escrow Fund	Section 9.14
Adjustment Escrow Units	Section 9.14
Adjustment Notice	Section 2.4(a)
Affiliate	Section 9.14
Agreement	Preamble
AMID	Preamble
AMID Benefit Plan	Section 5.9(b)
AMID Board	Section 9.14
AMID Charter Documents	Section 9.14
AMID Common Unit Consideration	Section 2.2(a)(i)
AMID Common Units	Section 9.14
AMID Credit Facility	Section 4.9(b)
AMID Disclosure Schedule	Section 9.14
AMID Entities	Preamble
AMID Equity Plans	Section 4.3(a)
AMID General Partner Units	Section 9.14
AMID GP	Preamble
AMID GP Agreement	Section 9.14
AMID GP Agreement Amendment	Recitals
AMID GP Class D Unit	Section 9.14
AMID GP Class D Unit Consideration	Section 2.2(b)
AMID GP Interest	Section 4.3(d)
AMID GP Financing	Section 9.14
AMID GP Members	Section 6.6€
AMID Incentive Distribution Rights	Section 9.14
AMID Indemnified Persons	Section 8.2
AMID Material Adverse Effect	Section 9.14
AMID Option Agreement	Section 2.2(a)(iii)
AMID Options	Section 2.2(a)(iii)
AMID Partnership Agreement	Section 9.14
AMID Partnership Agreement Amendment	Recitals
AMID Partnership Interest	Section 9.14
AMID Preferred Unit	Section 9.14
AMID Preferred Unit Consideration	Section 2.2(a)(ii)
AMID Related Party	Section 7.2(c)
AMID Required Governmental Authorizations	Section 4.4
AMID SEC Documents	Section 4.8(a)
AMID Security	Section 9.14
AMID Unitholders	Section 9.14

Defined Term	Where used
Antitrust Laws	Section 9.14
Applicable Accounting Principles	Section 2.3(a)
Applicable Percentage	Section 9.14
Audited Financial Statements	Section 3.6(b)
Backstop Letter	Section 9.14
Balance Sheet	Section 3.6(b)
Balance Sheet Date	Section 3.6(c)
Business	Section 9.14
Business Day	Section 9.14
Cash	Section 9.14
Claim Notice	Section 8.5(a)
Clayton Act	Section 9.14
Closing	Section 1.2
Closing Cash	Section 2.4(a)
Closing Date	Section 1.2
Closing Indebtedness	Section 2.4(a)
Closing LP Unit Consideration	Section 9.14
Closing Net Working Capital	Section 2.4(a)
Closing SXE Transaction Expenses	Section 2.4(a)
Closing Transaction Expenses	Section 2.4(a)
Code	Section 9.14
Confidential Disclosure Letter	Section 9.14
Confidentiality Agreement	Section 9.14
Consideration	Section 9.14
Contributed Companies	Recitals
Contributed Companies Assignment Instrument	Recitals
Contribution	Section 1.1
Current Assets	Section 9.14
Current Liabilities	Section 9.14
Damages	Section 9.14
De Minimis Threshold	Section 8.4(a)
Debt Payoff Letter	Section 6.5(e)
Designated AMID Representative	Section 5.1(a)
Determination Date	Section 2.4(c)
Direct Claim	Section 8.5(g)
DLLCA	Section 9.14
Dollars	Section 9.14
DRULPA	Section 9.14
Due Diligence Information	Section 8.11(b)(ii)
Effective Time	Section 1.2
Environmental Law	Section 9.14
Environmental Permit	Section 9.14
Equity Interests	Section 9.14
Equity Price	Section 9.14

v

Defined Term	Where used
ERISA	Section 9.14
ERISA Affiliate	Section 9.14
Escrow Agent	Section 9.14
Escrow Agreement	Section 6.1(c)
Estimated SXE Transaction Expenses	Section 2.3(a)
Estimated Cash	Section 2.3(a)
Estimated Indebtedness	Section 2.3(a)
Estimated Net Working Capital	Section 2.3(a)
Estimated Transaction Expenses	Section 2.3(a)
Exchange Act	Section 9.14
Execution Date	Preamble
Existing Credit Facilities	Section 9.14
Federal Trade Commission Act	Section 9.14
Final Adjustment Amount	Section 2.4(d)(i)
Financing	Section 9.14
Financing Agreement	Section 5.11(b)
Financing Sources	Section 9.14
First Cure Period	Section 7.1(f)
Formation Date	Section 9.14
Fraud	Section 9.14
Fundamental Representations	Section 9.14
Funding Failure	Section 9.14
GAAP	Section 9.14
General Indemnity Escrow Fund	Section 9.14
General Indemnity Escrow Units	Section 9.14
General Partner Unit	Section 9.14
General Survival Period	Section 9.14
Governmental Authority	Section 9.14
GP Side Agreement	Recitals
Guarantee	Recitals
Guarantors	Section 9.14
Hazardous Substance	Section 9.14
Holdings Companies	Section 9.14
Holdings Company	Section 9.14
Holdings Company Indemnified Person	Section 5.6(a)
Holdings Company Intellectual Property	Section 3.16(a)
Holdings Credit Agreement	Section 9.14
Holdings Director Approval	Section 9.14
Holdings GP	Recitals
Holdings GP Agreement	Section 9.14
Holdings GP Board	Recitals
Holdings Insurance Policies	Section 3.17
Holdings LP	Preamble
Holdings LP Agreement	Section 9.14

Defined Term	Where used
HSR Act	Section 9.14
Indebtedness	Section 9.14
Indemnified Person	Section 8.5(a)
Indemnifying Person	Section 8.5(a)
Indemnity Claim	Section 8.5(a)
Indemnity Escrow Fund	Section 9.14
Indemnity Escrow Units	Section 9.14
Initial Contribution	Recitals
Inspecting Parties	Section 5.5(d)
Inspecting Party	Section 5.5(d)
Inspection Indemnitees	Section 5.5(d)
Intercreditor Agreement	Section 9.14
Interim Financial Statements	Section 3.6(b)
Investment Agreement	Section 9.14
Joint Instruction Letter	Section 8.6(b)(i)
Joint Venture Entities	Section 9.14
Knowledge	Section 9.14
Law	Section 9.14
Leased Real Property	Section 3.15(b)
Legal Proceeding	Section 9.14
Liens	Section 9.14
Marketing Period	Section 5.12(b)
Material Customer	Section 3.20(a)
Material Supplier	Section 3.20(b)
Maximum Amount	Section 5.6(c)
Multiemployer Plan	Section 9.14
Net Working Capital	Section 9.14
Net Working Capital Adjustment Amount	Section 9.14
Net Working Capital Threshold	Section 9.14
Open Claims	Section 5.17
Ordinary Course of Business	Section 9.14
Organizational Documents	Section 9.14
Outside Date	Section 7.1(b)(i)
Payoff Indebtedness	Section 9.14
Permit	Section 9.14
Permitted Liens	Section 9.14
Person	Section 9.14
Post- Closing Tax Period	Section 9.14
Post-Closing Statement	Section 2.4(a)
Pre-Closing Tax Period	Section 9.14
Pre-Closing Taxes	Section 9.14
Preliminary Settlement Statement	Section 2.3(a)
Privileged Communications	Section 9.13(c)
Qualified Benefit Plan	Section 3.11(f)

Defined Term	Where used
Qualified Liabilities	Section 5.8(a)
Qualified Liability	Section 5.8(a)
Qualifying Notes Payoff Letter	Section 5.17(b)
Real Property	Section 3.15(a)
Records	Section 5.16(b)
Related Party	Section 9.14
Representatives	Section 9.14
Required Information	Section 5.12(a)(v)
Restraints	Section 6.1(b)
Restricted Period	Section 5.17
Reverse Termination Fee	Section 9.14
.Rights-of-Way	Section 3.15(d)
Sarbanes-Oxley Act	Section 9.14
SEC	Section 9.14
Second Cure Period	Section 7.1(f)
Securities Act	Section 9.14
Senior Unsecured Notes	Section 9.14
Sherman Act	Section 9.14
Southcross Benefit Plans	Section 9.14
Southcross Company and Southcross Companies	Section 9.14
Southcross Company Indemnified Person	Section 5.6(a)
Southcross Company Required Governmental Authorizations	Section 3.5
Southcross Disclosure Schedule	Section 9.14
Southcross Employee	Section 5.9(a)
Southcross Indemnified Persons	Section 8.3
Southcross Law Firm	Section 9.13(a)
Southcross Material Adverse Effect	Section 9.14
Southcross Material Contract	Section 3.14(a)
Southcross Permits	Section 3.9(b)
Southcross Required Governmental Authorizations	Section 3.5
Special Indemnity Damages	Section 9.14
Special Indemnity Escrow Fund	Section 9.14
Special Indemnity Escrow Units	Section 9.14
Special Indemnity Matter	Section 9.14
Special Indemnity Resolution Date	Section 5.17
Straddle Period	Section 9.14
Subsidiary	Section 9.14
SXE	Recitals
SXE Alternative Proposal	Section 9.14
SXE Class B Convertible Unit	Section 9.14
SXE Common Unit	Section 9.14
SXE Company and SXE Companies	Section 9.14
SXE Credit Facilities	Section 9.14
SXE Equity Plans	Section 9.14

Defined Term	Where used
SXE General Partner Interest	Section 9.14
SXE General Partner Units	Section 9.14
SXE GP	Recitals
SXE GP LLC Agreement	Section 9.14
SXE Incentive Distribution Rights	Section 9.14
SXE Limited Partner Interest	Section 9.14
SXE LTIP	Section 9.14
SXE LTIP Unit	Section 9.14
SXE Merger	Recitals
SXE Merger Agreement	Recitals
SXE Merger Transactions	Section 9.14
SXE Partnership Agreement	Section 9.14
SXE Partnership Interest	Section 9.14
SXE Payoff Letter	Section 5.16(a)
SXE Revolving Credit Agreement	Section 9.14
SXE SEC Documents	Section 3.6(a)
SXE Subordinated Unit	Section 9.14
SXE Term Loan Credit Agreement	Section 9.14
SXE Transaction Expenses	Section 9.14
SXH Holdings	Recitals
SXH Holdings Assignment Instrument	Recitals
SXH Holdings Interests	Recitals
Systems	Section 3.16(b)
Tax or Taxes	Section 9.14
Tax Return	Section 9.14
TBOC	Section 9.14
Transaction Documents	Section 9.14
Transaction Expenses	Section 9.14
Transactions	Section 9.14
Unresolved Objections	Section 2.4(c)
Willful Breach	Section 9.14

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 31, 2017 (the “Execution Date”), is by and among Southcross Holdings LP, a Delaware limited partnership (“Holdings LP”), American Midstream Partners, LP, a Delaware limited partnership (“AMID”), and American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP” and, together with AMID, the “AMID Entities”).
RECITALS
WHEREAS, as of the Execution Date, Holdings LP holds issued and outstanding Equity Interests in each of Southcross Holdings Intermediary LLC, a Delaware limited liability company, Southcross Holdings Guarantor GP LLC, a Delaware limited liability company, and Southcross Holdings Guarantor LP, a Delaware limited partnership (collectively, the “Contributed Companies”);
WHEREAS, immediately prior to the Effective Time, Holdings LP will contribute all of the Equity Interests of each of the Contributed Companies held by Holdings LP to a newly-formed limited liability company that will be a wholly-owned subsidiary of Holdings LP (“SXH Holdings,” and such contribution, the “Initial Contribution”) pursuant to an assignment instrument in the form attached as Exhibit A hereto (“Contributed Companies Assignment Instrument”);
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which, at the Effective Time, Holdings LP will contribute, assign, transfer and convey to AMID its Applicable Percentage of the issued and outstanding Equity Interests in SXH Holdings (the “SXH Holdings Interests”) for the consideration set forth below and Holdings LP will contribute, assign, transfer and convey to AMID GP its Applicable Percentage of the issued and outstanding SXH Holdings Interests for the consideration set forth below, subject, in each case, to the terms and conditions of this Agreement and pursuant to an assignment instrument in the form attached as Exhibit B hereto (“SXH Holdings Assignment Instrument”);
WHEREAS, at the Closing, AMID GP will contribute, assign, transfer and convey to AMID all of the SXH Holdings Interests it received from Holdings LP;
WHEREAS, the Board of Directors (“Holdings GP Board”) of Southcross Holdings GP LLC, a Delaware limited liability company (“Holdings GP”), has, in its capacity as the general partner of Holdings LP, unanimously approved the execution, delivery and performance of this Agreement and the Transactions by Holdings LP;
WHEREAS, in connection with the Transactions, immediately prior to the Effective Time, AMID GP and AMID desire to amend certain provisions in (a) the AMID Partnership Agreement (the “AMID Partnership Agreement Amendment”) to provide for, among other things, authorizing and establishing the terms of the AMID Preferred Units, which amendment shall be in the form attached as Exhibit C hereto; and (b) the AMID GP Agreement (the “AMID GP Agreement Amendment”), to provide for, among other things, authorizing the AMID GP Class D Units, along with certain rights and restrictions with respect thereto, as will be more specifically set forth in the AMID GP Agreement Amendment, which shall be in the form attached as Exhibit D hereto;
WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the parties’ willingness to enter into this Agreement, subject to the terms and conditions set forth herein, Holdings LP and the AMID GP Members have entered into an agreement with respect to, among other things, the execution and delivery of the AMID GP Agreement Amendment at Closing by the AMID GP Members (the “GP Side Agreement”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the parties’ willingness to enter into this Agreement, subject to the terms and conditions set forth herein, the Guarantors have entered into an agreement with respect to jointly and severally guaranteeing the performance of the obligations of Holdings LP under Section 5.17 hereof (the “Guarantee”);
WHEREAS, the AMID Board has unanimously approved by the vote of the directors present the execution, delivery and performance by AMID of this Agreement and the Transactions and the AMID Partnership Agreement Amendment, and the members of AMID GP holding the Class A Member Interests (as defined in the AMID GP Agreement) and Class C Member Interests (as defined in the AMID GP Agreement) have approved the execution, delivery and performance of the AMID GP Agreement Amendment;
WHEREAS, concurrently with the execution and delivery of this Agreement, AMID, AMID GP, Southcross Energy Partners, L.P. (“SXE”), Southcross Energy Partners GP, LLC, the general partner of SXE (“SXE GP”), and Cherokee Merger Sub LLC are entering into an Agreement and Plan of Merger (the “SXE Merger Agreement”) providing that, upon the terms and subject to the conditions set forth therein, immediately following the Closing, SXE will merge with and into a wholly owned subsidiary of AMID with SXE as the surviving entity (the “SXE Merger”); and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of AMID’s Series A Preferred Unit Partner and Series C Preferred Unit Partner (each as defined in the AMID Partnership Agreement) has delivered its written consent approving this Agreement, the SXE Merger Agreement, the AMID Partnership Agreement Amendment, and the transactions contemplated hereby and thereby, including the Contribution and the SXE Merger, as required under the AMID Partnership Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

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ARTICLE I
CONTRIBUTION

Section 1.1    Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Holdings LP shall contribute, assign, transfer and convey to AMID, and AMID shall accept from Holdings LP, AMID’s Applicable Percentage of the SXH Holdings Interests, free and clear of all Liens, (ii) Holdings LP shall contribute, assign, transfer and convey to AMID GP, and AMID GP shall accept from Holdings LP, AMID GP’s Applicable Percentage of the SXH Holdings Interests, free and clear of all Liens (clause (i) and clause (ii), together, the “Contribution”) and (iii) AMID GP shall contribute, assign, transfer and convey to AMID, and AMID shall accept from AMID GP, all of the SXH Holdings Interests it received from Holdings LP pursuant to clause (ii), free and clear of all Liens. For administrative purposes only, AMID GP hereby directs Holdings LP to contribute directly to AMID the SXH Holdings Interests that AMID GP is entitled to receive pursuant to clause (ii).

Section 1.2    Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1221 McKinney Street, Houston, Texas 77010 at 9:00 A.M., local time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), provided that such date is no earlier than the later of April 1, 2018 and two Business Days after the final day of the Marketing Period, or at such other place, date and time as Holdings LP and AMID shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Closing shall become effective as of 12:01 a.m., eastern time on the Closing Date (the “Effective Time”).

ARTICLE II
CONSIDERATION

Section 2.1    Consideration. Subject to the adjustments contemplated hereby, AMID shall issue or pay the Consideration as set forth in Section 2.2. Holdings LP, on behalf of itself and its Subsidiaries, hereby acknowledges and approves the cancellation of any SXE Securities held by any of them at the effective time of the SXE Merger without consideration pursuant to Section 2.1(a) of the SXE Merger Agreement.

Section 2.2    Closing Issuances, Payments and Deposits. As part of the Consideration, at the Closing:
(a)    AMID shall:
(i)    issue to Holdings LP, a number of AMID Common Units equal to:

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(A)     the quotient of (x) the sum of (i) $185,697,148, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, plus (iv) the Net Working Capital Adjustment Amount, minus (v) the Estimated Transaction Expenses and (y) the Equity Price applicable to the AMID Common Units;
(B)    minus the Indemnity Escrow Units;
(C)    minus the Adjustment Escrow Units
(the “AMID Common Unit Consideration”) (which shall be in non-certificated book-entry form and rounded to the nearest whole AMID Common Unit);
(ii)    issue to Holdings LP, 4,500,000 AMID Preferred Units (the “AMID Preferred Unit Consideration”) (which shall be in non-certificated book-entry form);
(iii)    issue to Holdings LP options to purchase 4,500,000 AMID Common Units (the “AMID Options”) pursuant to the Option Agreement, in the form attached hereto as Exhibit G (the “AMID Option Agreement”);
(iv)    deposit with the Escrow Agent for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Units issued in the name of the Escrow Agent, as escrow agent under the Escrow Agreement, to be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement and the Escrow Agreement;
(v)    deposit with the Escrow Agent for deposit into the Indemnity Escrow Fund, the Indemnity Escrow Units issued in the name of the Escrow Agent as escrow agent under the Escrow Agreement, to be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement and the Escrow Agreement;
(vi)    on behalf of the Southcross Companies (other than the SXE Companies), as applicable, pay the amount payable to each counterparty or holder of Payoff Indebtedness in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Southcross Companies and any of their Affiliates (other than the SXE Companies) related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;
(vii)    to each payee of Transaction Expenses, pay an amount sufficient to pay the Estimated Transaction Expenses attributable to such payee; and
(viii)    to each payee of SXE Transaction Expenses, pay an amount sufficient to pay the Estimated SXE Transaction Expenses attributable to such payee.
(b)    AMID GP shall issue to Holdings LP 3,000 AMID GP Class D Units (the “AMID GP Class D Unit Consideration”) (which shall be in non-certificated book-entry form).

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(c)    AMID shall increase the capital account balance of AMID GP by an amount equal to the value of the AMID GP Class D Unit Consideration. The parties agree that the AMID GP Class D Unit Consideration has a fair market value of $9,800,000 as of the Closing Date.
(d)    All payments of cash hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.3    Preliminary Settlement Statement.
(a)    Not later than three Business Days prior to the Closing Date, Holdings LP will prepare and deliver to AMID a preliminary settlement statement (the “Preliminary Settlement Statement”), which shall set forth in reasonable detail and accompanied by supporting documentation, (i) Holdings LP’s good faith estimate of (A) Cash (the “Estimated Cash”), (B) the aggregate amount required to repay in full and extinguish the aggregate Indebtedness of the Holdings Companies other than the SXE Companies, which shall be based on the Debt Payoff Letters to the extent applicable to Payoff Indebtedness (the “Estimated Indebtedness”), (C) Net Working Capital (the “Estimated Net Working Capital”), (D) all Transaction Expenses that are accrued or due and remain unpaid, or remain unreimbursed by Holdings LP, or Transaction Expenses that have been paid by any SXE Company (without reimbursement by Holdings LP or any Holdings Company (other than a SXE Company) to an SXE Company) (the “Estimated Transaction Expenses”) and (E) all SXE Transaction Expenses that are accrued or due and remain unpaid, or remain unreimbursed by SXE, or SXE Transaction Expenses that have been paid by Holdings GP, Holdings LP or any Holdings Company (other than an SXE Company) (without reimbursement by an SXE Company to Holdings GP, Holdings LP or any Holdings Company (other than an SXE Company)) (the “Estimated SXE Transaction Expenses”) (with each of Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital, Estimated Transaction Expenses and Estimated SXE Transaction Expenses determined as of 11:59 PM (Central Time) on the day immediately preceding the Closing Date, and, except for Estimated Transaction Expenses and Estimated SXE Transaction Expenses, without giving effect to the Transactions or the SXE Merger Transactions) and (ii) on the basis of the foregoing, a calculation of the AMID Common Unit Consideration. Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital shall be calculated in accordance with GAAP and on a basis consistent with the preparation of the Balance Sheet (provided that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail), subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 2.3(a) (the “Applicable Accounting Principles”).
(b)    The Preliminary Settlement Statement shall be subject to AMID’s approval, which shall not be unreasonably withheld, conditioned or delayed, and the approved Preliminary Settlement Statement shall be used for purposes of determining the amounts paid hereunder on the Closing Date; provided, however, that AMID’s approval of such amounts shall not limit or otherwise affect AMID’s remedies under this Agreement or constitute acknowledgement of AMID of the accuracy thereof. If AMID does not object to the Preliminary Settlement Statement by the opening of business on the Business Day next preceding the Closing Date, then the Preliminary Settlement Statement shall be so deemed approved by AMID.

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Section 2.4    Post-Closing Adjustment of the Consideration.
(a)    Not later than the 90th day following the Closing Date, AMID will prepare and deliver to Holdings LP a statement (the “Post-Closing Statement”) setting forth a calculation of the actual (i) Cash (the “Closing Cash”), (ii) aggregate amount required to repay in full and extinguish the aggregate Indebtedness of the Holdings Companies other than the SXE Companies (the “Closing Indebtedness”), (iii) Net Working Capital (the “Closing Net Working Capital”), (iv) all Transaction Expenses that are accrued or due and remain unpaid, or remain unreimbursed by Holdings LP, or Transaction Expenses that have been paid by any SXE Company (without reimbursement by Holdings LP or any Holdings Company (other than a SXE Company) to an SXE Company) (the “Closing Transaction Expenses”) and (v) all SXE Transaction Expenses that are accrued or due and remain unpaid, or remain unreimbursed by SXE, or SXE Transaction Expenses that have been paid by Holdings GP, Holdings LP or any Holdings Company (other than an SXE Company) (without reimbursement by an SXE Company to Holdings GP, Holdings LP or any Holdings Company (other than an SXE Company)) (“Closing SXE Transaction Expenses”) (with each of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Closing Transaction Expenses and Closing SXE Transaction Expenses, determined as of 11:59 pm on the day immediately preceding the Closing Date and, except for Closing Transaction Expenses and Closing SXE Transaction Expenses, without giving effect to the Transactions or the SXE Merger Transactions). Closing Cash, Closing Indebtedness and Closing Net Working Capital shall be calculated in accordance with the Applicable Accounting Principles. For purposes of clarity, there shall be no duplication of items among the categories of Current Liabilities, Indebtedness, Transaction Expenses and SXE Transaction Expenses. During the 30-day period following the delivery of the Post-Closing Statement, upon reasonable notice, AMID shall provide Holdings LP and its Representatives with reasonable access during normal business hours to the records and employees of AMID and its Affiliates (including SXH Holdings) and shall cause the employees of AMID and its Affiliates (including SXH Holdings) to cooperate in all reasonable respects with Holdings LP in connection with its review of such work papers and other documents and information relating to the calculations set forth on the Post-Closing Statement as Holdings LP shall reasonably request and that are available to AMID and its Affiliates or their Representatives. Not later than the 30th day following receipt of the Post-Closing Statement hereunder, Holdings LP may deliver to AMID a written notice (an “Adjustment Notice”) containing any changes Holdings LP proposes to be made in the Post-Closing Statement. Such Adjustment Notice will describe the nature and amount of any such disagreement in reasonable detail and shall be accompanied by such supporting documentation as is available to Holdings LP. If Holdings LP does not deliver to AMID an Adjustment Notice within such 30-day period, then Holdings LP will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement. If Holdings LP does timely deliver to AMID an Adjustment Notice, then Holdings LP will be deemed to have accepted and agreed to all items in the Post-Closing Statement, other than such matters that are specifically disputed in such Adjustment Notice. AMID and Holdings LP will undertake to agree on the Final Adjustment Amount no later than 30 days after delivery of any Adjustment Notice in accordance with the foregoing.

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(b)    If an Adjustment Notice is timely delivered to AMID in accordance with Section 2.4(a) and the Final Adjustment Amount is mutually agreed upon in writing by Holdings LP and AMID during such 30 day period, then the Final Adjustment Amount as so agreed will be considered conclusive and binding on the parties.
(c)    If an Adjustment Notice is timely delivered to AMID in accordance with Section 2.4(a) and the Final Adjustment Amount is not mutually agreed upon by Holdings LP and AMID during the 30-day period, then Grant Thornton LLP (the “Accounting Firm”) will be engaged by AMID and Holdings LP to resolve any disagreements (the “Unresolved Objections”). If such accounting firm does not agree to serve as the Accounting Firm within 10 days after written request from AMID and Holdings LP to serve, then AMID and Holdings LP will mutually select and engage an alternative internationally recognized independent accounting firm, or if AMID and Holdings LP are unable to agree within 10 days upon such firm or such firm declines to serve as the Accounting Firm, then each will select an internationally recognized independent accounting firm, who will then select a third internationally recognized independent accounting firm, who is independent of the parties, which third firm will then serve as the sole Accounting Firm hereunder. In connection with the engagement of the Accounting Firm, AMID and Holdings LP will execute such engagement, indemnity and other agreements as the Accounting Firm may reasonably require as a condition to such engagement. The Accounting Firm will determine as promptly as practicable, but in any event within the 30 days after the selection of the Accounting Firm and execution and delivery of such engagement, indemnity or other agreements, based solely on (i) a written submission provided by each of AMID and Holdings LP to the Accounting Firm within ten days following the Accounting Firm’s selection (and without independent investigation on the part of the Accounting Firm) and (ii) the terms and provisions of this Agreement, whether the Post-Closing Statement requires adjustment. The Accounting Firm shall be authorized to resolve only the Unresolved Objections, within the range of the difference between AMID’s position with respect thereto and Holdings LP’s position with respect thereto. In resolving the Unresolved Objections, the Accounting Firm will be functioning as an expert and not an arbitrator. AMID and Holdings LP will each bear its own legal fees and other costs of presenting its case to the Accounting Firm. The fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Holdings LP and AMID in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The determination of the Accounting Firm with respect to such dispute will be final, conclusive and binding on the parties. The date on which the Final Adjustment Amount is finally determined in accordance with this Section 2.4 is referred to as the “Determination Date.”
(d)    The Consideration shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Final Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.4, plus (C) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus

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the Estimated Net Working Capital, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.4;
(ii)    If the Final Adjustment Amount is positive, then the AMID Common Unit Consideration shall be adjusted upwards in an amount equal to the Final Adjustment Amount. In such event, within five Business Days of the Determination Date, (A) AMID shall issue to Holdings LP an amount of AMID Common Units equal to the quotient of the Final Adjustment Amount divided by the applicable Equity Price (which shall be in non-certificated book-entry form and rounded to the nearest whole AMID Common Unit) and (B) AMID and Holdings LP shall deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release all AMID Common Units (together with cash from any distributions paid in respect of such AMID Common Units) in the Adjustment Escrow Fund to Holdings LP; and
(iii)    If the Final Adjustment Amount is negative (in which case the “Final Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the AMID Common Unit Consideration shall be adjusted downwards in an amount equal to the Final Adjustment Amount. In such event, within five Business Days of the Determination Date, AMID and Holdings LP shall deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release to AMID out of the Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement the number of AMID Common Units equal to the quotient of the Final Adjustment Amount divided by the applicable Equity Price (rounded to the nearest whole AMID Common Units), together with cash from any distributions paid in respect of such released AMID Common Units. If the number of AMID Common Units in the Adjustment Escrow Fund is insufficient to cover the entire amount payable to AMID pursuant to this Section 2.4(d)(iii), AMID and Holdings LP shall deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release the deficiency to AMID from the General Indemnity Escrow Fund, together with cash from any distributions paid in respect of the AMID Common Units so released from the General Indemnity Escrow Fund. If the number of AMID Common Units in the Adjustment Escrow Fund exceeds the number required to cover the Final Adjustment Amount, AMID and Holdings LP, in the Joint Instruction Letter delivered by AMID and Holdings LP to the Escrow Agent, shall also direct the Escrow Agent, after releasing the Final Adjustment Amount, together with cash from any distributions paid in respect of such released AMID Common Units, to AMID as provided herein, to then release and transfer the remaining AMID Common Units (together with any cash from any distributions paid in respect of such remaining Adjustment Escrow Units) in the Adjustment Escrow Fund to Holdings LP.
(iv)    After Closing, AMID will, or will cause its Subsidiaries to, pay any Transaction Expenses and SXE Transaction Expenses to the extent such Transaction Expenses and SXE Transaction Expenses remain unpaid after Closing and were reflected as Transaction Expenses or SXE Transaction Expenses on the Post-Closing Statement, as finally determined.

Section 2.5    Withholding Tax. AMID shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Holdings LP such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or

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under any provision of applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in AMID Common Units, AMID Preferred Units or AMID GP Class D Units, as applicable). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to Holdings LP in respect of whom such withholding was made. If withholding is taken in AMID Common Units, AMID Preferred Units or AMID GP Class D Units, AMID or AMID GP, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SOUTHCROSS COMPANIES
Except as disclosed in (a) with respect to any representations or warranties that relate to a SXE Company, the SXE SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such SXE SEC Documents under the heading “Risk Factors” or “Forward-Looking Information” or similar heading (other than any historical, factual information contained within such headings, disclosures or statements)) or (b) the Southcross Disclosure Schedule, Holdings LP represents and warrants to AMID, as of the date of this Agreement and as of the Closing, as follows:
Section 3.1    Organization, Standing and Power. Each of the Southcross Companies is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, partnership, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Southcross Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Southcross Material Adverse Effect. Holdings LP has made available to AMID a complete and correct copy of the certificate of incorporation and bylaws or equivalent Organizational Documents, each as amended to date, of each of the Holdings Companies. Such documents are in full force and effect, and none of the Holdings Companies is in material breach or violation of any of the provisions thereof.
Section 3.2    Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Holdings LP or its Affiliates are or will be a party, and the consummation of the Transactions, have been duly and validly authorized by the Holdings GP Board, on behalf of Holdings GP, in its capacity as general partner of Holdings LP, by Holdings Director Approval and by all other necessary action of Holdings GP, Holdings LP and their respective Affiliates, as applicable.

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(b)    This Agreement has been duly executed and delivered by Holdings LP, and, as of the Closing, each of the other Transaction Documents to which Holdings LP or any of its Affiliates, will be a party will be duly executed and delivered by each of Holdings LP and its Affiliates, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons (other than the Southcross Companies) that are party thereto, the legal, valid and binding obligations of Holdings LP and its Affiliates, as applicable, enforceable against Holdings LP and such Affiliates, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).
(c)    Following the Formation Date, the execution, delivery and performance of each of the Transaction Documents to which SXH Holdings will be a party, and the consummation of the Transactions, will have been duly and validly authorized by SXH Holdings. Each of the Transaction Documents to which SXH Holdings will be a party will be duly executed and delivered by SXH Holdings, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto (other than the Southcross Companies), the legal, valid and binding obligations of SXH Holdings, as applicable, enforceable against SXH Holdings in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).
Section 3.3    Capitalization.
(a)    Except as set forth on Southcross Disclosure Schedule 3.3(a), on the Formation Date, the SXH Holdings Interests will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 or 18-804 of the DLLCA) and directly owned by Holdings LP, free and clear of all Liens. From the Formation Date until the Initial Contribution, Holdings LP will be the sole record and beneficial owner of all of the SXH Holdings Interests and no other Equity Interests of SXH Holdings will be authorized, issued or outstanding.
(b)    As of the close of business on October 30, 2017, SXE has no SXE Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 48,614,187 SXE Common Units; (ii) 12,213,713 SXE Subordinated Units; (iii) 18,019,811 SXE Class B Convertible Units; (iv) the SXE Incentive Distribution Rights; and (v) 1,609,137 SXE General Partner Units. As of the close of business on October 30, 2017, 5,325,788 SXE LTIP Units were reserved for issuance under the SXE Equity Plans. Except as set forth on Southcross Disclosure Schedule 3.3(b), all outstanding SXE Common Units, SXE Subordinated Units, SXE Class B Convertible Units, the SXE Incentive Distribution Rights and SXE General Partner Units have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights. Except (A) as set forth above in this Section 3.3(b), (B) as otherwise

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permitted by Section 5.1(a) of this Agreement or Section 5.2(a) of the SXE Merger Agreement or (C) as set forth on Southcross Disclosure Schedule 3.3(b), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any SXE Partnership Interests or other partnership interests, voting securities or other equity interests of SXE issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any SXE Partnership Interests or other partnership interests, voting securities or other equity interests of SXE, including any representing the right to purchase or otherwise receive any of the foregoing or any bond debenture or other indebtedness having the right to vote or convertible, exchangeable or exercisable for securities having the right to vote. None of Holdings LP, Holdings GP nor any holders of Class A-I Units (as defined in the Holdings LP Agreement) holds any SXE Securities (as defined in the SXE Merger Agreement) directly, and as of the Closing, all SXE Securities beneficially owned by Holdings LP or Holdings GP will be held by SXH Holdings or one of its Subsidiaries.
(c)    Southcross Disclosure Schedule 3.3(c)(i) sets forth, for each Holdings Company (excluding SXH Holdings), the Southcross Companies that are record and beneficial holders of its outstanding membership interests, limited partnership interests or other Equity Interests, and the amount and type of Equity Interests owned or held by such record and beneficial holders. All of the outstanding membership interests, limited partnership interests or other Equity Interests of each such Holdings Company (including the SXH Holdings Interests after the Formation Date) have been duly authorized and validly issued, are fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 or 18-804 of the DLLCA, Sections 17-303, 17-607 or 18-704 of the DRULPA, or Sections 101.114, 101.153, 101.206, 153.102, 153.112, 153.202 and 153.210 of the TBOC) and, except as set forth on Southcross Disclosure Schedule 3.3(c)(ii), are owned by Holdings LP, directly or indirectly, free and clear of all Liens.
(d)    Except as set forth in Southcross Disclosure Schedule 3.3(d) or in the Organizational Documents of the Holdings Companies, there are not any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Equity Interests of any Holdings Company nor is any Holdings Company under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in any Person. All of the membership interests, limited partnership interests or other Equity Interests of each Holdings Company have been issued by the Holdings Companies in compliance with all applicable federal and state securities laws. No membership interests, limited partnership interests or other Equity Interests of the Holdings Companies have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, their respective Organizational Documents or any contract to which any of the Holdings Companies is a party or by which any of the Holdings Companies is bound. Except as set forth on Southcross Disclosure Schedule 3.3(d) and in the Organizational Documents of the Holdings Companies, none of the Equity Interests of the Holdings Companies are subject to any voting trust, member or partnership agreement or voting agreement or other agreement to which a Holdings Company or Holdings LP is a party with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Interests of the Holdings Companies.

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Section 3.4    No Conflict. Except as set forth in Southcross Disclosure Schedule 3.4, assuming receipt of the Southcross Required Governmental Authorizations, the execution and delivery of this Agreement by Holdings LP and, as of the Closing, the other Transaction Documents by Holdings LP and any other Holdings Company that is or will be party thereto and the performance by Holdings LP and any other Holdings Company of their respective obligations hereunder and thereunder, will not result in (a) any conflict with the Organizational Documents of any Southcross Company, (b) any breach or violation of or default (or an event that, with notice or lapse of time or both, would become a default) under, or constitute or give rise to a termination or right of termination, amendment, modification, acceleration or cancellation of any Southcross Material Contract, (c) a violation of, conflict with or default under any Law or Permit to which any Southcross Company is subject or by which any of the properties or assets of the Southcross Companies are bound, (d) the creation in any Person of the right to allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect the rights of the Southcross Companies or (e) any Liens on the assets of the Southcross Companies (other than Permitted Liens), except, in the case of each of the foregoing clauses (b), (c) or (d) as would not, individually or in the aggregate, be material to the Holdings Companies taken as a whole.
Section 3.5    Governmental Authorizations. Except (a) as set forth on Southcross Disclosure Schedule 3.5 or (b) filings required under, and compliance with other applicable requirements of, the HSR Act (collectively, the “Southcross Required Governmental Authorizations”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority by Holdings LP or any of its Affiliates are necessary for the execution, delivery and performance of this Agreement by Holdings LP, and the consummation by Holdings LP of the Transactions, other than such other consents, waivers or approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, or the ability of Holdings LP to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.
Section 3.6    Financial Statements; Undisclosed Liabilities.
(a)    SXE has filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since December 31, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SXE SEC Documents”). The SXE SEC Documents, as of their respective effective dates (in the case of the SXE SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SXE SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SXE SEC Documents, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there

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are no outstanding or unresolved comments received from the SEC staff with respect to the SXE SEC Documents. To the Knowledge of Holdings LP, none of the SXE SEC Documents is the subject of ongoing SEC review or investigation.
(b)    The audited consolidated balance sheet of Holdings LP and its consolidated subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, partners’ capital and noncontrolling interests, and cash flows for the years then ended (collectively, the “Audited Financial Statements”) and the unaudited consolidated balance sheet of Holdings LP and its consolidated subsidiaries as of June 30, 2017 (the “Balance Sheet”), the related consolidated statements of operations, partners’ capital and noncontrolling interests, and cash flows for the period then ended (“Interim Financial Statements”) have been made available to AMID, and have been prepared in accordance with the books and records of Holdings LP and its consolidated subsidiaries and GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Holdings LP and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity of Holdings LP for the periods then ended.
(c)    Except (i) as reflected or otherwise reserved against on the Balance Sheet as of June 30, 2017 (the “Balance Sheet Date”) (including the notes thereto) that has been made available to AMID, (ii) for debts, liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business, (iii) for debts, liabilities and obligations that are not individually or in the aggregate material to the Southcross Companies taken as a whole, and (iv) as set forth on Southcross Disclosure Schedule 3.6(c), none of the Holdings Companies has any liabilities or obligations of any nature (whether or not accrued or contingent or otherwise, whether known or unknown, and whether or not required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Holdings Companies prepared in accordance with GAAP or the notes thereto).
Section 3.7    Absence of Certain Changes or Events.
(a)    Since the Balance Sheet Date, there has not been a Southcross Material Adverse Effect.
(b)    Since the Balance Sheet Date, (i) except for this Agreement, the SXE Merger Agreement, the Transactions and the SXE Merger Transactions, the Southcross Companies have conducted and operated their respective businesses in all material respects in the Ordinary Course of Business and (ii) none of the Southcross Companies has taken any action described in Section 5.1(a) that, if taken after the date of this Agreement and prior to the Closing Date without the prior written consent of AMID, would breach or violate such provision.
Section 3.8    Legal Proceedings. Except as set forth on Southcross Disclosure Schedule 3.8(a), there are no Legal Proceedings pending, or, to the Knowledge of Holdings LP, threatened, against or involving any Southcross Company that (a) individually or in the aggregate, challenge the validity or enforceability of the obligations of Holdings LP in this Agreement, (b) seek to, or would reasonably be expected to, prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Holdings LP of the Transactions or (c) are

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otherwise, individually or in the aggregate, material to the Holdings Companies. Except as set forth on Southcross Disclosure Schedule 3.8(b), there are no outstanding or unsatisfied orders, judgments or decrees against any Holdings Company.
Section 3.9    Compliance with Laws; Permits.
(a)    Except as set forth on Southcross Disclosure Schedule 3.9(a), the Holdings Companies are, and since September 30, 2014 have been, in compliance in all material respects with and are not in material default under or in material violation of any applicable Laws.
(b)    The Holdings Companies are in possession of all Permits necessary for the Holdings Companies to own, lease and operate their properties and assets or to carry on their businesses in all material respects as they are now being conducted (the “Southcross Permits”). All Southcross Permits are in full force and effect and, except as set forth on Southcross Disclosure Schedule 3.5, will continue to be in full force and effect on materially identical terms immediately following the Closing. No suspension or cancellation of any of the Southcross Permits is pending or, to the Knowledge of Holdings LP, threatened. The Holdings Companies are not, and since September 30, 2014 have not been, in violation or breach of, or default under, any Southcross Permit in any material respect.
Section 3.10    Tax Matters. Except as set forth on Southcross Disclosure Schedule 3.10:
(a)    All Tax Returns that were required to be filed by or with respect to the Holdings Companies and the assets and operations of the Holdings Companies have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, accurate and complete in all material respects. All items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included. All Taxes owed by or with respect to the Holdings Companies, and the assets and operations of the Holdings Companies that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established.
(b)    There are no audits, examinations, investigations or other Legal Proceedings pending or threatened with respect to Taxes or with respect to any Tax Return of or with respect to the Holdings Companies, and the assets and operations of the Holdings Companies.
(c)    All amounts required to be collected or withheld by the Holdings Companies with respect to Taxes have been timely collected or withheld and any such amounts that are required to have been remitted to any Taxing authority have been timely remitted.
(d)    There are no waivers or extensions of any applicable statutes of limitations for the collection of any Taxes or any due date for the filing of any Tax Return, with respect to any Holdings Companies, or the assets and operations of any Holdings Companies.
(e)    There are no Liens for Taxes upon the assets of the Holdings Companies, except for Permitted Liens.

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(f)    No assessment, deficiency or adjustment in respect of Taxes has been proposed, asserted, assessed or threatened in writing by any Tax authority against the Holdings Companies or the assets and operations of the Holdings Companies.
(g)    No written claim has been made by any Tax authority in a jurisdiction where a Holdings Company does not pay Tax or file Tax Returns that such entity is or may be subject to Tax currently in such jurisdiction, nor has any assertion been threatened or proposed in writing.
(h)    None of the Holdings Companies will be required to include any amount in income for any taxable period as a result of a change in accounting method for any Pre-Closing Tax Period (other than a Straddle Period) or pursuant to any agreement with any Tax authority with respect to any such taxable period.
(i)    None of the Holdings Companies is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Holdings Companies pursuant to any such agreement or arrangement or any Tax indemnification agreement.
(j)    None of the Holdings Companies has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than another Southcross Company), as a transferee or successor, by contract, or otherwise.
(k)    None of the Holdings Companies has entered into any agreement or arrangement with any Tax authority that requires it to take any action or refrain from taking any action with respect to Taxes.
(l)    None of the Holdings Companies has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(m)    None of the Holdings Companies has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code.
(n)    Each of the Holdings Companies that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code.
(o)    Holdings LP is not a “foreign person” within the meaning of Section 1445 of the Code.
(p)    SXE is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and each of the other Holdings Companies is either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b).

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(q)    At least 90% of the aggregate gross income of (i) SXE for each taxable year since its formation has been and will be, and (ii) the Holdings Companies in the taxable year of the Closing will be from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.
(r)    None of the Holdings Companies has any material Section 197 intangibles within the meaning of Section 197 of the Code that would be subject to the anti-churning rules of Section 197(f)(9) of the Code.
Section 3.11    Employee Benefits.
(a)    Southcross Disclosure Schedule 3.11(a) lists all Southcross Benefit Plans and separately identifies the sponsor of each such plan.
(b)    With respect to each Southcross Benefit Plan, the Southcross Companies have made available to AMID accurate, current and complete copies of each of the following, to the extent applicable: (i) a true, correct, and complete copy of each such plan that is written and all amendments thereto; (ii) a written summary of all material plan terms of each such plan that is unwritten; (iii) employee handbooks and any other material written communications for each such plan; (iv) all required and applicable summary plan descriptions, summaries of material modifications, (v) the most recent Forms 5500 with schedules and financial statements attached, actuarial valuations and reports, and nondiscrimination tests; and (vi) all material written notices, letters and other correspondence received since September 30, 2014, from and to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the plan, including for each Southcross Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent applicable determination, advisory or opinion letter from the Internal Revenue Service.
(c)    None of the Holdings Companies, or any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of the Holdings Companies, or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or could have) any other current or contingent liability with respect to any Multiemployer Plan. None of the Holdings Companies, or any of their respective ERISA Affiliates, has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or could have) any current or contingent liability with respect to (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a multiple employer plan as described in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA. No Holdings Company provides or has any obligation to provide post-employment welfare benefits except to the extent required by Section 4980B of the Code. No Southcross Holdings or any ERISA Affiliate thereof has any liability (whether actual, contingent or otherwise) on account of a violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code. No Southcross Benefit Plan is subject to the law of any jurisdiction other than the United States or its political subdivisions.

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(d)    No Legal Proceeding is pending or, to the Knowledge of Holdings LP, threatened (i) with respect to any Southcross Benefit Plan other than claims for benefits in the Ordinary Course of Business, (ii) alleging any breach of the material terms of any Southcross Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such Southcross Benefit Plan. No Southcross Benefit Plan has been involved in any non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code.
(e)    Except as set forth on Southcross Disclosure Schedule 3.11(e), each Southcross Benefit Plan has been maintained, operated, funded and administered at all times in compliance in all material respects with its terms and with applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care Act.
(f)    Each Southcross Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a master/prototype plan or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the master/prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause (i) the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion or advisory letter from the IRS, as applicable, or (ii) the loss or denial of such qualification under Section 401(a) of the Code or the tax exempt status of the trust.
(g)    Except as set forth on Southcross Disclosure Schedule 3.11(g), with respect to any Southcross Benefit Plan, all contributions, premiums and other payments due from any Holdings Company required by Law or any Southcross Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.
(h)    Each Southcross Benefit Plan subject to Section 409A of the Code has materially complied in form and operation at all times with the requirements of Section 409A of the Code as in effect from time-to-time. No Holdings Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
(i)    Except as set forth on Southcross Disclosure Schedule 3.11(i), the consummation of the Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, consultant or independent contractor of any Holdings Company to any severance pay, retention bonuses, parachute payments, non-competition payments, or other compensation or benefits, (ii) accelerate the time of payment, vesting, or funding, or increase the amount of any compensation or benefit due with respect to any such employee, director, consultant, independent contractor or officer, (iii) result in any forgiveness of Indebtedness or obligation to fund benefits with respect to any such employee, director, consultant, independent contractor or officer, or (iv) limit or restrict the right of the applicable Holdings Company to merge, amend or terminate any Benefit Plan.

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(j)    The consummation of the Transactions will not, either alone or in combination with any other event, result in any amount failing to be deductible by reason of Section 280G of the Code.
(k)    Each individual who is classified by a Holdings Company as an independent contractor has been properly classified for purposes of eligibility, participation and benefit accrual under each Southcross Benefit Plan.
Section 3.12    Labor Matters.
(a)    Concurrently with the execution hereof, Holdings LP is delivering to AMID the Confidential Disclosure Letter which sets forth, with respect to each employee of any Holdings Company as of October 12, 2017, (i) his or her name; (ii) employing entity; (iii) his or her title or position; (iv) status as exempt or non-exempt under the Fair Labor Standards Act, as amended; (v) primary location of employment; (vi) his or her hourly wage rate or annualized base salary, as applicable; (vii) a description of commission, bonus or other incentive based compensation arrangement applicable to such employee, including the target payment amount for the current year and (viii) whether such person is full-time or part-time.
(b)    None of the employees of the Holdings Companies is represented in his or her capacity as an employee of a Holdings Company by any labor organization. None of the Holdings Companies has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of the Holdings Companies, nor has any of the Holdings Companies entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of the Holdings Companies.
(c)    Except as set forth on Southcross Disclosure Schedule 3.12, since September 30, 2014, none of the Holdings Companies has received notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Holdings Companies with respect to such matters and, to the Knowledge of Holdings LP, no such investigation is in progress. (i) There are no (and have not been since September 30, 2014) strikes, coordinated work slowdown, stoppages or lockouts with respect to any employees of the Holdings Companies, (ii) to the Knowledge of Holdings LP, there is no (and has not been since September 30, 2014) union organizing effort pending or threatened against any Holdings Company, (iii) there is no (and has not been since September 30, 2014) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Holdings LP, threatened against any Holdings Company and (iv) there is no (and has not been since September 30, 2014) slowdown, or work stoppage in effect or, to the Knowledge of Holdings LP, threatened with respect to any employees of any Southcross Company. Except as set forth on Southcross Disclosure Schedule 3.12, the Holdings Companies are, and since September 30, 2014 have been, in material compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors), equal employment opportunity, disability, immigration, collective bargaining,

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contractors and temporary employees, other employment terms and conditions and plant closings and layoffs.
Section 3.13    Environmental Matters. Except as set forth on Southcross Disclosure Schedule 3.13, (a) each of the Holdings Companies is, and, since September 30, 2014, has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) no Holdings Company has handled, treated or recycled Hazardous Substances, and there has been no release of any Hazardous Substance at, on, about, under, from, to, within, or migrating to or from (i) any property now owned, leased, operated or controlled by any Holdings Company or any of their predecessors, (ii) to the Knowledge of Holdings LP, any property formerly owned, leased, operated or controlled by any Holdings Company or any of their predecessors, or (iii) any property to which any Holdings Company or any of their predecessors has sent waste for disposal in each case under clauses (b)(i)-(iii) in any manner that would reasonably be expected to give rise to any Holdings Company incurring any (A) investigatory or remedial obligations pursuant to Environmental Laws or (B) written claims, notices of noncompliance or violation, or Legal Proceedings before any Governmental Authority alleging any violation of any applicable Environmental Laws, (c) no Holdings Company has transported Hazardous Substances in a manner that would reasonably be expected to give rise to any Holdings Company incurring any written claims, notices of noncompliance or violation, or Legal Proceedings before any Governmental Authority alleging any violation of any applicable Environmental Laws, (d) there are no Legal Proceedings pending or, to the Knowledge of Holdings LP, threatened against any Holdings Company alleging noncompliance with or liability under, any Environmental Law, (e) to the Knowledge of Holdings LP, none of the Holdings Companies is actually, contingently, potentially or allegedly liable for any release of, threatened release of or contamination by Hazardous Substances or otherwise under any Environmental Law, (f) since September 30, 2014, none of the Holdings Companies has received any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that any of the Holdings Companies has any liability under any Environmental Law or is not in compliance with any Environmental Law and (g) the Holdings Companies have delivered to, or have otherwise made available for inspection by, AMID, all third party written reports of environmental investigations, studies, audits and tests in the possession, control or custody of the Holdings Companies, prepared since September 30, 2014, and relating to (i) environmental conditions at any facility or property owned, leased, operated or controlled by any Holdings Company or any of their predecessors, (ii) any property to which any Holdings Company or any of their respective predecessors have sent waste for disposal, or (iii) any unresolved environmental liability of any Holdings Company, and (g) except as disclosed in Southcross Disclosure Schedule 3.13(g), no Holdings Company has operated any underground storage tanks at any property that such entity has at any time owned, leased, operated or controlled except in compliance with Environmental Laws.
Section 3.14    Material Contracts.
(a)    Southcross Disclosure Schedule 3.14(a) contains a true and complete listing of the following contracts to which a Holdings Company is a party or to which a Holdings Company

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or any of their respective assets is bound as of the date hereof (each contract that is described in this Section 3.14(a) being a “Southcross Material Contract”):
(i)    any gathering contract, transportation contract, connection contract, processing contract, storage contract, marketing contract or services contract, in each case which Holdings LP reasonably expects to result in future payments by or to any Holdings Company, either annually or in the aggregate, of more than $2,000,000; provided, however, this does not include contracts (A) with a primary term of six months or less or (B) that can be terminated without penalty or future payment (other than previously accrued payment obligations) on less than 90 days’ notice;
(ii)    any contract relating to or evidencing Indebtedness (excluding the items listed in (g) of the definition of Indebtedness);
(iii)    any contract pursuant to which any of the Holdings Companies have made any outstanding loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person (not including knock-for-knock indemnities or other similar liabilities or obligations), including take-or-pay contracts or keep-whole agreements (which for avoidance of doubt shall not include NAESBs or the related transaction confirmations);
(iv)    any contract with any Governmental Authority (excluding any rights-of-ways, easements or similar contracts or Permits);
(v)    any contract with any Related Party of a Holdings Company (including, for the avoidance of doubt, any contract between any SXE Company and another Southcross Company that is not a SXE Company, but not including contracts between SXE Companies);
(vi)    any (A) employment contract that involves an aggregate future or potential liability in excess of $250,000 or (B) consulting contract that involves an aggregate future or potential liability in excess of $250,000, and that cannot be terminated without penalty or future payment (other than previously accrued payment obligations that are less than $250,000) and without more than 90 days’ notice;
(vii)    any contract that limits, or purports to limit, the ability of any of the Holdings Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Holdings Companies to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status;
(viii)    any contract pursuant to which any of the Holdings Companies is (A) the lessee of any Leased Real Property or the lessor of any Real Property or (B) the lessee or lessor of any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $500,000, and that cannot be terminated without penalty or future payment (other than previously accrued payment obligations that are less than $500,000) and without more than 90 days’ notice;

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(ix)    any (A) pending contract for the sale or purchase of any Real Property or (B) any contracts for the sale or purchase of any Real Property entered into since September 30, 2014 and for which there are surviving obligations owed by any Holdings Company to another Person;
(x)    any (A) joint venture or partnership contract between or among such joint venture partners relating to the joint venture or partnership (not including any Organization Documents thereof) or any (B) merger, asset or stock purchase or divestiture contract relating to the acquisition or disposition of all or substantially all the assets of any operating business (or business division) or a majority of the capital stock or other controlling interest of any other Person, in which there are surviving obligations of a Holdings Company owed to any Person;
(xi)    any contract with any labor union or providing for benefits under any Southcross Benefit Plan;
(xii)    any contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of the Holdings Companies;
(xiii)    any contract relating to settlement of any Legal Proceedings entered into since September 30, 2014, for settlement amounts in excess of $250,000 (excluding settlements paid by insurance);
(xiv)    any contract that results in any Person holding a power of attorney from any of the Holdings Companies that relates to any of the Holdings Companies or any of their respective businesses;
(xv)    any contract with a Material Customer (as defined in Section 3.20(a)) that Holdings LP reasonably expects to result in future payments by or to any Holdings Company, either annually or in the aggregate, of more than $500,000;
(xvi)    any contract with a Material Supplier (as defined in Section 3.20(b)) that has a term greater than six months and cannot be cancelled by the Holdings Companies without penalty or further payment (other than previously accrued payment obligations that are less than $500,000) and without more than 90-days’ notice;
(xvii)    any transaction confirmation associated with a NAESB base contract for the purchase or sale of natural gas or natural gas liquids that had an initial term of twelve months or more and has remaining term after March 1, 2018; and
(xviii)    any contract, other than gathering contracts, transportation contracts, connection contracts, processing contracts, storage contracts, marketing contracts, services contracts or NAESB base contracts (and related transaction confirmations), that does not meet the definitions set forth in clauses (i) through (xvii) above, whether or not made in the Ordinary Course of Business, that (A) Holdings LP reasonably expects to result in a future or potential liability or receivable, as

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the case may be, in excess of $500,000 on an annual basis or in excess of $1,000,000 over the current contract term, and has a term greater than one year and cannot be cancelled by the Holdings Companies without penalty or further payment (other than previously accrued payment obligations that are less than $500,000) and without more than 90-days’ notice, or (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Southcross Companies, taken as a whole.
(b)    Except as disclosed on Southcross Disclosure Schedule 3.14(b), (i) each Southcross Material Contract is valid and binding on the applicable Holdings Company and is in full force and effect; (ii) none of the Southcross Companies has received written notice of, or to the Knowledge of Holdings LP, knows of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of any Holdings Company under any such Southcross Material Contract; and (iii) to the Knowledge of Holdings LP, as of the date of this Agreement no other party to any Southcross Material Contract is in breach or default thereunder, nor to the Knowledge of Holdings LP, does any condition exist that, with notice or lapse of time or both, would constitute a breach or default by any such other party thereunder, except with respect to the foregoing clause (ii) or (iii), for such breaches or defaults that would not have a Southcross Material Adverse Effect. None of the Holdings Companies, nor to the Knowledge of Holdings LP, any other contracting party, is seeking to renegotiate any Southcross Material Contract. Holdings LP has delivered or made available to AMID true and complete copies of all Material Contracts including any amendments thereto.
Section 3.15    Property.
(a)    Each Holdings Company (i) owns and has good and valid fee simple title to all of its fee owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) (“Real Property”), sufficient to conduct the Business in all material respects as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens and Liens set forth on Southcross Disclosure Schedule 3.15(a)(i)) and (ii) except as set forth on Southcross Disclosure Schedule 3.15(a)(ii) does not currently lease any parcel or any portion of any parcel of any Real Property to any other Person. Southcross Disclosure Schedule 3.15(a)(iii) sets forth a complete list of all Real Property, together with a true, correct and accurate description of the applicable vesting deed for such Real Property. Other than the Real Property set forth on Southcross Disclosure Schedule 3.15(a)(iii), the Leased Real Property set forth on Southcross Disclosure Schedule 3.15(b)(i), or the conveyances set forth on Southcross Disclosure Schedule 3.15(a)(iv), none of the Holdings Companies has owned any Real Property or ground leased from any Person any real property, since September 30, 2014.
(b)    Except as set forth on Southcross Disclosure Schedule 3.15(b)(i), each Holdings Company has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) (the “Leased Real Property”), sufficient to conduct the Business in all material respects as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens). Southcross Disclosure Schedule 3.15(b)(ii) sets forth a true, correct and accurate list of each lease of Leased Real Property. Holdings LP has made available to AMID true and complete copies of each lease agreement relating to the Leased Real Property. Except as set forth on Schedule

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3.15(b)(iii), there is not any current sublease or assignment entered into by the Holdings Companies in respect of the Leased Real Property or any portion thereof. The Leases relating to the Leased Real Property are in full force and effect and no Holdings Company is in breach of or default under any material respect, or has provided or received any written notice of any intention to terminate, any lease.
(c)    There are no condemnation, expropriation or other proceedings with eminent domain pending or, to the Knowledge of Holdings LP, threatened, with respect to any Real Property or Leased Real Property.
(d)    Each of the Holdings Companies has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are sufficient to conduct its businesses in all material respects as currently conducted. Each of the Holdings Companies has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) in all material respects and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.
Section 3.16    Intellectual Property.
(a)    A Holdings Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Holdings Company Intellectual Property”) used in their respective businesses as currently conducted. (i) There are no pending or, to the Knowledge of Holdings LP, threatened claims by any Person alleging infringement or misappropriation by any Holdings Company of such Person’s intellectual property, (ii) the conduct of the business of the Holdings Companies does not infringe or misappropriate any intellectual property rights of any Person, (iii) no Holdings Company has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Holdings Company Intellectual Property, and (iv) no Person is infringing or misappropriating any Holdings Company Intellectual Property.
(b)    The Holdings Companies have taken commercially reasonable steps and implemented commercially reasonable safeguards intended to cause the computer, information technology and data processing systems, facilities and services owned or controlled by the Holdings Companies and used by any of the Holdings Companies in connection with the conduct of its Business (“Systems”) to be secure from unauthorized access and free from any material defects, disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Since September 30, 2014, there has been no failure, breakdown

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or continued substandard performance of any Systems that has caused a disruption or interruption in or to any use of the Systems or the conduct of the Business, except where such failure, breakdown or substandard performance was not material to the Business. The Holdings Companies have implemented and maintained security, backup and disaster recovery policies, procedures and systems with respect to the Business consistent with generally accepted industry standards.
Section 3.17    Insurance.
(a)    The Holdings Companies maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the Business (“Holdings Insurance Policies”). Except as set forth on Southcross Disclosure Schedule 3.17(a), all Holdings Insurance Policies are in full force and effect and will remain in full force and effect immediately following the Closing. All premiums with respect thereto have been paid to the extent due. Except as set forth on Southcross Disclosure Schedule 3.17(a), since September 30, 2014, none of the Southcross Companies has received any notice of, nor to the Knowledge of Holdings LP is there threatened, any cancellation, reduction of coverage material premium increases or non-renewal with respect to any Holdings Insurance Policy. All Holdings Insurance Policies provide adequate coverage for the risks incident to the operations and assets of the Holdings Companies, and the types and amounts of coverage provided thereby are customary in the context of the Business.
(b)    Except as set forth on Schedule 3.17(b), none of the Southcross Companies has received any written notice under any Holdings Insurance Policy that denies coverage or reserves rights with respect to the Special Indemnity Matter specified in clause (ii)(b) of the definition thereof that remains unresolved and would reduce or deny insurance recoveries in respect thereof in excess of $20 million individually or in the aggregate.
Section 3.18    Affiliate Interests and Transactions. Except as set forth on Southcross Disclosure Schedule 3.18, and except for the Transaction Documents and those contracts that will be released, discharged or terminated prior to the Closing or as of the Closing and reflected in the Post-Closing Statement, no Related Party of any Holdings Company (which does not include other Holdings Companies): (a) is presently a party to any contract to which any Holdings Company is party or to which any Holdings Company or their respective assets are bound, (b) owns any interest in any of the assets of a Holdings Company or (c) provides any services (other than employee, director and officer services) to or facilities for use by a Holdings Company.
Section 3.19    Title to, Sufficiency and Condition of Assets.
(a)    The Southcross Companies have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the Ordinary Course of Business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the Ordinary Course of Business. The assets owned or leased by the Southcross Companies constitute all of the assets necessary for the Southcross Companies to carry on their respective Businesses in all material respects as currently conducted. Except as set forth on Southcross Disclosure Schedule 3.19(a), none of the assets owned or leased by the Southcross Companies is subject to any Lien, other than the Permitted Liens.

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(b)    Except as set forth on Southcross Disclosure Schedule 3.19(b), all tangible assets owned or leased by the Southcross Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 3.20    Customers and Suppliers.
(a)    Southcross Disclosure Schedule 3.20(a) sets forth a true and complete list of (i) the top twenty customers of the Holdings Companies based on revenue of the Holdings Companies as set forth on Southcross Disclosure Schedule 3.20(a), each for the 12-month period ended September 30, 2017 and the amount for which each such customer was invoiced during such period and (ii) the top twenty customers of the Holdings Companies based on gathered volume as set forth on Southcross Disclosure Schedule 3.20(a), each for the 12-month period ended September 30, 2017 and the amount of gathered volume with respect each such customer was invoiced during such period (collectively, the “Material Customers”). Holdings LP has not received any notice or has any reason to believe that any of such Material Customers (excluding any Material Customers that have month-to-month contracts with the Holdings Companies) (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Holdings Companies or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Holdings Companies.
(b)    Southcross Disclosure Schedule 3.20(b) sets forth a true and complete list of (i) the suppliers of the Holdings Companies (other than law firms, accounting and audit firms, insurers, financial advisers or employee benefits administrators, and other than suppliers of natural gas or NGLs) with which the Holdings Companies have made expenditures greater than $500,000 as set forth on Southcross Disclosure Schedule 3.20(b), each for the 12-month period ended September 30, 2017, from which the Holdings Companies ordered products or services with an aggregate purchase price for each such supplier and (ii) the amount for which each such supplier invoiced the Holdings Companies during such period (the “Material Suppliers”). Holdings LP has not received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Material Supplier (excluding any Material Suppliers that have month-to-month contracts with the Holdings Companies), or that any such Material Supplier will not sell supplies or services to any of the Holdings Companies at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Holdings Companies, subject to general and customary price increases.
(c)    Since September 30, 2014 each of the Holdings Companies, has engaged in and accounted for all revenue, pricing, sales, receivables and payables practices in accordance with GAAP and otherwise in the Ordinary Course of Business and otherwise in the Ordinary Course of Business and has not engaged in (i) any trade loading practices or any other promotional, sales, rebate or discount activity with any customers, registrars, reseller or other distributors with the effect of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice that would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past

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practice) to be made in post-Closing periods, (iii) any practice that would have the effect of postponing to post-Closing periods payments by the Holding Companies that would otherwise be expected (based on past practice) to be made revenue activity, in each case in this clause (A) in any manner outside the Ordinary Course of Business in pre-Closing periods or (B) any other promotional, sales, rebate or discount activity or deferred revenue activity in each case in this clause (C), in any manner outside the Ordinary Course of Business.
Section 3.21    Brokers and Other Advisors. Except for the financial advisors set forth on Southcross Disclosure Schedule 3.21, the fees and expenses of which will constitute Transaction Expenses or SXE Transaction Expenses and be paid at Closing, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions or SXE Merger Transactions based on arrangements made by or on behalf of any Southcross Company.
Section 3.22    Investment Representation.
(a)    Holdings LP is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Holdings LP is acquiring the AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options hereunder for its own account with the present intention of holding such AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options for investment purposes and not with a view to, or for sale in connection with, any distribution.
(b)    Holdings LP acknowledges that it can bear the economic risk of its investment in such AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options.
(c)    Holdings LP acknowledges that such AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that such AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations, such AMID Common Units, AMID Preferred Units, AMID GP Class D Units and AMID Options cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE AMID ENTITIES
Except as disclosed in (a) with respect to any representations and warranties that relate to AMID, the AMID SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such AMID SEC Documents under the heading “Risk Factors” or “Forward-Looking Information” or similar heading

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(other than any historical, factual information contained within such headings, disclosures or statements)) or (b) the AMID Disclosure Schedule, the AMID Entities, jointly and severally, represent and warrant to Holdings LP as of the date of this Agreement and as of the Closing as follows:
Section 4.1    Status of AMID. AMID is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware. AMID GP is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each of the AMID Entities has all requisite limited partnership or limited liability company power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it will be a party as of the Closing, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to own, lease and operate its properties and assets and carry on its business as it is now being conducted. Each of the AMID Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, would not individually or in the aggregate, have an AMID Material Adverse Effect. The AMID Entities have made available to Holdings LP a complete and correct copy of the Organizational Documents, each as amended to date, of each of the AMID Entities.
Section 4.2    Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the AMID Entities or any of their Affiliates are or will be a party, and the consummation of the Transactions, have been duly and validly authorized by the AMID Board (other than the execution, delivery and performance of the AMID GP Agreement Amendment, which has been approved by the requisite approval of the members of AMID GP holding Class A Member Interests (as defined in the AMID GP Agreement) and Class C Member Interests (as defined in the AMID GP Agreement) as required under the AMID GP Agreement, and not by the AMID Board as approval by the AMID Board is not required) and all other necessary action of the AMID Entities or such Affiliates, as applicable.
(b)    This Agreement has been duly executed and delivered by the AMID Entities, and, as of the Closing, each of the other Transaction Documents to which either of the AMID Entities or any of their Affiliates, will be a party will be duly executed and delivered by each of the AMID Entities and such applicable Affiliate(s), and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the legal, valid and binding obligations of the AMID Entities and such Affiliates, as applicable, enforceable against the AMID Entities and such Affiliates, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

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Section 4.3    Capitalization.
(a)    AMID Disclosure Schedule 4.3(a)(i) sets forth, for AMID and as of October 27, 2017, the amount of all of its authorized membership interests, limited partnership interests or other Equity Interests, the amount of its outstanding membership interests, limited partnership interests or other Equity Interests, and includes the number of Equity Interests that were issuable pursuant to employee and director equity plans of AMID (“AMID Equity Plans”) as of October 27, 2017, including the number of AMID Equity Interests that were subject to outstanding awards under the AMID Equity Plans as of such date. There are no issued and outstanding Series B Units (as defined in the AMID Partnership Agreement) or Series D Units (as defined in the AMID Partnership Agreement). AMID Disclosure Schedule 4.3(a)(ii) sets forth, for AMID GP and as of the Execution Date the amount of its authorized membership interests or other Equity Interests, the amount of its outstanding membership interests or other Equity Interests, together with the record and beneficial holders of its outstanding membership interests or other Equity Interests, and includes the number of AMID GP Equity Interests that were issuable pursuant to employee and director equity plans of AMID GP, including the number of Equity Interests that were subject to outstanding awards under the employee and director equity plans of AMID GP. All of the outstanding membership interests, limited partnership interests or other Equity Interests of each of the AMID Entities have been duly authorized and validly issued, are fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 or 18-804 of the DLLCA or Sections 17-303, 17-607 or 18-704 of the DRULPA).
(b)    When issued to Holdings LP in accordance with this Agreement, the AMID Common Units, AMID Preferred Units and AMID GP Class D Units constituting the AMID Common Unit Consideration, AMID Preferred Unit Consideration and AMID GP Class D Unit Consideration, respectively, will be duly authorized in accordance with the Organizational Documents of AMID Entities and will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 or 18-804 of the DLLCA or Sections 17-303, 17-607 or 18-704 of the DRULPA), and will be free and clear of all Liens, except for Liens contained in the AMID Entities’ Organizational Documents. When issued in accordance with the AMID Option Agreement, the AMID Options will be duly authorized in accordance with the Organizational Documents of AMID Entities and will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 or 18-804 of the DLLCA or Sections 17-303, 17-607 or 18-704 of the DRULPA), and will be free and clear of all Liens, except for Liens contained in the AMID Entities’ Organizational Documents.
(c)    Except as set forth in AMID Disclosure Schedule 4.3(a)(i), as of October 27, 2017 there were not any AMID Partnership Interests or other limited partnership interests, voting securities or other Equity Interests of AMID issued and outstanding, or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Equity Interests of AMID, including any representing the right to purchase or otherwise receive any of the foregoing or any bond, debenture or other indebtedness having the right to vote or convertible, exchangeable or exercisable for securities having the right to vote. Except as set forth in AMID Disclosure Schedule 4.3(a)(ii), (i) as of the Execution Date there were not any Equity Interests of AMID GP issued and outstanding, or any

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subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Equity Interests of AMID GP, including any representing the right to purchase or otherwise receive any of the foregoing or any bond, debenture or other indebtedness having the right to vote or convertible, exchangeable or exercisable for securities having the right to vote, and (ii) as of the Closing Date (A) except for the AMID GP Class D Units to be issued at the Closing to Holdings LP, there will not be any issued and outstanding, or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Equity Interests of AMID GP, including any representing the right to purchase or otherwise receive any of the foregoing or any bond, debenture or other indebtedness of AMID GP having the right to vote on matters involving AMID GP or convertible, exchangeable or exercisable for securities having the right to vote on matters involving AMID GP, that would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the execution and delivery of the AMID GP Agreement Amendment by the AMID GP Members, or that would require the approval of any other Person, other than the AMID Board or members of AMID GP (in each case which have approved the AMID GP Agreement Amendment), with respect to the AMID GP Agreement Amendment, and (B) there will be not be any issued and outstanding AMID GP Class D Units (other than the AMID GP Class D Units issued to Holdings LP). All of the membership interests, limited partnership interests or other Equity Interests of each AMID Entity have been issued by the AMID Entities in compliance with all applicable federal and state securities laws. No membership interests, limited partnership interests or other Equity Interests of the AMID Entities have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, their respective Organizational Documents or any contract to which any of the AMID Entities is a party or by which any of the AMID Entities is bound. Except for the Organizational Documents of the AMID Entities, none of the Equity Interests of the AMID Entities are subject to any voting trust, member or partnership agreement or voting agreement or other agreement to which an AMID Entity is a party with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Interests of the AMID Entities.
(d)    AMID GP is the sole general partner of AMID. AMID GP is the sole record and beneficial owner of the 953,931 AMID General Partner Units representing the sole general partner interest in AMID (“AMID GP Interest”), 1,349,609 AMID Common Units and all of the AMID Incentive Distribution Rights, and such AMID GP Interest, AMID Common Units and AMID Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the AMID Partnership Agreement. AMID GP owns the AMID GP Interest, AMID Common Units and AMID Incentive Distribution Rights free and clear of any Liens (other than restrictions on transfer set forth in the AMID Entities Organizational Documents and restrictions on transfer under applicable federal and state securities laws).
Section 4.4    Governmental Authorizations. Except (a) as set forth on AMID Disclosure Schedule 4.4 or (b) filings required under, and compliance with other applicable requirements of, the HSR Act (collectively, the “AMID Required Governmental Authorizations”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority by the AMID Entities or any of their Affiliates are necessary for the execution, delivery and performance of this Agreement by the AMID Entities, and the consummation by the AMID Entities of the transactions

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contemplated hereby, other than such other consents, waivers or approvals, filings, declarations or registrations that, if not obtained, made or given, which would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, or the ability of each of the AMID Entities to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.
Section 4.5    No Conflicts. Except as set forth on AMID Disclosure Schedule 4.5, and assuming receipt of AMID Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the AMID Entities that are or will be party thereto and the performance by each of the AMID Entities of its respective obligations hereunder and thereunder, will not result in (a) any conflict with the Organizational Documents of the AMID Entities or their Subsidiaries, (b) any breach or violation of or default (or an event that, with notice or lapse of time or both, would become a default) under, or constitute or give rise to a termination or right of termination, amendment, modification, acceleration or cancellation of any order of any Governmental Authority applicable to the AMID Entities or any of their Subsidiaries or any contract, mortgage, lease, agreement, deed of trust, indenture or any other instrument to which an AMID Entity or any of their Subsidiaries is a party or by which an AMID Entity or any of their Subsidiaries or any of their properties or assets are bound, (c) a violation of or default under any Law or Permit to which an AMID Entity or their Subsidiaries is subject or by which any of the properties or assets of the AMID Entities or their Subsidiaries are bound, or (d) any Liens on the assets of an AMID Entity, except, in the case of each of the foregoing clauses (b), (c) and (d),which would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, or the ability of the AMID Entities to fulfill their obligations hereunder or under the other Transaction Documents to which they are or will be a party as of the Closing.
Section 4.6    Legal Proceedings. There are no Legal Proceedings pending, or, to the Knowledge of AMID, threatened, against or involving any AMID Entity that (a) individually or in the aggregate, challenge the validity or enforceability of the obligations of an AMID Entity in this Agreement or (b) seek to, or would reasonably be expected to, prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by an AMID Entity of the Transactions.
Section 4.7    Brokers’ Fees. Except for Deutsche Bank Securities Inc., the fees and expenses of which will be paid by an AMID Entity, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions or the SXE Merger Transactions based on arrangements made by or on behalf of any AMID Entity.
Section 4.8    Financial Statements.
(a)    AMID has filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since December 31, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents

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incorporated by reference therein, the “AMID SEC Documents”). The AMID SEC Documents, as of their respective effective dates (in the case of the AMID SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other AMID SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such AMID SEC Documents, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the AMID SEC Documents. To the Knowledge of the AMID Entities, none of the AMID SEC Documents is the subject of ongoing SEC review or investigation.
(b)    The audited consolidated balance sheets of AMID and its consolidated subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, partners’ capital and noncontrolling interests, and cash flows for the years then ended and the unaudited consolidated balance sheet of AMID and its consolidated subsidiaries as of June 30, 2017, the related consolidated statements of operations, partners’ capital and noncontrolling interests, and cash flows for the period then ended have been made available to Holdings LP, and have been prepared in accordance with the books and records of AMID and GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of AMID and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity of AMID for the periods then ended.
Section 4.9    Tax Matters.
(a)    All Tax Returns that were required to be filed by or with respect to AMID or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects. All items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Returns have been so included. All Taxes owed by AMID or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established.
(b)    There are no audits, examinations, investigations or other legal proceedings pending or threatened with respect to Taxes or with respect to any Tax Return of AMID or any of its Subsidiaries.
(c)    All amounts required to be collected or withheld by AMID or any of its Subsidiaries with respect to Taxes have been timely collected or withheld and any such amounts that are required to have been remitted to any Taxing authority have been timely remitted.
(d)    Neither AMID nor any of its Subsidiaries has consented to any waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes or any due date for the filing of any Tax Return with respect to it that remain in effect.

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(e)    There are no Liens for Taxes upon the assets of AMID or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.
(f)    No assessment, deficiency or adjustment in respect of Taxes has been asserted, proposed, assessed or threatened in writing by any Tax authority against AMID or any of its Subsidiaries.
(g)    No written claim has been made by a Tax authority in a jurisdiction where AMID or any of its Subsidiaries does not pay Tax or file Tax Returns that AMID or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction, nor has any assertion been threatened or proposed in writing.
(h)    Neither AMID nor any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any Pre-Closing Tax Period or pursuant to any agreement with any Tax authority with respect to any such taxable period.
(i)    Neither AMID nor any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by AMID or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement.
(j)    Neither AMID nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than AMID or any Subsidiary), as a transferee or successor, by contract, or otherwise.
(k)    Neither AMID nor any of its Subsidiaries has entered into any agreement or arrangement with any Tax authority that requires AMID or any of its Subsidiaries to take any action or refrain from taking any action with respect to Taxes.
(l)    Neither AMID nor any of its Subsidiaries has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(m)    Neither AMID nor any of its Subsidiaries has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code.
(n)    AMID and each Subsidiary that is classified as a partnership for U.S. federal income tax purposes have in effect a valid election under Section 754 of the Code.
(o)    AMID is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and each of its Subsidiaries is either (i) properly classified as a partnership for U.S. federal income tax purposes

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or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b).
(p)    Neither AMID nor any of its Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code.
Section 4.10    AMID GP.
(a)    AMID GP has never carried on any business, other than in connection with (i) the ownership of its Equity Interests in AMID described in Section 4.3(d), and (ii) the management of the operations and activities of AMID and the employment of employees with respect thereto.
(b)    AMID GP does not own or lease and has never owned or leased any interest in real property.
(c)    Except as set forth on AMID Disclosure Schedule 4.10(a) and except for the AMID GP Organizational Documents to which AMID GP is a party, (i) AMID GP is not party to any contracts that are material to AMID GP and (ii) AMID GP is not a party to any contracts with any Related Party of AMID GP or any member (or Affiliate thereof) of AMID GP (with respect to (ii), not including contracts between AMID GP and AMID or any of AMID’s Subsidiaries).
(d)    There are no Legal Proceedings pending, or, to the Knowledge of AMID, threatened, against or involving AMID GP.
(e)    There are no outstanding or unsatisfied material orders, judgments or decrees against AMID GP.
(f)    AMID GP is, and since September 30, 2014 has been, in compliance in all material respects with and is not in default under or in violation of any applicable Laws.
(g)    All Tax Returns that were required to be filed by or with respect to AMID GP have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects. All items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Returns have been so included. All Taxes owed by AMID GP that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established.
(h)    There are no audits, examinations, investigations or other legal proceedings pending or threatened with respect to Taxes or with respect to any Tax Return of AMID GP.
(i)    All amounts required to be collected or withheld by AMID GP with respect to Taxes have been timely collected or withheld and any such amounts that are required to have been remitted to any Taxing authority have been timely remitted.
(j)    AMID GP has not consented to any waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes or any due date for the filing of any Tax Return with respect to it that remain in effect.

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(k)    There are no Liens for Taxes upon the assets of AMID GP, except for statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.
(l)    No assessment, deficiency or adjustment in respect of Taxes has been asserted, proposed, assessed or threatened in writing by any Tax authority against AMID GP.
(m)    No written claim has been made by a Tax authority in a jurisdiction where AMID GP does not pay Tax or file Tax Returns that AMID GP may be subject to Taxes assessed by such jurisdiction, nor has any assertion been threatened or proposed in writing.
(n)    AMID GP will not be required to include any amount in income for any taxable period as a result of a change in accounting method for any Pre-Closing Tax Period or pursuant to any agreement with any Tax authority with respect to any such taxable period.
(o)    AMID GP is not a party to a Tax allocation or sharing agreement, and no payments are due or will become due by AMID GP pursuant to any such agreement or arrangement or any Tax indemnification agreement.
(p)    AMID GP has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person, as a transferee or successor, by contract, or otherwise.
(q)    AMID GP has not entered into any agreement or arrangement with any Tax authority that requires AMID GP to take any action or refrain from taking any action with respect to Taxes.
(r)    AMID GP has not entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(s)    AMID GP has not agreed to or could not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code.
(t)    AMID GP has in effect a valid election under Section 754 of the Code.
(u)    AMID GP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as a partnership or a disregarded entity for U.S. federal income tax purposes since its formation.
(v)    AMID GP is not a “foreign person” within the meaning of Section 1445 of the Code.

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Section 4.11    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against each of AMID or any of its Affiliates..
Section 4.12    Investment Representation.
(a)    AMID is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. AMID is acquiring the SXH Holding’s Equity Interests for its own account with the present intention of holding the SXH Holding’s Equity Interests for investment purposes and not with a view to, or for sale in connection with, any distribution.
(b)    AMID acknowledges that it can bear the economic risk of its investment in the SXH Holding’s Equity Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the SXH Equity Interests.
(c)    AMID acknowledges that the SXH Holding’s Equity Interests and the Equity Interests of the Southcross Companies (other than the SXE Common Units) will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that such Equity Interests will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations, such Equity Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business.
(a)    Holdings LP shall cause SXE and SXE GP to comply with their respective covenants in the SXE Merger Agreement. Except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Schedule 5.1(a) or (iv) as consented to in writing (including by e-mail) by AMID (which consent shall not be unreasonably withheld, delayed or conditioned) (or deemed consented to by AMID as provided in the last sentence of this Section 5.1(a)), during the period from the date of this Agreement until the Effective Time, Holdings LP shall cause each of the Holdings Companies (other than the SXE Companies) to, (i) conduct its business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (A) preserve intact its business organization and assets, (B) keep available the services of its current officers and key employees, (C) keep in full force and effect all material Southcross Permits, and (D) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Schedule 5.1(a) or (iv) as consented to in writing (including by e-mail) by AMID (which consent shall not be unreasonably withheld, delayed or conditioned) (or deemed consented to by AMID as provided in the last sentence of this Section 5.1(a)), during the period from the date

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of this Agreement to the Effective Time, Holdings LP shall not, and shall not permit any Holdings Company (other than any SXE Company) to:
(i)    (A) issue, sell, grant, set aside, dispose of, accelerate the vesting of, modify, or otherwise subject to any Lien as applicable, any of its Equity Interests, (B) redeem, purchase or otherwise acquire any of its Equity Interests, including pursuant to contracts as in effect on the date hereof, with respect any equity or equity-based awards granted under any SXE Equity Plan outstanding as of the date of this Agreement, (C) declare, set aside for payment or pay any distribution or dividends on any Equity Interests of the Southcross Companies (other than (1) distributions or dividends from a Holdings Company (other than an SXE Company) to another Holdings Company or (2) cash distributions or dividends from a Holdings Company (other than an SXE Company) to Holdings LP using cash on hand (which cash on hand is not the result of Indebtedness incurred for the purpose of making such cash distributions or dividends) of the Holdings Companies (other than the SXE Companies) in an amount not to exceed $5 million in the aggregate), (D) split, combine, subdivide or reclassify or otherwise amend the terms of any Equity Interests of the Holdings Companies; or (E) make any other change with respect to its capital structure;
(ii)    (A) incur, refinance (or enter into a “keep well” or similar agreement with respect to Indebtedness), assume or guarantee any Indebtedness (excluding the items listed in (g) of the definition of Indebtedness), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, other than (1) borrowings under the Holdings Credit Agreement, or any replacements thereof, in the Ordinary Course of Business; provided that borrowings outstanding from time to time under the Holdings Credit Agreement or any such replacements shall not exceed an amount equal to the outstanding borrowings thereunder as of the date hereof, (2) borrowings from any Holdings Company (other than any SXE Company) by any Holdings Company, (3) repayments of borrowings from any Holdings Company by any Holdings Company (other than any SXE Company), (4) repayments of borrowings under the Holdings Credit Agreement using cash on hand (which cash on hand is not the result of Indebtedness incurred for the purpose of making such repayments) of the Southcross Companies (other than the SXE Companies), (5) non-convertible Qualifying Notes (as defined in the Investment Agreement) issued to one or more Sponsors (as defined in the Backstop Letter) in exchange for cash as required by the Investment Agreement, Backstop Letter or pursuant to an investment in SXE that reduces the Committed Amount (as defined in the Investment Agreement), in a principal amount not in excess of $15,000,000, plus any paid-in-kind interest in respect of such Qualifying Notes, and (6) guarantees by any Southcross Company of Indebtedness of any Southcross Company, or (B) except as permitted pursuant to clause (A) above, repay, prepay or repurchase any long-term Indebtedness or debt securities of any Southcross Company (other than borrowings from any Southcross Company by any Southcross Company (other than any SXE Company));
(iii)    sell, transfer, lease, license, subject to any Lien (other than Permitted Liens) or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) any of its properties or assets with a fair market value in excess of $500,000 individually or $1,000,000 in the aggregate, except (A) pursuant to contracts in force at the date of this Agreement and listed in Schedule 5.1(a)(iii), (B) dispositions of obsolete or worthless

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equipment, (C) transactions involving sales of crude oil, natural gas, condensate, natural gas liquids and other produced hydrocarbons and minerals made in the Ordinary Course of Business or (D) sales, transfers, leases or other disposals to any Southcross Company (other than any SXE Company);
(iv)    make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise), in excess of $1,000,000 in the aggregate except for (A) any capital expenditures approved by the Holdings GP Board and included in the budget of the Southcross Companies set forth in Schedule 5.1(a)(iv) or (B) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;
(v)    directly or indirectly (A) acquire or agree to acquire by merging or consolidating with, or by purchasing all of or a substantial Equity Interest in or any material assets of, making an investment in or loan or capital contribution to or by any other manner, any Person or division, business or Equity Interest of any Person or (B) enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would restrict or limit, in any material respect, the operations of the Holdings Companies;
(vi)    assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) travel, relocation and similar expenses or advances to its employees in the Ordinary Course of Business, (B) intercompany loans and advances among the Southcross Companies (other than any SXE Companies) or (C) trade credit granted in the Ordinary Course of Business);
(vii)    (A) except for contracts relating to indebtedness for borrowed money permitted under Section 5.1(a)(ii) and contracts permitted under clause (E), enter into any contract or agreement that would be a Southcross Material Contract if in existence as of the date of this Agreement, (B) modify or amend in any material respect or terminate any Southcross Material Contract, (C) waive any material rights under any Southcross Material Contract, (D) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of any Southcross Company or (E) enter into, amend or modify any contract that involves a future or potential liability or receivable, as the case may be, in excess of $1,000,000 and has a term greater than one year and cannot be cancelled by a Holdings Company without penalty or further payment (other than payment obligations accrued prior to the date of this Agreement) and without more than 90-days’ notice;
(viii)    except as provided in Schedule 5.1(a)(viii) or as required by the terms, as of the date hereof, of any Southcross Benefit Plan, (A) increase the compensation of any executive officer or management-level employee, or pay any bonus or incentive compensation, (B) grant any new equity or non-equity based compensation award, (C) except in the Ordinary Course of Business (x) enter into, establish, amend or terminate any Southcross Benefit Plan or any other agreement or arrangement which would be a Southcross Benefit Plan if it were in effect on the date of this Agreement, (y) accelerate the vesting or payment of, or increase the amount of, any compensation or benefits under any Southcross Benefit Plan, or (z) fund any Southcross Benefit Plan or trust

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relating thereto or (D) grant, award, or otherwise provide for the payment of change of control bonuses (not including the payment of the change of control bonuses set forth in, and in accordance with, the Confidential Disclosure Letter);
(ix)    (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any amended Tax Return, or (E) surrender any right to claim a refund for Taxes, (F) enter into an arrangement with any Governmental Authority with respect to Taxes, (G) consent to an extension of the statute of limitations applicable to any Tax claim or assessment, (H) take any action or fail to take any action that would reasonably be expected to cause any Holdings Company that is treated as a partnership or disregarded as separate from its owner for U.S. federal income Tax purposes to be treated as a corporation for such purposes, (I) engage in any activity or conduct any business in a manner that would cause less than 90% of the aggregate gross income of the SXE Companies for any calendar quarter since its formation to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code or (J) engage in any activity or conduct any business in a manner that would cause less than 90% of the aggregate gross income of SXH Holdings and its Subsidiaries to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;
(x)    make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
(xi)    amend or otherwise change, or authorize or propose to amend or otherwise change, a Holdings Company’s Organizational Documents;
(xii)    adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(xiii)    other than in the Ordinary Course of Business, cancel, compromise, waive or release any right or claim in a manner or with an effect that, individually or in the aggregate, is adverse to any of the Holdings Companies in any material respect;
(xiv)    (A) permit the lapse (without renewal or replacement) of any existing material policy of insurance relating to the assets, operations and activities of the Southcross Companies or (B) renew or replace any existing insurance policy for a premium that is in excess of 105% of the premium for such policy as of the date hereof or that is for a term in excess of 12 months;
(xv)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the Ordinary Course of Business;
(xvi)    (A) commence any Legal Proceeding (other than with respect to any Legal Proceedings against AMID or any of its Affiliates) or (B) except in the Ordinary Course of

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Business, pay, discharge, settle or satisfy any Legal Proceeding, provided that such actions do not result in the payment or incurrence of liabilities or obligations by any Southcross Company of an amount in excess of $500,000 individually or $1,000,000 in the aggregate, and do not include any equitable remedies or other restrictions binding on any Southcross Company beyond such cash settlement; or
(xvii)    agree, in writing or otherwise, to take any of the foregoing actions.
If Holdings LP requests AMID’s consent in writing (including by e-mail) in accordance with Section 9.8 with additional notice to Eric Kalamaras and Louis Dorey or such other individual as AMID shall designate in writing to Holdings LP (the “Designated AMID Representatives”), with respect to any of the actions described in Section 5.1(a)(vii), and AMID does not provide Holdings LP with a written consent or denial of consent with respect thereto within five Business Days after such request is sent to the Designated AMID Representative, AMID shall be deemed to have consented to such action; provided that if AMID reasonably requests additional information within such five Business Day period, then AMID shall not be deemed to have consented to such action unless AMID does not provide Holdings LP with a written consent or denial of consent with respect thereto within five Business Days after all such requested information shall have been provided to the Designated AMID Representatives. If AMID consents in writing to any action of a Southcross Company pursuant to Section 5.1(a), then, notwithstanding anything to the contrary set forth herein, the taking of such action in accordance with such consent shall not be deemed to be a breach of Holdings LP’s representations and warranties in this Agreement or the Transaction Documents.
(b)    The AMID Entities shall comply with their respective covenants in the SXE Merger Agreement. Except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Schedule 5.1(b) or (iv) as consented to in writing by Holdings LP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the AMID Entities shall (i) conduct their business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (A) maintain and preserve intact its business organization and assets, (B) keep available the services of its current officers and key employees, (C) keep in full force and effect all material permits and (D) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Schedule 5.1(b) or (iv) as consented to in writing by Holdings LP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the AMID Entities shall not:
(i)    (A) Except for (y) distributions by a direct or indirect Subsidiary of AMID to its parent or (z) AMID’s regular quarterly distributions (including for the avoidance of doubt distributions on AMID’s outstanding preferred units) and associated distributions to the AMID GP, declare, set aside for payment or pay any distribution on any AMID Common Units or other AMID Partnership Interests, or otherwise make any payments to the AMID Unitholders in their capacity as such; or (B) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

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(ii)    make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
(iii)    except as otherwise contemplated in connection with the Transactions, amend the AMID Charter Documents or Organizational Documents of AMID GP in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the consummation of the Transactions or (B) adversely affect in a material way the rights that Holdings LP will have pursuant to the AMID GP Agreement Amendment as a holder of Class D Units to be issued at Closing;
(iv)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of AMID) that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of the Transactions, or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;
(v)    take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Transactions, in each case to a date after the Outside Date;
(vi)    (A) change its fiscal year or any material method of Tax accounting, (B) make, change or revoke any material Tax election, (C) take any action or fail to take any action that would reasonably be expected to cause any of AMID GP, AMID or their material Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes to be treated as a corporation for such purposes, or (D) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of AMID for any calendar quarter since its formation to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or
(vii)    agree, in writing or otherwise, to take any of the foregoing actions.
Section 5.2    No Solicitation.
(a)    Holdings LP shall, and shall cause the Holdings Companies to and the respective Representatives of Holdings LP and each Holdings Company to, immediately cease and terminate any solicitation, discussions or negotiations with any Person that may be ongoing with respect to or that may reasonably be expected to lead to an Acquisition Proposal. Holdings LP shall, and shall cause the Holdings Companies to and the respective Representatives of Holdings LP and each Holdings Company to, promptly request that any such Person promptly return or destroy all non-public, confidential or proprietary information furnished to such Person regarding the Holdings Companies by or on behalf of Holdings LP or the other Southcross Companies that such Person received in connection with discussions or negotiations regarding a potential or contemplated Acquisition Proposal.

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(b)    Holdings LP shall not, and shall cause the Holdings Companies and the respective Representatives of Holdings LP and each Holdings Company not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, an Acquisition Proposal (provided that nothing in this Agreement shall prohibit any Holdings Company or its Representatives from informing any Person of the provisions of this Section 5.2), (ii) conduct or participate in any discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal or (iii) furnish to any Person any non-public information or data relating to any Holdings Company or afford access to the business, properties, assets, or, except as required by Law or the Organizational Documents of such, books or records of any Holdings Company in any such case in connection with an Acquisition Proposal. Holdings LP shall notify AMID promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made to Holdings GP, Holdings LP or their Representatives. Any such notice to AMID shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact.
(c)    For purposes hereof, “Acquisition Proposal” shall mean any SXE Alternative Proposal and any inquiry, proposal or offer from any Person (other than AMID and its Representatives) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Holdings LP Interests, any Equity Interests of Holdings GP, (B) the issuance or acquisition of equity interests, directly or indirectly, in any Holdings Company, or (C) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of any Holdings Company.
(d)    Nothing in this Agreement shall be construed as limiting SXE’s rights as set forth in Section 5.3 of the SXE Merger Agreement.
Section 5.3    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement (including Section 5.3(d)), each of Holdings LP and the AMID Entities shall cooperate with the other and use (and shall cause each of the other Southcross Companies and each of AMID’s Subsidiaries, respectively, to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other in doing, all things, necessary, proper or advisable under applicable Law to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully with any Governmental Authority all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) and maintain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party

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necessary, proper or advisable to consummate the Transactions, (iii) defend any Legal Proceedings challenging this Agreement or the consummation of the Transactions or seek to have vacated, lifted, reversed or rescinded any injunction or restraining order or other order that prohibits, prevents, restricts or otherwise adversely affects the ability of the parties to consummate the Transactions and (iv) obtain all necessary consents, approvals or waivers from third parties.
(b)    In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 10 Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) each party shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions. AMID shall be responsible for and pay 50% of any and all filing fees due under any Antitrust Law with respect to all antitrust filings with the remaining 50% treated as a Transaction Expense.
(c)    Each of the parties shall use (and shall cause the Southcross Companies and AMID’s Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions, including by providing the other party documents, information and a reasonable opportunity to review and comment thereon in advance, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) consult with the other party prior to taking any material position with respect to the filings under the HSR Act or any other Antitrust Law, or in discussions with or filings to be submitted to any Governmental Authority or prior to entering into any agreement with any Governmental Authority, (iv) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Antitrust Law, (v) coordinate with the other party in preparing and exchanging such information and promptly provide the other party (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with

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any Governmental Authority relating to the Transactions under the HSR Act or any other Antitrust Law and (vi) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. AMID shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the Transactions and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that AMID shall consult in advance with the Southcross Companies and in good faith take the Southcross Companies views into account regarding the overall strategy. Subject to Section 5.5(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.3 in a manner so as to preserve the applicable privilege.
(d)    The AMID Entities and Holdings LP (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the Transactions, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, this clause (d) shall not impose any requirement on the AMID Entities or Holdings LP (i) to dispose, transfer, or separate any assets or operations, (ii) limit AMID’s freedom of action with respect to, or its ability to consolidate and control, the Southcross Companies or any of their assets or businesses or any of AMID’s or its Affiliates’ other assets or businesses or (iii) limit AMID’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Southcross Companies.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, with respect to any reference in this Agreement to Holdings LP causing any Joint Venture Entities to take any action, such reference shall only require Holdings LP to cause such Joint Venture Entity to take such action to the maximum extent permitted by the Organizational Documents and governance arrangements of the Joint Venture Entities and, to the extent applicable, its fiduciary duties in relation to the Joint Venture Entities.
Section 5.4    Public Announcements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the Transactions and none of Holdings LP or its Affiliates, on the one hand, nor any of the AMID Entities and their respective Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first obtained the other party’s written approval, which approval shall not be unreasonably withheld; provided, however, that Holdings LP or its Affiliates, on the one hand, and any of the AMID Entities or their respective Affiliates, on the other hand, may make any public disclosure without first so consulting with or notifying the other party or parties if such disclosing party believes that it is required to do so by applicable Law or by any stock exchange listing requirement or trading agreement.

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Section 5.5    Access to Information; Confidentiality.
(a)    From the date hereof through the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Holdings LP shall, and shall use its reasonable efforts to cause each of the Southcross Companies to afford to the AMID Entities and their Representatives (including its Financing Sources and their legal and tax advisors and accountants) reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of the Southcross Companies’ properties, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accounting firms, counsel, financial advisors and other Representatives. None of the AMID Entities’ access hereunder shall include the collection or analysis of samples, or any invasive or subsurface investigation of property without Holdings LP’s prior written consent, which consent may be withheld or conditioned in Holdings LP’s sole discretion. Except for disclosures permitted by the terms of the Confidentiality Agreement, each party and its Representatives shall hold information received from the other party pursuant to this Section 5.5 in confidence in accordance with the terms of the Confidentiality Agreement.
(b)    This Section 5.5 shall not require Holdings LP to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of Holdings LP would reasonably be expected to result in (i) any violation of any contract or applicable Law to which Holdings LP or any of its Affiliates, including the Southcross Companies, is a party or is subject or cause any privilege (including attorney-client privilege) that, Holdings LP or its Affiliates would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if Holdings LP or its Affiliates, on the one hand, and AMID or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto.
(c)    Any inspection or investigation conducted by any of the AMID Entities or its Representatives prior to the Closing will be conducted in accordance with applicable Laws, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Southcross Companies. Holdings LP (and its Affiliates) makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.5, and AMID may not rely on the accuracy of any such information, in each case other than as expressly set forth in Holdings LP’s representations and warranties contained in Article III.
(d)    If Holdings LP on the one hand or the AMID Entities on the other hand exercise rights of access under this Section 5.5 or otherwise (each an “Inspecting Party,” and collectively the “Inspecting Parties”), or conduct examinations or inspections under this Section 5.5 or otherwise, then (i) such access, examination and inspection will be at the Inspecting Party’s sole risk, cost and expense and such Inspecting Party waives and releases, on behalf of itself and

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each Person undertaking any such examination or inspection on its behalf, all damages, losses, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) and other claims against the other Parties and their partners and members and their Affiliates and the respective employees, directors, officers, attorneys, contractors, Representatives and agents of such Persons (collectively the “Inspection Indemnitees”) to the extent arising in any way therefrom, except to the extent of an Inspection Indemnitee’s gross negligence or willful misconduct, and (ii) except to the extent of an Inspection Indemnitee’s gross negligence or willful misconduct, the Inspecting Party will indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all damages, losses, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) and other claims of any kind or character arising out of the granting of any such access or the undertaking of any such examination or inspection. THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH DAMAGES, LOSSES, LIABILITIES, FINES, PENALTIES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OR OTHER CLAIMS ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INSPECTION INDEMNITEES OR (B) STRICT LIABILITY. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 5.5 will survive the termination of this Agreement pursuant to Article VII and the Closing.
Section 5.6    Indemnification and Insurance.
(a)    For purposes of this Section 5.6, (i) “Southcross Company Indemnified Person” shall mean any person who is as of the Execution Date, or has been or becomes at any time prior to the Closing, an officer, manager or director of any Southcross Company or Holdings GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of T2 LaSalle Gathering Company LLC or T2 LaSalle Gas Utility LLC, or any person who is an “Indemnitee” as such term is defined in the SXE Partnership Agreement, SXE GP LLC Agreement, the Holdings LP Agreement, or the Holdings GP Agreement, each as in effect on the date hereof, and together with such Person’s heirs, executors or administrators, (ii) “Holdings Company Indemnified Person” shall mean any person who is as of the Execution Date, or has been or becomes at any time prior to the Closing, an officer, manager or director of any Holdings Company and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Holdings LP) serving at the request of or on behalf of any Holdings Company, or any person who is an “Indemnitee” as such term is defined in the SXE Partnership Agreement or SXE GP LLC Agreement, each as in effect on the date hereof, and together with such Person’s heirs, executors or administrators and (iii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.
(b)    From and after the Closing, to the fullest extent that any Holdings Company thereof would be required to indemnify a Holdings Company Indemnified Person, AMID shall, and

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shall cause its Affiliates to, jointly and severally, agree to honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Holdings Company Organizational Documents as of the Execution Date and ensure that the Holdings Companies’ Organizational Documents, for a period of six years following the Closing, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Holdings Company Indemnified Persons than are presently set forth in the Holdings Company Organizational Documents. Any right of indemnification of a Holdings Company Indemnified Person pursuant to this Section 5.6(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Holdings Company Indemnified Person as provided herein.
(c)    Holdings LP shall, prior to the Closing, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Closing that were committed or alleged to have been committed by the Southcross Company Indemnified Persons in his, her or its capacity as such, 50% of the cost of which shall be treated as a Transaction Expense hereunder and the other 50% of which shall be treated as an SXE Transaction Expense hereunder. In no event shall the cost of such policy exceed the Maximum Amount. The “Maximum Amount” shall be an amount per year equal to 300% of current annual premiums for the current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Closing Date with respect to the Southcross Company Indemnified Persons.
(d)    The rights of any Southcross Company Indemnified Person under this Section 5.6 shall be in addition to any other rights such Southcross Company Indemnified Person may have under the Organizational Documents of any Southcross Company, the DRULPA, the DLLCA or the TBOC. The provisions of this Section 5.6 shall survive the consummation of the Transactions for a period of six years and are expressly intended to benefit each of the Southcross Company Indemnified Persons and their respective heirs and representatives; provided, however, that, if any claim or claims for indemnification or advancement set forth in this Section 5.6 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims.
Section 5.7    Fees and Expenses. Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective party incurring such fees and expenses.
Section 5.8    Tax Matters.
(a)    Tax Treatment of the Transaction.    The parties intend, for U.S. federal income Tax purposes, that: (i) the contribution of the SXH Holdings Interest shall be treated consistent with (A) a contribution by Holdings LP to AMID GP of a portion of the assets of SXH Holdings in exchange for the AMID GP Class D Unit Consideration in a transaction subject to Section 721(b) of the Code, followed by a contribution of such assets by AMID GP to AMID in a transaction consistent with the requirements of Section 721(a), (B) a contribution by Holdings LP

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to AMID of a portion of the assets of SXH Holdings in exchange for the AMID Common Unit Consideration and the AMID Preferred Unit Consideration, and the assumption by AMID of any qualified liabilities within the meaning of Section 1.707-5(a)(6) of the Treasury Regulations (any such liability, a “Qualified Liability”) in a transaction consistent with the requirements of Section 721(a) of the Code and (C) a sale by Holdings LP to AMID of a portion of the assets of SXH Holdings in exchange for cash consideration, if any, plus the excess of the liabilities (other than Qualified Liabilities to the extent provided in the Treasury Regulations) assumed by AMID over Holdings LP’s share of such liabilities immediately after such assumption, as determined for the purposes of U.S. Treasury Regulations Section 1.707-5(a)(1), in each case subject to the provisions of Treasury Regulations Section 1.707-5(a)(5); and (ii) the portion of the indebtedness actually or deemed assumed by AMID for federal income tax purposes and identified by Holdings LP as “Qualified Liabilities”, which shall be provided by Holdings LP to AMID at Closing, shall be treated as Qualified Liabilities. The tax treatment described in the preceding sentence is referred to as the “Intended Tax Treatment.” The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the Intended Tax Treatment, except to the extent required by applicable Law or if AMID determines that there is not a more likely than not basis under applicable Law for the Intended Tax Treatment described in clause (ii) above and Holdings LP is unable to provide a legal opinion from Locke Lord LLP (or a law firm of similar reputation) that there is a more likely than not basis for such aspects of the Intended Tax Treatment. The costs of any legal opinion shall be borne by Holdings LP.
(b)    Tax Returns; Refunds.
(i)    AMID shall cause to be prepared and filed in a manner consistent with past practices (unless otherwise required by applicable Law) all Tax Returns of SXH Holdings and its Subsidiaries for all Tax periods ending on or before the Closing Date that are due after the Closing Date and shall pay or cause to be paid all Taxes reflected on and due with respect to such Tax Returns.
(ii)    Except as otherwise required by Law, without the prior written consent of Holdings LP (such consent not to be unreasonably withheld, conditioned or delayed), none of AMID, any Southcross Company, or any Affiliate thereof shall, with respect to SXH Holdings or any of its Subsidiaries for any Pre-Closing Tax Period: (A) make any Tax election under the Code or any other Tax law; or (B) file any amended Tax Return or agree to any adjustment of any item with a Taxing Authority that relates to a Pre-Closing Tax Period Tax Return of SXH Holdings or any of its Subsidiaries, if in any such case, such action would have the effect of increasing Holdings LP’s (or its direct or indirect owner’s) liability for any Taxes or increasing the indemnification obligations set forth in Article VIII. In addition, except as otherwise required by Law, none of AMID, any Southcross Company, or any Affiliate thereof shall, with respect to SXH Holdings or any of its Subsidiaries, change the Tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of such item on a Tax Return filed by any Southcross Company prior to the Closing Date to the extent that such change has a material retroactive effect on any Tax Return for a Pre-Closing Tax Period.

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(iii)    Except to the extent of Pre-Closing Taxes which have been paid by or otherwise reserved for payment on the books and records of SXH Holdings and its Subsidiaries as of the Closing Date, Holdings LP shall pay (or cause to be paid), and shall jointly and severally indemnify and hold harmless AMID and its Affiliates from, all Pre-Closing Taxes owed by or with respect to SXH Holdings, its Subsidiaries, or the assets and operations of SXH Holdings and its Subsidiaries; provided that with respect to SXE and its Subsidiaries, Holdings LP shall only be liable for its proportionate share of the Pre-Closing Taxes related to SXE and its Subsidiaries (other than taxes payable by SXE and its Subsidiaries, with respect to such taxes this proviso shall not apply) based on Holdings LP’s beneficial ownership of outstanding equity interests in SXE immediately prior to the Closing as compared to the aggregate outstanding equity interests in SXE immediately prior to the Closing.
(iv)    If AMID or any of its Subsidiaries receives a Tax refund arising from or attributable to a Pre-Closing Tax Period of SXH Holdings or any of its Subsidiaries, such refund shall be paid to the Holdings LP.
(c)    Controversies. If AMID or any Southcross Company should receive notice that the Internal Revenue Service or any other Governmental Authority intends to audit a Tax Return of SXH Holdings or any of its Subsidiaries for any Pre-Closing Tax Period, such party shall, within ten Business Days of receiving such notice, provide written notice to the other party. Holdings LP shall have the right to engage an accounting firm or tax attorney, at Holdings LP’s sole cost, who will fully participate at all times with AMID’s designated accountants or tax attorney, if any, in connection with all matters related to the audit (e.g. responses to all document requests by the taxing authority, meeting with representatives of the taxing authority, any settlement discussions or offers, etc.). If the audit involves only periods and issues preceding the Closing Date, Holdings LP will take the lead and make all decisions regarding SXH Holdings or any of its Subsidiaries both before and after the Closing Date, Holdings LP and AMID will jointly make all decisions regarding the audit, with the consent of all parties not to be unreasonably withheld, conditioned or delayed. If Holdings LP and AMID should disagree on any decision related to the audit, the Accounting Firm shall resolve the disagreement, with the parties hereby agreeing to follow the action recommended by such Accounting Firm. Notwithstanding the foregoing, if notice is given to Holdings LP of the commencement of any audit and Holdings LP does not, within 10 Business Days after such notice is given, give notice to AMID of its election to assume the defense thereof, AMID shall control such audit and Holdings LP shall be bound by any determination made in such audit or any compromise of settlement thereof effected by AMID.
(d)    Cooperation. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on SXH Holdings or any of its Subsidiaries for all Pre-Closing Tax Periods, the parties shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. AMID agrees to: (i) retain all books and records with respect to Tax Matters pertinent to the Southcross Companies relating to any Pre-Closing Tax Period until the expiration of the

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applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (ii) reasonably cooperate with Holdings LP, if Holdings LP requests, to take possession of such books and records. AMID and Holdings LP shall, upon written request of Holdings LP, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).
(e)    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Transactions shall be borne 50% by AMID, with the remaining 50% considered a Transaction Expense; provided, however, that any such Taxes incurred solely as a result of the Initial Contribution which would not have been otherwise incurred with respect to the Transactions if the Initial Contribution were not part of the Transactions shall be borne exclusively by Holdings LP.
(f)    Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement shall be treated for all Tax purposes as adjustments to the Consideration, except as otherwise required by Law.
(g)    FIRPTA Certificate. On or prior to the Closing Date, Holdings LP shall deliver to AMID, in a form and manner reasonably satisfactory to AMID, a certificate of non-foreign status as set forth in U.S. Treasury Regulations section 1.1445-2(b), dated as of the Closing Date and signed by an authorized signatory of Holdings LP.
(h)    Tax Election. Prior to the Closing Date, Southcross Holdings Intermediary LLC shall have elected to be classified as a disregarded entity for U.S. federal income tax purposes with an effective date prior to the Closing Date.
(i)    Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 5.8 will survive the Closing.
Section 5.9    Employee Matters.
(a)    AMID shall (i) for the six-month period immediately following the Closing Date, treat each employee of the Southcross Companies as of the Closing who continues employment with AMID, AMID GP or any of their respective Subsidiaries following the Closing (a “Southcross Employee”), equally to similarly situated employees of AMID, AMID GP or their respective Subsidiaries with respect to compensation and employee benefits, or, with respect to certain Southcross Employees, provide for continued participation under certain Southcross Benefit Plans, and (ii) for the 12-month period immediately following the Closing Date, cause the Southcross Companies to comply with the terms of the Southcross Energy Partners GP LLC Employee Protection Plan. No provision of this Agreement shall be construed as a guarantee of continued employment of any Southcross Employee and this Agreement shall not be construed so as to prohibit AMID, AMID GP or any of their respective Subsidiaries from having the right to terminate the

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employment of any Southcross Employee, provided that any such termination is effected in accordance with applicable Law.
(b)    To the extent any Southcross Employees become eligible to participate in any AMID Benefit Plans, AMID shall use commercially reasonably efforts to, and it shall cause its Affiliates (including the Southcross Companies) to use commercially reasonably efforts to, cause each of the AMID Benefit Plans to give each Southcross Employee full credit (for all purposes, including eligibility to participate, vesting, vacation or PTO entitlement and severance benefits) for all service with the Southcross Companies prior to the Closing Date; provided, however, that (i) such service need not be credited to the extent it would result in a duplication of benefits, and (ii) such service credit shall not be given with respect to benefit accruals under any defined benefit pension plan. In addition, AMID shall use commercially reasonably efforts to, and it shall cause its Affiliates (including the Southcross Companies) to use commercially reasonably efforts to (x) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the AMID Benefit Plans, and (y) credit the expenses of such Southcross Employees that were credited toward deductibles or out-of-pocket limits for the Southcross Benefit Plans for the plan year up to the Closing Date against satisfaction of any deductibles or out-of-pocket limits for the AMID Benefit Plans for periods following the Closing Date. “AMID Benefit Plan” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by AMID or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of AMID or its Subsidiaries.
(c)    The provisions of this Section 5.9 are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including any Southcross Employee), other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 5.9. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any Southcross Benefit Plan or benefit plan, arrangement or agreement of AMID of its Affiliates); (ii) shall alter or limit AMID’s or any of its Affiliate’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement (including any Southcross Benefit Plan or benefit plan, arrangement or agreement of AMID of its Affiliates); or (iii) is intended to confer upon any Southcross Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 5.10    Notification of Certain Matters. Holdings LP shall give prompt notice to the AMID Entities, and the AMID Entities shall give prompt notice to Holdings LP, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be

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required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Holdings Companies or the AMID Entities, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (c) and (d), the failure to comply with this Section 5.10 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right; provided, further, that nothing in this Section 5.10 shall prevent Holdings LP or any AMID Entity from having any right to indemnification under Article VIII hereunder with respect to any of the matters to which any such notification pertains.
Section 5.11    Financing Efforts.
(a)    The AMID Entities shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to enable the AMID Entities to arrange, consummate and obtain the Financing prior to the Outside Date, including paying when due any and all fees or amounts payable under any debt engagement letter or debt commitment letter with respect to the Financing.
(b)    The AMID Entities shall (i) furnish Holdings LP complete, correct and executed copies of any financing agreement entered into in accordance with this Section 5.11 (“Financing Agreement”) promptly upon its execution, (ii) give Holdings LP prompt written notice of any breach or threatened breach of which any AMID Entity is or becomes aware by any party of any Financing Agreements or any threatened termination thereof, and (iii) otherwise keep Holdings LP reasonably informed on a current and timely manner of the status of its efforts to arrange the Financing.
Section 5.12    Financing Cooperation.
(a)    To assist AMID’s efforts obtain the Financing, upon the request of AMID, Holdings LP shall cause the Southcross Companies to provide, and to use their reasonable best efforts to cause their respective Representatives, including their legal, tax, regulatory and accounting Representatives, to provide, such cooperation as may be reasonably requested by AMID in connection with AMID’s efforts to obtain the Financing or to effectuate the payoff and release of the Payoff Indebtedness, provided that (x) the Southcross Companies and their respective Representatives shall only be required to provide such cooperation as is reasonable and is customarily provided by sellers to enable buyers to obtain financing in transactions similar to the Transactions and the SXE Merger Transactions, and (y) AMID shall be obligated to reimburse the Southcross Companies and their respective Representatives for all reasonable out-of-pocket costs and expenses incurred by the Southcross Companies and their Representatives in providing such

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cooperation. If so reasonably requested, such cooperation shall include the following actions to be taken by the Southcross Companies:
(i)    causing members of the senior management of the Southcross Companies, external auditors and other non-legal advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with financing sources and potential lenders;
(ii)    to the extent appropriate, using commercially reasonable best efforts to enable the efforts to complete the Financing to benefit from the Southcross Companies’ existing lending and investment banking relationships;
(iii)    using reasonable best efforts to assist with the timely preparation of rating agency presentations, road show materials, bank information memoranda, credit agreements, offering documents, private placement memoranda and similar documents required in connection with the Financing, including the marketing thereof;;
(iv)    using reasonable best efforts (including by providing customary representations to such accountants) to cause accountants to consent to the use of their audit reports relating to the Southcross Companies in any material relating to the Financing and to provide customary comfort letters; and;
(v)    subject to Section 5.5 hereof and to the extent required for the Financing, furnishing to AMID and its Financing Sources as promptly as practicable with such financial statements, pro forma financial information, financial data, audit reports and other information regarding the Southcross Companies (A) of the type required by Regulation S‑X and Regulation S‑K under the Securities Act for registered offerings of debt securities of AMID and of the type and form customarily included in offering documents used in private placements pursuant to Rule 144A promulgated under the Securities Act (including, to the extent required pursuant to the Securities Act, the report of the Southcross Companies’ auditor thereon and related management discussion and analysis of financial condition and results of operations) or necessary for the preparation of a customary confidential information memorandum for credit facility financings to consummate the offering(s) of debt securities or syndication of credit facilities, as applicable, contemplated by the Financing (provided that in no circumstance shall the Southcross Companies be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), or (B) as otherwise reasonably necessary in order to receive customary “comfort” (including “negative assurance” comfort) from the Southcross Companies’ independent accountants with respect to the financial information to be included in such offering documents (all such information in clauses (A) and (B) of this clause (v), the “Required Information”);
(vi)    taking such actions as are reasonably requested by AMID or the Financing Sources to facilitate the satisfaction of the conditions to the Financing, including obtaining reasonably requested legal opinions from Holdings LP’s legal counsel and cooperating reasonably

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with AMID’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Financing;
(vii)    executing and delivering, at and effective as of the Closing, such definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents, borrowing base certificates, solvency certificates or other certificates, documents and instruments relating to guarantees, the pledge of collateral and similar documents, as may be reasonably requested by AMID in connection with the Financing, and otherwise reasonably facilitating the pledging of collateral and cooperating reasonably in connection with the pay‑off of existing Indebtedness and the release of related Liens, and negotiating and delivering customary payoff and release letters as may be reasonably requested by AMID in connection with the Financing and AMID’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Southcross Companies at and effective as of the Closing;
(viii)    taking all corporate or other actions and providing such other assistance reasonably necessary or reasonably requested by AMID to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Southcross Companies’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing);
(ix)    at least five Business Days prior to Closing, providing such documentation and other information about each member of the Southcross Companies that is reasonably requested by the Financing Sources and the Financing Sources reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;
(x)    taking all corporate or other actions, and providing such other assistance, reasonably necessary or reasonably requested by AMID to permit the consummation of the Financing and to permit the proceeds thereof, including any high yield financing, together with the cash at the Southcross Companies to be made available to AMID at the Closing to consummate the Transactions; and
(xi)    obtaining, not later than two Business Days prior to the Closing, the Debt Payoff Letters to be delivered at Closing.
(b)    Holdings LP will, and will cause the Southcross Companies to, periodically update any Required Information to be included in any offering document to be used in connection with the Financing prior to the commencement of a period (the “Marketing Period”) of at least 20 consecutive Business Days commencing on the date on which all Required Information has been delivered to AMID and the Financing Sources. Holdings LP agrees that it shall inform AMID if it becomes aware that any Required Information contains any untrue statement of material fact or omits any material fact necessary in order to make the statements contained therein not incorrect

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or misleading. Holdings LP hereby consents to the use of the Southcross Companies’ logos in connection with the Financing.
(c)    Notwithstanding anything to the contrary contained in Sections 5.13(a) or 5.13(b), nothing in this Agreement shall require (i) any cooperation or other action to the extent that it would unreasonably interfere with the business or operations of the Southcross Companies, (ii) any cooperation that would require Holdings LP or any Southcross Company to take any action that will conflict with or violate its Organizational Documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which Holdings LP or any of the Southcross Companies is a party as of the date hereof, or (iii) the board of directors (or other governing body) of Holdings LP or any of the Southcross Companies to approve any financing or agreements related thereto (or any alternative financing) prior to the Effective Time.
Section 5.13    Interim Financial Statements. Until the Closing Date, Holdings LP shall deliver to AMID, within 40 days after the end of each calendar month, a copy of the unaudited balance sheet reflecting the operations of the Southcross Companies as of the end of each such calendar month, and the related unaudited statements of operations, partners’ capital and noncontrolling interests and cash flows for such calendar month, prepared in a manner and containing information consistent with the Southcross Companies’ current practices.
Section 5.14    Contribution.
(a)    Prior to the Closing, Holdings LP shall prepare and file a certificate of formation of SXH Holdings with the Secretary of State of the State of Delaware; provided that Holdings LP shall first give AMID a reasonable opportunity to review and comment thereon in advance. SXH Holdings will be formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Initial Contribution, will have engaged in no other business activities and will have incurred no liabilities or obligations other than (i) annual franchise taxes and (ii) as expressly contemplated herein.
(b)    On the Formation Date, Holdings LP shall execute a limited liability company agreement for SXH Holdings; provided that Holdings LP shall first give AMID a reasonable opportunity to review and comment thereon in advance.
(c)    Immediately prior to the Effective Time, Holdings LP and SXH Holdings shall effect the Initial Contribution.
Section 5.15    Books and Records.
(a)    To the extent not located at a facility that will be owned or leased by a Holdings Company at Closing, at or prior to the Closing, Holdings LP shall, and shall cause its partners and Affiliates to, deliver to the AMID Entities, or to a Holdings Company facility, all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to

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the business and operations of the Holdings Companies, that are in the possession of or under the control of Holdings LP and Holdings GP.
(b)    Notwithstanding the foregoing, Holdings LP, Holdings GP and its partners and Affiliates (not including the Holdings Companies) shall have the right to retain (a) photocopies of all books and records of the Holdings Companies, in each case, relating to periods ending on or prior to the Closing Date (i) as required by any Governmental Authority, including any applicable Law or regulatory request or (ii) as may be reasonably necessary for Holdings LP its partners and their respective Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, (b) all data room materials, photocopies of bids and all books and records (including any financial analysis relating to such bids) prepared in connection with the Transactions and the SXE Merger Transaction, including (1) any books and records that may be relevant in connection with any indemnity claims arising under this Agreement or the defense of disputes arising under this Agreement or the Transaction Documents or (2) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Holdings LP, and its Affiliates and the Southcross Companies, and (c) any books and records to the extent reasonably necessary to prepare Holdings LP’s and Holdings GP’s financial statements and Tax Returns (collectively, the “Records”). Additionally, after the Closing Date, AMID will grant to Holdings LP (or its Representatives) reasonable access following reasonable advance notice at all reasonable times to the Records, and will afford Holdings LP and its Representatives the right to make copies thereof at Holdings LP’s sole expense, to the extent reasonably necessary to prepare Holdings LP or Holdings GP financial statements or Tax Returns; provided that such access shall not unreasonably interfere with the business or operations of AMID or its employees. AMID will maintain the Records in accordance with AMID’s document retention policies. Any such materials retained by Holdings LP, its partners and Affiliates shall be considered “Confidential Information” as such term is defined in the Confidentiality Agreement and each of them shall hold such materials in confidence in accordance with the terms of the Confidentiality Agreement; provided for the avoidance of doubt that the requirements of this Section 5.16 shall survive any termination of the Confidentiality Agreement and provided, further that Holdings LP shall be able to use and disclose such information as required in connection with its financial statements and Tax Returns. Prior to Closing, if reasonably requested by Holdings LP, and at the sole cost and expense of Holdings LP, the AMID Entities and Holdings LP will use commercially reasonable efforts to address and resolve any needs identified by Holdings LP with respect to the assistance of personnel of AMID and its Subsidiaries that may be required by Holdings LP after Closing with respect to the preparation of Holdings LP’s Tax Returns and financial statements.
(c)    Holdings LP shall be permitted to remove any and all books and records (including any electronic records) of Holdings LP and Holdings GP from any Holdings Company facilities that do not relate to the operation of the business of the Holdings Companies, and from and after Closing the AMID Entities shall reasonably cooperate with Holdings LP and provide Holdings LP reasonable access to the Holdings Company facilities with respect thereto.

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Section 5.16    SXE Credit Facilities.
(a)    If the SXE Merger Transaction is not closing immediately after Closing, then with respect to the SXE Credit Facilities, at least five business days prior to the Closing Date, Holdings LP shall provide to AMID (i) a payoff letter (the “SXE Payoff Letter”), which will provide the dollar amount of all indebtedness required to be paid under the SXE Credit Facilities in order to fully pay off the SXE Credit Facilities as of the Closing and to release all Liens and guarantees thereunder upon such payment, executed by the applicable administrative agent for the lenders (and, to the extent of any consent needed by any lenders or by any other Person that is the beneficiary of any Liens securing the SXE Credit Facilities, by such lenders or other such Person) under the respective SXE Credit Facilities on terms and conditions reasonably satisfactory to AMID GP, such terms to include either (A) the administrative agent’s (on behalf of the lenders and any other Person that is the beneficiary of any Liens securing the SXE Credit Facilities) affirmative covenant to file all necessary UCC and Lien terminations within five business days following the Closing Date, or (B) such administrative agent’s (on behalf of the lenders and any other Person that is the beneficiary of any Liens securing the SXE Credit Facilities) express authorization for the AMID Entities to have any such documents filed on behalf of the administrative agent, lenders or any other Person that is the beneficiary of any Lien securing the SXE Credit Facilities, and (ii) to the extent such agreements have not otherwise been terminated prior to such date, evidence of the consent of Wells Fargo Bank, N.A., as administrative agent under the SXE Revolving Credit Agreement, to terminate the Investment Agreement and the Backstop Letter upon the receipt of payment all amounts set forth in the SXE Payoff Letter and pursuant to Section 6.3(d) hereof.
(b)    In the event Qualifying Notes (as defined in the Investment Agreement) shall have been issued in accordance with Section 5.1(a)(ii) pursuant to the Investment Agreement, Backstop Letter or an investment in SXE that reduces the Committed Amount (as defined in the Investment Agreement), at least five business days prior to the Closing Date SXE shall provide to AMID a payoff letter (the “Qualifying Notes Payoff Letter”), which will provide the dollar amount of indebtedness required to be paid under the Qualifying Notes in order to fully pay off such Qualifying Notes as of the Closing, executed by Holdings LP and/or the Sponsors (as defined in the Backstop Letter), as applicable, on terms and conditions reasonably satisfactory to AMID GP and the applicable Sponsors (as defined in the Backstop Letter).
Section 5.17    Actions of Holdings LP Following the ClosingSection 5.18    . During the Restricted Period, Holdings LP shall not directly or indirectly: (i) sell, transfer, disburse, distribute, dispose of, pledge or assign any AMID Securities or AMID GP Class D Units, (ii) (a) distribute any cash distributions received on the AMID Securities or AMID GP Class D Units other than by making any required tax distributions pursuant to the Holdings LP Organizational Documents in effect as of the date hereof, (b) use such cash distributions to pay any expenses (other than Administrative Expenses of Holdings LP or Holdings GP not to exceed $2 million per year), (c) use such cash distributions to otherwise satisfy any cash requirements of Holdings LP or any other Person; provided, however, that Holdings LP shall be permitted to use such cash distributions to make capital contributions to AMID or AMID GP if Holdings LP receives AMID Securities or Equity Interests in AMID GP with respect to such capital contributions, which shall be held by Holdings LP subject to the restrictions in this Section 5.17, or (d) invest such cash distributions

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other than in an interest-bearing account with a bank, (iii) incur or guarantee any Indebtedness, (iv) create, incur, assume or permit to exist any Liens on its assets or (v) engage in any business or activities other than holding AMID Securities, AMID Options, AMID GP Class D Units, or any other Equity Interests of the AMID Entities, satisfying its contractual obligations hereunder and under the Transaction Documents, preparing financial statements and Tax Returns, and other matters ancillary thereto. Holdings LP shall provide AMID with prompt notice of any breach, or facts which would reasonably be expected to give rise to a breach, of this Section 5.17. Holdings LP acknowledges and agrees that AMID will direct its transfer agent to place stop transfer restrictions upon any AMID Securities held by Holdings LP to effect the restrictions set forth in this Section 5.17. The “Restricted Period” means the period from (x) the Closing Date until (y) the date upon which all Special Indemnity Matters are finally resolved (whether through settlement, final non-appealable judgment, dismissal with prejudice or otherwise) (subparagraph (y), the “Special Indemnity Resolution Date”); provided, however, that if on the Special Indemnity Resolution Date, there is any bona fide claim for indemnification (other than claims for which the General Indemnity Escrow Units are the sole and exclusive remedy as set forth in Section 8.4(h)) that has been made by the AMID Indemnified Parties pursuant to and in accordance with Article VIII of this Agreement and that remains unresolved or is outstanding (“Open Claims”), the Restricted Period shall be extended until such time as the Open Claims are resolved, and upon such resolution the Restricted Period shall end. For the avoidance of doubt the obligations of this Section 5.17 shall be of no further effect from and after the end of the Restricted Period.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Conditions to Each Party’s Obligation. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law), at or prior to Closing, of each of the following conditions:
(a)    Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.
(b)    No Injunctions or Restraints. No Law, injunction judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.
(c)    Escrow Agreement. The Escrow Agent shall have duly executed and delivered to AMID and Holdings LP, an escrow agreement, substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”).
Section 6.2    Conditions to Obligations of the AMID Entities. The obligations of the AMID Entities to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law), at or prior to Closing, of each of the following conditions:

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(a)    Representations and Warranties of Holdings LP. The representations and warranties set forth in Sections 3.1, 3.2, and 3.21 (i) that include any materiality or Southcross Material Adverse Effect qualifiers will be true and correct in all respects both as of the Execution Date and as of the Closing Date as if remade thereon and (ii) that do not include any materiality or Southcross Material Adverse Effect qualifiers will be true and correct in all material respects both as of the Execution Date and as of the Closing Date as if remade thereon (except in each case of each of clauses (i) and (ii) to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). The representations and warranties set forth in Section 3.3 shall be true and correct in all respects, other than immaterial inaccuracies, both as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). All other representations and warranties of Holdings LP contained in Article III of this Agreement will be true and correct in all respects (without regard to any qualification as to materiality or Southcross Material Adverse Effect) both as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Southcross Material Adverse Effect.
(b)    Performance of Obligations of Southcross. Holdings LP will have performed and complied in all material respects with all the covenants required by this Agreement or any Transaction Document to be performed or complied with by it prior to or at the Closing.
(c)    Southcross Closing Deliveries. Holdings LP shall have delivered, or caused to be delivered, each of the items set forth in Section 6.5.
(d)    Consents and Approvals. The authorizations, consents and approvals set forth on Schedule 6.2(d), shall have been received and shall be satisfactory in form and substance to the AMID Entities in their reasonable discretion.
(e)    No Southcross Material Adverse Effect. Since the date of this Agreement there, shall not have occurred a Southcross Material Adverse Effect.
(f)    SXE Merger. The conditions set forth in Section 6.1 and Section 6.2 of the SXE Merger Agreement shall have been satisfied or shall be satisfied concurrently with the Closing.
Section 6.3    Conditions to Obligations of Southcross. The obligations of Holdings LP to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law), at or prior to Closing, of each of the following conditions:
(a)    Representations and Warranties of AMID. The representations and warranties set forth in Sections 4.1, 4.2, and 4.7 that include any materiality or AMID Material Adverse Effect qualifiers will be true and correct in all respects both as of the Execution Date and as of the Closing Date as if remade thereon and (ii) that do not include any materiality or AMID Material Adverse Effect qualifiers will be true and correct in all material respects as of the Execution Date and as of the Closing Date as if remade thereon (except in each case of each of clauses (i) and (ii) to the extent such representations and warranties speak to an earlier date, in which case as of

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such earlier date). The representations and warranties set forth in Section 4.3 shall be true and correct in all respects, other than immaterial inaccuracies, both as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). All other representations and warranties of the AMID Entities contained in Article IV of this Agreement will be true and correct in all respects (without regard to any qualification as to materiality or AMID Material Adverse Effect) both as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a AMID Material Adverse Effect.
(b)    Performance of Obligations of AMID. AMID and AMID GP will have performed or caused its Affiliates to have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it or them prior to or at the Closing.
(c)    AMID Closing Deliveries. The AMID Entities shall have delivered, or caused to be delivered, each of the items set forth in Section 6.6.
(d)    SXE Credit Facility. At Closing, AMID shall pay or caused to be paid on behalf of SXE, (i) to such account or accounts as designated in the SXE Payoff Letter by the applicable lender or administrative agent and in accordance with the terms of the SXE Payoff Letter, the dollar amount of all indebtedness and any other amounts required to be paid under the SXE Credit Facilities in order to fully pay off the SXE Credit Facilities, and (ii) as applicable, to such account or accounts as designated in the Qualifying Notes Payoff Letter by Holdings LP and/or the Sponsors (as defined in the Backstop Letter), as applicable, and in accordance with the terms of the Qualifying Notes Payoff Letter, the dollar amount of all indebtedness and any other amounts required to be paid under the Qualifying Notes (as defined in the Investment Agreement) in order to fully pay off such Qualifying Notes.
Section 6.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure (or its Affiliates’ failure) to use its reasonable best efforts to consummate the Transactions, or other breach of or noncompliance with this Agreement.
Section 6.5    Southcross Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Holdings LP will execute and deliver (or cause to be executed and delivered) to the AMID Entities each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) to the AMID Entities each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):
(a)    the Contributed Companies Assignment Instrument, duly executed by Holdings LP and SXH Holdings;
(b)    the SXH Holdings Assignment Instrument, duly executed by Holdings LP;

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(c)    the Escrow Agreement, duly executed by Holdings LP; and
(d)    a certificate, dated as of the Closing Date, signed by an officer of Holdings GP, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied.
(e)    a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to AMID GP, in which the payee shall (i) provide the dollar amount required to be paid with respect to such Payoff Indebtedness in order to fully pay off such Payoff Indebtedness as of the Closing and to release all Liens thereunder upon such payment; and (ii) either (A) agree to either file all necessary UCC and Lien terminations within five Business Days following the Closing Date, or (B) expressly authorize the AMID Entities to have any such documents filed on the lenders’ behalf (each such payoff letter, a “Debt Payoff Letter”);
(f)    a duly executed lock-up agreement from Holdings LP in substantially the form attached hereto as Exhibit F;
(g)    the AMID GP Agreement Amendment, duly executed by Holdings LP; and
(h)    the FIRPTA certificate as set forth in Section 5.8(g).
Section 6.6    AMID’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the AMID Entities will execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):
(a)    the SXH Holdings Assignment Instrument, duly executed by AMID or its permitted assignee;
(b)    a certificate, dated as of the Closing Date, signed by an officer of AMID, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;
(c)    the Escrow Agreement, duly executed by AMID or its permitted assignee;
(d)    the AMID Partnership Agreement Amendment (with such AMID Partnership Agreement Amendment to be effective at or immediately prior to the Effective Time, duly executed);
(e)    the AMID GP Agreement Amendment, duly executed by Highpoint Infrastructure Partners, LLC, AMID GP Holdings, LLC and LB3 Services (the “AMID GP Members”), and any other members of AMID GP required to execute or approve the AMID GP Agreement Amendment; and
(f)    each of the issuances, payments and deposits constituting a part of the Consideration pursuant to, and in accordance with, Section 2.2.

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ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    by the mutual written consent of Holdings LP and AMID;
(b)    by either Holdings LP or the AMID Entities:
(i)    if the Closing shall not have been consummated on or before June 1, 2018 (the “Outside Date”), including as a result of a Funding Failure; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to any party whose breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date or (B) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.7; or
(ii)    if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement;
(c)    (i) by the AMID Entities, if the SXE Merger Agreement shall have been terminated pursuant to Section 7.1(b) of the SXE Merger Agreement or Section 7.1(c) of the SXE Merger Agreement; or (ii) by Holdings LP, if the SXE Merger Agreement shall have been terminated pursuant to Section 7.1(d) of the SXE Merger Agreement.
(d)    by the AMID Entities, if Holdings LP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Holdings LP set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a), (b) or (e) and (ii) is incapable of being cured, or is not cured by Holdings LP within 30 days following receipt of written notice from AMID of such breach or failure; provided that AMID shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if any AMID Entity is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(e)    by Holdings LP, if the AMID Entities shall have breached or failed to perform any of their covenants or agreements set forth in this Agreement (or if any of the representations or warranties of AMID set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) is incapable of being cured, or is not cured, by AMID within 30 days following receipt of written notice from Holdings LP of such breach or failure; provided that Holdings LP shall not have the right to terminate this Agreement pursuant to this

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Section 7.1(e) if Holdings LP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and
(f)    by the AMID Entities, (i) if Holdings LP has received any written notice that would result in a breach of the representation and warranty set forth in Section 3.17(b), which breach is not cured by Holdings LP within 60 days (the “First Cure Period”) or (ii) following the receipt of any such first notice, if Holdings LP has received any subsequent written notice that, without giving effect to such first notice, would result in a breach of the representation and warranty set forth in Section 3.17(b), which breach is not cured by Holdings LP within 30 days; provided, however, that if the breach referred to in clause (i) is cured within such 30 day period, the cure period referred to in this clause (ii) shall be 60 days (the “Second Cure Period”). provided, further, that if the AMID Entities terminate this Agreement pursuant to this Section 7.1(f), the AMID Entities must give Holdings LP written notice of such termination within three Business Days following the end of the First Cure Period or Second Cure Period, as applicable.
Section 7.2    Effect of Termination.
(a)    If this Agreement is terminated by Holdings LP pursuant to either Section 7.1(b)(i) (or is terminated by the AMID Entities pursuant to Section 7.1(b)(i), but Holdings LP also gives notice of termination when Holdings LP has the right to terminate the Agreement pursuant to Section 7.1(b)(i) on the Outside Date), or Section 7.1(e) in either case solely as the result of a Funding Failure, then AMID shall promptly, and in any event within three Business Days after such termination, pay the Reverse Termination Fee as liquidated damages in lieu of all other damages and as Holdings LP’s sole and exclusive remedy against AMID for such termination.
(b)    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.7, in the last sentence of Section 5.5(a), Section 5.5(d), this Section 7.2 and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the AMID Entities, Holdings GP or Holdings LP or their respective directors, officers and Affiliates, except (i) AMID may have liability as provided in Section 7.2(a), and (ii) except as provided in Section 7.2(a) or Section 7.2(c), nothing shall relieve any party from any liability or damages for Fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.
(c)    In the event that this Agreement is terminated by Holdings LP pursuant to either Section 7.1(b)(i) (or is terminated by the AMID Entities, pursuant to Section 7.1(b)(i), but Holdings LP also gives notice of termination when Holdings LP has the right to terminate the Agreement pursuant to Section 7.1(b)(i) on the Outside Date) or Section 7.1(e) in either case solely as the result of a Funding Failure, and Holdings LP receives the Reverse Termination Fee, the actual receipt by Holdings LP of the Reverse Termination Fee shall be deemed to be liquidated damages, and the sole and exclusive remedy of the Southcross Companies and any other Person against AMID or any of its former, current and future equityholders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees, as applicable, and any and all former, current and future heirs,

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executors, administrators, trustees, successors or assigns of any of the foregoing, as applicable (each of the foregoing, a “AMID Related Party”), and no AMID Related Party shall have any other liability or obligation for any or all Damages suffered or incurred by the Southcross Companies or any other Person in connection with this Agreement (and the termination hereof), the Financing, or the Transactions or the transactions contemplated by the Financing, or any matter forming the basis for such termination, and none of the Southcross Companies or any other Person shall be entitled to bring or maintain any other Legal Proceeding against any AMID Related Party arising out of this Agreement (and the termination hereof), the Transactions (and the termination hereof), the Financing, or the transactions contemplated thereby, or any matter forming the basis for such termination.
(d)    Each of the parties acknowledges and agrees that in light of the difficulty of accurately determining actual Damages with respect to the foregoing, solely in the circumstances in which the Reverse Termination Fee is payable pursuant to this Section 7.2, the amount of the Reverse Termination Fee payable by AMID to Holdings LP, constitutes a reasonable estimate of the Damages that will be suffered by Holdings LP by reason of any such termination of this Agreement in the circumstances contemplated by this Section 7.2 and constitutes liquidated damages (and not a penalty).

ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the expiration of the General Survival Period; provided, however, that (a) the Fundamental Representations and any representation in the case of Fraud shall survive the Closing for a period of 20 years, and (b) the representations and warranties contained in Section 3.10 (relating to Taxes), Section 4.9 (relating to Taxes) and Section 4.10(g)-(v) (relating to Taxes) shall survive the Closing Date until the date that is 60 days following the expiration of applicable statute of limitations period with respect to each such representation and warranty. The covenants and agreements of the parties contained in this Agreement that are to be performed after the Closing will survive the Closing in accordance with their terms; provided that the right of any party to make a claim for breach of any covenant of a party that is (x) to be performed or satisfied at or before the Closing, will terminate 12 months after the Closing Date or (y) to be performed or satisfied after the Closing, will terminate 30 days following the expiration of the applicable statute of limitations period.
Section 8.2    Indemnification of AMID by Southcross. Subject to the applicable limitations set forth in Section 8.4, Holdings LP hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless, without duplication, AMID, AMID GP, their Affiliates and each of their respective directors, managers, officers, partners, members, shareholders, and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “AMID Indemnified Persons”), from and against any and all Damages suffered or incurred by any of the AMID Indemnified Persons, to the extent arising out of or resulting from: (a) the inaccuracy or breach of any representation or warranty made by Holdings LP in Article III or any Transaction

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Document; (b) any nonfulfillment or breach by Holdings LP of any covenant or agreement made or to be made by Holdings LP under this Agreement or any Transaction Document; (c) any Transaction Expenses charged to AMID, SXH Holdings or any of their Affiliates that shall not have been reflected in the Post-Closing Statement and (d) the Special Indemnity Matters.
Section 8.3    Indemnification of Southcross by AMID. Subject to the applicable limitations set forth in Section 8.4, AMID hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless, without duplication, Holdings LP, its Affiliates and each of their respective directors, managers, officers, partners, members, shareholders, and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Southcross Indemnified Persons”), from and against any and all Damages suffered or incurred by any of the Southcross Indemnified Persons, to the extent arising out of or resulting from: (a) the inaccuracy or breach of any representation or warranty made by the AMID Entities in Article IV or any Transaction Document and (b) any nonfulfillment or breach by any AMID Entity of any covenant or agreement made by or to be made by the AMID Entities under this Agreement or any Transaction Document.
Section 8.4    Limitations.
(a)    If any individual claim or series of related claims (if such claim or series of related claims arise out of the same or similar facts or circumstances) for indemnification by the AMID Indemnified Persons or Southcross Indemnified Persons that is subject to indemnification under Section 8.2(a) or Section 8.3(a), respectively, results in Damages that do not exceed $25,000 (each, a “De Minimis Threshold”) then such Damages will not be deemed to be Damages under this Agreement and will not be eligible for indemnification under this Article VIII. The AMID Indemnified Persons will be entitled to be indemnified pursuant to Section 8.2(a) for Damages, but only if and to the extent that the aggregate amount of all such Damages exceeds $1,000,000. The Southcross Indemnified Persons will be entitled to be indemnified pursuant to Section 8.3(a) for Damages, but only if and to the extent that the aggregate amount of all such Damages exceeds $1,000,000.
(b)    Except as set forth in Section 8.4(g), (i) Holdings LP’s liability to the AMID Indemnified Persons under Section 8.2(a) will be limited in the aggregate to the General Indemnity Escrow Fund, and (ii) AMID’s liability to the Southcross Indemnified Persons under Section 8.3(a) will be limited in the aggregate to $21,000,000.
(c)    The AMID Indemnified Persons will be entitled to be indemnified pursuant to Section 8.2(d), in the manner and subject to the limitations set forth in this Agreement, including those set forth on Schedule 9.14(f).
(d)    No Indemnifying Person will be liable for any Damages that are subject to indemnification under Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b) unless a written demand for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person in accordance with the claims procedure referred to in Section 8.5(a) prior to 5:00 P.M. Central Time on the date pursuant to Section 8.1 on which the survival period of the applicable representations and warranties or covenants expires.

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(e)    Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any party or any of its Affiliates be entitled to recover more than one time for any Damages under this Agreement, and to the extent a party or any of its Affiliates is compensated in full for a matter through the adjustments provided for in Section 2.4, such party and its Affiliates will not have a separate right to indemnification for such matter.
(f)    Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining (i) the accuracy of any representation or warranty subject to indemnification under Section 8.2(a) or Section 8.3(a) (other than the representation and warranty in Section 3.7(a)) and (ii) the amount of Damages resulting from any inaccuracy of any such representation or warranty, all “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded.
(g)    Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to any Damages arising out of or relating to the inaccuracy or breach of any Fundamental Representation, the inaccuracy or breach of any representation, warranty or covenant with respect to Taxes, a claim for breach of any covenant of a party, claims for Damages arising out of or relating to the Special Indemnity Matters (other than as set forth in Section 8.4(c)) or to the inaccuracy or breach of any representation or warranty in the event of Fraud; provided, however, except for claims for Fraud, in no circumstance shall the maximum indemnification liability of Holdings LP under Section 8.2(a) exceed in the aggregate the value of the Consideration (plus any distributions paid thereon).
(h)    Subject to the other limitations contained in Section 8.4, recovery against the General Indemnity Escrow Units (together with cash from any distributions paid in respect thereof) pursuant to Section 8.6 with respect to claims for indemnification pursuant to Section 8.2(a) (other than claims for Damages arising out of or relating to the inaccuracy or breach of any Fundamental Representation, any representation or warranty with respect to Taxes, or any representation or warranty in the event of Fraud) constitutes AMID Indemnified Persons’ sole and exclusive remedy for any and all Damages relating to or arising from any claim that is subject to indemnification under Section 8.2(a).
(i)    In the event that Holdings LP becomes obligated to AMID under the terms of Article VIII in respect of any Damages (as determined by a final order, judgment or decision of a court of competent jurisdiction or by mutual written agreement between AMID and Holdings LP) with respect to any claims for indemnification under Section 8.2 for which the General Indemnity Escrow Units are not the sole recourse under Section 8.4(h), AMID shall be entitled to elect to receive, at its sole discretion, and Holdings LP shall be required to return to AMID, such amount of cash, AMID Common Units, AMID Preferred Units, AMID GP Class D Units, or any other assets of Holdings LP, or any combination of the foregoing, with an aggregate value equal to the amount of Damages for which the AMID Indemnified Parties are entitled to indemnification. The value of any AMID Common Units to be returned to AMID under this Section 8.4(i) shall be calculated based on the 20-day volume weighted average price of the AMID Common Units ending three trading days prior to the date of payment. The value of any AMID Preferred Units, AMID GP Class D Units or any other assets to be returned to AMID under this Section 8.4(i) shall be calculated

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based on the fair market value thereof at the time Holdings LP becomes obligated pursuant to this Section 8.4(i). For purposes of this Section 8.4(i) “fair market value” shall be determined by (A) the mutual agreement of AMID and Holdings LP or (B) if AMID and Holdings LP cannot mutually agree on fair market value, AMID and Holdings LP will mutually select and engage an independent third party appraiser (the “Appraiser”) (or if AMID and Holdings LP are unable to agree within 10 days upon such independent third party appraiser, then each will promptly select an independent third party appraiser, who will then select an independent third party appraiser, which third selected independent third party appraiser will then serve as the sole Appraiser hereunder). In connection with the engagement of the Appraiser, AMID and Holdings LP will execute such engagement, indemnity and other agreements as the Appraiser may reasonably require as a condition to such engagement. The Appraiser will determine as promptly as practicable, but in any event within the 30 days after the selection of the Appraiser and execution and delivery of such engagement, indemnity or other agreements, the fair market value of the AMID Preferred Units, AMID GP Class D Units or any other assets, as applicable. The determination of the Appraiser with respect to such fair market value determination will be final, conclusive and binding on the parties. The fees and expenses of the Appraiser will be borne 50% by AMID and 50% by Holdings LP.
Section 8.5    Claims Procedures.
(a)    Promptly after receipt by a Person seeking indemnification (the “Indemnified Person”) of notice (i) of the commencement or assertion of any claim or Legal Proceeding by a third party or (ii) of facts causing any Indemnified Person to believe it has a claim for indemnification hereunder (an “Indemnity Claim”), such Indemnified Person will give prompt written notice thereof (the “Claim Notice”) to Holdings LP or to AMID, as applicable (Holdings LP or AMID, as applicable, the “Indemnifying Person”). Notwithstanding the foregoing, as long as the Claim Notice is given within the applicable survival period set forth in Section 8.1, the failure to so notify the Indemnifying Person will not relieve the Indemnifying Person of its obligations or liability hereunder, except to the extent such failure materially prejudices the Indemnifying Person. The Claim Notice will describe the Indemnity Claim in reasonable detail, and will indicate the amount (estimated, if necessary) of the Damages that has been or may be suffered and the provisions under this Agreement on which such claim is based. The Indemnified Person and the Indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Indemnity Claim.
(b)    As to the defense of an Indemnity Claim arising from a third party action, the Indemnifying Person will be, subject to the limitations set forth in this Section 8.5 and subject to the Indemnifying Person’s prior confirmation in writing to the Indemnified Person(s) that the Indemnity Claim is covered as an indemnified claim under this Agreement within 30 days of receipt of a Claim Notice from the Indemnified Person, entitled to assume control of and appoint lead counsel reasonably satisfactory to the Indemnified Person for such defense, at the cost of the Indemnifying Person. The Indemnifying Person will keep the Indemnified Person(s) advised of the status of such third party action and the defense thereof on a reasonably current basis and will consider in good faith the recommendations made by the Indemnified Person(s) with respect thereto. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person(s) for any period during which the Indemnifying Person has failed to assume the defense thereof. If the Indemnifying Person assumes the control of the defense of any third

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party action in accordance with the provisions of this Section 8.5, the Indemnified Person(s) will be entitled to participate in the defense of any such third party action and to engage, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the Indemnifying Person will continue to control such defense. Notwithstanding the foregoing, the Indemnifying Person will not be able to control the defense of any claim arising from a third party action if the third party action is (A) for equitable or injunctive relief or any claim that would impose criminal liability or criminal damages, (B) in the reasonable opinion of the Indemnified Person(s), the third party action could have a material adverse effect on its business, assets, liabilities, condition (financial or otherwise) or results of operations of the Indemnified Persons, or (C) the claim alleges Damages in excess of the Indemnifying Person’s maximum indemnification obligations under this Agreement.
(c)    Subject to Section 8.5(d), if the Indemnifying Person does not expressly elect to assume the defense of such third party action within the time period and otherwise in accordance with the first sentence of this Section 8.5(b), is not otherwise entitled to assume the defense of such third party action under the last sentence of Section 8.5(b) or after assuming the defense of a third party action, fails to take commercially reasonable steps necessary to diligently defend such third party action, the Indemnified Person(s) shall have the sole right to assume the defense of and to settle such third party action, at the cost and expense of the Indemnifying Person.
(d)    If the Indemnified Person has assumed the defense of a third party action pursuant to this Section 8.5, (i) it shall use commercially reasonable efforts to diligently defend such third party action, (ii) it will keep the Indemnifying Person advised of the status of such third party action and the defense thereof on a reasonably current basis, (iii) it will reasonably consult with the Indemnifying Person with respect to the defense and settlement thereof, (iv) it will consider in good faith the recommendations made by the Indemnifying Person with respect thereto and (v) it will not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, delayed or conditioned).
(e)    Notwithstanding the foregoing, (i) the Indemnifying Person will obtain the prior written consent of the Indemnified Person(s) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Indemnity Claim if the settlement requires an admission of guilt or wrongdoing on the part of the Indemnified Person(s), subjects the Indemnified Person(s) to criminal liability or does not unconditionally release the Indemnified Person(s) from all liabilities and obligations with respect to such Indemnity Claim or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the Indemnified Person(s) and (ii) the Indemnified Person(s) will be entitled to participate in the defense of such Indemnity Claim and to engage separate counsel of its choice for such purpose at its own cost and expense unless (A) the engagement of such counsel or incurrence of such expenses shall have been specifically authorized in writing by the Indemnifying Person or (iii) the named parties to the third party action include both an Indemnified Person(s) and an Indemnifying Person, and the Indemnified Person(s) reasonably determines after consultation with outside legal counsel that representation by counsel to the Indemnifying Person of both the Indemnifying Person, and the Indemnified Person(s) would present such counsel with a conflict of interest.

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(f)    Each party will cooperate in the defense or prosecution of any Indemnity Claim arising from a third party action and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith. The Indemnifying Person will reimburse the Indemnified Person(s) for all costs and expenses incurred by the Indemnified Person(s) in connection with the investigation and defense of the third party action prior to the date the Indemnifying Person validly exercised its right to assume the investigation and defense of the third party action.
(g)    In the case of an Indemnity Claim not based upon a third party action (“Direct Claim”), the Indemnifying Person shall have 20 days from its receipt of the Claim Notice to either (i) admit its obligation to provide indemnification, (ii) agree that the Indemnified Person(s) is entitled to receive part, but not all of the indemnification obligation or (ii) dispute the Claim for indemnification, and provide a written explanation for its position and supporting documentation. If the Indemnifying Person does not notify the Indemnified Person(s) within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Person disputes its liability to the Indemnified Person(s) hereunder, such Direct Claim specified by the Indemnified Person(s) in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Person hereunder and the Indemnifying Person shall pay the amount of such liability to the Indemnified Person(s) on demand. In the event that the Indemnifying Person disputes a Claim Notice for a Direct Claim, the parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the parties are unable to resolve the dispute within 120 days after the Indemnifying Person first receives the Claim Notice for a Direct Claim, then the Indemnified Person(s) may seek any remedy available to it under this Agreement.
Section 8.6    Claims Against Indemnity Escrow Units.
(a)    Pursuant to Section 2.2, at the Closing, AMID shall transfer the Indemnity Escrow Units to the Escrow Agent, as escrow agent to AMID and Holdings LP, for deposit into the Indemnity Escrow Fund. The Indemnity Escrow Units shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.
(b)    The Indemnity Escrow Units (together with cash from any distributions paid in respect of such Indemnity Escrow Units) shall be disbursed by the Escrow Agent as follows:
(i)    pursuant to Section 8.6(c) in accordance with written instructions that are jointly signed by Holdings LP and AMID, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”);
(ii)    pursuant to a final, non-appealable award, judgment, decision or order rendered by a court of competent jurisdiction specifying the amount of Indemnity Escrow Units (which shall be rounded to the nearest whole unit upon each disbursement) to be released and the Person or Persons to whom such Indemnity Escrow Units shall be released, together with cash from any distributions paid in respect of such released Indemnity Escrow Units; or
(iii)    as otherwise provided in the Escrow Agreement.

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(c)    In the event that Holdings LP becomes obligated to AMID under the terms of Article VIII in respect of any Damages (as determined by a final order, judgment or decision of a court of competent jurisdiction or by mutual written agreement between AMID and Holdings LP) and at such time there are remaining Indemnity Escrow Units (together with cash from any distributions paid thereon) in the Indemnity Escrow Fund, then, except as provided in Section 8.4(i), Holdings LP and AMID shall execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release to AMID that portion of the Indemnity Escrow Units required to satisfy such obligation (to the extent the Indemnity Escrow Units (together with cash from any distributions paid thereon) then remaining in the Indemnity Escrow Fund are sufficient to satisfy such obligation). The number of Indemnity Escrow Units to be disbursed hereunder shall be determined by dividing the amount of Damages in respect of which Holdings LP is obligated by the applicable Equity Price, rounded to the nearest whole unit, and neither such number of Indemnity Escrow Units nor such Damages shall be reduced by the disbursement of any cash from any distributions paid in respect thereof.
(d)    Notwithstanding anything to the contrary set forth herein, (i) the General Indemnity Escrow Units and the Special Indemnity Escrow Units shall be held in separate accounts by the Escrow Agent, (ii) if the number of Special Indemnity Escrow Units in the Special Indemnity Escrow Fund is insufficient to cover the entire amount of claims for Special Indemnity Damages, the General Indemnity Escrow Units (together with cash from any distributions paid in respect thereof) may be used to satisfy claims for Special Indemnity Damages at the AMID Indemnified Persons’ sole discretion, and (iii) the Special Indemnity Escrow Units shall not be used to satisfy claims other than those for Special Indemnity Damages, and may not be retained in escrow to satisfy any claims other than those for Special Indemnity Damages.
(e)    If either Holdings LP or AMID shall fail to timely execute and deliver a Joint Instruction Letter when required under this Agreement, Holdings LP or AMID, as applicable, shall be entitled to seek an order, judgment or decision from a court of competent jurisdiction that will enable the Escrow Agent to release to the applicable Person or Persons the portion of the Indemnity Escrow Units (together with cash from any distributions paid in respect thereof) to which they are entitled under this Agreement and to seek to recover losses and reasonable expenses from Holdings LP or AMID, as applicable, as a result of such failure to comply with this Agreement.
(f)    Any notices required to be delivered to the Escrow Agent by AMID instructing the Escrow Agent to retain any Indemnity Escrow Units in the Indemnity Escrow Fund shall be based on AMID’s reasonable estimate, to the extent known or estimable, of the amount of applicable Damages for which the AMID Indemnified Parties are claiming to be indemnified under this Article VIII, which estimate shall not in any way limit the amount of indemnifiable Damages which the AMID Indemnified Parties may recover hereunder.
(g)    In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern as between AMID and Holdings LP.

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Section 8.7    Exclusive Remedy; Waiver of Remedies. Except (a) with respect to (i) matters covered by Section 2.3 and Section 2.4, (ii) any matters relating to Taxes or (iii) Fraud or (b) as otherwise provided in the Transaction Documents, each party acknowledges and agrees that, from and after the Closing (1) the remedies available under Section 5.5(d), Section 5.6, Article VII, this Article VIII and Section 9.7 shall be the sole and exclusive remedies of the parties for any and all claims relating (directly or indirectly) to the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise; and (2) EACH PARTY AGREES THAT IT SHALL NOT SEEK AND HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, RELEASES, DISCHARGES AND SHALL NOT SUE THE OTHER PARTIES FOR, AND SHALL CAUSE ALL OTHER OF ITS INDEMNIFIED PERSONS (EITHER THE SOUTHCROSS INDEMNIFIED PERSONS OR AMID INDEMNIFIED PERSONS, AS APPLICABLE) NOT TO SEEK, AND TO WAIVE, RELEASE, DISCHARGE, AND NOT SUE THE OTHER PARTIES INDEMNIFIED PERSONS (EITHER THE SOUTHCROSS INDEMNIFIED PERSONS OR AMID INDEMNIFIED PERSONS, AS APPLICABLE) FOR, ANY RIGHTS, CLAIMS, CAUSES OF ACTION TO OR FOR INDEMNIFICATION, CONTRIBUTION, COST RECOVERY OR OTHER REMEDY OR RECOURSE (WHETHER ON THE BASIS OF A CLAIM SOUNDING IN TORT, CONTRACT, STATUTE, COMMON LAW OR OTHERWISE) DIRECTLY OR INDIRECTLY WITH RESPECT TO OR IN CONNECTION WITH OR ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, ANY LIABILITIES ARISING PURSUANT TO ENVIRONMENTAL LAWS) OUTSIDE OF THE PROVISIONS OF ARTICLE VII, ARTICLE VIII, SECTION 5.5(D), SECTION 5.6 AND SECTION 9.7 OR AS OTHERWISE PROVIDED IN THE TRANSACTION DOCUMENTS.
Section 8.8    Waiver of Certain Damages. EXCEPT FOR CLAIMS MADE WITH RESPECT TO FRAUD, IN NO EVENT SHALL ANY PARTY (NOR ANY PARTY’S AFFILIATES, OR ITS OR THEIR PAST, PRESENT OR FUTURE DIRECTOR, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY OR REPRESENTATIVES) BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR DAMAGES BASED ON DIMINUTION OF VALUE OR LOST PROFITS, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT, WITH RESPECT TO SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR DAMAGES BASED ON DIMINUTION OF VALUE OR LOST PROFITS, SUCH DAMAGES ARE THE REASONABLY FORESEEABLE RESULT OF THE RELATED BREACH; PROVIDED, HOWEVER, NOTHING IN THIS SECTION 8.8 SHALL PREVENT A PARTY FROM RECOVERING ANY SUCH DAMAGES (INCLUDING FOR AVOIDANCE OF DOUBT, PUNITIVE AND EXEMPLARY DAMAGES) THAT HAVE BEEN AWARDED TO A THIRD PARTY (WHO IS NOT AN AFFILIATE OF A PARTY) IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VIII.
Section 8.9    Right to Bring Claims. The indemnity of each party provided in this Article VIII shall be for the benefit of and extend to each Person that is a Southcross Indemnified Person or an AMID Indemnified Person, as applicable; provided, however, that any claim for indemnity

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under this Article VIII by any such Person must be brought and administered by a party to this Agreement. No Indemnified Person other than Holdings LP and the AMID Entities shall have any rights against either Holdings LP or the AMID Entities under the terms of this Article VIII except as may be exercised on its behalf by the AMID Entities or Holdings LP, as applicable, pursuant to this Section 8.9. Each of Holdings LP and the AMID Entities may elect to exercise or not exercise indemnification rights under this Section 8.9 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 8.9.
Section 8.10    Determination of Amount of Damages. The amount of any Damages for which indemnification is provided under this Article VIII will be limited to the Damages actually suffered by the Indemnified Person and will be computed net of (a) any insurance or other proceeds actually received by the Indemnified Person in connection with such Damages, net in each case of any reasonable costs incurred to recover such proceeds (including any related retrospective premium adjustments resulting from assertion of such claims) (the net amount of such proceeds, the “net proceeds”) or (b) any indemnity, contribution or other similar payment the Indemnified Person actually received from any Person with respect to such Damages (less reasonable costs incurred in obtaining such recovery). Any Indemnified Person that becomes aware of Damages for which it intends to seek indemnification hereunder will, at the sole cost and expense of the Indemnifying Person, use commercially reasonable efforts to make and pursue such claims for any amounts to which it may be entitled under insurance policies or under indemnification agreements with third parties as are reasonably requested by the Indemnifying Person; provided however that under no circumstances will the Indemnified Person be required to commence or prosecute any Legal Proceeding with respect thereto. Under no circumstances shall the possibility of a future insurance recovery be a basis for reducing the Damages subject to indemnification hereunder prior to the actual receipt of such recovery, or for limiting, postponing or delaying satisfaction of any indemnification obligation hereunder or any Indemnified Person’s right to be indemnified, provided that, if any third party recovery or insurance recovery is actually received by the Indemnified Person after having previously received indemnity claim proceeds hereunder, such Party will promptly tender to the respective Party an amount equal to such third party recovery or insurance recovery the amount of the applicable net proceeds up to the amount of any indemnification payments theretofore made in respect of such damages. Notwithstanding the foregoing, in no event shall any cash disbursed from the Indemnity Escrow Fund with respect to distributions paid in respect of the Indemnity Escrow Units reduce the amount of Damages suffered by any Indemnified Person.
Section 8.11    Disclaimer and Waiver of other Representations.
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT, HOLDINGS LP MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND HOLDINGS LP HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE SOUTHCROSS COMPANIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT, THE AMID ENTITIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND THE AMID

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ENTITIES HEREBY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AMID ENTITIES.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT IN ENTERING INTO THIS AGREEMENT, IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE OTHER PARTIES AND THEIR SUBSIDIARIES. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RELIED ONLY UPON THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE OTHER PARTIES AND THEIR SUBSIDIARIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY:
(i)    ACKNOWLEDGES AND AGREES IT HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY THE OTHER PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, PARTNERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE TRANSACTION DOCUMENTS, WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(ii)    ACKNOWLEDGES AND AGREES THAT NEITHER IT, NOR ITS AFFILIATES NOR ANY OF ITS RESPECTIVE DIRECTORS, PARTNERS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE OTHER PARTIES OR THEIR AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, PARTNERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE OTHER PARTIES OR THEIR AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE OTHER PARTIES OR THEIR AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”), EXCEPT IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND

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WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS;
(iii)    ACKNOWLEDGES AND AGREES THAT THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION, AND THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS; AND
(iv)    ACKNOWLEDGES AND AGREES THAT NOTWITHSTANDING ANYTHING IN THE FOREGOING TO CONTRARY, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY PARTY’S CLAIMS MADE IN RESPECT OF FRAUD.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, only by written agreement signed on behalf of all of the parties.
Section 9.2    Extension of Time, Waiver, Etc.. At any time prior to the Closing, any party (with respect to itself only) may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) AMID may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of AMID, (b) no such assignment shall relieve AMID of any of its obligations hereunder and (c) AMID shall have the right to assign its rights hereunder to a Financing Source as collateral security, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing Date. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Except as set forth in the immediately following sentence, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as set forth in Section 5.6 and Article VIII. Any purported assignment not permitted under this Section 9.3 shall be null and void.

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Section 9.4    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
Section 9.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Transaction Documents and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 5.5(d) (Access Indemnification), Section 5.6 (Indemnification and Insurance), Section 7.2 (Effect of Termination), Article VIII (Indemnification), and this Section 9.5 (Entire Agreement; No Third-Party Beneficiary).
Section 9.6    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.
(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties agrees that a judgment, decree or award

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rendered by any such court in Delaware may be enforced in other jurisdictions by suit on the judgment or in any other many provided by Law.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, INCLUDING ANY CLAIM, CAUSE OF ACTION OR LEGAL PROCEEDING) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE FINANCING OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS.
Section 9.7    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.7 in the Delaware Court of Chancery or, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that Holdings LP shall be entitled to specific performance to cause AMID to consummate the Closing if and only if:
(i)    all conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such satisfaction or waiver) have been satisfied or waived;
(ii)    the Financing has been funded or will be funded at the Closing in amounts sufficient for AMID to make the cash payments required to be made pursuant to Section 2.2 and Section 6.3(d);
(iii)    the AMID Entities have failed to consummate the Closing by the date required pursuant to Section 1.2; and
(iv)    Holdings LP has confirmed that if specific performance is granted, then it will take all such actions as are within its control to cause the Closing to occur.
Section 9.8    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which

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is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If prior to Closing to Holdings LP, to:
Southcross Holdings LP
750 Town and Country Boulevard
Suite 950
Houston, Texas 77024
E-mail: Kelly.Jameson@southcrossenergy.com
Attn: Kelly Jameson
with a copy (which shall not constitute notice) to:
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Fax No.: (713) 546-5401
E-mail: bswanstrom@lockelord.com
Attn: H. William Swanstrom
and
Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
Fax No.: 512-391-4818
E-mail: mearley@lockelord.com
Attn: Michelle Earley
If after Closing to Holdings LP, to:

Tailwater Capital LLC
2021 McKinney Ave. Suite 1250
Dallas, TX 75201
E-mail: dcecere@tailwatercapital.com
Attn: David Cecere

and

EIG Management Company, LLC
333 Clay Street, Suite 3500
Houston, Texas 77002
E-mail: Matthew.Hartman@eigpartners.com and wdc.eigpartners.com
Attn: Matthew Hartman

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and

Special A-2 Committee of the Board of Directors of Southcross Holdings GP LLC
c/o Jones Day
717 Texas, Suite 3300
Houston, Texas, 77002
Email: eleitch@jonesday.com and jdinerstein@jonesday.com
Attn: Emily Leitch
with a copy (which shall not constitute notice) to:
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Fax No.: (713) 546-5401
E-mail: bswanstrom@lockelord.com
Attn: H. William Swanstrom
and
Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
Fax No.: 512-391-4818
E-mail: mearley@lockelord.com
Attn: Michelle Earley
If to AMID GP or AMID to:
American Midstream Partners, LP
2103 CityWest Blvd.
Houston, Texas 77042
Email: legal@americanmidstream.com
Attn: General Counsel
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1221 McKinney Street
Houston, Texas 77010-2046
Fax No.: (346) 718-6901
Email:    TFlorey@gibsondunn.com
HHolmes@gibsondunn.com
Attn:    Tull R. Florey
Hillary H. Holmes
with a copy (which shall not constitute notice) to:

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Andrews Kurth Kenyon LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Email: moleary@andrewskurth.com
Attn: G. Michael O’Leary
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 9.9    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or by future legislative action to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 9.10    Rules of Construction; Joint Drafting.
(a)    In construing this Agreement, the following principles will be followed, in each case unless expressly provided otherwise in a particular instance: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement, unless expressly provided otherwise; (v) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto,” “hereby” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (ix) references to “days” are to calendar days, unless the term “Business Days” is used; (x) all references to money refer to the lawful currency of the United States; (xi) references to the “other party” from the perspective of the AMID Entities, refer to Holdings LP, and from the perspective of Holdings LP, refer to the AMID Entities; and (xii) any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
(b)    The parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or

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interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
Section 9.11    Disclosure Schedules. The Southcross Disclosure Schedules and the AMID Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such Southcross Disclosure Schedules or AMID Disclosure Schedules, as applicable, as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Southcross Disclosure Schedules or AMID Disclosure Schedules with respect to such other covenants, representations or warranties or an appropriate cross reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure that such disclosed information is applicable thereto. Additionally, for each of the Southcross Disclosure Schedules or the AMID Disclosure Schedules, the mere inclusion of an item in such Southcross Disclosure Schedule or AMID Disclosure Schedules, as applicable, as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Southcross Disclosure Schedule or AMID Disclosure Schedules, as applicable, that such information is required to be listed in such Southcross Disclosure Schedule or AMID Disclosure Schedule, as applicable, or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Southcross Material Adverse Effect or AMID Material Adverse Effect, as applicable, that such item actually constitutes noncompliance with, or a violation of, any Law, Permit or contract or other topic to which such disclosure is applicable or that such item is outside the Ordinary Course of Business; furthermore, without limiting the generality of the foregoing, the mere inclusion of a contract on Southcross Disclosure Schedule 3.14(a) does not mean that such contract meets, or will meet, the monetary thresholds set forth in the definition of Holdings Company Material Contract; provided for avoidance of doubt all contracts included on Southcross Disclosure Schedule 3.14(a) shall be deemed Holdings Company Material Contracts. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Southcross Disclosure Schedules or the AMID Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Southcross Disclosure Schedules or the AMID Disclosure Schedules, as applicable, in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Southcross Disclosure Schedule or AMID Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Southcross Disclosure Schedules or the AMID Disclosure Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.
Section 9.12    Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are

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expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.
Section 9.13    Conflict Waiver; Privilege.
(a)    Locke Lord LLP has acted as counsel to Holdings LP and the Southcross Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. The AMID Entities agree, and shall cause the Southcross Companies to agree, that, following consummation of the Transactions, such representation and any prior representation of the Southcross Companies by Locke Lord LLP (or any successor) (the “Southcross Law Firm”) shall not preclude the Southcross Law Firm from serving as counsel to Holdings LP or any director, member, shareholder, partner, officer or employee of Holdings GP or Holdings LP, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the SXE Merger Agreement, the Transactions or the SXE Merger Transactions.
(b)    The AMID Entities shall not, and shall cause the Southcross Companies not to, seek or have the Southcross Law Firm disqualified from any such representation based upon the representation of the Southcross Companies by the Southcross Law Firm prior to the Closing. Each of the parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.13 shall not be deemed exclusive of any other rights to which the Southcross Law Firm is entitled whether pursuant to law, contract or otherwise.
(c)    All communications prior to the Closing between Holdings GP, Holdings LP or the Southcross Companies, on the one hand, and the Southcross Law Firm, on the other hand, solely relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Holdings LP and shall not pass to or be claimed by the AMID Entities, SXH Holdings or the Contributed Companies. Accordingly, the AMID Entities and the Southcross Companies shall not have access to any Privileged Communications or to the files of the Southcross Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) Holdings LP (and not the AMID Entities, SXH Holdings or the Contributed Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement,

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and none of the AMID Entities or the Southcross Companies shall be a holder thereof, (ii) to the extent that files of the Southcross Law Firm in respect of such engagement constitute property of the client, only Holdings LP (and not the AMID Entities, SXH Holdings or the Contributed Companies) shall hold such property rights and (iii) the Southcross Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the AMID Entities or the Southcross Companies by reason of any attorney-client relationship between the Southcross Law Firm and the Southcross Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between any of the AMID Entities or their Affiliates (including, following the Closing, SXH Holdings and the Contributed Companies), on the one hand, and a third party other than Holdings LP, on the other hand, such AMID Entity and its Affiliates (including, following the Closing, SXH Holdings and the Contributed Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither any AMID Entity nor any of its Affiliates (including, following the Closing, SXH Holdings and the Contributed Companies) may waive such privilege without the prior written consent of Holdings LP, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that any AMID Entity or any of its Affiliates (including, following the Closing, SXH Holdings and the Contributed Companies) is legally required by an order of a Governmental Authority or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Law, and (y) advisable in the opinion of such AMID Entity’s counsel, then such AMID Entity shall immediately (and, in any event, within five Business Days) notify Holdings LP in writing so that Holdings LP can seek a protective order.
Section 9.14    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Adjustment Escrow Fund” means the Adjustment Escrow Units deposited with the Escrow Agent, as may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any distributions paid in respect thereof.
“Adjustment Escrow Units” means 350,000 AMID Common Units.
“Administrative Expenses” means tax consulting service fees, auditor fees, administration contractor fees, legal fees, transfer agent fees, insurance fees and similar administrative expenses.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“AMID Board” means the board of directors of AMID GP, the general partner of AMID.
“AMID Charter Documents” means, collectively, the certificate of limited partnership of AMID and the AMID Partnership Agreement.

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“AMID Common Units” means common units representing the limited partnership interests of AMID having the rights and obligations specified with respect to the “Common Units” as defined in the AMID Partnership Agreement.
“AMID Disclosure Schedule” means the disclosure letter delivered by AMID to Holdings LP prior to the execution of this Agreement.
“AMID Incentive Distribution Rights” means “Incentive Distribution Rights” as defined in the AMID Partnership Agreement.
“AMID General Partner Units” means the “Notional General Partner Units” as defined in the AMID Partnership Agreement.
“AMID GP Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of AMID GP, dated as of August 10, 2017.
“AMID GP Class D Units” means the “Class D Units” of AMID GP as defined in the AMID GP Agreement, as amended by the AMID GP Agreement Amendment having the rights, powers, privileges and preferences specified therein.
“AMID Material Adverse Effect” means, any change, circumstance, development, event or occurrence that, individually or in the aggregate (a) has a material adverse effect on the business, financial condition or results of operations of the AMID Entities and their Subsidiaries, taken as a whole, or (b) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, by the AMID Entities, on or before the Outside Date.
“AMID Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated April 25, 2016, as amended and supplemented from time to time.
“AMID Partnership Interest” means “Partnership Interest” as defined in the AMID Partnership Agreement.
“AMID Preferred Unit” means a “Series E Preferred Unit” as defined in the AMID Partnership Agreement Amendment.
“AMID Security” means any class or series of equity interest in AMID (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in AMID), including without limitation all Limited Partner Interest (as such term is defined in the AMID Partnership Agreement).
“AMID Unitholders” means, collectively, the holders of outstanding AMID Common Units, AMID Series A Units and AMID Series C Units.
“Applicable Percentage” means a percentage that (a) with respect to AMID, equals the quotient determined by dividing (i) the sum of (x) the dollar amount of consideration set forth in Section 2.2(a)(i)(A), (y) the fair market value of the AMID Preferred Unit Consideration (determined

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using the Equity Price applicable thereto), and (z) the fair market value of the AMID Options described in Section 2.2(a)(iii) as of the Closing Date (which the parties anticipate to be zero), by (ii) the sum of the amount described in clause (i) hereof plus $9,800,000, and (b) with respect to AMID GP, equals 1 minus AMID’s Applicable Percentage.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Backstop Letter” means that certain Backstop Investment Commitment Letter, dated December 29, 2016, and entered into by (a) SXE, (b) Holdings LP, (c) Wells Fargo Bank, N.A., (d) (i) TW Aggregator LP, TW BBTS Aggregator LP, TW Southcross Sidecar II LP, TW Southcross Sidecar II (N-QP) LP, EIG BBTS Holdings, LLC, EIG Energy XV (BBTS) Blocker, LLC, EIG Energy Fund XV Holdings, LP, EIG Energy Fund XV Cayman Blocker, LP, EIG Energy Fund XV (Cayman), L.P., EIG Energy Fund XV-B, L.P., EIG Energy Fund XV-A, L.P., EIG Energy Fund XV, L.P., EIG Energy XIV Blocker (BBTS), LLC, EIG Energy Fund XIV (Cayman), L.P., EIG Energy Fund XIV-B, L.P., EIG Energy Fund XIV-A, L.P. and EIG Energy Fund XIV, L.P., as may be amended from time to time.
“Business” means the business of the Southcross Companies, including the business of (a) natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services business of the Southcross Companies and (a) sourcing, purchasing, transporting and selling natural gas and NGLs.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
“Cash” means, as of a specified date and with respect to the Holdings Companies (other than the SXE Companies), all cash (including petty cash) and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Holdings Companies as of such date calculated in accordance with the Applicable Accounting Principles; provided that “Cash” shall exclude (a) all cash and cash equivalents that constitute “restricted cash” under GAAP or that cannot otherwise be freely used by such Holdings Companies due to restrictions under the Law or contract and (b) all cash equivalents that cannot be reasonably converted to cash in less than 30 days.
“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Disclosure Letter” means the Confidential Disclosure Letter delivered by Holdings LP to AMID concurrently with the execution hereof.

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“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 9, 2017, between AMID and Holdings LP, as it may be amended from time to time.
“Consideration” means (a) the sum of the payments, deposits and issuances contemplated by Section 2.2(a), including the issuance of the AMID Common Unit Consideration, the AMID Preferred Unit Consideration and the AMID Options and (b) the issuance of the AMID GP Class D Unit Consideration pursuant to Section 2.2(b).
“Current Assets” means the consolidated current assets of the Holdings Companies (other than the SXE Companies), determined in accordance with the Applicable Accounting Principles; provided that Current Assets shall exclude Cash. An illustrative computation of Current Assets as of the Balance Sheet Date is set forth on Schedule 9.14(a).
“Current Liabilities” means the consolidated current liabilities of the Holdings Companies (other than the SXE Companies), determined in accordance with the Applicable Accounting Principles; provided Current Liabilities shall (i) include the current portion of any payables related to capital expenditures and (ii) exclude Indebtedness, Transaction Expenses and SXE Transaction Expenses. For the avoidance of doubt, Current Liabilities shall include current liabilities incurred by the Holdings Companies (other than the SXE Companies) as of the date of determination even if not yet invoiced. An illustrative computation of Current Liabilities as of the Balance Sheet Date is set forth on Schedule 9.14(a).
“Damages” means, collectively, damages, losses, liabilities, fines, penalties, costs of recovery and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense).
“DLLCA” mean the Delaware Limited Liability Company Act, as amended.
“Dollars” and “$” mean the lawful currency of the United States.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, manufacturing, transport, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, or disposal of Hazardous Substances or materials containing Hazardous Substances or (c) Laws relating to the protection of public health or employee or workplace health and safety including the Occupational Safety and Health Act of 1970, as amended.
“Environmental Permit” means all Permits required under Environmental Laws.
“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

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“Equity Price” means (i) with respect to AMID Common Units, $13.69 per AMID Common Unit and (ii) with respect to AMID Preferred Units, $15.00 per AMID Preferred Unit.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at any relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Credit Facilities” means the Holdings Credit Agreement, the SXE Revolving Credit Agreement, the SXE Term Loan Credit Agreement and the Senior Unsecured Notes.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.
“Financing” means any issuances of equity or convertible securities or bonds or incurrences of indebtedness for borrowed money by any AMID Entity from time to time, in each case, for the purpose of making the cash payments required to be made pursuant to Section 2.2 and Section 6.3(d) and on terms and conditions that such AMID Entity determines to be commercially reasonable.
“Financing Sources” means the Persons that have committed or may commit to provide or arrange, or otherwise entered into Contracts with the AMID Entities to provide or arrange, any Financing, including the parties (other than the AMID Entities) to the definitive documentation relating to any Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives.
“Formation Date” means the date on which SXH Holdings is formed as a Delaware limited liability company upon the filing of a certificate of formation with the Secretary of State of the State of Delaware.

“Fraud” means actual or intentional fraud as determined in accordance with Delaware Law.
“Fundamental Representations” means the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.21, Section 4.1, Section 4.2, Section 4.3 and Section 4.7.
“Funding Failure” means AMID’s inability or failure to make (or obtain funds sufficient to make) the cash payments required to be made pursuant to Section 2.2 and Section 6.3(d) if (a) all conditions to the Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived by the AMID Entities (other than conditions that, by their nature, are to be satisfied at the Closing), (b) the Closing has not occurred on or prior to the Outside Date after the satisfaction or waiver by the AMID Entities of each condition to the Closing set forth in Section 6.1 and Section 6.2 (other than conditions that, by their nature, are to be satisfied at the Closing) and (c) Holdings LP is prepared

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to and is able to consummate the Transactions on the terms set forth in this Agreement; provided that a Funding Failure shall not be deemed to have occurred if (x) AMID GP or any of its Affiliates commits to provide any Financing (an “AMID GP Financing”) and Holdings LP or any holders of its Equity Interests or any of their respective Affiliates (including the Guarantors but excluding any Holdings Company) do not commit to provide Financing in an amount equal to the lesser of (i) 20% of the AMID GP Financing and (ii) $15 million at the same time and on the same terms and conditions as the AMID GP Financing (the “Holdings Financing”) and (y) the failure of Holdings LP or any holders of its Equity Interests or any of their respective Affiliates (including the Guarantors but excluding any Holdings Company) to commit to provide, or provide, Holdings Financing is the sole reason for AMID’s inability or failure to make the cash payments required to be made pursuant to Section 2.2 and Section 6.3(d).
“GAAP” means generally accepted accounting principles in the United States.
“General Indemnity Escrow Fund” means the General Indemnity Escrow Units deposited with the Escrow Agent, as may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any distributions paid in respect thereof.
“General Indemnity Escrow Units” means 1,534,000 AMID Common Units.
“General Partner Unit” means a “General Partner Unit” as defined in the SXE Partnership Agreement.
“General Survival Period” means the later of (a) the one year anniversary of the Closing Date or (b) May 31, 2019.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.
“Guarantors” means, collectively, TW Southcross Aggregator LP, TW BBTS Aggregator LP, TW Southcross Sidecar II LP, TW Southcross Sidecar II (N-QP) LP, EIG BBTS Holdings, LLC, EIG Energy XV Blocker (BBTS), LLC, EIG Energy Fund XV Holdings, LP, EIG Energy Fund XV Cayman Blocker, LP, EIG Energy Fund XV (Cayman), L.P., EIG Energy Fund XV-B, L.P., EIG Energy Fund XV-A, L.P., EIG Energy Fund XV, L.P., EIG Energy XIV Blocker (BBTS), LLC, EIG Energy Fund XIV (Cayman), L.P., EIG Energy Fund XIV-B, L.P., EIG Energy Fund XIV-A, L.P. and EIG Energy Fund XIV, L.P.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources due to their actual or potential adverse effects upon human health or the environment, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

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“Holdings Company” or “Holdings Companies” means any of Holdings LP’s Subsidiaries, or collectively, all of Holdings LP’s Subsidiaries, including in each case SXE and its Subsidiaries but excluding Holdings LP and Southcross GP Management Holdings, LLC.
“Holdings Credit Agreement” means that certain $125,000,000 Credit Agreement, dated as of April 13, 2016, among Southcross Holdings Guarantor LP, as Parent, Southcross Holdings Borrower GP LLC, as Borrower General Partner, Southcross Holdings Borrower LP, as Borrower, the Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Issuing Bank, and UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent, and related Security Agreement dated as of April 13, 2016 made by Southcross Holdings Borrower, LP, Southcross Holdings Borrower GP LLC, Southcross Holdings Guarantor LP in favor of UBS AG, Stamford Branch, and such other related agreements and certificates, all as may be amended from time to time.
“Holdings Director Approval” means approval of a majority of all Directors (as defined in the Holdings GP Agreement) entitled to vote and the approval of at least one Director (as defined in the Holdings GP Agreement) designated by each Designating Party (as defined in the Holdings GP Agreement).
“Holdings GP Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Southcross Holdings GP, LLC, dated as of April 13, 2016, as amended or supplemented from time to time.
“Holdings LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Holdings LP, dated as of April 13, 2016, as amended or supplemented from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to each Southcross Company as of any date of determination, without duplication: (a) all obligations of any Southcross Company for borrowed money or in respect of loans or advances; (b) all obligations of any Southcross Company evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) all amounts drawn on letters of credit for which any Southcross Company has a reimbursement obligation; (d) all obligations with respect to interest-rate hedging, futures, options, swaps, derivative contracts or similar financial arrangements (valued at the termination value thereof and net of all payments owed to any Southcross Company or each of their Affiliates thereunder); (e) all obligations under capitalized leases with respect to which any of the Southcross Companies is liable; (f) all obligations of any Southcross Company to pay the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (g) all liabilities with respect to any current or former employee, officer or director of the Southcross Companies that arise before or on the Closing Date, including all liabilities with respect to any Southcross Benefit Plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of fiscal year and ending on the Closing Date, and any employment Taxes payable by

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the Southcross Companies with respect to the foregoing; (h) unpaid management fees; (i) all deposits and monies received in advance; (j) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Southcross Companies; (k) all guaranties of any Southcross Company in connection with any of the foregoing; and (l) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing. For purposes of clarity, “Indebtedness” does not include (x) Indebtedness arising out of or related to the SXE Credit Facilities, the Investment Agreement or Backstop Letter, (y) any Transaction Expenses or SXE Transaction Expenses or (z) Current Liabilities.
“Indemnity Escrow Fund” means the General Indemnity Escrow Fund and the Special Indemnity Escrow Fund.
“Indemnity Escrow Units” means the General Indemnity Escrow Units and Special Indemnity Escrow Units.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 4, 2014, among Southcross Energy Partners, L.P., as Borrower, and each of the other guarantors party thereto, Wells Fargo Bank, N.A., as Revolving Facility Administrative Agent and Wells Fargo Bank, N.A. as Term Facility Administrative Agent, and related agreements and certificates, all as may be amended from time to time.
“Investment Agreement” means that certain Investment Agreement, dated December 29, 2016, by and between SXE, Holdings LP and Wells Fargo Bank, N.A., as may be amended from time to time.
“Joint Venture Entities” means T2 Eagle Ford Gathering Company LLC, T2 LaSalle Gathering Company LLC and T2 EF Cogeneration Holdings LLC and their Subsidiaries.
“Knowledge” (a) when used with respect to Holdings LP, means the actual knowledge of those individuals listed on Schedule 9.14(b)(i) and (b) when used with respect to AMID, means the actual knowledge of those individuals listed on Schedule 9.14(b)(ii).
“Law” means any applicable statute, law, rule, regulation of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.
“Legal Proceeding” means any judicial, administrative or arbitral action, suit, claim, inquiry, hearing, investigation by or before any Governmental Authority.
“Liens” means all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States.

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“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Working Capital” means Current Assets minus Current Liabilities.
“Net Working Capital Adjustment Amount” means an amount equal to $0, and (i) increased by the amount, if any, that the Estimated Net Working Capital exceeds the Net Working Capital Threshold, or (ii) decreased by the amount, if any, that the Net Working Capital Threshold exceeds the Estimated Net Working Capital.
“Net Working Capital Threshold” means $0.
“Ordinary Course of Business” shall describe any action taken by a Person if: (i) such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (ii) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws (or any comparable organizational documents in the applicable jurisdiction of formation), (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement (or any comparable organizational documents in the applicable jurisdiction of formation), (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement (or any comparable organizational documents in the applicable jurisdiction of formation), (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.
“Payoff Indebtedness” means any Indebtedness described on Schedule 9.14(c), of which the estimated amounts as of the date hereof and the lenders thereof are set forth on Schedule 9.14(c).
“Permit” means permits, licenses, approvals, variances, exemptions, orders, registrations, notices, waivers, franchises and certificates or other authorizations of any Governmental Authority.
“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over real property and not violated by the current use and operation of the real property, and any other rights reserved to or vested in any Governmental Authority to control or regulate real property, which, individually or in the aggregate, do not materially impair or interfere with the continued use and operations of the assets to which they relate in the conduct of the Business as currently conducted or the present use or occupancy of the Real Property or Leased Real Property, or materially detract from the value of the Real Property or Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters

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of record affecting the use of or title to the Real Property or Leased Real Property or that would be disclosed by an inspection or accurate survey of any parcel of Real Property or Leased Real Property, only to the extent there is no violation thereof (e) purchase money liens and liens securing rental payments under capital lease arrangements, or (f) Liens and other rights reserved by or in favor of (i) any landlord under a lease of Leased Real Property or (ii) any grantor under the instrument creating or vesting title in and to any Real Property or Leased Real Property, (g) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (h) those matters identified on Schedule 9.14(d).
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Pre-Closing Tax Period” means any taxable period or any portion of a Straddle Period ending on or before the Closing Date.”
“Pre-Closing Taxes” means (i) all Taxes of SXH Holdings and its Subsidiaries for any Pre-Closing Tax Period, and (ii) any liability for the payment of Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group of which SXH Holdings or any of its Subsidiaries or is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any similar foreign, state or local law; provided that in the case of Taxes described in (i) that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be deemed equal to (a) in the case of real or personal property Taxes or other similar Taxes imposed on an ad valorem basis, the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, (b) in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, a proportionate amount of such Taxes computed by reference to the level of such items on the Closing Date and the timing of the Closing Date in relation to the relevant Straddle Period, and (c) in the case of any other Taxes, the amount of Taxes that would be payable based on an interim closing of the books, as of the end of the day on the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be apportioned on a pro rata basis.
“Post-Closing Tax Period” means any taxable period or any portion of a Straddle Period beginning after the Closing Date.
“Related Party” means, with respect to any specified Person (a) any Affiliate of such specified Person, and any director, officer, general partner or managing member of such Affiliate and (b) any Person who serves or within the past two years has served as a director, officer, partner or managing member of, or in a similar capacity for, such specified Person.
“Representatives” means a Person’s and its Affiliates, directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
“Reverse Termination Fee” means $17,000,000.

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“Sarbanes Oxley Act” means and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Unsecured Notes” means those notes listed on Schedule 9.14(e).
“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.
“Southcross Benefit Plans” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA and (b) all other compensation or benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, welfare, health, medical, dental, cafeteria, flexible spending, pre-tax premium, dependent care, disability, accident, life insurance, vacation, severance, retirement, pension, savings, deferred compensation, or termination, in each case of clauses (a) and (b), (i) that are sponsored, maintained, contributed to or required to be contributed to by any Holdings Company or any ERISA Affiliate thereof or (ii) with respect to which any Holdings Company or any ERISA Affiliate thereof has or could have any liability (whether actual, contingent or otherwise).
“Southcross Company” or “Southcross Companies” means any of Holdings LP and its direct or indirect Subsidiaries, or collectively, all of Holdings LP and its direct and indirect Subsidiaries, including, following the Formation Date, SXH Holdings, in each case including SXE and its Subsidiaries.
“Southcross Disclosure Schedule” means the Disclosure Schedules furnished to AMID by Holdings LP prior to the execution and delivery of this Agreement.
“Southcross Material Adverse Effect” means, any change, circumstance, development, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Holdings Companies, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the Transactions, by Holdings LP on or before the Outside Date; provided, however, with respect to clause (a) only, that any adverse changes, circumstances, developments, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Southcross Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the Southcross Companies operate; (ii) the announcement or pendency of this Agreement or the Transactions or SXE Merger Transactions; (iii) any change in the market price or trading volume of the Equity Interests of the Southcross

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Companies (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Southcross Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Southcross Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws applicable to such Person or applicable accounting regulations or principles or the official interpretation thereof that materially affects this Agreement or the transactions contemplated hereby; (vi) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities; and (vii) any failure of the Southcross Companies to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Southcross Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Southcross Material Adverse Effect); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vi) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Southcross Material Adverse Effect if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on the Holdings Companies, taken as a whole, as compared to other companies operating in the industries in which such Holdings Companies operate.
“Special Indemnity Damages” means all Damages suffered or incurred by any of the AMID Indemnified Persons, to the extent arising out of or resulting from the Special Indemnity Matters.
“Special Indemnity Escrow Fund” means the Special Indemnity Escrow Units deposited with the Escrow Agent, as may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any distributions paid in respect thereof.
“Special Indemnity Escrow Units” means 292,000 AMID Common Units.
“Special Indemnity Matters” shall have the meaning set forth on Schedule 9.14(f).
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the equity or 50% more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests or, in the case of a limited liability company, the member) are, as of such date, owned by such party or one

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or more Subsidiaries of such party or by such party and one or more Subsidiaries of such Person; provided that, for all Tax purposes, including but not limited to Section 3.10, Section 5.1(a)(ix), Section 5.8 and the definition of Pre-Closing Taxes, “Subsidiary” with respect to SXH Holdings shall include T2 LaSalle Gathering Company LLC.
“SXE Alternative Proposal” has the meaning ascribed to it in the SXE Merger Agreement.
“SXE Class B Convertible Unit” means a “Class B Convertible Unit” as defined in the SXE Partnership Agreement.
“SXE Common Unit” means a “Common Unit” as defined in the SXE Partnership Agreement.
“SXE Company” or “SXE Companies” means any of SXE or its Subsidiaries, or collectively SXE and its Subsidiaries.
“SXE Credit Facilities” means (a) the SXE Revolving Credit Agreement and (b) the SXE Term Loan Credit Agreement.
“SXE Equity Plans” means any plans or arrangements of SXE providing for the compensatory grant of awards of SXE Common Units or awards denominated, in whole or in part, in SXE Common Units, or options or unit appreciation rights or similar awards relating to SXE Common Units, including the SXE LTIP.
“SXE General Partner Interest” means the “General Partner Interest” as defined in the SXE Partnership Agreement.
“SXE General Partner Unit” means a “General Partner Unit” as defined in the SXE Partnership Agreement.
“SXE GP LLC Agreement” means the Second Amended and Restated Agreement of Limited Liability Company Agreement of Southcross Energy Partners, GP, LLC, as amended or supplemented from time to time.
“SXE Incentive Distribution Rights” means “Incentive Distribution Rights” as defined in the SXE Partnership Agreement.
“SXE Limited Partner Interest” means “Limited Partner Interest” as defined in the SXE Partnership Agreement.
“SXE LTIP” means the Southcross Energy Partners, L.P. Amended and Restated 2012 Long Term Incentive Plan, as may be amended from time to time.
“SXE LTIP Unit” means an award of Phantom Units granted under the SXE LTIP.
“SXE Merger Transactions” means the SXE Merger and the other transactions contemplated by the SXE Merger Agreement.

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“SXE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P., as amended or supplemented from time to time.
“SXE Partnership Interest” means a partnership interest in SXE, which shall include the SXE General Partnership Interest and SXE Limited Partner Interests.
“SXE Revolving Credit Agreement” means that certain Third Amended and Restated Revolving Credit Agreement, dated as of August 4, 2014, by and among Southcross Energy Partners, L.P., Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, and the lenders party thereto, and related First Amendment to Third Amended and Restated Revolving Credit Agreement, by and among the Southcross Energy Partners, L.P., as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of May 7, 2015, Limited Waiver and Second Amendment to Third Amended and Restated Revolving Credit Agreement, by and among Southcross Energy Partners, L.P., as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of August 4, 2016, Waiver and Third Amendment to Third Amended and Restated Revolving Credit Agreement, by and among Southcross Energy Partners, L.P., as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of November 8, 2016, Waiver and Fourth Amendment to Third Amended and Restated Revolving Credit Agreement, by and among Southcross Energy Partners, L.P., as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of December 9, 2016, Waiver and Fifth Amendment to Third Amended and Restated Revolving Credit Agreement, by and among Southcross Energy Partners, L.P., as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of December 29, 2016 and such other related agreements and certificates (including the Intercreditor Agreement), all as may be amended from time to time.
“SXE Subordinated Unit” means a “Subordinated Unit” as defined in the SXE Partnership Agreement.
“SXE Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of August 4, 2014, by and among Southcross Energy Partners, L.P., Wilmington Trust, National Association (successor to Wells Fargo Bank, N.A.), as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, and the lenders party thereto, and related Successor Agent Agreement dated as of March 3, 2016 by and among Wilmington Trust, N.A., Wells Fargo Bank, N.A. and Southcross Energy Partners, L.P. and such other related agreements and certificates (including the Intercreditor Agreement), all as may be amended from time to time.
“SXE Transaction Expenses” means all fees and expenses incurred by or on behalf of the SXE Companies, or paid or to be paid directly by any Person that any SXE Company pays or reimburses or is otherwise legally obligated to pay or reimburse with respect to such fees or expenses, in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the Transactions and the SXE Merger Transactions, including (a) all fees and expenses of counsel, advisors, consultants investment bankers, accountants, auditors and other

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experts in connection with the Transactions and the SXE Merger Transactions; (b) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the SXE Companies in connection with the Transactions and the SXE Merger Transactions; (c) all brokers’, finders’ or similar fees in connection with the Transactions and the SXE Merger Transactions, including any such fees that have been allocated to the SXE Companies on Schedule 9.14(g); (d) all change of control payments, bonuses or retention obligations or similar amounts payable in the future or due by Holdings LP, Holdings GP or any of such Holdings Companies, and allocated to the SXE Companies on Schedule 9.14(g), in connection with the with the Transactions and the SXE Merger Transactions, including any Taxes payable in connection therewith; (e) all severance or termination payments or similar amounts payable by any Southcross Company (including the SXE Companies) in the future or due (other than to Bruce Williamson) in connection with the Transactions and the SXE Merger Transactions, including any Taxes payable in connection therewith and (f) all fees and expenses that are allocated to the SXE Companies on Schedule 9.14(g); provided, however, any such fees and expenses that are allocated to the Holdings Companies (other than the SXE Companies) on Schedule 9.14(g), shall not be SXE Transaction Expenses, but shall be Transaction Expenses. The allocation of such fees and expenses between Holdings LP, Holdings GP and such Holdings Companies (other than the SXE Companies), on the one hand, and the SXE Companies, on the other hand, shall be as set forth on Schedule 9.14(g).
“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, unclaimed property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.
“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“TBOC” means the Texas Business Organizations Code, as amended.
“Transaction Documents” means the Escrow Agreement, the AMID Partnership Agreement Amendment, the AMID GP Agreement Amendment, the Contributed Companies Assignment Instrument, the SXH Holdings Assignment Instrument, the Lock-Up Agreement, the AMID Option Agreement, the GP Side Agreement, the Guarantee, the certificates described in Section 6.5(d) and Section 6.6(b), the Southcross Disclosure Schedules, the AMID Disclosure Schedules, the Confidential Disclosure Letter and all other documents contemplated by this Agreement and required to be executed and delivered by the parties at Closing. The SXE Merger Agreement and the documents delivered pursuant thereto are not Transaction Documents.

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“Transaction Expenses” means all fees and expenses incurred by or on behalf of Holdings LP, Holdings GP and the Holdings Companies (other than the SXE Companies), or paid or to be paid directly by any Person that Holdings LP, Holdings GP or any of such Holdings Companies (other than the SXE Companies, except as provided in clause (e)) pays or reimburses or is otherwise legally obligated to pay or reimburse with respect to such fees or expenses, in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the Transactions and the SXE Merger Transactions, including (a) all fees and expenses of counsel, advisors, consultants investment bankers, accountants, auditors and other experts in connection with the Transactions and the SXE Merger Transactions; (b) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of Holdings LP, Holdings GP or any of such Holdings Companies (other than the SXE Companies) in connection with the Transactions and the SXE Merger Transactions; (c) all brokers’, finders’ or similar fees in connection with the Transactions and the SXE Merger Transactions; (d) all change of control payments, bonuses or retention obligations or similar amounts payable in the future or due by Holdings LP, Holdings GP or any of such Holdings Companies in connection with the with the Transactions and the SXE Merger Transactions, including any Taxes payable in connection therewith; (e) all severance or termination payments or similar amounts payable by any Southcross Company (including the SXE Companies) in the future or due to Bruce Williamson in connection with the Transactions and the SXE Merger Transactions, including any Taxes payable in connection therewith and (f) all fees and expenses that are allocated to the Holdings Companies (other than the SXE Companies) on Schedule 9.14(g); provided, however, any such fees and expenses that are allocated to the SXE Companies on Schedule 9.14(g), shall not be Transaction Expenses, but shall be SXE Transaction Expenses. The allocation of such fees and expenses between Holdings LP, Holdings GP and such Holdings Companies (other than the SXE Companies), on the one hand, and the SXE Companies, on the other hand, shall be as set forth on Schedule 9.14(g).
“Transactions” means the transactions contemplated by this Agreement, the Transaction Documents and any schedule, certificate or other document delivered pursuant hereto or thereto, but excluding the SXE Merger Transactions.
“Willful Breach” means (a) with respect to any breaches or failures to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or intentional omission undertaken by the breaching party regardless of whether breaching this Agreement was the conscious object of the act or omission and (b) the failure by any party to consummate the Transactions after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions); provided, however, that (x) the failure by the AMID Entities to so consummate the Transactions as a result of a Funding Failure and (y) the failure of Holdings LP or any holders of its Equity Interests or any of their respective Affiliates (including the Guarantors but excluding any Holdings Company) to commit to provide Holdings Financing, shall not constitute a Willful Breach hereunder.
[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HOLDINGS LP:

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP, LLC, its general partner

By:	/s/ Bret M. Allan
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

[Signatures continued on next page.]

[Signature Page to Contribution Agreement]

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC, its general partner

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

AMID GP:

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

Exhibit A
Form of Contributed Companies Assignment Instrument

EXHIBIT A
FORM OF CONTRIBUTED COMPANIES ASSIGNMENT INSTRUMENT
This CONTRIBUTED COMPANIES ASSIGNMENT INSTRUMENT (this “Agreement”), dated as of [●], 2018 is made and entered into by and between Southcross Holdings LP, a Delaware limited partnership (“Assignor”), and [SXH Holdings], a Delaware limited liability company (“Assignee”) and a wholly owned subsidiary of Holdings LP.
RECITALS
A.    Assignor is (a) a member and owner of (i) 100% of the Equity Interests of Southcross Holdings Intermediary LLC, a Delaware limited liability company (“Holdings Intermediary”) and (ii) 99% of the Equity Interests of Southcross Holdings Guarantor GP LLC, a Delaware limited liability company (“Holdings Guarantor GP”), and (b) limited partner of 99.8% of the Equity Interests in Southcross Holdings Guarantor LP, a Delaware limited partnership (“Holdings Guarantor LP” and together with Holdings Intermediary and Holdings Guarantor GP, the “Contributed Companies”).
B.    As of the date hereof and immediately prior to the Closing, Assignor desires to transfer and assign, and the Assignee desires to assume and accept, the Equity Interests of the Contributed Companies as is contemplated in the Contribution Agreement, dated as of October 31, 2017 (the “Contribution Agreement”), among the Assignor, American Midstream Partners, LP, a Delaware limited partnership (“AMID”), and American Midstream GP, LLC, a limited liability company and the general partner of AMID. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Contribution Agreement.
AGREEMENT
In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Assignor hereby contributes, assigns, transfers and conveys to Assignee the issued and outstanding Equity Interests in each of the Contributed Companies, and Assignee hereby accepts such assignment and assumes all obligations of Assignor with respect to the Equity Interests in each of the Contributed Companies. Assignee is hereby admitted as a member of each of Holdings Intermediary and Holdings Guarantor GP and limited partner of Holdings Guarantor LP, with all rights, duties and obligations formerly held by Assignor by virtue of the Equity Interests of each of the Contributed Companies.
2.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.    This Agreement, is delivered pursuant to, and is hereby made subject to, the terms and conditions of the Contribution Agreement. Nothing in this Assignment shall in any way limit

1

or expand any rights or remedies of any party to the Contribution Agreement under the Contribution Agreement or any of the representations, warranties, covenants or agreements made therein. In the event of a conflict or inconsistency between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control.
4.    This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction. Venue will be governed by the applicable provisions of the Contribution Agreement.
5.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction or by future legislative action to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that this Agreement is fulfilled to the extent possible.
6.    This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signature pages follow.]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR:

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS ENERGY PARTNERS GP, LLC, its general partner

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO CONTRIBUTED COMPANIES ASSIGNMENT INSTRUMENT

ASSIGNEE:

[SXH HOLDINGS LLC]

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO CONTRIBUTED COMPANIES ASSIGNMENT INSTRUMENT

Exhibit B
Form of SXH Holdings Assignment Instrument

EXHIBIT B
FORM OF SXH HOLDINGS ASSIGNMENT INSTRUMENT
This SXH HOLDINGS ASSIGNMENT INSTRUMENT (this “Agreement”), dated as of [●], 2018 is made and entered into by and between Southcross Holdings LP, a Delaware limited partnership (“Assignor”), American Midstream Partners, LP, a Delaware limited partnership (“AMID”), and American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP” and, together with AMID, the “Assignees”).
RECITALS
A.    Assignor is a member and owner of 100% of the Equity Interests of [SXH Holdings] (the “SXH Holdings Interests”), a Delaware limited liability company (“SXH Holdings”).
B.    Assignor, AMID and AMID GP entered into the Contribution Agreement, dated as of October 31, 2017 (the “Contribution Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Contribution Agreement.
C.    As of the date hereof and at the Effective Time, Assignor desires to transfer and assign its Applicable Percentage of the issued and outstanding SXH Holdings Interests to AMID and its Applicable Percentage of the issued and outstanding SXH Holdings Interests to AMID GP, pursuant to the terms and conditions set forth in the Contribution Agreement.
AGREEMENT
In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Assignor hereby contributes, assigns, transfers and conveys its Applicable Percentage of the issued and outstanding SXH Holdings Interests to AMID and its Applicable Percentage of the issued and outstanding SXH Holdings Interests to AMID GP, and each of AMID and AMID GP hereby accepts such assignment and assumes all obligations of Assignor with respect to such SXH Holdings Interests. Each of AMID and AMID GP is hereby admitted as a member SXH Holdings, with all rights, duties and obligations formerly held by Assignor by virtue of the SXH Holdings Interests.
2.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.    This Agreement, is delivered pursuant to, and is hereby made subject to, the terms and conditions of the Contribution Agreement. Nothing in this Assignment shall in any way limit or expand any rights or remedies of any party to the Contribution Agreement under the Contribution Agreement or any of the representations, warranties, covenants or agreements made therein. In the event of a conflict or inconsistency between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control.
4.    This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction. Venue will be governed by the applicable provisions of the Contribution Agreement.
5.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction or by future legislative action to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that this Agreement is fulfilled to the extent possible.
6.    This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signature pages follow.]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR:

SOUTHCROSS HOLDINGS LP

By: SOUTHCROSS ENERGY PARTNERS GP, LLC, its general partner

By:
Name: [●]
Title: [●]

SIGNATURE PAGE TO SXH HOLDINGS ASSIGNMENT INSTRUMENT

ASSIGNEES:

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC, its general partner

By:
Name:	[●]
Title:	[●]

AMERICAN MIDSTREAM GP, LLC

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO SXH HOLDINGS ASSIGNMENT INSTRUMENT

Exhibit C
Form of AMID Partnership Agreement Amendment

EXHIBIT C
FORM OF SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN MIDSTREAM PARTNERS, LP

ii

iii

EXHIBIT A    Certificate Evidencing Common Units
Representing Limited Partner Interests in
American Midstream Partners, LP
EXHIBIT B    Form of Warrant

EXHIBIT C	Form of Series A Conversion Notice
EXHIBIT D    Form of Series C Conversion Notice
EXHIBIT E    Form of Series D Conversion Notice
EXHIBIT F    Form of Series D Call Exercise Notice
EXHIBIT G    Form of Series E Conversion Notice
EXHIBIT H    Form of Series E Call Exercise Notice

iv

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN MIDSTREAM PARTNERS, LP
THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN MIDSTREAM PARTNERS, LP dated as of [[●], 2017] (this “Agreement”), is entered into by and between American Midstream GP, LLC, a Delaware limited liability company, as the General Partner, and the Persons who are now or become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner and the Limited Partners entered into that certain First Amended and Restated Agreement of Limited Partnership dated as of November 4, 2009;
WHEREAS, the General Partner and the Limited Partners entered into that certain Second Amended and Restated Agreement of Limited Partnership dated as of August 1, 2011;
WHEREAS, the General Partner and the Limited Partners entered into that certain Third Amended and Restated Agreement of Limited Partnership dated as of April 15, 2013;
WHEREAS, the General Partner and the Limited Partners entered into that certain Fourth Amended and Restated Agreement of Limited Partnership dated as of August 9, 2013, as amended from time to time thereafter (as amended, the “Fourth A/R Partnership Agreement”);
WHEREAS, the General Partner and the Limited Partners entered into that certain Fifth Amended and Restated Agreement of Limited Partnership dated as of April 25, 2016, as amended from time to time thereafter (as amended to the date hereof, the “Fifth A/R Partnership Agreement”);
WHEREAS, pursuant to the Contribution Agreement, the Fifth A/R Partnership Agreement is required to be amended to reflect the issuance of the Series E Preferred Units and to amend certain terms of the Series C Convertible Preferred Units;
WHEREAS, there are certain other corrections and correlative clarifications to the Fifth A/R Partnership Agreement that the General Partner believes are appropriate;
WHEREAS, Section 5.6 of the Fifth A/R Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Fifth A/R Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Interests and warrants to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner;
WHEREAS, Section 13.1(d)(i) of the Fifth A/R Partnership Agreement provides that the General Partner may amend any provision of the Fifth A/R Partnership Agreement without the approval of any Partner to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to the other classes of Partnership Interests;

v

WHEREAS, Section 13.1(g) of the Fifth A/R Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Fifth A/R Partnership Agreement to reflect an amendment that, the General Partner determines, is necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or warrants pursuant to Section 5.6 of the Fifth A/R Partnership Agreement;
WHEREAS, the General Partner has determined that the amendments to the Fifth A/R Partnership Agreement effected hereby are required to reflect the issuance of the Series E Preferred Units and amend certain terms of the Series C Convertible Preferred Units and to make other corrections and correlative clarifications, which corrections and clarifications do not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, other than the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units, the holders of which have approved the amendments;
WHEREAS, (i) to the extent required by Sections 5.12(b) and 7.3 of the Fifth A/R Partnership Agreement, the holder of the Series A Preferred Units has consented to the amendments effected hereby and has waived the second paragraph of Section 5.12(b)(viii)(D) thereof, (ii) to the extent required by Sections 5.14(b) and 7.3 of the Fifth A/R Partnership Agreement, the holder of the Series C Preferred Units has consented to the amendments effected hereby and has waived the second paragraph of Section 5.14(b)(viii)(E) thereof, and (iii) to the extent required by Sections 5.15(b) and 7.3 of the Fifth A/R Partnership Agreement, the holder of the Series D Preferred Units has consented to the amendments effected hereby and has waived the second paragraph of Section 5.15(b)(viii)(D) thereof; and
WHEREAS, the General Partner has determined that the amendments to the Fifth A/R Partnership Agreement effected hereby are necessary and appropriate in connection with the creation, authorization and issuance of the Series E Preferred Units and the amendment of certain terms of the Series C Convertible Preferred Units, as contemplated by the Contribution Agreement.
NOW, THEREFORE, the General Partner does hereby amend and restate the Fifth A/R Partnership Agreement to provide in its entirety as follows:

vi

ARTICLE I
DEFINITIONS

Section 1.1    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the long-term operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction.
“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:
(a)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.
(b)    If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event by the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).
“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional

Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.1(b) and who is shown as such on the books and records of the Partnership.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2 (i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2) (ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period, less (b) (i) any net increase in Working Capital Borrowings with respect to that period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) any net decrease in Working Capital Borrowings with respect to that period, (ii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a) (i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, in no event shall Holdings be considered an “Affiliate” of the General Partner for purposes of this Agreement.
“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.11(a).
“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the Revaluation Event, in both cases as determined by the General Partner.
“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.
“AIM Midstream” means AIM Midstream Holdings, LLC, a Delaware limited liability company.
“AIM Warrant” means that certain warrant to purchase up to 300,000 Common Units with a $0.01 per warrant exercise price, issued pursuant to the requirements of the Purchase Agreement, which warrant shall, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“American Midstream GP” means American Midstream GP, LLC, a Delaware limited liability company.
“AMID GP LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC dated [[●], 2017].
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of:
(i)    all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and
(ii)    if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter;
(b)    less the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to:
(i)    provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings or rate proceedings under applicable state law, if any) subsequent to such Quarter;
(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or
(iii)    provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;
provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means the board of directors of the General Partner.
“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means (i) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (ii) current distributions that a Partner is entitled to receive but otherwise waives.
“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new or improvement or replacement of existing, capital assets (including gathering systems, compressors, processing plants, transmission lines and related or similar midstream assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, an equity interest to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new or replacement of existing, capital assets (including gathering systems, compressors, processing plants, transmission lines and related or similar midstream assets) by such Person, in each case if and to the extent such addition, improvement, acquisition, construction or replacement is made to increase the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition, construction or replacement.
“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).
“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property or Adjusted Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depository or (iii) in such other form as may be adopted by the General Partner, in each case issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Citizenship Eligibility Trigger” has the meaning assigned to such term in Section 4.9(a)(ii).

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).
“Class A Member” means the “Class A Member” as defined in the AMID GP LLC Agreement.
“Class D Exercise Notice” has the meaning assigned to such term in Section 5.8(b).
“Class D Member” means the “Class D Member” as defined in the AMID GP LLC Agreement.
“Closing Date” means November 4, 2009.
“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such Series are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning assigned to such term in Section 11.3(a).
“Commences Commercial Service” means the date a Capital Improvement is first put into or commences commercial service following completion of construction, acquisition, development and testing, as applicable.
“Commission” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons or other commodities in their operations and not for speculative purposes.
“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any HPIP Equity Interest, any Series A Preferred Unit prior to the conversion of such Series A Preferred Unit into a Common Unit pursuant to the terms thereof, any Series C Preferred Unit prior to the conversion of such Series C Preferred Unit into a Common Unit pursuant to the terms thereof, any Series D Preferred Unit prior to the conversion of such Series D Preferred Unit into a Common Unit pursuant to the terms thereof, any Series E Preferred Unit prior to the conversion of such Series E Preferred Unit into a Common Unit pursuant to the terms thereof, except as otherwise provided in this Agreement, any Series B Unit prior to the conversion of such Series B Unit into a Common Unit pursuant to the terms thereof, or any Common Unit treated as owned by the Partnership for U.S. federal income tax purposes.
“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter after the Closing Date, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(b)(i).
“Conflicts Committee” means a committee of the Board of Directors composed of one or more Independent Directors.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means the Contribution Agreement, dated October 31, 2017, among Southcross Holdings, the General Partner and the Partnership, pursuant to which Southcross Holdings contributed equity interests in a wholly owned subsidiary to the Partnership in exchange for Common Units, 4,500,000 Series E Preferred Units and certain equity interests in the General Partner.
“Converted or Exercised Unit” means a Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, Series D Conversion Unit, Series E Conversion Unit, or Option Unit.
“Convertible Securities” has the meaning assigned to such term in Section 5.12(b)(viii) (D).
“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an IPO Common Unit for each of the

Quarters after the Closing Date over (b) the sum of any distributions theretofore made pursuant to Section 6.4(b)(ii) and the second sentence of Section 6.5 with respect to an IPO Common Unit (including any distributions to be made in respect of the last of such Quarters).
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.
“Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Disposed of Adjusted Property” has the meaning ascribed to such term in Section 6.1(d)(xii)(B).
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Eligibility Certificate” has the meaning assigned to such term in Section 4.9(b).
“Eligible Holder” means a Limited Partner whose (a) federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a) (ii).
“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.
“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will incur over the long term. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.
“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the fair market value of the Common Unit, the value determined by the General Partner.
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a Capital Improvement. Expansion Capital Expenditures will include cash contributed by a Group Member to an entity of which such Group Member is, or after such contribution will be, directly or indirectly, an equity owner to be used by such entity for Acquisitions or Capital Improvements. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation of such expenditures between Expansion Capital Expenditures and expenditures made for other purposes.
“FERC” means the Federal Energy Regulatory Commission, or successor to powers thereof.
“Follow-On Price” has the meaning assigned to such term in Section 5.12(b)(viii)(E).
“Follow-On Units” has the meaning assigned to such term in Section 5.12(b)(viii)(E).
“Fourth A/R Partnership Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“General Partner” means American Midstream GP and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) that is evidenced by Notional General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“GP Assets” has the meaning assigned to such term in Section 6.1(d)(xiii).
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s length transaction.
“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12 (a).
“Holdings” means each of Southcross Holdings and its permitted transferees of Series E Preferred Units that is the registered holder of any Series E Preferred Units.
“HPIP” means High Point Infrastructure Partners, LLC, a Delaware limited liability company.
“HPIP Equity Interest” means a non-voting Limited Partner Interest, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to the HPIP Equity Interest (and no other rights otherwise available to or other obligation of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of the HPIP Equity Interest shall not be entitled to vote such HPIP Equity Interest on any Partnership matter except as may otherwise be required by law.
“IDR Reset Common Unit” has the meaning assigned to such term in Section 5.11(a).
“IDR Reset Election” has the meaning assigned to such term in Section 5.11(a).
“Incentive Distribution Right” means a Limited Partner Interest issued to American Midstream GP, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything to the contrary in this Agreement, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law or contemplated by Section 11.2.
“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights (in such capacity, but not in any other capacity) pursuant to Section 6.4.
“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.
“Indebtedness” means any of the following: (a) the principal of and accrued interest or premium (if any) and premiums or penalties that would arise as a result of prepayment of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, and (iii) any obligations, contingent or otherwise, under banker’s acceptance credit, or similar facilities; (b) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (c) any obligations with respect to hedging, swaps or similar arrangements; and (d) any guaranty of any of the foregoing.
“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or

Departing General Partner and (g) any Person the General Partner designates as an Indemnitee for purposes of this Agreement.
“Independent Director” means any director that (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and awards that may be granted to such director under the Long Term Incentive Plan (or similar plan implemented by the General Partner or the Partnership) and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission promulgated thereunder and by any National Securities Exchange on which the Common Units are listed or admitted to trading.
“Ineligible Holder” has the meaning assigned such term in Section 4.9(c).
“Initial Limited Partners” means AIM Midstream, the LTIP Partners and the General Partner (with respect to the Common Units and Incentive Distribution Rights held by them).
“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
“Initial Unit Price” means (a) with respect to the Common Units, the IPO Price, (b) with respect to the Series B Units (including each Series B PIK Unit), the Series B Issue Price, or (c) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially issued by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
“Interest Rate Hedge Contract” means any interest rate exchange, swap, forward, cap, floor collar or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates in their financing activities and not for speculative purposes.
“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal asset retirements or replacements; (d) the termination of Commodity Hedge Contracts or Interest Rate Hedge Contracts prior to the respective specified termination dates; (e) capital contributions received by a Group Member or, in the case of capital contributions received by a Person that is not a Subsidiary of the Partnership, capital contributions received from the owner(s) or members of such Person that is not a Group Member (other than capital contributions received by a Group

Member pursuant to the Distribution Support and Expense Reimbursement Agreement by and among the Partnership, the General Partner and Magnolia Infrastructure Holdings, LLC dated as of October 23, 2016 or in connection with the reimbursement of expenses or integration costs relating to the Partnership’s acquisition of JPE); or (f) corporate reorganizations or restructurings.
“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures. Investment Capital Expenditures will include cash contributed by a Group Member to an entity of which such Group Member is, or after such contribution will be directly or indirectly, an equity owner to be used by such entity for capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.
“Investor” means, collectively, HPIP, MIH and each of their Affiliates from time to time that is the registered holder of any Series A Preferred Units, Series B Units, Series C Preferred Units or Series D Preferred Units.
“IPO Closing Date” means the closing date of the sale of the Common Units in the Initial Public Offering.
“IPO Common Units” means the Common Units sold in the Initial Public Offering.
“IPO Price” means the price per Common Unit at which the Underwriters offer the Common Units for sale to the public as set forth on the cover page of the final prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission with respect to the Initial Public Offering.
“Junior Interests” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, the Series C Preferred Units, Series D Preferred Units or the Series E Preferred Units, including but not limited to General Partner Interests, Common Units, Series B Units and Incentive Distribution Rights.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may be required by law or contemplated by Section 11.2.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Incentive Distribution Rights, the HPIP Equity Interest or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right or HPIP Equity Interest except as may be required by law or contemplated by Section 11.2.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.
“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Long Term Incentive Plan” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto or otherwise adopted by the General Partner or the Partnership.
“LTIP Partners” means those Limited Partners holding on the date hereof Common Units issued pursuant to the Long Term Incentive Plan, in respect of such Common Units.
“Maintenance Capital Expenditures” means cash expenditures (including expenditures (i) for the addition or improvement to or the replacement of the capital assets owned by any Group Member, (ii) for the acquisition of existing, or the construction or development of new, capital assets or (iii) for any integrity management program, including pursuant to the Gas Transmission Pipeline Integrity Management Rule (49 CFR Part 192, Subpart O) and any corresponding rule of state law) if such expenditures are made to maintain, including over the long term, the operating capacity or operating income of the Partnership Group. Maintenance Capital Expenditures shall exclude Expansion Capital Expenditures or Investment Capital Expenditures, but include interest (and related fees) on debt incurred and distributions in respect of equity issued, other than equity issued in the Initial Public Offering, in each case, to finance the construction or development of a replacement asset and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued, other than equity issued in the Initial Public Offering, to fund construction or development period interest payments, or such construction or development period distributions in respect of equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset and the incremental Incentive Distributions paid relating to newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction or development of a replacement asset. Maintenance Capital Expenditures will include cash contributed by any Group Member to an entity of which such Group Member is, or after such contribution will be, directly or indirectly, an equity owner to be used by such entity for capital expenditures of the types described in clauses (i), (ii) or (iii) above.
“Merger” means the merger of JP Energy Partners LP, a Delaware limited partnership (“JPE”), with and into Argo Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership (“Merger Sub”), with JPE surviving such merger as a wholly-owned subsidiary of the Partnership, pursuant to the terms of that certain Merger Agreement, dated as of October 23, 2016, by and among the Partnership, the General Partner, JPE, JP Energy GP II LLC, Merger Sub and Argo Merger GP Sub, LLC.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.
“MIH” means Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company.
“Minimum Quarterly Distribution” means $0.4125 per Unit per Quarter (such amount having been determined by the Board of Directors at the time of the Initial Public Offering (or with respect to the Quarter that includes the IPO Closing Date, it means the product of such amount multiplied by a fraction, the numerator of which is the number of days in such Quarter after the IPO Closing Date and the denominator of which is the total number of days in such Quarter)), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act and any successor to such statute.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liability either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined and required by Treasury Regulations promulgated under Section 704(b) of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net

Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (a) recognized by the Partnership (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”) or (b) deemed recognized by the Partnership Group pursuant to Section 5.5(d); provided, however that the items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 5.12(b)(iv), Section 5.14(b)(iv), Section 5.15(b)(iv) or Section 5.16(b)(iv).
“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (a) recognized by the Partnership (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”) or (b) deemed recognized by the Partnership Group pursuant to Section 5.5(d); provided, however the items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 5.12(b)(iv), Section 5.14(b)(iv), Section 5.15(b)(iv) or Section 5.16(b)(iv).
“New Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 5, 2014, as amended from time to time, by and among the Operating Company, as

AMID Borrower, Blackwater Investments, Inc., as Blackwater Borrower, the Partnership, as Parent, Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agents, BBVA Compass, Capital One National Association, Citibank, N.A., Comerica Bank and Suntrust Bank, as Co-Documentation Agent, and the other financial institutions party thereto, and any additional credit agreement, indenture or debt instrument to which the Partnership or any of its subsidiaries are party from time to time.
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f) and includes, for the avoidance of doubt, the Option and all Warrants.
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b). If such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Notional General Partner Unit” means notional units used solely to calculate the General Partner’s Percentage Interest. Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement. As of April 21, 2016, there were 542,002 Notional General Partner Units (resulting in the General Partner’s Percentage Interest being 1.3240%). If the General Partner makes additional Capital Contributions pursuant to Section 5.2(a) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.
“Operating Company” means American Midstream, LLC, a Delaware limited liability company, and any successors thereto.
“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, interest payments, payments made in the ordinary course of business under Interest Rate Hedge Contracts and Commodity Hedge Contracts (provided that payments made in connection with the termination (effected on or after the IPO Closing Date) of any Interest Rate Hedge Contract or Commodity Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Interest Rate Hedge Contract or Commodity Hedge Contract), Estimated Maintenance Capital Expenditures, director and officer compensation, repayment of Working Capital Borrowings and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), subject to the following:
(c)    deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;
(d)    payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures when actually repaid;
(e)    Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) actual Maintenance Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including any distributions made pursuant to Section 6.4(a)), (vi) non-Pro Rata purchases of the Units of any class made with the proceeds of an Interim Capital Transaction or (vii) any other payments made in connection with the Initial Public Offering that are described under “Use of Proceeds” in the Registration Statement; and
(f)    where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation of such capital expenditures between Maintenance Capital Expenditures and capital expenditures made for other purposes and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which Maintenance Capital Expenditures will be deducted as an Operating Expenditure in calculating Operating Surplus.
“Operating Surplus” means, with respect to any period commencing on the IPO Closing Date and ending prior to the Liquidation Date, on a cumulative basis and without duplication,
(g)    the sum of:
(i)    $11.5 million;
(ii)    all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the IPO Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5 and provided that cash receipts from the termination (effected on or after the IPO Closing Date) of a Commodity Hedge Contract or an Interest Rate Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Commodity Hedge Contract or Interest Rate Hedge Contract);

(iii)    all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings; and
(iv)    cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction-, acquisition-, development- or improvement-period interest payments on debt incurred, or construction-, acquisition-, development- or improvement-period distributions on equity issued, to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); less
(h)    the sum of:
(i)    Operating Expenditures for the period beginning on the IPO Closing Date and ending on the last day of such period;
(ii)    the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner after the IPO Closing Date to provide funds for future Operating Expenditures; and
(iii)    all Working Capital Borrowings incurred on or after the IPO Closing Date not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
“Option” means that certain option to purchase up to 4,5000,000 Common Units with a $18.50 per Common Unit exercise price, issued pursuant to the requirements of the Contribution Agreement, which option, if issued, for tax purposes, shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“Option Unit” means a Common Unit issued upon exercise of the Option.
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors. For the avoidance of doubt, (1) the Board of Directors has approved the issuance of the Series A Preferred Units to the Investor pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A PIK Preferred Units and Series A Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series A Preferred Units, Series A PIK Preferred Units and Series A Conversion Units, (2) the Board of Directors has approved the issuance of the Series B Units to the Investor pursuant to the Series B Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series B Units, Series B PIK Units and Series B Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series B Units, Series B PIK

Units and Series B Conversion Units, (3) the Board of Directors has approved the issuance of the Series C Preferred Units to Investor pursuant to the Series C Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series C PIK Preferred Units and Series C Conversion Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Series C Preferred Units, Series C PIK Preferred Units and Series C Conversion Units, (4) the Board of Directors has approved the issuance of the Series D Preferred Units to Investor pursuant to the Series D Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series D Conversion Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Series D Preferred Units and Series D Conversion Units, (5) the Board of Directors has approved the issuance of the Series E Preferred Units to Holdings pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series E PIK Preferred Units and Series E Conversion Units issued to Holdings shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Holdings with respect to their ownership (beneficially or of record) of the Series E Preferred Units, Series E PIK Preferred Units and Series E Conversion Units, (6) the Board of Directors has approved the issuance of any Warrant Exercised Units upon exercise of the Warrants in accordance with clause (iii) of the immediately preceding sentence, and any Warrant Exercised Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Warrant Exercised Units, and (7) the Board of Directors has approved the issuance of any Option Units upon exercise of the Option in accordance with clause (iii) of the immediately preceding sentence, and any Option Units issued to Holdings shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Holdings with respect to their ownership (beneficially or of record) of the Option Units.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.
“Partnership” means American Midstream Partners, LP, a Delaware limited partnership.
“Partnership Event” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(1).
“Partnership Group” means collectively the Partnership and its Subsidiaries.
“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per-Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
“Percentage Interest” means as of any date of determination (a) as to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Outstanding Units held by such Unitholder (or, (1) in the case of Outstanding Series A Preferred Units, the number of Series A Conversion Units issuable upon conversion of such Series A Preferred Units held by such Unitholder or Assignee if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), (2) in the case of Outstanding Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units held by such Unitholder or Assignee if such Series B Units were then converted in accordance with Section 5.13(c), (3) in the case of Outstanding Series C Preferred Units, the number of Series C Conversion Units issuable upon conversion of such Series C Preferred Units held by such Unitholder or Assignee if such Series C Preferred Units were then converted in accordance with Section 5.14(b)(viii), (4) in the case of Outstanding Series D Preferred Units, the number of Series D Conversion Units issuable upon the conversion of such Series D Preferred Units held by such Unitholder or Assignee if such Series D Preferred Units were then converted in accordance with Section 5.15(b)(viii), or (5) in the case of Outstanding Series E Preferred Units, the number of Series E Conversion Units issuable upon conversion of such Series E Preferred Units held by such Unitholder or Assignee if such Series E Preferred Units were then converted in accordance with Section 5.16(b)(viii), as the case may be) by (B) the sum of the total number of Outstanding Units (or, (1) in the case of Outstanding Series A Preferred Units, the number of Series A Conversion Units issuable upon conversion of such Series A Preferred Units if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), (2) in the case of Outstanding Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units if such Series B Units were then converted in accordance with Section 5.13(c), (3) in the case of Outstanding Series C Preferred Units, the number of Series C Conversion Units issuable upon conversion of such Series C Preferred Units if such Series C Preferred Units were then converted in accordance with Section 5.14(b)(viii), (4) in the case of Outstanding Series D Preferred Units, the number of Series D Conversion Units issuable upon the conversion of such Series D Preferred Units if such Series D Preferred Units were then converted in accordance with Section 5.15(b)(viii), or (5) in the case of Outstanding Series E Preferred Units, the number of Series E Conversion Units issuable upon conversion of such Series E Preferred Units if such Series E Preferred Units were then converted in accordance with Section 5.16(b)(viii), as the case may be) plus the Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the HPIP Equity Interest shall at all times be zero.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Post-Initial Issuance Series B Unit” means a Series B Unit that is a Series B PIK Unit or a Series B Conversion Unit.
“Preferred Unit Change of Control” means the occurrence of any of the following:
(i)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(j)    (i) the adoption of a plan for the liquidation or dissolution of the Partnership or (ii) the removal of the General Partner by the Limited Partners of the Partnership;
(k)    the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person (excluding the Series A Preferred Unit Partner, the Series C Preferred Unit Partner, the Series D Preferred Unit Partner and the Series E Preferred Unit Partner), other than the owners of the General Partner immediately following the closing of the transactions contemplated by the Purchase Agreement, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the equity of the General Partner or of the Outstanding Common Units of the Partnership, in each case measured by voting power rather than number of units;
(l)    notwithstanding anything provided in clauses (a) through (c) above, (i) any direct or indirect sale, conveyance, assignment, transfer, merger, consolidation or business combination that would result in the owners of the General Partner immediately following the closing of the transactions contemplated by the Purchase Agreement owning, directly or indirectly, less than fifty percent (50%) of the equity of the General Partner, or (ii) any assignment or transfer of all or substantially all of the assets of the General Partner; or
(m)    consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Partnership.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and/or Record Holders, apportioned among all Partners and/or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
“Purchase Agreement” means the Purchase Agreement, dated April 15, 2013, by and between AIM Midstream and HPIP.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the IPO Closing Date, the portion of such fiscal quarter after the IPO Closing Date.
“Rate Eligibility Trigger” has the meaning assigned to such term in Section 4.9(a)(i).
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (i) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (ii) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (iii) the identity of the Record Holders of Series A Preferred Units entitled to convert such Units, (iv) the identity of the Record Holders of Series B Units entitled to convert such Units, (v) the identity of the Record Holders of Series C Preferred Units entitled to convert such Units, (vi) the identity of the Record Holders of Series D Preferred Units entitled to convert such Units, or (vii) the identity of the Record Holders of Series E Preferred Units entitled to convert such Units.

“Record Holder” means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-173191) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of Common Units in the Initial Public Offering.
“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, the excess of (A) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, as of the end of such period over (B) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the excess of (A) the Net Positive Adjustments of the General Partner as of the end of such period over (B) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the Notional General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (A) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (B) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1 (d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).
“Reset Notice” has the meaning assigned to such term in Section 5.11(b).
“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Adjusted Issue Price” means (i) the Series A Issue Price, divided by (ii) the Series A Conversion Rate.
“Series A Conversion Date” has the meaning assigned to such term in Section 5.12(b)(viii)(C).
“Series A Conversion Notice” has the meaning assigned to such term in Section 5.12(b)(viii)(B).
“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.12(b)(viii)(B).
“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.12(b)(viii)(D) - (F).
“Series A Conversion Unit” means the Common Unit(s) issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12.
“Series A Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series A Preferred Units.
“Series A Distribution Amount” means the cash distribution for the relevant Quarter that each Series A Preferred Unit would have received on an as-converted basis if such Series A Preferred Unit had converted pursuant to Section 5.12(b)(viii) immediately prior to the beginning of such Quarter.
“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.12(b)(ii)(A).
“Series A Distribution Rate” means an amount per Quarter per Series A Preferred Unit payable in arrears equal to the greater of (i) 0.023571428 multiplied by the Series A Adjusted Issue Price, and (ii) the Series A Distribution Amount.
“Series A Issuance Date” means, with respect to a Series A-1 Convertible Preferred Unit, April 15, 2013, and, with respect to a Series A-2 Convertible Preferred Unit, March 30, 2015 or such other date as provided for in that certain Series A-2 Convertible Preferred Unit Purchase Agreement by and between the Partnership and MIH.
“Series A Issue Price” means $17.50 per Series A Preferred Unit.
“Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.12(b)(ii)(C)) plus, (iii) all accrued but unpaid distributions on such Series A Preferred Unit with respect to the Quarter in which the liquidation occurs.

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.
“Series A Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(1).
“Series A Partnership Event Payment” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(1).
“Series A Partnership Event Payment Date” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(3)(ii).
“Series A PIK Payment Amount” means a number of Series A PIK Preferred Units equal to (i) the greater of (x) $0.25 and (y) the Series A Distribution Amount less $0.25, divided by (ii) the Series A Adjusted Issue Price; provided, however, that for the Quarter in which the Series A Issuance Date occurs, it shall mean a number of Series A PIK Preferred Units equal to (i) the product of (a) $0.25 times (b) a fraction, of which (I) the numerator is the number of days from and including the Series A Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series A Adjusted Issue Price. The parties acknowledge that the Series A PIK Payment Amount was 0.01428571 of a Series A Preferred Unit as of April 15, 2013 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series A Issuance Date occurs).
“Series A PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.12(b)(ii)(B).
“Series A PIK Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A Preferred Unit Partner” means, collectively, HPIP in its capacity as the holder of Units and any Affiliate of HPIP that holds any Series A Preferred Units or Series A Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from HPIP or (ii) holds Series A Conversion Units pursuant to this Agreement.
“Series A Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.12 (b)(ii)(A).
“Series A Second PIK Payment Amount” means a number of Series A PIK Preferred Units equal to (i) the greater of (x) $0.50 and (y) the Series A Distribution Amount, divided by (ii) the Series A Adjusted Issue Price. The parties acknowledge that the Series A Second PIK Payment Amount was 0.02857143 of a Series A Preferred Unit as of July 24, 2014.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.
“Series A Survivor Preferred Security” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(2).
“Series A Third PIK Payment Amount” means a number of Series A PIK Preferred Units equal to the quotient of (i) the greater of (x) $0.4125 and (y) the Series A Distribution Amount, divided by (ii) the Series A Adjusted Issued Price.
“Series A Unitholder” means a Record Holder of Series A Preferred Units.
“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.12(b)(ii)(C).
“Series A-1 Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A-2 Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A-2 Call Closing Date” has the meaning assigned to such term in Section 5.12(c)(iii).
“Series A-2 Call Exercise Notice” has the meaning assigned to such term in Section 5.12(c)(iii).
“Series A-2 Call Right” has the meaning assigned to such term in Section 5.12(c).
“Series A-2 Holders” has the meaning assigned to such term in Section 5.12(c).
“Series B Conversion Date” means the date that is the second anniversary of the initial issuance of Series B Units pursuant to the Series B Unit Purchase Agreement.
“Series B Conversion Unit” means a Common Unit issued upon conversion of a Series B Unit pursuant to Section 5.13(c).
“Series B Issue Price” means the price at which a Series B Unit is purchased from the Partnership. Each Series B Unit issued pursuant to the Series B Unit Purchase Agreement shall be treated as having a Series B Issue Price equal to the price per Common Unit, net of underwriting discounts and commissions, received by the Partnership in connection with an underwritten public offering to be completed on or around January 29, 2014. Each Series B PIK Unit shall have a Series B Issue Price equal to the Series B PIK Distribution Amount attributed to such Series B PIK Unit.

“Series B PIK Distribution Amount” has the meaning assigned to such term in Section 5.13(d)(i).
“Series B PIK Payment Date” has the meaning assigned to such term in Section 5.13(d)(iii).
“Series B PIK Unit” means a Series B Unit issued by the Partnership in lieu of cash distributions in respect of the Series B Units pursuant to Section 5.13(d).
“Series B Unit” means a Partnership Interest issued pursuant to Section 5.13 and representing a Limited Partner’s interest in the Partnership having the rights and obligations specified with respect to the Series B Units in this Agreement.
“Series B Unit Distribution” has the meaning assigned to such term in Section 5.13(d)(i).
“Series B Unit Purchase Agreement” means the Unit Purchase Agreement providing for the issuance of Series B Units, dated as of January 22, 2014, with the purchasers named therein.
“Series C Adjusted Issue Price” means (i) the Series C Issue Price, divided by (ii) the Series C Conversion Rate.
“Series C Call Closing Date” has the meaning assigned to such term in Section 5.14(c) (iii).
“Series C Call Exercise Notice” has the meaning assigned to such term in Section 5.14(c)(iii).
“Series C Call Right” has the meaning assigned to such term in Section 5.14(c).
“Series C Conversion Date” has the meaning assigned to such term in Section 5.14(b)(viii)(D).
“Series C Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(1).
“Series C Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(1).
“Series C Conversion Rate” means the number of Common Units issuable upon the conversion of each Series C Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.14(b)(viii)(E) - (G).
“Series C Conversion Unit” means the Common Unit(s) issued upon conversion of a Series C Preferred Unit pursuant to Section 5.14.

“Series C Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series C Preferred Units.
“Series C Coupon Conversion Quarter” means the earlier of (1) the Quarter that includes the Series C Conversion Date and (2) the Quarter beginning [January 1, 2020].
“Series C Distribution Amount” means the cash distribution for the relevant Quarter that each Series C Preferred Unit would have received on an as-converted basis if such Series C Preferred Unit had converted pursuant to Section 5.14(b)(viii) immediately prior to the beginning of such Quarter.
“Series C Distribution Payment Date” has the meaning assigned to such term in Section 5.14(b)(ii)(A).
“Series C Distribution Rate” means (a) for each Quarter prior to the Quarter ending [December 31, 2017], the Series C Subsequent Distribution Rate, and (b) for the Quarter ending [December 31, 2017], and for each Quarter thereafter, (i) with respect to each Outstanding Series C Preferred Unit up to the Series C Threshold, the Series C Initial Distribution Rate and (ii) with respect to each remaining Outstanding Series C Preferred Unit, the Series C Subsequent Distribution Rate.
“Series C Forced Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(2).
“Series C Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(2).
“Series C Holders” has the meaning assigned to such term in Section 5.14(c).
“Series C Initial Distribution Rate” means an amount per Quarter per Series C Preferred Unit payable in arrears equal to the Series C Distribution Amount.
“Series C Issuance Date” means, with respect to a Series C Convertible Preferred Unit, April 25, 2016.
“Series C Issue Price” means $14.00 per Series C Preferred Unit.
“Series C Liquidation Value” means, with respect to each Series C Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series C Issue Price, plus (ii) all Series C Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.14(b)(ii)(C)) plus, (iii) all accrued but unpaid distributions on such Series C Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series C Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series C Preferred Units.

“Series C Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(1).
“Series C Partnership Event Payment” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(1).
“Series C Partnership Event Payment Date” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(3)ii).
“Series C PIK Payment Amount” means a number of Series C PIK Preferred Units equal to (i) the Series C Distribution Rate divided by (ii) the Series C Adjusted Issue Price; provided, however, that for the Quarter in which the Series C Issuance Date occurs, it shall mean a number of Series C PIK Preferred Units equal to (i) the product of (a) the Series C Distribution Rate times (b) a fraction, of which (I) the numerator is the number of days from and including the Series C Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series C Adjusted Issue Price. The parties acknowledge that the Series C PIK Payment Amount was 0.03375 of a Series C Preferred Unit as of April 25, 2016 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series C Issuance Date occurs).
“Series C PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.14(b)(ii)(B).
“Series C PIK Preferred Units” has the meaning assigned to such term in Section 5.14(a).
“Series C Preferred Unit Partner” means, collectively, MIH in its capacity as the holder of Units and any Affiliate of MIH that holds any Series C Preferred Units or Series C Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from MIH or (ii) holds Series C Conversion Units pursuant to this Agreement.
“Series C Preferred Units” has the meaning assigned to such term in Section 5.14(a).
“Series C Quarterly Distribution” has the meaning assigned to such term in Section 5.14(b)(ii)(A).
“Series C Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series C Preferred Units.
“Series C Subsequent Distribution Rate” means an amount per Quarter per Series C Preferred Unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the Series C Distribution Amount.

3 Quarter in which closing occurs

“Series C Survivor Preferred Security” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(2).
“Series C Threshold” means an aggregate amount of Outstanding Series C Preferred Units with an underlying value of Common Units exceeding $50,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the applicable Record Date or date of conversion, as the case may be, on the National Securities Exchange on which the Common Units are then listed or admitted to trading.
“Series C Unit Purchase Agreement” means the Securities Purchase Agreement, dated April 25, 2016, among MIH, the General Partner and the Partnership, pursuant to which MIH contributed cash to the Partnership in exchange for 8,571,429 Series C Convertible Preferred Units and the Series C Warrant.
“Series C Unitholder” means a Record Holder of Series C Preferred Units.
“Series C Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.14(b)(ii)(C).
“Series C Warrant” means that certain warrant to purchase up to 800,000 Common Units, subject to adjustment as set forth in the warrant agreement, with a $7.25 per Common Unit exercise price, issued pursuant to the requirements of the Series C Unit Purchase Agreement, which warrant shall, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“Series D Adjusted Issue Price” means (i) the Series D Issue Price, divided by (ii) the Series D Conversion Rate.
“Series D Call Closing Date” has the meaning assigned to such term in Section 5.15(c)(iii).
“Series D Call Exercise Notice” has the meaning assigned to such term in Section 5.15(c)(iii).
“Series D Call Right” has the meaning assigned to such term in Section 5.15(c).
“Series D Call Value” means, with respect to each Series D Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series D Issue Price, plus (ii) all Series D Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.15(b)(ii)(B)), plus (iii) an amount equal to the product of (A) the amount of distribution declared on such Series D Preferred Unit with respect to the Quarter immediately preceding the Quarter in which the Series D Call Exercise Notice was given times (B) a fraction, of which the numerator is the number of days from the end of such preceding Quarter to and including the date of the Series D Call Exercise Notice and the denominator is 91.

“Series D Conversion Date” has the meaning assigned to such term in Section 5.15(b)(viii)(C).
“Series D Conversion Notice” has the meaning assigned to such term in Section 5.15(b)(viii)(B).
“Series D Conversion Notice Date” has the meaning assigned to such term in Section 5.15 (b)(viii)(B).
“Series D Conversion Rate” means the number of Common Units issuable upon the conversion of each Series D Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.15(b)(viii)(D)-(F).
“Series D Conversion Unit” means the Common Unit(s) issued upon conversion of a Series D Preferred Unit pursuant to Section 5.15(b)(viii).
“Series D Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series D Preferred Units.
“Series D Distribution Amount” means the cash distribution for the relevant Quarter that each Series D Preferred Unit would have received on an as-converted basis if such Series D Preferred Unit had been converted to a Common Unit pursuant to Section 5.15(b)(viii) immediately prior to the beginning of such Quarter.
“Series D Distribution Payment Date” has the meaning assigned to such term in Section 5.15(b)(ii)(A).
“Series D Distribution Rate” means an amount per Quarter per Series D Preferred Unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the Series D Distribution Amount.
“Series D Holders” has the meaning assigned to such term in Section 5.15(c).
“Series D Issuance Date” means, with respect to a Series D Preferred Unit, October 31, 2016.
“Series D Issue Price” means $15.00 per Series D Preferred Unit.
“Series D Liquidation Value” means, with respect to each Series D Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series D Issue Price, plus (ii) all Series D Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.15(b)(ii)(B)), plus (iii) all accrued but unpaid distributions on such Series D Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series D Optional Conversion Start Date” means June 30, 2017.

“Series D Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series D Preferred Units.
“Series D Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(1).
“Series D Partnership Event Payment” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(1).
“Series D Partnership Event Payment Date” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(3)ii).
“Series D Preferred Unit Partner” means, collectively, MIH in its capacity as the holder of Units and any Affiliate of MIH that holds any Series D Preferred Units or Series D Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from MIH or (ii) holds Series D Conversion Units pursuant to this Agreement.
“Series D Preferred Units” has the meaning assigned to such term in Section 5.15(a).
“Series D Quarterly Distribution” has the meaning assigned to such term in Section 5.15(b)(ii)(A).
“Series D Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series D Preferred Units.
“Series D Survivor Preferred Security” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(2).
“Series D Unit Purchase Agreement” means the Securities Purchase Agreement dated as of October 31, 2016, by and between the Partnership and MIH, as amended by the First Amendment to the Securities Purchase Agreement dated as of July 14, 2017 and the Second Amendment to the Securities Purchase Agreement dated as of September 7, 2017.
“Series D Unitholder” means a Record Holder of Series D Preferred Units.
“Series D Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.15(b)(ii)(B).
“Series D Warrant” means that certain warrant to purchase up to 700,000 Common Units, subject to adjustment as set forth in the warrant agreement, with a $22.00 per Common Unit exercise price, to be issued pursuant to Section 5.15(b)(iii), which warrant shall be in accordance with the form of warrant attached hereto as Exhibit B and which warrant, if issued, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).

“Series D Warrant Start Date” means August 31, 2017.
“Series E Adjusted Issue Price” means (i) the Series E Issue Price, divided by (ii) the Series E Conversion Rate.
“Series E Call Closing Date” has the meaning assigned to such term in Section 5.16(c) (iii).
“Series E Call Exercise Notice” has the meaning assigned to such term in Section 5.16(c)(iii).
“Series E Call Right” has the meaning assigned to such term in Section 5.16(c).
“Series E Call Value” means, with respect to each Series E Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series E Issue Price, plus (ii) all Series E Unpaid Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.16(b)(ii)(C)), plus (iii) an amount equal to the product of (A) the amount of distribution declared relating to such Series E Preferred Unit with respect to the Quarter immediately preceding the Quarter in which the Series E Call Exercise Notice was given times (B) a fraction, of which the numerator is the number of days from the end of such preceding Quarter to and including the date of the Series E Call Exercise Notice and the denominator is 91.
“Series E Conversion Date” has the meaning assigned to such term in Section 5.16(b)(viii)(C).
“Series E Conversion Notice” has the meaning assigned to such term in Section 5.16(b)(viii)(B).
“Series E Conversion Notice Date” has the meaning assigned to such term in Section 5.16(b)(viii)(B).
“Series E Conversion Rate” means the number of Common Units issuable upon the conversion of each Series E Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.16(b)(viii)(D) - (F).
“Series E Conversion Unit” means the Common Unit(s) issued upon conversion of a Series E Preferred Unit pursuant to Section 5.16.
“Series E Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series E Preferred Units.
“Series E Coupon Conversion Quarter” means the earlier of (1) the Quarter that includes the Series E Conversion Date and (2) the Quarter beginning [January 1, 2020].
“Series E Distribution Amount” means the cash distribution for the relevant Quarter that each Series E Preferred Unit would have received on an as-converted basis if such Series E

Preferred Unit had converted pursuant to Section 5.16(b)(viii) immediately prior to the beginning of such Quarter.
“Series E Distribution Payment Date” has the meaning assigned to such term in Section 5.16(b)(ii)(A).
“Series E Distribution Rate” means an amount per Quarter per Series E Preferred Unit payable in arrears equal to the Series E Distribution Amount.
“Series E Exercise Notice” has the meaning assigned to such term in Section 5.8(c).
“Series E Holders” has the meaning assigned to such term in Section 5.16(c).
“Series E Issuance Date” means, with respect to a Series E Preferred Unit, [●], 2017.
“Series E Issue Price” means $15.00 per Series E Preferred Unit.
“Series E Liquidation Value” means, with respect to each Series E Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series E Issue Price, plus (ii) all Series E Unpaid Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.16(b)(ii)(C)) plus, (iii) all accrued but unpaid distributions on such Series E Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series E Optional Conversion Start Date” means the first date upon which the Closing Price of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading exceeds one hundred fifty percent (150%) of the Series E Issue Price for the twenty (20) Trading Day period immediately preceding such date; provided that, notwithstanding the foregoing, if the Partnership fails to convert the Series E Preferred Units to Common Units pursuant to Section 5.16(b)(viii) within thirty (30) days of the date first set forth above and after such date first set forth above the Common Units are at any time listed or admitted to trading at less than one hundred fifty percent (150%) of the Series E Issue Price, the Series E Optional Conversion Start Date shall not be deemed to have occurred until the next date the requirements set forth in this definition have been satisfied.
“Series E Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series E Preferred Units.
“Series E Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(1).
“Series E Partnership Event Payment” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(1).
“Series E Partnership Event Payment Date” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(3)ii).

“Series E PIK Payment Amount” means a number of Series E PIK Preferred Units equal to (i) the Series E Distribution Rate divided by (ii) the Series E Adjusted Issue Price; provided, however, that for the Quarter in which the Series E Issuance Date occurs, it shall mean a number of Series E PIK Preferred Units equal to (i) the product of (a) the Series E Distribution Rate times (b) a fraction, of which (I) the numerator is the number of days from and including the Series E Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series E Adjusted Issue Price. The parties acknowledge that the Series E PIK Payment Amount was [●] of a Series E Preferred Unit as of [●], 2017 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series E Issuance Date occurs).
“Series E PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.16(b)(ii)(B).
“Series E PIK Preferred Units” has the meaning assigned to such term in Section 5.16(a).
“Series E Preferred Unit Partner” means, collectively, Holdings in its capacity as the holder of Units and any Affiliate of Holdings that holds any Series E Preferred Units or Series E Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from Holdings or (ii) holds Series E Conversion Units pursuant to this Agreement.
“Series E Preferred Units” has the meaning assigned to such term in Section 5.16(a).
“Series E Quarterly Distribution” has the meaning assigned to such term in Section 5.16(b)(ii)(A).
“Series E Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series E Preferred Units.
“Series E Survivor Preferred Security” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(2).
“Series E Unitholder” means a Record Holder of Series E Preferred Units.
“Series E Unpaid Distributions” has the meaning assigned to such term in Section 5.16(b)(ii)(C).
“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the Notional

General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Southcross Holdings” means Southcross Holdings LP, a Delaware limited partnership.
“Special Approval” means approval by a majority of the members of the Conflicts Committee.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Target Distribution” means an amount equal to the Minimum Quarterly Distribution multiplied by 1.5.
“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests are listed is open for the transaction of business or, if Limited Partner Interests of a Series are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“transfer” has the meaning assigned to such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Interests, the General Partner shall act in such capacity.

“Underwriters” means the underwriters in the Initial Public Offering.
“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units but shall not include (i) Notional General Partner Units (or the General Partner Interest represented thereby), (ii) Incentive Distribution Rights or (iii) the HPIP Equity Interest.
“Unitholders” means the holders of Units.
“Unit Majority” means at least a majority of the Outstanding Common Units and Series B Units, voting together as a single class.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an IPO Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an IPO Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an Unrestricted Person for purposes of this Agreement.
“U.S. GAAP” means United States generally accepted accounting principles consistently applied.
“Warrant” means any of (i) the AIM Warrant, (ii) the Series C Warrant or (iii) the Series D Warrant.
“Warrant Exercised Unit” means a Common Unit issued upon exercise of a Warrant.
“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or other similar financing arrangements, provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months other than from additional Working Capital Borrowings.

Section 1.2    Construction.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Formation.
The General Partner and AIM Midstream have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner hereby amends and restates the Fifth A/R Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name.
The name of the Partnership shall be “American Midstream Partners, LP” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be National Registered Agents, Inc. The principal office of the Partnership shall be located at 2103 CityWest Boulevard, Building #4, Suite 800, Houston, TX 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 2103 CityWest Boulevard, Building #4, Suite 800, Houston, TX 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business.
The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
Section 2.5    Powers.
The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Term.
The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.7    Title to Partnership Assets.
Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability.
The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business.
No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of

Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 3.3    Outside Activities of the Limited Partners.
Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
Section 3.4    Rights of Limited Partners.
(a)    In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are expressly replaced in their entirety by the provisions below and Section 8.3), and except as limited by Section 3.4(a)(i), each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense to obtain:
(i)    true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);
(ii)    a current list of the name and last known business, residence or mailing address of each Record Holder;
(iii)    a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and
(iv)    such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.
(b)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any

Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates.
Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, with respect to the issuance of any Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, the Partnership shall issue such Certificates in accordance with Section 5.12(b)(vii), Section 5.13(f), Section 5.14(b)(vii), Section 5.15(b)(vii) and Section 5.16(b)(vii), respectively. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Interests other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Interests other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Common Units, if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.
(c)    As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders.
The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner, as the case may be, hereunder as, and to the extent, provided herein.
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.
(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in such Partner, and the term “transfer” shall not mean any such disposition.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.
(b)    The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(c)    By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(d)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.
(e)    Subject to any restrictions on transfer expressly agreed to by the General Partner, Holdings or their Affiliates, as applicable, or expressly set forth in the Contribution Agreement, this Article IV, Section 6.10 or otherwise in this Agreement, the General Partner, Holdings and their Affiliates shall have the right at any time to transfer their Common Units, Incentive Distribution Rights, Series A Preferred Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Subject to Section 4.6(c) below, prior to June 30, 2020, the General Partner shall not transfer all or any part of its General Partner Interest (represented by Notional General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
(b)    Subject to Section 4.6(c) below, on or after June 30, 2020, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or limited liability company membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the

General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    Transfer of Incentive Distribution Rights.
The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Any holder of the HPIP Equity Interest may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything to herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.11 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights or HPIP Equity Interests to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.
Section 4.8    Restrictions on Transfers.
(a)    Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (ii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)    The transfer of Common Units that have been issued upon conversion of Incentive Distribution Rights shall be subject to the restrictions imposed by Section 6.8(b).
(d)    Nothing contained in this Agreement, other than Section 4.8(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(e)    Any transfer of a Series A Conversion Unit, a Series B Conversion Unit, a Series C Conversion Unit, a Series D Conversion Unit or a Series E Conversion Unit shall be subject to the restrictions imposed by Section 6.10.

Section 4.9    Eligibility Certifications; Ineligible Holders.
(a)    If at any time the General Partner determines, with the advice of counsel, that
(i)    the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member on assets that are subject to regulation by the FERC or analogous regulatory body (a “Rate Eligibility Trigger”); or
(ii)    any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Partner (a “Citizenship Eligibility Trigger”);
then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary to establish those Limited Partners whose U.S. federal income tax status does not or would not have a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Partner (or, if the Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner determines to be necessary to establish those Partners whose status as Partners does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.
(b)    Such amendments may include provisions requiring all Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Partner (any such required certificate, an “Eligibility Certificate”).
(c)    Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Partner is not an Eligible Holder (such a Partner an “Ineligible Holder”) the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted for all Limited Partners that are Ineligible Holders as the Limited Partner in respect of the Ineligible Holders’ Partnership Interests.
(d)    The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.
(e)    Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of his Partnership Interest (representing his right to receive his share of such distribution in kind).
(f)    At any time after an Ineligible Holder can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Holder’s Partnership Interests.
Section 4.10    Redemption of Partnership Interests of Ineligible Holders.
(a)    If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Partner is not an Eligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificates evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).
(iv)    the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.
(b)    The provisions of this Section 4.10 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.
(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Intentionally Omitted.
Section 5.2    Contributions by the General Partner and the Initial Limited Partners.
Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued pursuant to Section 5.11), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to the issuance of such Additional Limited Partner Interests by the Partnership by (B) 100 less the General Partner’s Percentage Interest immediately prior to the issuance of such Additional Limited Partner Interests by the Partnership times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such

Additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    Contributions by Limited Partners.
No Limited Partner will be required to make any Capital Contribution to the Partnership pursuant to this Agreement.
Section 5.4    Interest and Withdrawal of Capital Contributions.
No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts.
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1 (or otherwise in accordance with Article V), and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1 (or otherwise in accordance with Article V). For the avoidance of doubt, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Units or Series E Preferred Unit will be treated as a partner in the Partnership, other than with respect to the conversion feature of the Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Unit or Series E Preferred Unit. The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Series A Issue Price, and the initial Capital Account balance in respect of each Series A PIK Preferred Unit shall be zero. After an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the Capital Accounts of all Series A Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series A Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.12(b)(ii)(A) or Section 5.12(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series B Unit (including each Series B PIK Unit) shall be the Series B Issue Price. The initial Capital Account balance in respect of each Series C Preferred Unit issued on the Series C Issuance Date shall be the Series C Issue Price, and the initial Capital Account balance in respect of each Series C PIK Preferred Unit shall be zero. After an issuance of Series C PIK Preferred Units pursuant to Section 5.14(b)(ii), the Capital Accounts of all Series C Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series C Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series C Preferred Units in respect of its Series C Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.14(b)(ii)(A) or Section 5.14(b)(ii)(B) in respect of such Series C Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series D Preferred Unit issued on the Series D Issuance Date shall be the Series D Issue Price. The Capital Account balance of each holder of Series D Preferred Units in respect of its Series D Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.15(b)(ii)(A) or Section 5.15(b)(ii)(B) in respect of such Series D Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series E Preferred Unit issued on the Series E Issuance Date shall be the Series E Issue Price, and the initial Capital Account balance in respect of each Series E PIK Preferred Unit shall be zero. After an issuance of Series E PIK Preferred Units pursuant to Section 5.16(b)(ii), the Capital Accounts of all Series E Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series E Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series E Preferred Units in respect of its Series E Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.16(b)(ii)(A) or Section 5.16(b)(ii)(B) in respect of such Series E Preferred Units except as otherwise provided in this Agreement.
(b)    For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(iv)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
(v)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined, under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
(vi)    The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7 (b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)    A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(i)    Reserved.
(ii)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units and (y) the Per Unit Capital Amount for an IPO Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distributions Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an IPO Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.5(c)(ii), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(B) and Section 6.1(d)(x)(C).
(iii)    Subject to Section 6.11, immediately prior to the transfer of an Option Unit by a holder thereof (other than a transfer to an Affiliate of the assignor unless the General Partner elects to have this Section 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its transferred Option Units will (A) first, be allocated to the Option Units in an amount equal to the product of (x) the number of such Option Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Option Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Option Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Option Units will have a balance equal to the amount allocated under clause (A) hereinabove.
(iv)    Immediately prior to the transfer of a Post-Initial Issuance Series B Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(iv) apply), the aggregate Capital Account maintained for such Person with respect to its Post-Initial Issuance Series B Units will (A) first, be allocated to the Post-Initial Issuance Series B Units to be transferred in an amount equal to the product of (x) the number of such Post-Initial Issuance Series B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit, and (B) second, any remaining positive balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Post-Initial Issuance Series B Units and if the remaining balance would be negative, items of Partnership income and gain shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Post-Initial Issuance Series B Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Post-Initial Issuance Series B Units will have a balance equal to the amount allocated under clause (A) above.
(d)
(i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), and 1.704-1(b)(2)(iv)(b)(2) on (A) an issuance of additional Partnership Interests for cash or other property (other than an issuance of Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units), (B) the issuance of additional Partnership Interests as consideration for the provision of services, (C) the issuance by the Partnership of a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) (other than an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the issuance of Series B PIK Units pursuant to Section 5.13(d), the issuance of Series C PIK Preferred Units pursuant to Section 5.14(b)(ii) or the issuance of Series E PIK Preferred Units pursuant to Section 5.16(b)(ii)), or (D) the conversion of a General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted immediately prior to such event to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such event and had been allocated pursuant to Section 6.1(c) and Section 6.1(d) (and to the extent applicable, Article V) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. The General Partner shall adjust such Carrying Values in respect of the contributions that are made on the Closing Date. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to such event (or, in the case of a Revaluation Event resulting from the exercise of a

Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1 (b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership property (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.
(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) (and to the extent applicable, Article V) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
(iii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Unit or Series E Preferred Unit into Common Units in accordance with Section 5.12(b)(viii), Section 5.13(c), Section 5.14(b)(viii), Section 5.15(b)(viii) or Section 5.16(b)(viii), as applicable, or upon the exercise of any other Noncompensatory Option into a Common Unit pursuant to this Agreement, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital

Account of each such Converted or Exercised Unit is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) or Unrealized Loss (if the Capital Account of each such Converted or Exercised Unit is greater than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) had been allocated Pro Rata to each Partner holding any Converted or Exercised Unit received upon such conversion until the Capital Account of each such Converted or Exercised Unit is equal to the Per Unit Capital Amount for a then Outstanding IPO Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) (and to the extent applicable, Article V). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Converted or Exercised Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Converted or Exercised Unit received upon such conversion of the Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit or other Noncompensatory Option, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Converted or Exercised Units) and Partners holding any Converted or Exercised Unit so as to cause the Capital Account of each Partner holding a Converted or Exercised Unit to equal, on a per Unit basis with respect to each such Converted or Exercised Unit, the Per Unit Capital Amount for a then Outstanding IPO Common Unit.
Section 5.6    Issuances of Additional Partnership Interests.
(a)    The Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests, and other economic interests relating to the Partnership Interests (including pursuant to Section 7.4(c)) for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(b)    Each additional Partnership Interest or other security authorized to be issued by the Partnership pursuant to Section 5.6(a) or Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests or other securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions) or other security; (v) whether such Partnership Interest or other security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest or other security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.
(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests, and other economic interests in the Partnership or relating to Partnership Interests pursuant to this Section 5.6 or Section 7.4(c), (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) the admission of Additional Limited Partners and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or other securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or other securities or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.7    Reserved.
Section 5.8    Limited Preemptive Rights.
(a)    Except as provided in this Section 5.8 and in Section 5.2 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest or other security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, that it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. Any determination by the General Partner whether to exercise its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity and not as the general partner of the Partnership, and such determination may be made in accordance with Section 7.9(c).
(b)    If a Class D Member or any of its Affiliates holds any Limited Partner Interests while the Partnership issues Limited Partner Interests of the same class as such Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units or (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or Section 5.8(a)) to the Class A Member or any of its Affiliates, such Class D Member shall have the right to purchase Limited Partner Interests of such class from the Partnership up to the amount necessary to maintain the aggregate Percentage Interest of such Class D Member and its Affiliates equal to that which existed immediately prior to the issuance of such Limited Partner Interests on the same terms provided to the Class A Member or its Affiliates. The Partnership shall give prompt written notice of the Partnership’s proposal to issue Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units or (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or 5.8(a)) to the Class A Member or any of its Affiliates to each Class D Member. Such written notice shall set forth (A) the Limited Partner Interests being offered, (B) the price and terms, if any, upon which the Partnership proposes to issue such Limited Partner Interests and (C) the proposed date of the closing of the issuance of such Limited Partner Interests. Each Class D Member shall have ten (10) Business Days after receipt of such notice to submit a written notice (a “Class D Exercise Notice”) to the Partnership. The Class D Exercise Notice shall set forth the portion of the Limited Partner Interests that such Class D Member elects to purchase.
(c)    If the Partnership issues Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units Series C Conversion Units or Series D Conversion Units, (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or Section 5.8(a), (iii) Limited Partner Interests issued to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities), or (iv) Limited Partner Interests issued on a pro rata basis to all holders of Common Units) to the Series C Preferred Unit Partner, Series D Preferred Unit Partner or any of their Affiliates, the Series E Preferred Unit Partner shall have the right to purchase such Limited Partner Interests from the Partnership up to the amount necessary to maintain the Percentage Interest of the Series E Preferred Unit Partner equal to that which existed immediately prior to the issuance of such Limited Partner Interests on the same terms provided to the Series C Preferred Unit Partner, Series D Preferred Unit Partner or any of their Affiliates. The Partnership shall give prompt written notice of the Partnership’s proposal to issue Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units, Series C Conversion Units or Series D Conversion Units, (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or Section 5.8(a), or (iii) Limited Partner Interests issued to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities) or (iv) Limited Partner Interests issued on a pro rata basis to all holders of Common Units) to the Series C Preferred Unit Partner, Series D Preferred Unit Partner or any of their Affiliates, to the Series

E Preferred Unit Partner. Such written notice shall set forth (A) the Limited Partner Interests being offered, (B) the price and terms, if any, upon which the Partnership proposes to issue such Limited Partner Interests and (C) the proposed date of the closing of the issuance of such Limited Partner Interests. The Series E Preferred Unit Partner shall have ten (10) Business Days after receipt of such notice to submit a written notice (a “Series E Exercise Notice”) to the Partnership. The Series E Exercise Notice shall set forth the portion of the Limited Partner Interests that such Series E Preferred Unit Partner elects to purchase.
Section 5.9    Splits and Combinations.
(a)    Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per-Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units may be converted into) are proportionately adjusted.
(b)    Whenever such a Pro Rata distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    If a Pro Rata distribution of Partnership Interests, or a subdivision or combination of Partnership Interests, is made as contemplated in this Section 5.9, the number of Notional General Partner Units constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the effective date for payment of such distribution, subdivision or combination to maintain such Percentage Interest of the General Partner.
(d)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new

Certificate or uncertificated Partnership Interests, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(e)    The Partnership shall not issue fractional Units or Notional General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units or fractional Notional General Partner Units but for the provisions of this Section 5.9(e), each fractional Unit or fractional Notional General Partner Unit shall be rounded to the nearest whole Unit or Notional General Partner Unit (and a 0.5 Unit or Notional General Partner Unit shall be rounded to the next higher Unit or Notional General Partner Unit).
(f)    For the avoidance of doubt, upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Series B Units as follows: (i) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units), then the Series B Units shall be subdivided into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision, and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units), then the Series B Units shall be combined into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.
Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.
All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by either or both of Sections 17-607 and 17-804 of the Delaware Act.
Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.
(a)    Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, exercisable at its option at any time when the Partnership has made a distribution on its Common Units exceeding the Target Distribution for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such

Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average aggregate amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11 (b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The Percentage Interest of the General Partner, with respect to the General Partner Interest, after the issuance of the Aggregate Quantity of IDR Reset Common Units shall equal the Percentage Interest of the General Partner, with respect to the General Partner Interest, prior to the issuance of the Aggregate Quantity of IDR Reset Common Units and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in order to maintain its Percentage Interest in connection therewith and shall be issued an additional number of Notional General Partner Units as is required to maintain such Percentage Interest. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).
(b)    To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.
(c)    The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d)    If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of a Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).
(e)    The Minimum Quarterly Distribution shall be increased at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice.
Section 5.12    Establishment of Series A Preferred Units.
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series A-1 Convertible Preferred Units” and consisting of a total of 5,142,857 Series A-1 Preferred Units, and a series of Units to be designated as “Series A-2 Convertible Preferred Units” and consisting of a total of 2,571,429 Series A-2 Preferred Units, plus any additional Series A-1 Preferred Units and Series A-2 Preferred Units issued in kind as a distribution pursuant to Section 5.12(b)(ii) (“Series A PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.12 and in Section 5.5(d)(i), Section 6.10, and Section 12.9. Series A-1 Convertible Preferred Units shall be issued as Series A PIK Preferred Units with respect to Series A-1 Convertible Preferred Units. Series A-2 Convertible Preferred Units shall be issued as Series A PIK Preferred Units with respect to Series A-2 Convertible Preferred Units. As of March 30, 2015, all units previously issued as “Series A Convertible Preferred Units” shall be “Series A-1 Convertible Preferred Units.” The Series A-1 Convertible Preferred Units and Series A-2 Convertible Preferred Units, whether issued on a Series A Issuance Date or as Series A PIK Preferred Units, are referred to herein as “Series A Preferred Units” and as such the Series A-1 Convertible Preferred Units and the Series A-2 Convertible Preferred Units shall be considered pari passu as to allocations and distributions with each other and with the Series C Convertible Preferred Units, Series D Preferred Units and the

Series E Preferred Units. As of April 21, 2016, 9,499,370 Series A Preferred Units had been issued. Other than with respect to Series A PIK Preferred Units, immediately following the Series A Issuance Date and thereafter, no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series A Preferred Units.
(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Allocations.
(A)    Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.12(b)(i)(A) for the current and all previous taxable periods since issuance of the Series A Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series A Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series A Preferred Units. Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(A), to Series C Preferred Units pursuant to Section 5.14(b)(i)(A), to Series D Preferred Units pursuant to Section 5.15(b)(i)(A) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(A) shall be made Pro Rata.
(B)    Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series A Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series A Preferred Unit has been reduced to zero. Allocations to Series A Preferred Units pursuant to this Section 5.12 (b)(i)(B), to Series C Preferred Units pursuant to Section 5.14(b)(i)(B), to Series D Preferred Units pursuant to Section 5.15(b)(i)(B) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(B) shall be made Pro Rata.
(C)    Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series A Preferred Units, but (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series A Preferred

Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value. Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(C), to Series C Preferred Units pursuant to Section 5.14(b)(i)(C), to Series D Preferred Units pursuant to Section 5.15(b)(i)(C) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(C) shall be made Pro Rata.
(D)    Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series A Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series A Preferred Unit has been reduced to zero. Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(D), to Series C Preferred Units pursuant to Section 5.14(b)(i)(D), to Series D Preferred Units pursuant to Section 5.15(b)(i)(D) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(D) shall be made Pro Rata.
(ii)    Distributions.
(A)    Commencing with the Quarter ending on June 30, 2013, the holders of the Series A Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.12(b)(ii)(A) in respect of each Outstanding Series A Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”). For the Quarter ending June 30, 2013, and for each Quarter thereafter through and including the Quarter ending March 31, 2014, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid as follows: (i) a number of Series A PIK Preferred Units equal to the Series A PIK Payment Amount and (ii) $0.25 in cash (provided that for the Quarter in which the Series A Issuance Date occurs, the amount payable pursuant to this clause (ii) shall be an amount in cash equal to the product of (I) $0.25 times (II) a fraction, of which the numerator is the number of days from and including the Series A Issuance Date to but excluding the date of such Quarter’s end, and the denominator is 91). For the Quarter ending June 30, 2014, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Quarter in which the Merger is consummated, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid in a number of Series A PIK Preferred Units equal to the Series A Second PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the

Record Date for the relevant quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.50 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to (a) the remainder of (i) the greater of (I) $0.50 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price. For the Quarter in which the Merger is consummated and each Quarter thereafter, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid in a number of Series A PIK Preferred Units equal to the Series A Third PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the Record Date for the relevant Quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.4125 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.12(b)(ii) for a Series A Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series A Preferred Units shall include all Series A PIK Preferred Units Outstanding as of the date of such determination.
(B)    When any Series A PIK Preferred Units are payable to a Record Holder of Series A Preferred Units pursuant to this Section 5.12, the Partnership shall issue the Series A PIK Preferred Units to such Record Holder no later than the Series A Distribution Payment Date (the date of issuance of such Series A PIK Preferred Units, the “Series A PIK Preferred Payment Date”). On the Series A PIK Preferred Payment Date, the Partnership shall issue to such Series A Unitholder a Certificate or Certificates for the number of Series A PIK Preferred Units to which such Series A Unitholder shall be entitled. The issuance of the Series A PIK Preferred Units pursuant to this Section 5.12(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of Series A PIK Preferred Units was due. If, in violation of this Agreement, the Partnership fails to pay in full or part any Series A Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series A PIK Preferred Units shall be entitled (I) to receive Series A Quarterly Distributions in subsequent Quarters in respect of such unpaid Series A PIK Preferred Units, (II) to receive the Series A Liquidation Value in accordance with Section 5.12(b)(iv) in respect of such unpaid Series A PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series A PIK Preferred Units had in fact been distributed on the date due. Nothing in this

Section 5.12(b)(ii)(B) shall alter the obligation of the Partnership to pay any unpaid Series A PIK Preferred Units or the right of the holders of Series A Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series A PIK Preferred Units. Fractional Series A PIK Preferred Units shall not be issued to any person (each fractional Series A PIK Preferred Unit shall be rounded to the nearest whole Series A PIK Preferred Unit (and a 0.5 Series A PIK Preferred Unit shall be rounded up to the next higher Series A PIK Preferred Unit)).
(C)    If, in violation of this Agreement, the Partnership fails to pay in full or part any Series A Quarterly Distribution in cash when due, then, without limiting any rights of the holders of the Series A Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series A Quarterly Distribution payable in cash, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series A Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series A Unpaid Cash Distribution shall accrue interest from the applicable Series A Distribution Payment Date at rate equal to 6.0% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series A Parity Securities.
(D)    If all or any portion of a Series A Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for such Series A Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series C Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and the Series E Unitholders Pro Rata and the balance of such Series A Quarterly Distribution (and Series C Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.12(b)(ii)(C). The Partnership shall provide written notice to the Series A Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series A Quarterly

Distribution the Partnership will be unable to pay on the applicable Series A Distribution Payment Date.
(E)    Notwithstanding anything in this Section 5.12(b)(ii) to the contrary, with respect to Series A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series A Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series A Preferred Units shall receive only the Common Unit distribution with respect to such period.
(F)    Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series A Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series A Preferred Units were determined under clause (ii) of the definition of “Series A Distribution Rate” or were otherwise determined on an “as converted” basis.
(iii)    Issuance of Series A Preferred Units. The Series A-1 Convertible Preferred Units (excluding Series A-1 Convertible Preferred Units issued as Series A PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of the Contribution Agreement. The Series A-2 Convertible Preferred Units (excluding Series A-2 Convertible Preferred Units issued as Series A PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of the Series A-2 Convertible Preferred Unit Purchase Agreement between the Partnership and Magnolia Infrastructure Partners, LLC, dated as of March 30, 2015.
(iv)    Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series C Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series A Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A

Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.14(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.14(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). At such time as such allocations have been made to the Outstanding Series A Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series C Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series A Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.
(v)    Voting Rights.
(A)    Except as provided in Section 5.12(b)(v)(B) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A

Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, the Series D Preferred Units and the Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or amends or modifies any of the terms of the Series A Preferred Units; provided that the Partnership shall be able to amend this Section 5.12 without the approval by the Record Holders of Outstanding Series A Preferred Units so long as the amendment does not adversely affect the holders of the Series A Preferred Units in any material respect and does not affect the holders of the Series A Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series A Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series A Preferred Units in a material respect if such action would:
(1)    reduce the Series A Distribution Rate, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon, or change the seniority rights of the Series A Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.12;
(2)    reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units;
(3)    make the Series A Preferred Units redeemable or convertible at the option of the Partnership; or
(4)    result in a Preferred Unit Change of Control.
(vi)    No Series A Parity Securities or Series A Senior Securities. Other than Series A PIK Preferred Units issued in connection with the Series A Quarterly Distribution, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series A Preferred Units, issue any Series A Parity Securities or Series A Senior Securities.
(vii)    Certificates.
(A)    The Series A Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series A Preferred Units. The Certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)    The certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fourth A/R Partnership Agreement or Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [●], 2017, A COPY OF

WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(viii)    Conversion.
(A)    At the Option of the Series A Unitholder. At any time and from time to time after January 1, 2014, subject to any applicable limitations in the New Credit Agreement, the Series A Preferred Units owned by any Series A Unitholder shall be convertible, in whole or in part, upon the request of the Series A Unitholder into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Immediately upon any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series A Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.12(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)    Conversion Notice. To convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(viii)(A), the Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Partnership in the form of Exhibit C attached hereto stating that such Series A Unitholder elects to so convert Series A Preferred Units and shall state therein with respect to Series A Preferred Units to be converted pursuant to Section 5.12(b)(viii)(A) the following: (a) the number of Series A-1 Convertible Preferred Units and the number of Series A-2 Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series A Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series A Unitholder wishes the Certificate or Certificates for Series A Conversion Units to be issued, and (d) such Series A Unitholder’s computation of the number of Series A Conversion Units to be received by such Series A Unitholder (or designated recipient(s)) upon the Series A Conversion Date. The date any Series A Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series A Conversion Notice Date.”
(C)    Timing; Certificates. If a Series A Conversion Notice is delivered by a Series A Unitholder to the Partnership in accordance with Section 5.12(b)(viii)(B), the Partnership shall issue the Series A Conversion Units no later than seven (7) days after a Series A Conversion Notice Date (any date of issuance of such Common Units, a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall issue to such Series A Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series A Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series A Conversion Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series A Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion or distribution payment to such Series A Unitholder (or designated recipient(s)), by crediting the account of the Series A Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.
(D)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series A Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.12(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any options, warrants, or other rights to purchase Common Units, or Partnership Interests exercisable or convertible into or exchangeable for Common Units (or options, warrants, or other rights to purchase any such Partnership Interests that are exercisable or convertible into or exchangeable for Common Units) other than any such options, warrants or other rights issued pursuant to any Long Term Incentive Plan (herein collectively, “Convertible Securities”), the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series A Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series A Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series A Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(E)    Follow-On Adjustments. Except in connection with the issuance of the Series C Warrant or the Series D Warrant or the exercise of any Warrant, if the Partnership shall issue or sell, or grant any Common Units or Convertible Securities at an indicative per Common Unit price (the “Follow-On Price,” and such Common Units or Convertible Securities so issued, sold or granted, on an as-converted basis, the “Follow-On Units”) that is less than one hundred percent (100%) of the Series A Adjusted Issue Price, then the Series A Conversion Rate will be reset so that it will equal the number determined by dividing the Series A Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:

CP = the Series A Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued
OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.12(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.12(b)(viii)(H)(3).
(F)    Other Extraordinary Transactions Affecting the Partnership.
(1)    Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in Section 5.12(b)(viii)(D) above) in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series A Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series A Preferred Units to redeem all (but not less than all) of such holder’s Series A Preferred Units for a price per Series A Preferred Unit payable in cash equal to the greater of (x) the Series A Liquidation Value for each Series A Preferred Unit and (y) an amount equal to the product of (1) the number of Common Units into which each Series A Preferred Unit is convertible pursuant to Section 5.12(b)(viii) on the day immediately prior to the date of the Series A Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series A Partnership Event Payment”).
(2)    Upon receipt by a Series A Unitholder of a Series A Partnership Event Change of Control Offer, such Series A Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series A Partnership

Event Change of Control Offer, to receive Series A Survivor Preferred Securities (as defined below) pursuant to this Section 5.12(b)(viii)(F)(2) in lieu of a Series A Partnership Event Payment. Upon receipt of such Series A Unitholder’s election to receive Series A Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series A Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series A Preferred Units, including Section 5.12 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Unit had immediately prior to such Partnership Event (the “Series A Survivor Preferred Security”). The Series A Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series A Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Conversion Price of the Series A Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.12(b)(viii)(D), Section 5.12(b)(viii)(E) or this Section 5.12(b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series A Preferred Units receive a Series A Partnership Event Payment or Series A Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series A Preferred Units.
(3)    A Series A Partnership Event Change of Control Offer shall be mailed to each Series A Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)    that the Series A Partnership Event Change of Control Offer is being made pursuant to this Section 5.12(b)(viii)(F) and that the Partnership is making an offer to redeem all Series A Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);

ii)    the amount of the Series A Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series A Partnership Event Payment Date”); and
iii)    the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series A Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series A Preferred Units that accepts the Series A Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series A Partnership Event Payment, and all of such holder’s rights and privileges under the Series A Preferred Units or as a Series A Unitholder shall be extinguished.
(G)    Notwithstanding any of the other provisions of this Section 5.12(b)(viii), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.12(b)(viii)(D)-(F) as a result of any of the following:
(1)    the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)    the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)    the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.12(b)(viii).
(H)    The following rules shall apply for purposes of this Section 5.12(b)(viii):

(1)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
(3)    In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.12(b)(viii)(H):
i)    The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.12(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)    The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.12(b)(viii)).
iii)    In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.12, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)    Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series A Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.

v)    the number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.12(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.12(b)(viii)(H)(3)iii) or iv).
(4)    Notwithstanding any of the other provisions of this Section 5.12(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series A Preferred Units or the Series A Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.12(b)(viii)(H).
(5)    For purposes of this Section 5.12(b)(viii), no adjustment to the Series A Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(I)    In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series A Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series A Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(J)    The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series A Conversion Units on conversion of, or payment of distributions on, Series A Preferred Units pursuant hereto. However, the holder of any Series A Preferred Units shall pay any tax that is due because the Series A Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series A Unitholder’s name.

(K)    The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.12(b)(viii) equitably and in such a manner as to afford the Series A Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series A Unitholders of the benefit hereof.
(ix)    Remarketing. If any Series A Unitholder approaches the Partnership with a desire to sell more than 250,000 Series A Preferred Units, or Series A Conversion Units underlying such Series A Preferred Units having equivalent economic value (based on the sum of the Series A Issue Price of the Series A Preferred Units and all accrued and accumulated but unpaid distributions on such Series A Preferred Units), the Partnership shall, upon the request of such Series A Unitholder, cooperate reasonably with such Series A Unitholder to provide information requested by potential purchasers to potential purchasers, to make the Partnership’s management reasonably available by telephone and to confirm that the Partnership has made all requisite filings required under the Exchange Act; provided that, prior to providing any information requested or conducting any telephonic discussions, such potential purchasers enter into a customary non-disclosure agreement in respect of such information provided by the Partnership in a form reasonably acceptable to the Partnership.
(x)    Tax Estimates. Upon receipt of a written request from any Series A Unitholder stating the number of Series A Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series A Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series A Unitholder converted its Series A Preferred Units pursuant to Section 5.12(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(iii), such holder’s Capital Account in respect of its converted Series A Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series A Conversion Unit received in connection with such conversion of a Series A Preferred Unit).
(xi)    Fully Paid and Nonassessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.12 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
(xii)    Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series A Conversion Units issuable upon conversion of the Series A Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.

(c)    Call Right on Series A-2 Convertible Preferred Units. At any time after January 1, 2016, in connection with the consummation of a Drop Down Event (as defined below) the Partnership may exercise the right (the “Series A-2 Call Right”), but shall have no obligation, to require the holder or holders of the Series A-2 Convertible Preferred Units (the “Series A-2 Holders”) to sell, assign and transfer all or a portion of the then outstanding Series A-2 Convertible Preferred Units to the Partnership in accordance with this Section 5.12(c). The Partnership may exercise the Series A-2 Call Right with respect to any Series A-2 Convertible Preferred Unit unless: (A) the exercise of the Series A-2 Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law or (B) a Series A-2 Holder has delivered, on or prior to the date of the Series A-2 Call Exercise Notice (as defined below), a Series A Conversion Notice with respect to such Series A Convertible Preferred Unit (and then no Series A-2 Call Right may be made as to such Series A-2 Convertible Preferred Unit).
(i)    A “Drop Down Event” shall mean an acquisition by the Partnership or one of its Affiliates from Arclight Energy Partners Fund V, L.P. or one of its Affiliates of assets or equity in a Person or Persons for a purchase price in excess of $100 million.
(ii)    The purchase price to be paid by the Partnership in connection with the exercise of the Series A-2 Call Right shall be $17.50 per Series A-2 Convertible Preferred Unit acquired pursuant to the Series A-2 Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests).
(iii)    If the Partnership elects to exercise the Series A-2 Call Right, the Partnership shall deliver a written notice (the “Series A-2 Call Exercise Notice”) to the Series A-2 Holders informing the Series A-2 Holders of the Partnership’s intention to exercise its Series A-2 Call Right. The Series A-2 Call Exercise Notice shall include a certificate in substantially the form attached hereto as Annex A, setting forth (A) the number of Series A-2 Convertible Preferred Units held by each Series A-2 Holder, (B) the number of Series A-2 Convertible Preferred Units with respect to which the Series A-2 Call Right is being exercised, (C) the bank account information for wire transfer of the purchase price or address for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series A-2 Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series A-2 Call Exercise Notice. If any Series A-2 Holder does not notify the Partnership of a change to the bank account information or address for delivery of the purchase prices set forth in Annex A prior to the date that is two days before the Series A-2 Call Closing Date, the Partnership shall wire or deliver to each Series A-2 Holder its portion of the purchase price in immediately available funds to such bank account or address set forth on Annex A.
(iv)    The Series A-2 Call Right may be exercised as to any portion of the outstanding Series A-2 Convertible Preferred Units outstanding at the time a Series

A-2 Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series A-2 Convertible Preferred Units subject to the Series A-2 Call Right.
(v)    At the closing of the Series A-2 Call Right, (A) the Partnership shall deliver to each Series A-2 Holder subject thereto a certificate executed on behalf of the Partnership in the form attached hereto as Annex B, and (B) each such Series A-2 Holder shall deliver to the Partnership a certificate executed by such Series A-2 Holder in the form attached hereto as Annex C, the certificates representing the Series A-2 Convertible Preferred Units with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership.
Section 5.13    Establishment of Series B Units.
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series B Units” and consisting of a total of 1,168,225 Series B Units, plus any additional Series B Units issued in kind as a distribution pursuant to Section 5.13(d), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.13.
(b)    Rights on Liquidation of the Partnership. The holders of the Series B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.
(c)    Conversion of Series B Units.
(i)    Immediately before the close of business on the Series B Conversion Date, the Series B Units shall automatically convert into Common Units on a one-for-one basis.
(ii)    Upon conversion, the rights of a holder of converted Series B Units as holder of Series B Units shall cease with respect to such converted Series B Units, including any rights under this Agreement with respect to holders of Series B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Upon the Series B Conversion Date, all Series B Units shall be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Series B Units converted.
(iii)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Series B Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(A)    The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(c).
(B)    All Common Units delivered upon conversion of the Series B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim
(C)    The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series B Units to the extent permitted or required by the rules of such exchange or market.
(D)    Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Series B Units any rights as a creditor in respect of its right to conversion.
(d)    Distributions and Allocations.
(i)    Each Series B Unit shall have the right to share in distributions and allocations pursuant to Section 6.1, Section 6.4 and Section 6.5 on a Pro Rata basis with the other Common Units. For the avoidance of doubt, each reference in this Agreement to an allocation or distribution to Unitholders holding Common Units shall be deemed to be a reference to the Unitholders holding Common Units or Series B Units. All or any portion of each distribution payable in respect of the Series B Units (the “Series B Unit Distribution”) may, at the election of the Partnership, be paid in Series B PIK Units (any amount of such Series B Unit Distributions so paid in Series B PIK Units, the “Series B PIK Distribution Amount”). The number of Series B PIK Units to be issued in connection with a Series B PIK Distribution Amount shall be the quotient of (A) the Series B PIK Distribution Amount divided by (B) the Series B Issue Price of the Series B Units originally issued pursuant to the Series B Unit Purchase Agreement; provided that instead of issuing any fractional Series B PIK Units, the Partnership shall round the number of Series B PIK Units issued down to the next lower whole Series B PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Series B PIK Units issued up to the next higher whole Series B PIK Unit.
(ii)    Notwithstanding anything in this Section 5.13(d) to the contrary, with respect to Series B Units that are converted into Common Units, the holder thereof shall not be entitled to a Series B Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.
(iii)    When any Series B PIK Units are payable to a holder of Series B Units pursuant to this Section 5.13, the Partnership shall issue the Series B PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 6.4(b) or Section 6.5, as applicable (the date of issuance of such Series B PIK Units, the “Series B PIK Payment Date”). On the Series B PIK Payment Date, the Partnership shall issue to such holder of Series B Units a Certificate or Certificates for the number of Series B PIK Units to which such holder of Series B Units shall be entitled.
(iv)    For purposes of maintaining Capital Accounts, if the Partnership distributes one or more Series B PIK Units to a holder of Series B Units, (A) the Partnership shall be treated as distributing cash to such holder of Series B Units equal to the Series B PIK Distribution Amount, and (B) the holder of Series B Units shall be deemed to have recontributed to the Partnership in exchange for such newly issued Series B PIK Units an amount of cash equal to the Series B PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional Series B PIK Units, as applicable.
(v)    If the Partnership distributes one or more Series B PIK Units to a holder of Series B Units in accordance with the foregoing and Section 6.4(b)(iii)(C), the distribution to the holders of the Incentive Distribution Rights pursuant to Section 6.4(b)(iii)(B) that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) shall be reduced by the product of (A) the distribution to the holders of the Incentive Distribution Rights that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) multiplied by (B) the quotient of (x) the Percentage Interests of the Series B Units divided by (y) the Percentage Interests of the Common Units and Series B Units.
(e)    Voting. The Series B Units will have such voting rights pursuant to the Agreement as such Series B Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that the Series B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Series B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Series B Units shall be required to approve any matter for which the holders of the Series B Units are entitled to vote as a separate class. For the avoidance of doubt, each reference in this Agreement to the vote of, approval by, or notice to be given to, Unitholders holding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, Unitholders of Common Units and Series B Units and each reference to the vote of, approval by, or notice to be given to, a majority of the Outstanding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, a majority of the Common Units and Series B Units, both as Outstanding at such time.

(f)    Certificates.
(i)    The Series B Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series B Units. The Certificates evidencing Series B Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units or Series A Preferred Units.
(ii)    The certificate(s) representing the Series B Units shall be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fourth A/R Partnership Agreement or Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [●], 2017, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
Section 5.14    Establishment of Series C Preferred Units.
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series C Convertible Preferred Units” and consisting of a total of 8,571,429 Series C Preferred Units, plus any additional Series C Preferred Units issued in kind as a distribution pursuant to Section 5.14(b)(ii) (“Series C PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.14 and in Section 5.5(d)(i), Section 6.10, and Section 12.9. The Series C Convertible Preferred Units, whether issued on the Series C Issuance Date or as Series C PIK Preferred Units, are referred to herein as “Series C Preferred Units.” The Series C Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units, Series D Preferred Units and Series E Preferred Units. Other than with respect to Series C PIK Preferred Units, immediately following the Series C Issuance Date and thereafter, no additional Series C Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series C Preferred Units.
(b)    Rights of Series C Preferred Units. The Series C Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Allocations.
(A)    Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.14(b)(i)(A) for the current and all previous taxable periods since issuance of the Series C Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series C Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series C Preferred Units. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(A), to Series A Preferred Units pursuant to Section 5.12 (b)(i)(A), to Series D Preferred Units pursuant to Section 5.15(b)(i)(A), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(A) shall be made Pro Rata.
(B)    Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series C Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series C Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series C Preferred Unit has been reduced to zero. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(B), to Series A Preferred Units pursuant to Section 5.12(b)(i)(B), to Series D Preferred Units pursuant to Section 5.15(b)(i)(B), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(B) shall be made Pro Rata.
(C)    Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series C Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series C Preferred Units, but (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series C Preferred

Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Liquidation Value. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(C), to Series A Preferred Units pursuant to Section 5.12(b)(i)(C), to Series D Preferred Units pursuant to Section 5.15(b)(i)(C), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(C) shall be made Pro Rata.
(D)    Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series C Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series C Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series C Preferred Unit has been reduced to zero. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(D), to Series A Preferred Units pursuant to Section 5.12 (b)(i)(D), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(D), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(D) shall be made Pro Rata.
(ii)    Distributions.
(A)    Commencing with the Quarter ending on June 30, 2016, the holders of the Series C Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series C Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.14(b)(ii)(A) in respect of each Outstanding Series C Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series C Distribution Payment Date”). For the Quarter ending [December 31, 2017], and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series C Coupon Conversion Quarter, the Series C Quarterly Distribution on each Outstanding Series C Preferred Unit shall be paid a number of Series C PIK Preferred Units equal to the Series C PIK Payment Amount; provided that, in the discretion of the General Partner which determination shall be made prior to the Record Date for the relevant quarter, the Series C Quarterly Distribution may be paid with respect to each Outstanding Series C Preferred Unit as (x) an amount in cash up to the applicable Series C Distribution Rate, and (y) a number of Series C PIK Preferred Units equal to (a) the remainder of (i) the applicable Series C Distribution Rate less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series C Adjusted Issue Price (which, if paid in cash for the Quarter in which the Series C Issuance Date occurs, the amount payable shall be equal to the product of (I) the amount payable without regard to this parenthetical times (II) a fraction, of which the numerator is the number of days from and including the

Series C Issuance Date up to but excluding the date of such Quarter’s end, and of which the denominator is 91). With respect to the Series C Coupon Conversion Quarter and all Quarters thereafter, the Series C Quarterly Distributions shall be paid with respect to each Outstanding Series C Preferred Unit entirely in cash at the applicable Series C Subsequent Distribution Rate per Series C Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.14(b)(ii)(A) for a Series C Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series C Preferred Units shall include all Series C PIK Preferred Units Outstanding as of the date of such determination.
(B)    When any Series C PIK Preferred Units are payable to a Record Holder of Series C Preferred Units pursuant to this Section 5.14, the Partnership shall issue the Series C PIK Preferred Units to such Record Holder no later than the Series C Distribution Payment Date (the date of issuance of such Series C PIK Preferred Units, the “Series C PIK Preferred Payment Date”). On the Series C PIK Preferred Payment Date, the Partnership shall issue to such Series C Unitholder a Certificate or Certificates for the number of Series C PIK Preferred Units to which such Series C Unitholder shall be entitled. The issuance of the Series C PIK Preferred Units pursuant to this Section 5.14(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of Series C PIK Preferred Units was due. Prior to the Series C Coupon Conversion Quarter, if, in violation of this Agreement, the Partnership fails to pay in full or part any Series C Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series C PIK Preferred Units shall be entitled (I) to receive Series C Quarterly Distributions in subsequent Quarters in respect of such unpaid Series C PIK Preferred Units, (II) to receive the Series C Liquidation Value in accordance with Section 5.14(b)(iv) in respect of such unpaid Series C PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series C PIK Preferred Units had in fact been distributed on the date due. Nothing in this Section 5.14(b)(ii)(B) shall alter the obligation of the Partnership to pay any unpaid Series C PIK Preferred Units or the right of the holders of Series C Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series C PIK Preferred Units. Fractional Series C PIK Preferred Units shall not be issued to any person (each fractional Series C PIK Preferred Unit shall be rounded to the nearest whole Series C PIK Preferred Unit (and a 0.5 Series C PIK Preferred Unit shall be rounded up to the next higher Series C PIK Preferred Unit)).
(C)    If, in violation of this Agreement, the Partnership fails to pay in full or part any Series C Quarterly Distribution in cash when due, then,

without limiting any rights of the holders of the Series C Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series C Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series C Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series C Unpaid Cash Distribution shall accrue interest from the applicable Series C Distribution Payment Date at rate equal to 11.79% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series C Parity Securities.
(D)    If all or any portion of a Series C Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series C Preferred Units Outstanding as of the Record Date for such Series C Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series C Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and the Series E Unitholders Pro Rata and the balance of such Series C Quarterly Distribution (and Series A Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.14(b)(ii)(C). The Partnership shall provide written notice to the Series C Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series C Quarterly Distribution the Partnership will be unable to pay on the applicable Series C Distribution Payment Date.
(E)    Notwithstanding anything in this Section 5.14(b)(ii) to the contrary, with respect to Series C Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series C Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series C Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series C Preferred Units shall receive only the Common Unit distribution with respect to such period.
(F)    Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series C Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series C Preferred Units were determined under the definition of “Series C Initial Distribution Rate” or clause (ii) of the definition of “Series C Subsequent Distribution Rate” or were otherwise determined on an “as converted” basis.
(iii)    Issuance of Series C Preferred Units. The Series C Convertible Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series C Unit Purchase Agreement.
(iv)    Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series C Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Liquidation Value of such Series C Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12 (b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Liquidation Value of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). At such time as such allocations have been made to the Outstanding Series C Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series C Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.
(v)    Voting Rights.
(A)    Except as provided in Section 5.14(b)(v)(B) below, the Outstanding Series C Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series C Preferred Unit will be entitled to one vote for each Common Unit into which such Series C Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series C Preferred Units are Outstanding.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series C Preferred Units, voting separately as a class based upon one vote per Series C Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series C Preferred Units or amends or modifies any of the terms of the Series C Preferred Units; provided that the Partnership shall be able to amend this Section 5.14 without the approval by the Record Holders of Outstanding Series C Preferred Units so long as the amendment does not adversely affect the holders of the Series C Preferred Units in any material respect and does not affect the holders of the Series C Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series C Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series C Preferred Units in a material respect if such action would:
(1)    reduce the Series C Distribution Rate, change the form of payment of distributions on the Series C Preferred Units, defer the date from which distributions on the Series C Preferred Units will accrue, cancel accrued and unpaid distributions on the Series C Preferred Units or any interest accrued thereon, or change the seniority rights of the Series C Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.14;
(2)    reduce the amount payable or change the form of payment to the holders of the Series C Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series C Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units;
(3)    make the Series C Preferred Units convertible at the option of the Partnership; or
(4)    result in a Preferred Unit Change of Control.
(vi)    No Series C Parity Securities or Series C Senior Securities. Other than Series C PIK Preferred Units issued in connection with the Series C Quarterly Distribution, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series C Preferred Units, issue any Series C Parity Securities or Series C Senior Securities.
(vii)    Certificates.

(A)    The Series C Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series C Preferred Units. The Certificates evidencing Series C Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)    The certificate(s) representing the Series C Preferred Units may be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [●], 2017, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(viii)    Conversion.
(A)    At the Option of the Series C Unitholder. At any time and from time to time, subject to any applicable limitations in the New Credit Agreement, the Series C Preferred Units owned by any Series C Unitholder shall be convertible, in whole or in part, upon the request of the Series C Unitholder into a number of Common Units determined by multiplying the number of Series C Preferred Units to be converted by the Series C Conversion Rate. Immediately upon any conversion of Series C Preferred Units, all rights of the Series C Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series C Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.14(b)

(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)    At the Option of the Partnership. At any time after the Series E Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement, the Partnership, in the General Partner’s sole discretion, shall have the option at any time, to convert all or any portion of the Series C Preferred Units owned by any Series C Unitholder into a number of Common Units determined by multiplying the number of Series C Preferred Units to be converted by the Series C Conversion Rate; provided, however, that the aggregate amount of Series C Preferred Units subject to conversion by the Partnership pursuant to this Section 5.14(b)(viii)(B) shall not involve an underlying value of Common Units exceeding the Series C Threshold. The aggregate amount of Series C Preferred Units subject to conversion pursuant to this Section 5.14(b)(viii)(B) shall be allocated among the Series C Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Series C Preferred Unitholders. Immediately upon any conversion of Series C Preferred Units, all rights of the Series C Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series C Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.14(b)(viii)(B) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(C)    Conversion Notice.
(1)    To convert Series C Preferred Units into Common Units pursuant to Section 5.14(b)(viii)(A), the Series C Converting Unitholder shall give written notice (a “Series C Conversion Notice”) to the Partnership in the form of Exhibit D attached hereto stating that such Series C Unitholder elects to so convert Series C Preferred Units and shall state therein with respect to Series C Preferred Units to be converted pursuant to Section 5.14(b)(viii)(A) the following: (a) the number of Series C Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series C Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series C Unitholder wishes the Certificate or Certificates for Series C Conversion Units to be issued, and (d) such Series C Unitholder’s computation of the number of Series C Conversion Units to be received by such Series C Unitholder (or designated recipient(s)) upon the Series C Conversion Date. The date any Series C Conversion Notice is received by the Partnership shall hereinafter be referred to as a “Series C Conversion Notice Date.”

(2)    To convert Series C Preferred Units into Common Units pursuant to Section 5.14(b)(viii)(B), the Partnership shall give written notice (a “Series C Forced Conversion Notice”) to each Record Holder of Series C Preferred Units in the form of Exhibit D attached hereto stating that the Partnership elects to force conversion of such Series C Preferred Units pursuant to Section 5.14(b)(viii)(B) and shall state therein: (a) the number of Series C Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series C Preferred Units to be converted and duly endorsed, (c) the Partnership’s computation of the number of Series C Conversion Units to be delivered to such Series C Unitholder (or designated recipient(s)) upon the Series C Conversion Date. The date any Series C Conversion Notice is received by the Partnership shall hereinafter be referred to as a “Series C Forced Conversion Notice Date.” The Series C Conversion Units shall be issued in the name of the Record Holder of such Series C Preferred Units.
(D)    Timing; Certificates. If a Series C Conversion Notice is delivered by a Series C Unitholder to the Partnership in accordance with Section 5.14(b)(viii)(C)(1) or a Series C Forced Conversion Notice is delivered by the Partnership to a Series C Unitholder in accordance with Section 5.14(b)(viii)(C)(2), the Partnership shall issue the Series C Conversion Units no later than seven (7) days after a Series C Conversion Notice Date or the Series C Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, a “Series C Conversion Date”). On the Series C Conversion Date, the Partnership shall issue to such Series C Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series C Conversion Units to which such holder shall be entitled.
In lieu of delivering physical Certificates representing the Series C Conversion Units issuable upon conversion of Series C Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series C Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series C Conversion Units issuable upon conversion or distribution payment to such Series C Unitholder (or designated recipient(s)), by crediting the account of the Series C Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series C Conversion Units to the Series C Converting Unitholder, all rights under the converted Series C Preferred Units shall cease, and such Series C Converting Unitholder shall be treated for all purposes as the Record Holder of such Series C Conversion Units.
(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series C Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series C Preferred Units after such time shall entitle each Series C Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series C Unitholder would have been entitled to receive if the Series C Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.14 relating to the Series C Preferred Units shall not be abridged or amended and that the Series C Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series C Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.14(b)(viii)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series C Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series C Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series C Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(F)    Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell, or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series C Adjusted Issue Price, then the Series C Conversion Rate will be reset so that it will equal the number determined by dividing the Series C Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Series C Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.14(b)(viii)(F), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.14(b)(viii)(I)(3).
(G)    Other Extraordinary Transactions Affecting the Partnership.
(1)    Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series C Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series C Preferred Units to redeem all (but not less than all) of such holder’s Series C Preferred Units for a price per Series C Preferred Unit payable in cash equal to the greater of (x) the sum of the Series C Issue Price and the Series C Unpaid Cash Distributions and (y) an amount equal to the product of (1) the number of Common Units into which each Series C Preferred Unit is convertible pursuant to Section 5.14(b)(viii) on the day immediately prior to the date of the Series C Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series C Partnership Event Payment”).
(2)    Upon receipt by a Series C Unitholder of a Series C Partnership Event Change of Control Offer, such Series C Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series C Partnership Event Change of Control Offer, to receive Series C Survivor Preferred Securities (as defined below) pursuant to this Section 5.14(b)(viii)(G)(2) in lieu of a Series C Partnership Event Payment. Upon receipt of such Series C Unitholder’s election to receive Series C Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series C Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series C Preferred Units, including Section 5.14 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series C Preferred Unit had immediately prior to such Partnership Event (the “Series C Survivor Preferred Security”). The Series C Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series C Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series C Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series C Conversion Rate of the Series C Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.14(b)(viii)(E), Section 5.14(b)(viii)(F) or this Section 5.14(b)(viii)(G) shall occur. Notwithstanding the foregoing, the Partnership may consummate a

Partnership Event without making appropriate provision to ensure that the holders of Series C Preferred Units receive a Series C Partnership Event Payment or Series C Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series C Preferred Units.
(3)    A Series C Partnership Event Change of Control Offer shall be mailed to each Series C Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)    that the Series C Partnership Event Change of Control Offer is being made pursuant to this Section 5.14(b)(viii)(F) and that the Partnership is making an offer to redeem all Series C Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)    the amount of the Series C Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series C Partnership Event Payment Date”); and
iii)    the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series C Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series C Preferred Units that accepts the Series C Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series C Partnership Event Payment, and all of such holder’s rights and privileges under the Series C Preferred Units or as a Series C Unitholder shall be extinguished.
(H)    Notwithstanding any of the other provisions of this Section 5.14(b)(viii), no adjustment shall be made to the Series C Conversion Rate pursuant to Section 5.14(b)(viii)(E)-(G) as a result of any of the following:
(1)    the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan);

provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)    the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)    the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.14(b)(viii).
(I)    The following rules shall apply for purposes of this Section 5.14(b)(viii):
(1)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
(3)    In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.14(b)(viii)(I):
i)    The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.14(b)(viii)(I)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)    The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.14(b)(viii)).
iii)    In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.14, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series C Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)    Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series C Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)    The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.14(b)(viii)(I)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.14(b)(viii)(I)(3)iii) or iv).
(4)    Notwithstanding any of the other provisions of this Section 5.14(b)(viii)(I), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series C Preferred Units or the Series C Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.14(b)(viii)(I).
(5)    For purposes of this Section 5.14(b)(viii), no adjustment to the Series C Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(J)    In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series C Preferred Units at least fifteen (15) days prior to the Record

Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series C Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(K)    The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series C Conversion Units on conversion of, or payment of distributions on, Series C Preferred Units pursuant hereto. However, the holder of any Series C Preferred Units shall pay any tax that is due because the Series C Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series C Unitholder’s name.
(L)    The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.14(b)(viii) equitably and in such a manner as to afford the Series C Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series C Unitholders of the benefit hereof.
(ix)    Reserved.
(x)    Tax Estimates. Upon receipt of a written request from any Series C Unitholder stating the number of Series C Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series C Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series C Unitholder converted its Series C Preferred Units pursuant to Section 5.14(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5 (d)(iii), such holder’s Capital Account in respect of its converted Series C Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series C Conversion Unit received in connection with such conversion of a Series C Preferred Unit).
(xi)    Fully Paid and Nonassessable. Any Series C Conversion Unit(s) delivered pursuant to this Section 5.14 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(xii)    Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series C Conversion Units issuable upon conversion of the Series C Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.
(c)    Call Right on Series C Convertible Preferred Units. At any time which shall be no later than 10 days or earlier than 30 days before April 24, 2017, the Partnership may exercise the right (the “Series C Call Right”), but shall have no obligation, to require the holder or holders of the Series C Preferred Units (the “Series C Holders”) to sell, assign and transfer all or a portion of the then outstanding Series C Preferred Units to the Partnership in accordance with this Section 5.14(c). The Partnership may exercise the Series C Call Right with respect to any Series C Preferred Unit unless: (A) the exercise of the Series C Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law, or (B) a Series C Holder has delivered, on or prior to the date of the Series C Call Exercise Notice (as defined below), a Series C Conversion Notice with respect to such Series C Preferred Unit (and then no Series C Call Right may be made as to such Series C Preferred Unit).
(i)    Reserved.
(ii)    The purchase price to be paid by the Partnership in connection with the exercise of the Series C Call Right shall be the Series C Adjusted Issue Price, plus any Series C Unpaid Cash Distributions per Series C Preferred Unit acquired pursuant to the Series C Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests).
(iii)    If the Partnership elects to exercise the Series C Call Right, the Partnership shall deliver a written notice (the “Series C Call Exercise Notice”) to the Series C Holders informing the Series C Holders of the Partnership’s intention to exercise its Series C Call Right. The Series C Call Exercise Notice shall include a certificate in substantially the form attached hereto as Annex D, setting forth (A) the number of Series C Preferred Units held by each Series C Holder, (B) the number of Series C Preferred Units with respect to which the Series C Call Right is being exercised, (C) the bank account information for wire transfer of the purchase price or address for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series C Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series C Call Exercise Notice. If any Series C Holder does not notify the Partnership of a change to the bank account information or address for delivery of the purchase prices set forth in Annex D prior to the date that is two days before the Series C Call Closing Date, the Partnership shall wire or deliver to each Series C Holder its portion of the purchase price in immediately available funds to such bank account or address set forth on Annex D.
(iv)    The Series C Call Right may be exercised as to any portion of the outstanding Series C Preferred Units outstanding at the time a Series C Call Exercise

Notice is delivered, but must be exercised pro-rata as to all Series C Preferred Units subject to the Series C Call Right.
(v)    At the closing of the Series C Call Right, (A) the Partnership shall deliver to each Series C Holder subject thereto a certificate executed on behalf of the Partnership in the form attached hereto as Annex E, and (B) each such Series C Holder shall deliver to the Partnership a certificate executed by such Series C Holder in the form attached hereto as Annex F, the certificates representing the Series C Preferred Units with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership.
Section 5.15    Establishment of Series D Preferred Units.
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series D Preferred Units” and consisting of a total of 2,333,333 Series D Preferred Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.15, Section 6.10, and Section 12.9. The Series D Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units, Series C Preferred Units and Series E Preferred Units. Immediately following the Series D Issuance Date and thereafter, no additional Series D Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series D Preferred Units.
(b)    Rights of Series D Preferred Units. The Series D Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Allocations.
(A)    Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.15(b)(i)(A) for the current and all previous taxable periods since issuance of the Series D Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series D Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series D Preferred Units. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(A), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(A), to the Series C Preferred Units pursuant to Section 5.14(b)(i)(A) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(A) shall be made Pro Rata.

(B)    Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series D Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series D Preferred Unit has been reduced to zero. Allocations to Series D Preferred Units pursuant to this Section 5.15 (b)(i)(B), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(B), to the Series C Preferred Units pursuant to Section 5.14(b)(i)(B) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(B) shall be made Pro Rata.
(C)    Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series D Preferred Units, and (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Liquidation Value. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(C), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(C), to the Series C Preferred Units pursuant to Section 5.14(b)(i)(C) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(C) shall be made Pro Rata.
(D)    Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series D Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series D Preferred Unit has been reduced to zero. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(D), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(D), to the Series C Preferred Units pursuant to Section 5.16(b)(i)(D) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(D) shall be made Pro Rata.
(ii)    Distributions.
(A)    Commencing with the Quarter ending on December 31, 2016, the holders of the Series D Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series D Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.15(b)(ii)(A) in respect of each Outstanding Series D Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series D Distribution Payment Date”). For the Quarter ending December 31, 2016, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series D Conversion Date, the Series D Quarterly Distributions shall be paid entirely in cash at the Series D Distribution Rate per Series D Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.15(b)(ii)(A) for a Series D Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter.
(B)    Beginning with the Quarter ending December 31, 2016, if in violation of this Agreement, the Partnership fails to pay in full any Series D Quarterly Distribution when due, then, without limiting any rights of the holders of the Series D Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series D Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series D Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series D Unpaid Cash Distribution shall accrue interest from the applicable Series D Distribution Payment Date at rate equal to 6.00% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series D Parity Securities.
(C)    The aggregate amount of cash to be distributed in respect of the Series D Preferred Units Outstanding as of the Record Date for such Series D Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series D Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution, a Series C Quarterly Distribution and a Series E Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and the Series E Unitholders Pro Rata and the balance of such Series D Quarterly Distribution (and Series A Quarterly Distribution, Series C Quarterly Distribution and Series E Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.15(b)(ii)(B). The Partnership shall provide written notice to the Series D Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series D Quarterly Distribution the Partnership will be unable to pay on the applicable Series D Distribution Payment Date.
(D)    Notwithstanding anything in this Section 5.15(b)(ii) to the contrary, with respect to Series D Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series D Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series D Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series D Preferred Units shall receive only the Common Unit distribution with respect to such period.
(E)    Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series D Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series D Preferred Units were determined under clause (ii) of the definition of “Series D Distribution Rate” or were otherwise determined on an “as converted” basis.
(iii)    Issuance of Series D Preferred Units and Series D Warrant. The Series D Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series D Unit Purchase Agreement. If, on the Series D Warrant Start Date, any Series D Preferred Units remain outstanding, the Partnership shall issue promptly thereafter the Series D Warrant to the Record Holders of the Series D Preferred Units (in proportion to their relative number of Series D Preferred Units) as of the Series D Warrant Start Date.
(iv)    Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series D Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units, Series C Preferred Units or Series E Preferred Units as to which the Series D Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series D Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Liquidation Value of such Series D Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.16(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Liquidation Value of such Series D Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series D Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series D Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.16(b)(iv). At such time as such allocations have been made to the Outstanding Series D Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series D Preferred Units shall become entitled to receive any distributions in respect of the Series D Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units, Series C Preferred Units and Series E Preferred Units as to which the Series D Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series D Preferred Units.
(v)    Voting Rights.
(A)    Except as provided in Section 5.15(b)(v)(B) below, the Outstanding Series D Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series D Preferred Unit will be entitled to one vote for each Common Unit into which such Series D Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series D Preferred Units are Outstanding.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series D Preferred Units, voting separately as a class based upon one vote per Series D Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series D Preferred Units or amends or modifies any of the terms of the Series D Preferred Units; provided that the Partnership shall be able to amend this Section 5.15 without the approval by the Record Holders of Outstanding Series D Preferred Units so long as the amendment does not adversely affect the holders of the Series D Preferred Units in any material respect and does not affect the holders of the Series D Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series D Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series D Preferred Units in a material respect if such action would:
(1)    reduce the Series D Distribution Rate, change the form of payment of distributions on the Series D Preferred Units, defer the date from which distributions on the Series D Preferred Units will accrue, cancel accrued and unpaid distributions on the Series D Preferred Units or any interest accrued thereon, or change the seniority rights of the Series D Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.15;

(2)    reduce the amount payable or change the form of payment to the holders of the Series D Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series D Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or
(3)    result in a Preferred Unit Change of Control.
(vi)    No Series D Parity Securities or Series D Senior Securities. The Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series D Preferred Units, issue any Series D Parity Securities or Series D Senior Securities.
(vii)    Certificates.
(A)    The Series D Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series D Preferred Units. The Certificates evidencing Series D Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)    The certificate(s) representing the Series D Preferred Units may be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [●], 2017, AS

AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(viii)    Conversion.
(A)    At the Option of the Series D Unitholder. At any time and from time to time after the Series D Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement and subject to no Series D Call Exercise Notice having been given, the Series D Preferred Units owned by any Series D Unitholder shall be convertible, in whole or in part, upon the request of the Series D Unitholder into a number of Common Units determined by multiplying the number of Series D Preferred Units to be converted by the Series D Conversion Rate. Immediately upon any conversion of Series D Preferred Units, all rights of the Series D Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series D Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.15(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)    Conversion Notice. To convert Series D Preferred Units into Common Units pursuant to Section 5.15(b)(viii)(A), the Series D Unitholder shall give written notice (a “Series D Conversion Notice”) to the Partnership in the form of Exhibit E attached hereto stating that such Series D Unitholder elects to so convert Series D Preferred Units and shall state therein with respect to Series D Preferred Units to be converted pursuant to Section 5.15(b)(viii)(A) the following: (a) the number of Series D Preferred Units to be converted, (b) the Certificate(s) evidencing the Series D Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series D Unitholder wishes the Certificate or Certificates for Series D Conversion Units to be issued, and (d) the Series D Unitholder’s computation of the number of Series D Conversion Units to be received by such Series D Unitholder (or designated recipient(s)) upon the Series D Conversion Date. The date any Series D Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series D Conversion Notice Date.”
(C)    Timing; Certificates. If a Series D Conversion Notice is delivered by a Series D Unitholder to the Partnership, in accordance with Section 5.15(b)(viii)(B), the Partnership shall issue the Series D Conversion Units no later than seven (7) days after a Series D Conversion Notice Date (any date of issuance of such Common Units, a “Series D Conversion Date”). On the Series D Conversion Date, the Partnership shall issue to such Series D Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series D Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series D Conversion Units issuable upon conversion of Series D Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series D Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series D Conversion Units issuable upon conversion or distribution payment to such Series D Unitholder (or designated recipient(s)), by crediting the account of the Series D Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series D Conversion Units to the Series D Converting Unitholder, all rights under the converted Series D Preferred Units shall cease, and such Series D Converting Unitholder shall be treated for all purposes as the Record Holder of such Series D Conversion Units.
(D)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units, or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series D Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series D Preferred Units after such time shall entitle each Series D Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series D Unitholder would have been entitled to receive if the Series D Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.15 relating to the Series D Preferred Units shall not be abridged or amended and that the Series D Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series D Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.15(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series D Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series D Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series D Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(E)    Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series D Adjusted Issue Price, then the Series D Conversion Rate will be reset so that it will equal the number determined by dividing the Series D Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Series D Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued

OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.15(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.15(b)(viii)(H)(3).
(F)    Other Extraordinary Transactions Affecting the Partnership.
(1)    Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series D Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series D Preferred Units to redeem all (but not less than all) of such holder’s Series D Preferred Units for a price per Series D Preferred Unit payable in cash equal to the greater of (x) the sum of the Series D Issue Price and the Series D Unpaid Cash Distributions and (y) an amount equal to the product of (1) the number of Common Units into which each Series D Preferred Unit is convertible pursuant to Section 5.15(b)(viii) on the day immediately prior to the date of the Series D Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series D Partnership Event Payment”).
(2)    Upon receipt by a Series D Unitholder of a Series D Partnership Event Change of Control Offer, such Series D Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series D Partnership Event Change of Control Offer, to receive Series D Survivor Preferred Securities (as defined below) pursuant to this Section 5.15(b)(viii)(F)(2) in lieu of a Series D Partnership Event Payment. Upon receipt of such Series D Unitholder’s election to receive Series D Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series D Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series D Preferred Units, including Section 5.15 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series D Preferred Unit had immediately prior to such Partnership Event (the “Series D Survivor Preferred Security”). The Series D Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series D Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series D Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series D Conversion Rate of the Series D Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.15(b)(viii)(D), Section 5.15(b)(viii)(E) or this Section 5.15 (b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series D Preferred Units receive a Series D Partnership Event Payment or Series D Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series D Preferred Units.
(3)    A Series D Partnership Event Change of Control Offer shall be mailed to each Series D Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)    that the Series D Partnership Event Change of Control Offer is being made pursuant to this Section 5.15(b)(viii)(F) and that the Partnership is making an offer to redeem all Series D Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)    the amount of the Series D Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series D Partnership Event Payment Date”); and
iii)    the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.

On the Series D Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series D Preferred Units that accepts the Series D Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series D Partnership Event Payment, and all of such holder’s rights and privileges under the Series D Preferred Units or as a Series D Unitholder shall be extinguished.
(G)    Notwithstanding any of the other provisions of this Section 5.15(b)(viii), no adjustment shall be made to the Series D Conversion Rate pursuant to Section 5.15(b)(viii)(D)-(F) as a result of any of the following:
(1)    the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)    the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)    the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.15(b)(viii).
(H)    The following rules shall apply for purposes of this Section 5.15(b)(viii):
(1)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.

(2)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof.
(3)    In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.15(b)(viii)(H):
i)    The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.15(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)    The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.15(b)(viii)).
iii)    In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.15, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series D Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)    Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series D Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)    The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.15(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.15(b)(viii)(H)(3)iii) or iv).

(4)    Notwithstanding any of the other provisions of this Section 5.15(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series D Preferred Units or the Series D Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.15(b)(viii)(H).
(5)    For purposes of this Section 5.15(b)(viii), no adjustment to the Series D Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(I)    In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series D Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series D Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(J)    The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series D Conversion Units on conversion of, or payment of distributions on, Series D Preferred Units pursuant hereto. However, the holder of any Series D Preferred Units shall pay any tax that is due because the Series D Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series D Unitholder’s name.
(K)    The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.15(b)(viii) equitably and in such a manner as to afford the Series D Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series D Unitholders of the benefit hereof.
(ix)    Reserved.

(x)    Tax Estimates. Upon receipt of a written request from any Series D Unitholder stating the number of Series D Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series D Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series D Unitholder converted its Series D Preferred Units pursuant to Section 5.15(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(iii), such holder’s Capital Account in respect of its converted Series D Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series D Conversion Unit received in connection with such conversion of a Series D Preferred Unit).
(xi)    Fully Paid and Nonassessable. Any Series D Conversion Unit(s) delivered pursuant to this Section 5.15 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
(xii)    Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series D Conversion Units issuable upon conversion of the Series D Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.
(c)    Call Right on Series D Preferred Units. At any time prior to the Series D Warrant Start Date, the Partnership may exercise the right (the “Series D Call Right”), but shall have no obligation, to require the holder or holders of the Series D Preferred Units (the “Series D Holders”) to sell, assign and transfer all or a portion of the then outstanding Series D Preferred Units to the Partnership in accordance with this Section 5.15(c). The Partnership may exercise the Series D Call Right with respect to any Series D Preferred Unit unless the exercise of the Series D Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law.
(i)    Reserved.
(ii)    The purchase price to be paid by the Partnership in connection with the exercise of the Series D Call Right shall be the product of (A) the Series D Call Value per Series D Preferred Unit to be acquired pursuant to the Series D Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests), multiplied by (B) 1.03.
(iii)    If the Partnership elects to exercise the Series D Call Right, the Partnership shall deliver a written notice (the “Series D Call Exercise Notice”) to the

Series D Holders informing the Series D Holders of the Partnership’s intention to exercise its Series D Call Right. The Series D Call Exercise Notice shall be in substantially the form attached hereto as Exhibit F, setting forth (A) the number of Series D Preferred Units held by each Series D Holder, (B) the number of Series D Preferred Units with respect to which the Series D Call Right is being exercised, and (C) the address on the books and records of the Partnership to be used for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series D Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series D Call Exercise Notice.
(iv)    The Series D Call Right may be exercised as to any portion of the outstanding Series D Preferred Units outstanding at the time a Series D Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series D Preferred Units subject to the Series D Call Right.
(v)    If any Series D Holder does not notify the Partnership of a change to the address for delivery of the purchase prices set forth in the Series D Call Exercise Notice or provide the Partnership with bank account information for wire transfer prior to the date that is two days before the Series D Call Closing Date, the Partnership shall deliver to each Series D Holder its portion of the purchase price in immediately available funds to such address set forth on the Series D Call Exercise Notice on or before the Series D Call Closing Date. If any Series D Holder does notify the Partnership of a change to the address for delivery of the purchase prices set forth in the Series D Call Exercise Notice or provide the Partnership with bank account information for wire transfer prior to the date that is two days before the Series D Call Closing Date, the Partnership shall write or deliver to each Series D Holder its portion of the purchase price in immediately available funds to such address or bank account which were provided to the Partnership on or before the Series D Call Closing Date. At the closing of the Series D Call Right, each such Series D Holder shall deliver to the Partnership the certificates representing the Series D Preferred Units to be acquired with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership. The failure of any Series D Holder to comply with the preceding sentence shall not prevent the closing of the Series D Call Right.
Section 5.16    Establishment of Series E Preferred Units.
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series E Preferred Units” and consisting of a total of 4,500,000 Series E Preferred Units, plus any additional Series E Preferred Units issued in kind as a distribution pursuant to Section 5.16(b)(ii) (“Series E PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.16 and in Section 5.5(d)(i), Section 6.10, and Section 12.9. The Series E Preferred Units, whether issued on the Series E Issuance Date or as Series E PIK Preferred Units, are referred to herein as “Series E Preferred Units.” The Series E Preferred

Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units, Series C Preferred Units and the Series D Preferred Units. Other than with respect to Series E PIK Preferred Units, immediately following the Series E Issuance Date and thereafter, no additional Series E Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series E Preferred Units.
(b)    Rights of Series E Preferred Units. The Series E Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Allocations.
(A)    Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.16(b)(i)(A) for the current and all previous taxable periods since issuance of the Series E Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series E Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series E Preferred Units. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(A), to Series A Preferred Units pursuant to Section 5.12(b)(i)(A), Series C Preferred Units pursuant to Section 5.14(b)(i)(A), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(A) shall be made Pro Rata.
(B)    Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series E Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series E Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series E Preferred Unit has been reduced to zero. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(B), to Series A Preferred Units pursuant to Section 5.12(b)(i)(B), to Series C Preferred Units pursuant to Section 5.14(b)(i)(B), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(B) shall be made Pro Rata.
(C)    Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series E Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series E Preferred Units, but (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net

Termination Gain shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit is equal to the Series E Liquidation Value. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(C), to Series A Preferred Units pursuant to Section 5.12(b)(i)(C), to Series C Preferred Units pursuant to Section 5.14(b)(i)(C), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(C) shall be made Pro Rata.
(D)    Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series E Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series E Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series E Preferred Unit has been reduced to zero. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(D), to Series A Preferred Units pursuant to Section 5.12(b)(i)(D), to Series C Preferred Units pursuant to Section 5.14(b)(i)(D), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(D) shall be made Pro Rata.
(ii)    Distributions.
(A)    Commencing with the Quarter ending on [December 31, 2017], the holders of the Series E Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series E Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.16(b)(ii)(A) in respect of each Outstanding Series E Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series E Distribution Payment Date”). For the Quarter ending [December 31, 2017], and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series E Coupon Conversion Quarter, the Series E Quarterly Distribution on each Outstanding Series E Preferred Unit shall be paid in a number of Series E PIK Preferred Units equal to the Series E PIK Payment Amount; provided that, in the discretion of the General Partner which determination shall be made prior to the Record Date for the relevant quarter, the Series E Quarterly Distribution may be paid as (x) an amount in cash equal to the Series E Distribution Amount, and (y) a number of Series E PIK Preferred Units equal to (a) the remainder of the Series E Distribution Amount less the amount of cash paid pursuant to clause (x), divided by (b) the Series E Adjusted Issue Price (which, if paid in cash for the Quarter in which the Series E Issuance Date occurs, the amount payable shall be equal to the product of (I) the amount payable without regard to this parenthetical times (II) a fraction, of which the numerator is the number of days from and including the Series E Issuance Date up to but excluding the date of such Quarter’s end, and of which the denominator is 91). With respect to the Series E Coupon Conversion Quarter and all Quarters thereafter, the Series E Quarterly Distributions shall be paid entirely in cash at the Series E Distribution Rate per Series E Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.16(b)(ii)(A) for a Series E Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series E Preferred Units shall include all Series E PIK Preferred Units Outstanding as of the date of such determination.
(B)    When any Series E PIK Preferred Units are payable to a Record Holder of Series E Preferred Units pursuant to this Section 5.16, the Partnership shall issue the Series E PIK Preferred Units to such Record Holder no later than the Series E Distribution Payment Date (the date of issuance of such Series E PIK Preferred Units, the “Series E PIK Preferred Payment Date”). On the Series E PIK Preferred Payment Date, the Partnership shall issue to such Series E Unitholder a Certificate or Certificates for the number of Series E PIK Preferred Units to which such Series E Unitholder shall be entitled. The issuance of the Series E PIK Preferred Units pursuant to this Section 5.16(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of Series E PIK Preferred Units was due. Prior to the Series E Coupon Conversion Quarter, if, in violation of this Agreement, the Partnership fails to pay in full or part any Series E Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series E PIK Preferred Units shall be entitled (I) to receive Series E Quarterly Distributions in subsequent Quarters in respect of such unpaid Series E PIK Preferred Units, (II) to receive the Series E Liquidation Value in accordance with Section 5.16(b)(iv) in respect of such unpaid Series E PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series E PIK Preferred Units had in fact been distributed on the date due. Nothing in this Section 5.16(b)(ii)(B) shall alter the obligation of the Partnership to pay any unpaid Series E PIK Preferred Units or the right of the holders of Series E Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series E PIK Preferred Units. Fractional Series E PIK Preferred Units shall not be issued to any person (each fractional Series E PIK Preferred Unit shall be rounded to the nearest whole Series E PIK Preferred Unit (and a 0.5 Series E PIK Preferred Unit shall be rounded up to the next higher Series E PIK Preferred Unit)).
(C)    If, in violation of this Agreement, the Partnership fails to pay in full or part any Series E Quarterly Distribution in cash (or, if prior to the

Series E Coupon Conversion Quarter, Series E PIK Preferred Units, as applicable) when due, then, without limiting any rights of the holders of the Series E Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash (or, if prior to the Series E Coupon Conversion Quarter, Series E PIK Preferred Units, as applicable) of all arrearages with respect to any Series E Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series E Unpaid Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series E Unpaid Distribution shall accrue interest from the applicable Series E Distribution Payment Date at rate equal to 6% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series E Parity Securities.
(D)    If all or any portion of a Series E Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series E Preferred Units Outstanding as of the Record Date for such Series E Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series E Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution, Series C Quarterly Distribution and Series D Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and Series E Unitholders Pro Rata and the balance of such Series E Quarterly Distribution (and Series A Quarterly Distribution, Series C Quarterly Distribution and Series D Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.16(b)(ii)(C). The Partnership shall provide written notice to the Series E Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series E Quarterly Distribution the Partnership will be unable to pay on the applicable Series E Distribution Payment Date.
(E)    Notwithstanding anything in this Section 5.16(b)(ii) to the contrary, with respect to Series E Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series E Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series E Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series E Preferred Units shall receive only the Common Unit distribution with respect to such period.
(F)    Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series E Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series E Preferred Units were determined under the definition of “Series E Distribution Rate” or were otherwise determined on an “as converted” basis.
(iii)    Issuance of Series E Preferred Units. The Series E Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Contribution Agreement.
(iv)    Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series E Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units, Series C Preferred Units and Series D Preferred Units as to which the Series E Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series E Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Liquidation Value of such Series E Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit is equal to the Series E Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12 (b)(iv), Section 5.14(b)(iv) and Section 5.15(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Liquidation Value of such Series E Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series E Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series E Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.15(b)(iv). At such time as such allocations have been made to the Outstanding Series E Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series E Preferred Units shall become entitled to receive any distributions in respect of the Series E Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units, Series C Preferred Units and Series D Preferred Units as to which the Series E Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series E Preferred Units.
(v)    Voting Rights.
(A)    Except as provided in Section 5.16(b)(v)(B) below, the Outstanding Series E Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series E Preferred Unit will be entitled to one vote for each Common Unit into which such Series E Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units, and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units, and Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series E Preferred Units are Outstanding.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series E Preferred Units, voting separately as a class based upon one vote per Series E Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series E Preferred Units or amends or modifies any of the terms of the Series E Preferred Units; provided that the Partnership shall be able to amend this Section 5.16 without the approval by the Record Holders of Outstanding Series E Preferred Units so long as the amendment does not adversely affect the holders of the Series E Preferred Units in any material respect and does not affect the holders of the Series E Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series E Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series E Preferred Units in a material respect if such action would:
(1)    reduce the Series E Distribution Rate, change the form of payment of distributions on the Series E Preferred Units, defer the date from which distributions on the Series E Preferred Units will accrue, cancel accrued and unpaid distributions on the Series E Preferred Units or any interest accrued thereon, or change the seniority rights of the Series E Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.16;
(2)    reduce the amount payable or change the form of payment to the holders of the Series E Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series E Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or
(3)    result in a Preferred Unit Change of Control.
(vi)    No Series E Parity Securities or Series E Senior Securities. Other than Series E PIK Preferred Units issued in connection with the Series E Quarterly Distribution, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series E Preferred Units, issue any Series E Parity Securities or Series E Senior Securities.
(vii)    Certificates.
(A)    The Series E Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series E Preferred Units. The Certificates evidencing Series E Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)    The certificate(s) representing the Series E Preferred Units may be imprinted with a legend in substantially the following form:
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [●], 2017, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(viii)    Conversion.
(A)    At the Option of the Series E Unitholder or the Partnership. At any time after the second anniversary of the Series E Issuance Date, subject to any applicable limitations in the New Credit Agreement, the Series E Preferred Units shall be convertible, in whole or in part, upon the request of the Series E Unitholder into a number of Common Units determined by multiplying the number of Series E Preferred Units to be converted by the Series E Conversion Rate. At any time after the Series E Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement, the Series E Preferred Units shall be convertible, in whole or in part, at the election of the Partnership into a number of Common Units determined by multiplying the number of Series E Preferred Units to be converted by the Series E Conversion Rate. Immediately upon any conversion of Series E Preferred Units, all rights of the Series E Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series E Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.16(b)

(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)    Conversion Notice. To convert Series E Preferred Units into Common Units pursuant to Section 5.16(b)(viii)(A), either the Series E Converting Unitholder or the Partnership, as applicable, shall give written notice (a “Series E Conversion Notice”) to the Partnership or the Series E Unitholder, as applicable, in the form of either Exhibit G-1 or Exhibit G-2, as applicable, attached hereto stating that either the Series E Unitholder or the Partnership, as applicable, elects to so convert Series E Preferred Units. With respect to any Series E Conversion Notice delivered by the Series E Converting Unitholder to the Partnership, such Series E Conversion Notice shall state that such Series E Unitholder elects to so convert Series E Preferred Units and shall state therein with respect to Series E Preferred Units to be converted pursuant to Section 5.16(b)(viii)(A) the following: (a) the number of Series E Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series E Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series E Unitholder wishes the Certificate or Certificates for Series E Conversion Units to be issued, and (d) such Series E Unitholder’s computation of the number of Series E Conversion Units to be received by such Series E Unitholder (or designated recipient(s)) upon the Series E Conversion Date. The date any Series E Conversion Notice is delivered by the Series E Unitholder or the Partnership, as applicable, shall be hereinafter be referred to as a “Series E Conversion Notice Date.”
(C)    Timing; Certificates. If a Series E Conversion Notice is delivered in accordance with Section 5.16(b)(viii)(B), the Partnership shall issue the Series E Conversion Units no later than seven (7) days after a Series E Conversion Notice Date (any date of issuance of such Common Units, a “Series E Conversion Date”). On the Series E Conversion Date, the Partnership shall issue to such Series E Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series E Conversion Units to which such holder shall be entitled.
In lieu of delivering physical Certificates representing the Series E Conversion Units issuable upon conversion of Series E Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series E Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series E Conversion Units issuable upon conversion or distribution payment to such Series E Unitholder (or designated recipient(s)), by crediting the account of the Series E Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective.

Upon issuance of Series E Conversion Units to the Series E Converting Unitholder, all rights under the converted Series E Preferred Units shall cease, and such Series E Converting Unitholder shall be treated for all purposes as the Record Holder of such Series E Conversion Units.
(D)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series E Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series E Preferred Units after such time shall entitle each Series E Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series E Unitholder would have been entitled to receive if the Series E Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.16 relating to the Series E Preferred Units shall not be abridged or amended and that the Series E Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series E Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.16(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series E Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such

Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series E Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series E Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(E)    Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell, or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series E Adjusted Issue Price, then the Series E Conversion Rate will be reset so that it will equal the number determined by dividing the Series E Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Series E Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.16(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.16(b)(viii)(H)(3).
(F)    Other Extraordinary Transactions Affecting the Partnership.

(1)    Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series E Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series E Preferred Units to redeem all (but not less than all) of such holder’s Series E Preferred Units for a price per Series E Preferred Unit payable in cash equal to the greater of (x) the sum of the Series E Issue Price and the Series E Unpaid Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.16(b)(ii)(C)) and (y) an amount equal to the product of (1) the number of Common Units into which each Series E Preferred Unit is convertible pursuant to Section 5.16(b)(viii) on the day immediately prior to the date of the Series E Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series E Partnership Event Payment”).
(2)    Upon receipt by a Series E Unitholder of a Series E Partnership Event Change of Control Offer, such Series E Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series E Partnership Event Change of Control Offer, to receive Series E Survivor Preferred Securities (as defined below) pursuant to this Section 5.16(b)(viii)(F)(2) in lieu of a Series E Partnership Event Payment. Upon receipt of such Series E Unitholder’s election to receive Series E Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series E Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series E Preferred Units, including Section 5.16 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series E Preferred Unit had immediately prior to such Partnership Event (the “Series E Survivor Preferred Security”). The Series E Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series E

Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series E Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series E Conversion Rate of the Series E Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.16(b)(viii)(D), Section 5.16(b)(viii)(E) or this Section 5.16(b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series E Preferred Units receive a Series E Partnership Event Payment or Series E Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series E Preferred Units.
(3)    A Series E Partnership Event Change of Control Offer shall be mailed to each Series E Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)    that the Series E Partnership Event Change of Control Offer is being made pursuant to this Section 5.16(b)(viii)(F) and that the Partnership is making an offer to redeem all Series E Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)    the amount of the Series E Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series E Partnership Event Payment Date”); and
iii)    the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series E Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series E Preferred Units that accepts the Series E Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series E Partnership Event Payment, and all of such holder’s rights and privileges under the Series E Preferred Units or as a Series E Unitholder shall be extinguished.

(G)    Notwithstanding any of the other provisions of this Section 5.16(b)(viii), no adjustment shall be made to the Series E Conversion Rate pursuant to Section 5.16(b)(viii)(D)-(F) as a result of any of the following:
(1)    the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)    the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)    the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.16(b)(viii).
(H)    The following rules shall apply for purposes of this Section 5.16(b)(viii):
(1)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)    In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
(3)    In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.16(b)(viii)(H):

i)    The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.16(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)    The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.16(b)(viii)).
iii)    In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.16, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series E Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)    Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series E Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)    The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.16(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.16(b)(viii)(H)(3)iii) or iv).
(4)    Notwithstanding any of the other provisions of this Section 5.16(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series E Preferred Units or the Series E Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.16(b)(viii)(H).
(5)    For purposes of this Section 5.16(b)(viii), no adjustment to the Series E Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(I)    In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series E Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series E Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(J)    The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series E Conversion Units on conversion of, or payment of distributions on, Series E Preferred Units pursuant hereto. However, the holder of any Series E Preferred Units shall pay any tax that is due because the Series E Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series E Unitholder’s name.
(K)    The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.16(b)(viii) equitably and in such a manner as to afford the Series E Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series E Unitholders of the benefit hereof.
(ix)    Reserved.
(x)    Tax Estimates. Upon receipt of a written request from any Series E Unitholder stating the number of Series E Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series E Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series E Unitholder converted its Series E Preferred Units pursuant to Section 5.16(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5 (d)(iii), such holder’s Capital Account in respect of its converted Series E Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series E Conversion Unit received in connection with such conversion of a Series E Preferred Unit).
(xi)    Fully Paid and Nonassessable. Any Series E Conversion Unit(s) delivered pursuant to this Section 5.16 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
(xii)    Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series E Conversion Units issuable upon conversion of the Series E Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.
(c)    Call Right on Series E Preferred Units. At any time after the fourth anniversary of the Series E Issuance Date, the Partnership may exercise the right (the “Series E Call Right”), but shall have no obligation, to require the holder or holders of the Series E Preferred Units (the “Series E Holders”) to sell, assign and transfer all or a portion of the then outstanding Series E Preferred Units to the Partnership in accordance with this Section 5.16(c). The Partnership may exercise the Series E Call Right with respect to any Series E Preferred Unit unless: (A) the exercise of the Series E Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law, or (B) the Series E Unitholder or the Partnership has delivered, on or prior to the date of the Series E Call Exercise Notice (as defined below), a Series E Conversion Notice with respect to such Series E Preferred Unit (and then no Series E Call Right may be made as to such Series E Preferred Unit). In the event the Partnership delivers a Series E Call Exercise Notice in accordance with this Section 5.16(c) and the Series E Unitholder delivers a Series E Conversion Notice subsequent to such Series E Call Exercise Notice pursuant to and in accordance with Section 5.16(b)(viii), then Section 5.16(b)(viii) shall take precedence over this Section 5.16(c) with respect to the number of Series E Preferred Units that are the subject of such Series E Conversion Notice, provided such Series E Conversion Notice is irrevocable and delivered to the Partnership prior to the date that is twenty (20) Trading Days after the date of the applicable Series E Call Exercise Notice.
(i)    Reserved.
(ii)    The purchase price to be paid by the Partnership in connection with the exercise of the Series E Call Right shall be the Series E Call Value per Series E Preferred Unit to be acquired pursuant to the Series E Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests).

(iii)    If the Partnership elects to exercise the Series E Call Right, the Partnership shall deliver a written notice (the “Series E Call Exercise Notice”) to the Series E Holders informing the Series E Holders of the Partnership’s intention to exercise its Series E Call Right. The Series E Call Exercise Notice shall include a certificate in substantially the form attached hereto as Exhibit H, setting forth (A) the number of Series E Preferred Units held by each Series E Holder, (B) the number of Series E Preferred Units with respect to which the Series E Call Right is being exercised, (C) the bank account information for wire transfer of the purchase price or address for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series E Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series E Call Exercise Notice. If any Series E Holder does not notify the Partnership of a change to the bank account information or address for delivery of the purchase prices set forth in Exhibit H prior to the date that is two days before the Series E Call Closing Date, the Partnership shall wire or deliver to each Series E Holder its portion of the purchase price in immediately available funds to such bank account or address set forth on Exhibit H.
(iv)    The Series E Call Right may be exercised as to any portion of the outstanding Series E Preferred Units outstanding at the time a Series E Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series E Preferred Units subject to the Series E Call Right.
(v)    At the closing of the Series E Call Right, (A) the Partnership shall deliver to each Series E Holder subject thereto a certificate executed on behalf of the Partnership in the form attached hereto as Exhibit I, and (B) each such Series E Holder shall deliver to the Partnership a certificate executed by such Series E Holder in the form attached hereto as Exhibit I, the certificates representing the Series E Preferred Units with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS SECTION
Section 6.1    Allocations for Capital Account Purposes.
Except as otherwise required pursuant to Section 5.12(b)(i) and (iv), Section 5.14(b)(i) and (iv), Section 5.14(b)(i) and (iv), Section 5.15(b)(i) and (iv) and Section 5.16(b)(i) and (iv), for purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b) shall be allocated among the Partners in each taxable period as provided herein below:
(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:
(i)    First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) for the current and all previous taxable periods; and
(ii)    The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x).
(b)    Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:
(i)    First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and
(ii)    The balance, if any, 100% to the General Partner.
(c)    Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
(i)    Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:
(A)    First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) for all previous taxable periods;
(B)    Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(i) with respect to such Common Unit for such Quarter and (3) any then-existing Cumulative Common Unit Arrearage; and
(C)    Third, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (C).
Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if immediately prior to such Revaluation Event, (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all of the Partnership’s Liabilities.
(ii)    Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:
(A)    First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;
(B)    Reserved.
(C)    Second, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this

Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and
(D)    Third, the balance, if any, 100% to the General Partner.
(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704- 2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1 (d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(iv), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Priority Allocations.
(A)    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit (other than a Series A Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit or a Series E Preferred Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (other than a Series A Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit or a Series E Preferred Unit) (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.
(B)    After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the IPO Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.
(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.
(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)    Economic Uniformity; Changes in Law.

(A)    Reserved.
(B)    With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11 or of Post-Initial Issuance Series B Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to all IDR Reset Common Units and Post-Initial Issuance Series B Units equaling the product of (i) the Aggregate Quantity of IDR Reset Common Units and the total Post-Initial Issuance Series B Units Outstanding and (ii) the Per Unit Capital Amount for an IPO Common Unit that is Outstanding.
(C)    With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an IPO Common Unit.
(D)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
(E)    At the election of the General Partner, after application of Section 5.5(d)(iii), with respect to any taxable period ending upon, or after, the conversion of the Series B Units into Common Units, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated to each Partner holding Series B Conversion Units in the proportion of the number of Series B Conversion Units held by such Partner to the total number of Series B Conversion Units then outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Series B Conversion Units to an amount that, after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period, will equal to the product of (i) the number of Series B Conversion Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Series B Conversion Units and the Capital Accounts underlying Common Units that are not Series B Conversion Units.
(xi)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)    Corrective and other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:
(A)    Except as provided in Section 6.1(d)(xi)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d)), the General Partner shall allocate such Additional Book Basis Derivative Items (1) to the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) to all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).
(B)    In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c)) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property including, for this purpose, inventory (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B) the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.
(C)    In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).
(D)    In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xii)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).
(xiii)    Special Cost Recovery Deductions. For any taxable period ending after the effective time of the transactions contemplated by the Contribution Agreement, any and all cost recovery deductions available to the Partnership with respect to the underlying Partnership assets attributable to the increase in the Capital Account of the General Partner pursuant to the Contribution Agreement (the “GP Assets”) may, at the General Partner’s discretion, in whole or in part, be allocated to the General Partner until the portion of the Capital Account attributable to the GP Assets is reduced to zero.
(xiv)    Redemption or Call of Series A Preferred Units, Series C Preferred Units or Series E Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than the Regulatory Allocations), with respect to any taxable period during which Series A Preferred Units are redeemed or called pursuant to the terms of Section 5.12(b)(viii)(F) or Section 5.12(c), Series C Preferred Units are redeemed or called pursuant to the terms of Section 5.14(b)(viii)(G) or Section 5.14(c), Series D Preferred

Units are called pursuant to the terms of Section 5.15(c) or Series E Preferred Units are redeemed or called pursuant to the terms of Section 5.16(b)(viii)(F) or Section 5.16(c), each Partner holding redeemed or called Series A Preferred Units, Series C Preferred Units or Series E Preferred Units shall, to the extent necessary after the allocation of Unrealized Gain and Unrealized Loss pursuant to Section 5.5(d)(ii), be allocated items of income, gain, loss and deduction in a manner that results in the Capital Account balance of each such Partner attributable to its redeemed or called Series A Preferred Units, Series C Preferred Units or Series E Preferred Units, as appropriate, immediately prior to such redemption (and after taking into account any applicable Regulatory Allocations) to equal (i) the amount of cash paid to such Partner in redemption of such Series A Preferred Units, Series C Preferred Units or Series E Preferred Units, as appropriate, and (ii) the product of the number of Common Units received in the redemption and the Per Unit Capital Amount for a then Outstanding Common Unit.
Section 6.2    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704 (b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.
(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(e)    In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x), if Capital Account balances are reallocated among Partners in accordance with Section 5.5 (d)(iii), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership will make corrective allocations to take into account the Capital Account reallocation.
(f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(g)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month;
provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(h)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
(i)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)    Except as described in Section 6.3(b) or Section 6.3(c), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date following the IPO Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash distributed by the Partnership to the Partners following the IPO Closing Date pursuant to Section 6.4(b) equals the Operating Surplus from the IPO Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any other provision of this Agreement, all distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.
(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    Distributions of Available Cash from Operating Surplus.
(a)    Reserved.
(b)    Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Interests or other securities issued pursuant thereto:

(i)    First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
(ii)    Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Common Unit; and
(iii)    Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii);
provided, however, that if the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(iii).
Section 6.5    Distributions of Available Cash from Capital Surplus.
Available Cash with respect to any Quarter ending on or after the IPO Closing Date that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
Section 6.6    Adjustment of Minimum Quarterly Distribution.
(a)    The Minimum Quarterly Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.
(b)    The Minimum Quarterly Distribution shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.
Section 6.7    Reserved.
Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law or contemplated by Section 11.2, (B) be entitled to any distributions other than as provided in Section 6.4(b)(ii) and Section 12.4 or (C) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.
(b)    The Unitholder holding Common Units that have resulted from the conversion of Incentive Distribution Rights pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1 if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.8(b), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.
Section 6.9    Entity-Level Taxation.
If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Minimum Quarterly Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quality Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution shall be the product obtained by multiplying (a) the then applicable Minimum Quarterly Distribution times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.
Section 6.10    Special Provisions Relating to Series A Unitholders, Series B Unitholders, Series C Unitholders, Series D Unitholders and Series E Unitholders.
(a)    Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series A Conversion Unit, a Series C Conversion Unit, a Series D Conversion Unit or a Series E Conversion Unit shall provide notice to the Partnership of any Transfer of the Series A Conversion Unit, the Series C Conversion Unit, the Series D Conversion Unit or the Series E Conversion Unit, as applicable, by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Series A Conversion Unit, the Series C Conversion Unit, the Series D Conversion Unit or the Series E Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit, the Series C Conversion Unit, the Series D Conversion Unit or the Series E Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series B Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units, Series A Conversion Units, Series C Preferred Units, Series C Conversion Units, Series D Preferred Units, Series D Conversion Units, Series E Preferred Units, or Series E Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series B Units).

(b)    Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of the Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the Transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii) and Section 6.1(d)(x), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit, including those provided under Section 5.5(c)(iv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units, Series A Preferred Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units, Series A Preferred Units, Series C Preferred, Series D Preferred Units or Series E Preferred Units).
(c)    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12 or (ii) be entitled to any distributions other than as provided in Section 5.12 and Article VI. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.13 or (ii) be entitled to any distributions other than as provided in Section 5.13, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series C Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.14 or (ii) be entitled to any distributions other than as provided in Section 5.14, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series D Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.15 or (ii) be entitled to any distributions other than as provided in Section 5.15, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series E Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.16 or (ii) be entitled to any distributions other than as provided in Section 5.16, Article VI and Article XII.
Section 6.11    Special Provisions Relating to Noncompensatory Options
.
Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding an Option Unit shall provide notice to the Partnership of any Transfer of the Option Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Option Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.11, the Partnership shall take whatever steps are required to provide economic uniformity to the Option Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Option Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)    the distribution of Partnership cash;
(vii)    the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)    the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership or relating to Partnership Interests;
(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member Agreement; and (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or in the Partnership or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Contribution Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the agreements referred to in clause (i) of this sentence on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2    Certificate of Limited Partnership.
The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority.
(a)    Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.
(b)    Notwithstanding any other provisions of this Agreement, the General Partner shall not, without the prior written consent of the Series A Preferred Unit Partner, for so long as the Series A Preferred Unit Partner holds at least 50% of the Units held by the Series A Preferred Unit Partner immediately following the closing of transactions contemplated by the Contribution Agreement (with respect to Series A Preferred Units, calculated on an as-converted basis and including any Series A Conversion Units), the Series C Preferred Unit Partner, for so long as the Series C Preferred Unit Partner holds at least 50% of the Units held by the Series C Preferred Unit Partner immediately following the closing of transactions contemplated by the Series C Unit Purchase Agreement (with respect to Series C Preferred Units, calculated on an as-converted basis and including any Series C Conversion Units), the Series D Preferred Unit Partner, for so long as the Series D Preferred Unit Partner holds at least 50% of the Units held by the Series D Preferred Unit Partner immediately following the closing of transactions contemplated by the Series D Unit Purchase Agreement (with respect to Series D Preferred Units, calculated on an as-converted basis and including any Series D Conversion Units), and the Series E Preferred Unit Partner, for so long as the Series E Preferred Unit Partner holds at least 50% of the Units held by the Series E Preferred Unit Partner immediately following the closing of transactions contemplated by the Contribution Agreement (with respect to Series E Preferred Units, calculated on an as-converted basis and including any Series E Conversion Units):
(i)    cause or permit the Partnership or any Group Member to invest in, or dispose of, the equity securities or debt securities of any Person or otherwise acquire or dispose of any interest in any Person, to acquire or dispose of interest in any joint venture or partnership or any similar arrangement with any Person, or to acquire or dispose of assets of any Person, or to make any capital expenditure (other than Maintenance Capital Expenditures), or to make any loan or advance to any Person if the total consideration (including cash, equity issued and debt assumed) paid or payable, or received or receivable, by the Partnership or any Group Member exceeds $15,000,000 in any one or series of related transactions or in the aggregate within the Partnership Group exceeds $50,000,000 in any twelve-month period;
(ii)    cause or permit the Partnership or any Group Member to (i) incur, create or guarantee any Indebtedness which exceeds (x) $75,000,000 in any one or series of related transactions to the extent the proceeds of such financing are used to refinance existing Indebtedness, or (y) $25,000,000 in any twelve-month period to the extent such Indebtedness increases the aggregate Indebtedness of the Partnership Group, taken as a whole, or (ii) incur, create or guarantee any Indebtedness with a yield to maturity exceeding ten percent (10)%;
(iii)    authorize or permit the purchase, redemption or other acquisition of Partnership Interests (or any options, rights, warrants or appreciation rights relating to the Partnership Interests) by any Group Member;
(iv)    select or dismiss, or enter into any employment agreement or amendment of any employment agreement of, the Chief Executive Officer and the Chief Financial Officer of the Partnership or the Operating Company;
(v)    enter into any agreement or effect any transaction between the Partnership or any Group Member, on the one hand, and any Affiliate of the Partnership or the General Partner, on the other hand, other than any transaction in the ordinary course of business and determined by the Board of Directors to be on an arm’s length basis; or
(vi)    cause or permit the Partnership or any Group Member to enter into any agreement or make any commitment to do any of the foregoing.
Section 7.4    Reimbursement of the General Partner.
(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation, employment benefits and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by Affiliates of the General Partner in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.
(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the Long Term Incentive Plan and other plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests or other economic interests in the Partnership or relating to Partnership Interests), or cause the Partnership to issue Partnership Interests or other securities in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees, officers and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or other securities that the General Partner or such Affiliates are obligated to provide to any employees, officers and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or other securities purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
(d)    The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.
Section 7.5    Outside Activities.
(a)    The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.
(b)    Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.
(c)    Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.
(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the IPO Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting or eliminating the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction or elimination, such provisions shall be deemed to have been approved by the Partners.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
(a)    The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may, but shall be under no obligation to, borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that, in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party, or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party, by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or

the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as general partner, limited partner or holder of Incentive Distribution Rights) or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder stated or implied by law or equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.
(b)    Whenever the General Partner, the Board of Directors or any committee of thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any of its Affiliates causes the General Partner to do so, in the General Partner’s capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must subjectively believe that the determination or other action is in, or not opposed to, the best interests of the Partnership.
(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a limited partner or holder of Partnership Interests other than the General Partner Interest, it shall be acting in its individual capacity.

(d)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.
(e)    Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(f)    The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner.
(a)    The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.
Section 7.11    Purchase or Sale of Partnership Interests.
Subject to Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided that, except as permitted pursuant to Section 4.10 or with approval of the

Conflicts Committee, the General Partner may not cause any Group Member to purchase Incentive Distribution Rights. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.
Section 7.12    Registration Rights of the General Partner and its Affiliates and Holdings.
(a)    If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or an Affiliate of the General Partner) or Holdings or any Affiliate of Holdings holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than six registrations pursuant to this Section 7.12(a) with respect to requests by the General Partner or any of its Affiliates and not more than two registrations pursuant to this Section 7.12(a) with respect to requests by Holdings and its Affiliates; and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering at the request of the General Partner or any of its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder. Except as set forth in Section 7.12(c), all costs and expenses of one such registration and offering at the request of Holdings or its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder, but only to the extent Holdings or its Affiliates makes such request within twenty (20) days after a Series E Conversion Date resulting from a Series E Conversion Notice delivered by the Partnership in accordance with Section 5.16(b)(viii), and all costs and expenses of any other such registration and offering at the request of Holdings or its Affiliates (including the underwriting discounts and commissions) shall be paid by Holdings or its Affiliates.
(b)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holders that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder or Holders that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering at the request of the General Partner or any of its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder. Except as set forth in Section 7.12(c), all costs and expenses of one such registration and offering at the request of Holdings or its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder, but only to the extent Holdings or its Affiliates makes such request within twenty (20) days after a Series E Conversion Date resulting from a Series E Conversion Notice delivered by the Partnership in accordance with Section 5.16(b)(viii), and all costs and expenses of any other such registration and offering at the request of Holdings or its Affiliates (including the underwriting discounts and commissions) shall be paid by Holdings or its Affiliates.
(c)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(d)    The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for such Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.
(e)    The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(f)    Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership

Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.
(g)    The Partnership may enter into separate registration rights agreements with the General Partner or any of its Affiliates or Holdings.
Section 7.13    Reliance by Third Parties.
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting.
The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.
Section 8.2    Fiscal Year.
The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
(c)    The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system, or any successor system, and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Returns and Information.
The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.
Section 9.2    Tax Elections.
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.
(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies.
Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the General Partner shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.
The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.
Section 9.4    Withholding.
(a)    The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.
(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners.
(a)    The General Partner and AIM Midstream were admitted to the Partnership as Initial Limited Partners on November 4, 2009. The LTIP Partners were admitted to the Partnership as Limited Partners at various dates prior to the date hereof.
(b)    A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c)    The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.
(d)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).
Section 10.2    Admission of Successor General Partner.
A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by Notional General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest (represented by Notional General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.
To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1 (a)(vi)(A), Section 11.1(a)(vi)(B), Section 11.1(a)(vi)(C) or Section 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time before 12:00 midnight, Central Time, on June 30, 2021, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2021, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal, the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner.
The General Partner may be removed if such removal is approved by (i) the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class, and (ii) prior to August 9, 2018, so long as the holders of the Incentive Distribution Rights as of August 9, 2013, together with their Affiliates, continue to own a majority of the Incentive Distribution Rights, the holders of a majority of the Incentive Distribution Rights. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by (i) the Unitholders holding a majority of the Outstanding Common Units (including, in each case, Units held by the General Partner and its Affiliates), and (ii) prior to August 9, 2018, so long as the holders of the Incentive Distribution Rights as of August 9, 2013, together with their Affiliates, continue to own a majority of the Incentive Distribution Rights, the holders of a majority of the Incentive Distribution Rights. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
Section 11.3    Interest of Departing General Partner and Successor General Partner.
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest” in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 11.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing

General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.
(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)    If a successor General Partner is elected in accordance with the terms Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled in respect of its General Partner Interest. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.
Section 11.4    Extinguishment of Cumulative Common Unit Arrearages.
Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (ii) the

General Partner will have the right to convert its General Partner Interest (represented by Notional General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.
Section 11.5    Withdrawal of Limited Partners.
No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution.
The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a), unless a successor is admitted to the Partnership pursuant to this Agreement;
(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
Section 12.2    Continuation of the Business of the Partnership After Dissolution.
Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a

Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3    Liquidator.
Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to (i) discharge liabilities as provided in Section 12.4(b), (ii) satisfy liquidation preferences of the Series A Preferred Units provided for under Section 5.12(b)(iv), (iii) satisfy liquidation preferences of the Series C Preferred Units provided for under Section 5.14(b)(iv), (iv) satisfy liquidation preferences of the Series D Preferred Units provided for under Section 5.15(b)(iv), and (v) satisfy liquidation preferences of the Series E Preferred Units provided for under Section 5.16(b)(iv) shall be distributed to the Partners (including the holder of the HPIP Equity Interest) in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership.
Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions.
The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition.
To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration.
No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs.
Section 12.9    Series A Liquidation Value, Series C Liquidation Value, Series D Liquidation Value and Series E Liquidation Value.
Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units, the Series C Preferred Units, the Series D Preferred Units and the Series E Preferred Units shall have the rights, preferences and privileges set forth in Section 5.12(b)(iv), Section 5.14(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv), respectively, upon liquidation of the Partnership pursuant to this Article XII.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner.
Except as set forth in Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    (c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)    (d) a change that the General Partner determines, (i) does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    (e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests pursuant to Section 5.9, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Interests pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Interests have received Special Approval;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);
(k)    (k) a merger, conveyance or conversion pursuant to Section 14.3(d); or
(l)    any other amendments substantially similar to the foregoing.
Section 13.2    Amendment Procedures.
Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that, to the full extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, or any other Person bound by this Agreement and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 and Section 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system, or any successor system, and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of the Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable or the affirmative vote of Partners whose aggregate Percentage Interest constitutes not less than the voting requirement sought to be reduced, as applicable.
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)    Except as provided in Section 14.3 and Section 13.1 (this Section 13.3(c) being subject to the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class or series affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.
(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.
Section 13.4    Special Meetings.
All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting.
Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6    Record Date.
For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.
Section 13.7    Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.
The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum and Voting.
The holders of a majority, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that in the aggregate represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10    Conduct of a Meeting.
The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting.
If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite Percentage Interest acting by written consent without a meeting.
Section 13.12    Right to Vote and Related Matters.
(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority.
The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)    the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;
(ii)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) that the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.5 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and
(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)    the manner and basis of exchanging or converting the equity interests or other rights or securities of the converting entity for, or into, cash, property, rights, securities or interests of the converted entity, or, in addition to or in lieu thereof, cash, property, rights, securities or interests of another entity;
(v)    in an attachment or exhibit, the certificate of conversion; and
(vi)    in an attachment or exhibit, the articles of incorporation, or other organizational documents of the converted entity;
(vii)    the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and (viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.
(a)    Except as provided in Section 14.3(d), Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)    Except as provided in Section 14.3(d), Section 14.3(e), Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), the Merger Agreement or the Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or the Plan of

Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of the holders of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.
(c)    Except as provided in Section 14.3(d), Section 14.3(e), Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.5, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger, conveyance or conversion other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger, conveyance or conversion, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, conveyance or conversion is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the

Partnership Interests (other than the Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.
Section 14.4    Amendment of Partnership Agreement.
Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.4 shall be effective at the effective time or date of the merger or consolidation.
Section 14.5    Certificate of Merger or Certificate of Conversion.
Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.6    Effect of Merger, Consolidation or Conversion.
(a)    At the effective time of the merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation; and
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the conversion:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur; and
(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and (vi) the Partnership Units or other rights, securities or interests of the Partnership that are to be converted into cash, property, rights, securities or interests in the converted entity, or rights, securities or interests in any other entity, as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.
(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of

such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.
(c)    In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
(d)    Nothing in this Article XV shall affect or limit the Partnership’s call rights with respect to Series A-2 Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units set forth in Section 5.12(c), Section 5.14(c), Section 5.15(c) and Section 5.16(c), respectively.

ARTICLE XVI
GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 16.2    Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4    Integration.
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver.
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Third-Party Beneficiaries.
Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.
Section 16.8    Counterparts.
This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement (a) immediately upon affixing its signature hereto, (b) in the case of the General Partner and the holders of Limited Partner Interests outstanding immediately prior to the closing of the Initial Public Offering, immediately upon the closing of the Initial Public Offering, without the execution hereof, or (c) in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(b), immediately upon the acquisition of such Limited Partner Interest, without execution hereof.

Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b)    Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):
(i)    (i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of duty (including any fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to or to interpret or enforce any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(ii)    irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;
(iii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;
(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;
(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)    IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 16.10    Invalidity of Provisions.
If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 16.11    Consent of Partners.
Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the
Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner and each other Person bound by the provisions of this Agreement shall be bound by the results of such action.
Section 16.12    Electronically Transmitted Signatures.
The use of facsimile or .pdf signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Common Units is expressly permitted by this Agreement.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.
GENERAL PARTNER
AMERICAN MIDSTREAM GP, LLC
By:
Name:
Title:

EXHIBIT A
to the Sixth Amended and Restated
Agreement of Limited Partnership of
American Midstream Partners, LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
American Midstream Partners, LP

Certificate No. Number of Common Units:
In accordance with Section 4.1 of the Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1400 16th Street, Suite 310, Denver, Colorado 80202. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF AMERICAN MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN-APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF AMERICAN MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE AMERICAN MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). AMERICAN MIDSTREAM GP, LLC OR ITS SUCCESSOR, THE GENERAL PARTNER OF AMERICAN MIDSTREAM PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF AMERICAN MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH

ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
The Holder, by accepting this Certificate, (i) shall become bound by the terms of the Partnership Agreement, (ii) represents and warrants that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.
Dated: American Midstream Partners, LP
Countersigned and Registered by:
By: American Midstream GP, LLC,
its General Partner
By: ____________________
as Transfer Agent and Registrar Name
By: ____________________
By: ____________________
Authorized Signature Secretary

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:
TEN COM - as tenants in common UNIF GIFT / TRANSFER MIN ACT
TEN ENT - as tenants by the entireties Custodian
(Cust)    (Minor)
JT TEN - as joint tenants with right of under Uniform Gifts/Transfers to CD survivorship and not as tenants Minors Act (State) in common
Additional abbreviations, though not in the above list, may also be used.
FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto
(Please print or typewrite name and (Please insert Social Security or other address of assignee) identifying number of assignee)
Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of American Midstream Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE
GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND (Signature)
LOAN ASSOCIATIONS AND CREDIT
UNIONS WITH MEMBERSHIP IN AN
APPROVED SIGNATURE GUARANTEE
MEDALLION PROGRAM), PURSUANT
TO S.E.C. RULE 17Ad-15 (Signature)
No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration.

EXHIBIT B
to the Sixth Amended and Restated
Agreement of Limited Partnership of
American Midstream Partners, LP
Form of Warrant
THIS WARRANT HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE (THE “STATE LAWS”). THIS WARRANT MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR THE AVAILABILITY OF AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH ACT AND STATE LAWS EVIDENCED BY AN OPINION OF LEGAL COUNSEL, WHICH OPINION AND LEGAL COUNSEL ARE SATISFACTORY TO THE PARTNERSHIP.
FORM OF WARRANT TO PURCHASE COMMON UNITS OF
AMERICAN MIDSTREAM PARTNERS, LP
This Warrant certifies that, for value received, Magnolia Infrastructure Holdings, LLC, or its registered assigns (collectively, the “Holder”), is entitled to purchase from American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), up to 700,000 common units representing limited partner interests in the Partnership (the “Common Units”), subject to adjustment as set forth herein, for an exercise price of $22.00 per Common Unit (the “Exercise Price”). This Warrant shall be exercisable after the date hereof and on or before the seventh anniversary of the date hereof (the “Exercise Period”).
As used herein, the term “Warrant Exercised Units” refers to the Common Units issuable upon exercise of this Warrant. Terms used but not defined in this Warrant are defined in the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated [●], 2017, as amended (the “Sixth A/R Partnership Agreement”).
This Warrant, together with all warrants issued upon transfer, exchange or in replacement hereof pursuant to Section 4 (collectively, the “Warrants”), is subject to the following additional terms, provisions and conditions:
Section 1.    Manner of Exercise; Issuance of Certificates; Payment for Warrant Exercised Units. Subject to the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, together with a completed Exercise Agreement in the form attached hereto, to the Partnership during normal business hours on any Business Day at the Partnership’s office in Houston, Texas (or such other office or agency of the Partnership as it may designate by notice to the Holder).

On a net unit settlement basis, the Warrant Exercised Units shall be deemed to be issued to the Holder or its designees as the record owner of such Common Units as of the close of business on the date or dates on which this Warrant shall have been surrendered and the completed Exercise Agreement delivered (the “Exercise Date”).
The Warrant Exercised Units deemed to be issued on the Exercise Date (which in no event will be less than zero) (the “Net Unit Amount”) shall equal (i) the number of Common Units with respect to which the Holder is exercising purchase rights as specified in the Exercise Agreement, multiplied by (ii) the VWAP (as defined below) on the relevant Exercise Date, minus the Exercise Price, divided by (iii) the arithmetic average of the daily VWAP (as defined below) for the ten (10) consecutive trading days ending on the Exercise Date, provided that any fractional units will be rounded up or down to the nearest whole Common Unit.
As used herein, the term “VWAP” means the dollar volume-weighted average price for the Common Units on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Units in the over-the-counter market on the electronic bulletin board for the Common Units during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P., or, if no dollar volume weighted average price is reported for the Common Units by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Units as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as mutually determined by the Partnership and the Holder.
Section 2.    Certain Actions Prohibited. The Partnership will not, by amendment of the Sixth A/R Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.
Section 3.    Anti-Dilution Provisions and Other Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment, from time to time, as follows:

(a)    Consolidation or Merger. If, at any time while this Warrant remains outstanding and unexpired, the Partnership shall (i) consolidate or merge with any other entity (regardless of whether the Partnership is the continuing or surviving entity, except that in connection with a consolidation or merger where the Partnership is not the continuing or surviving entity, the Common Units shall be changed into or exchanged for units, stock or other securities of the surviving entity or cash or any other property), (ii) transfer all or substantially all of its properties or assets to any other person or entity or (iii) effect a capital reorganization or reclassification of the Common Units, the Partnership, or such successor entity as the case may be, shall, without payment of any additional consideration therefor, execute a new warrant providing that the Holder shall have the right to exercise such new warrant (upon terms no less favorable to the Holder than those applicable to this Warrant and subject to the same Exercise Period that is applicable to this Warrant) and to receive upon such exercise, in lieu of each Common Unit theretofore issuable upon exercise of this Warrant, the kind and amount of units, shares of stock or other securities, money or property receivable upon such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance by the holder of one Common Unit issuable upon exercise of this Warrant had it been exercised immediately prior to such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance. The provisions of this Section 3(a) shall similarly apply to successive capital reorganizations, reclassifications, changes, consolidations, mergers, sales and conveyances.
(b)    Dividends and Distributions in Common Units. If the Partnership shall pay or make a dividend or other distribution on its Common Units in additional Common Units, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of unitholders entitled to receive such dividend or other distribution (the “Determination Date”) shall be reduced by multiplying such Exercise Price by a fraction, (i) the numerator of which shall be the number of Common Units outstanding as of the close of business on the Determination Date and (ii) the denominator of which shall be the sum of (x) the number of Common Units outstanding at the close of business on the Determination Date and (y) the total number of Common Units constituting such dividend or other distribution. Such reduction shall become effective immediately after the opening of business on the day following the Determination Date. For the purposes of this Section 3(b), the number of Common Units at any time outstanding shall not include Common Units held in the treasury of the Partnership. The Partnership will not pay any dividend or make any distribution on Common Units held in the treasury of the Partnership.

(c)    Unit Splits or Combinations. In case the outstanding Common Units shall be subdivided into a greater number of Common Units, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding Common Units shall each be combined into a smaller number of Common Units, the Exercise Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be increased, in each case, to equal the product of the Exercise Price in effect on such date and a fraction, (i) the numerator of which shall be the number of Common Units outstanding immediately prior to such subdivision or combination, as applicable, and (ii) the denominator of which shall be the number of Common Units outstanding immediately after such subdivision or combination, as applicable. Such reduction or increase, as applicable, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective (the “Alteration Date”).
(d)    Reclassifications. The reclassification or change of Common Units (other than any reclassification upon a consolidation or merger to which Section 3(a) shall apply) into securities, including securities other than Common Units, shall be deemed to involve (i) a distribution of such securities other than Common Units to all holders of Common Units (and the effective date of such reclassification shall be deemed to be the Determination Date within the meaning of Section 3(b)), and (ii) a subdivision or combination, as applicable, of the number of Common Units outstanding immediately prior to such reclassification into the number of Common Units outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be the Alteration Date within the meaning of Section 3(c)).
(e)    Adjustment of Number of Units. Upon each adjustment in the Exercise Price pursuant to Section 3.1(a)-(d), the number of Common Units purchasable hereunder at the Exercise Price shall be adjusted, to the nearest whole Common Unit, to the product obtained by multiplying such number of Common Units purchasable immediately prior to such adjustment in the Exercise Price by a fraction, (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately thereafter.
(f)    Other Provisions Applicable to Adjustments Under This Section. The following provisions will be applicable to the making of adjustments in the Exercise Price provided in this Section 3:
(i)    No adjustment in the Exercise Price need be made under Section 3(b) if the Partnership issues or distributes (or holds in a segregated manner pending exercise of this Warrant into Common Units and upon such exercise distributes) to the Holder the Common Units, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs that such Holder would have been entitled to receive had this Warrant been exercised for Common Units prior to the happening of such event or the record date with respect thereto.

(ii)    All calculations under this Section 3 shall be made to the nearest 1/100th of a cent or to the nearest whole Common Unit, as applicable. No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 3(g)(ii)) would require an increase or decrease of at least 1% in such Exercise Price.
(g)    Notice to the Holder. The Partnership will deliver to the Holder written notice, at the same time and in the same manner that it is required to give such notice under the Sixth A/R Partnership Agreement of any event or transaction potentially giving rise to an adjustment or modification of the terms and provisions of the Warrant Exercised Units. The Partnership will take all steps reasonably necessary in order to insure that the Holder is able to exercise this Warrant prior to the time of such event or transaction so as to participate in or vote with respect to such event or transaction.
Section 4.    Transfer, Exchange and Replacement of Warrant; Representations and Covenants.
(a)    Warrant Transferable. The Holder of this Warrant may transfer and assign it to any Affiliate, provided that such party is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as presently in effect. The Holder of this Warrant may not transfer and assign it to any other person without the prior written consent of the Partnership, which consent shall not be unreasonably withheld. The permitted or approved transfer of this Warrant and all rights hereunder, in whole or in part, is registrable at the office or agency of the Partnership referred to in Section 5 by the Holder in person or by his duly authorized attorney, upon surrender of this Warrant properly endorsed. Upon any permitted or approved transfer of this Warrant to any person, other than a person who is at that time a holder of other Warrants, the Partnership shall have the right to require the Holder and the transferee to make customary representations to the extent reasonably necessary to assure that the transfer will comply with the Securities Act and any applicable state securities laws. The Holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Partnership and all other persons dealing with this Warrant as the absolute owner and holder for any purpose and as the person entitled to exercise the rights represented by this Warrant and to the registration of transfer hereof on the books of the Partnership; but until due presentment for registration of transfer on such books the Partnership may treat the registered Holder as the owner and holder of this Warrant for all purposes, and the Partnership shall not be affected by any notice to the contrary.

(b)    Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender of this Warrant by the Holder at the office or agency of the Partnership referred to in Section 5, for new warrants of like tenor representing in the aggregate the right to purchase the number of Common Units that may be purchased hereunder, each of such new warrants to be imprinted with the same legend appearing on the face of this Warrant and to represent the right to purchase such number of Common Units as shall be designated by the Holder at the time of such surrender.
(c)    Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Partnership, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Partnership, at its expense, will execute and deliver, in lieu thereof, a new warrant of like tenor.
(d)    Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in Section 4(a)-(c), this Warrant shall be promptly cancelled by the Partnership. The Partnership shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 4.
(e)    Register. The Partnership shall maintain, at its office in Houston, Texas (or such other office or agency of the Partnership as it may designate by notice to the Holder), a register for this Warrant, in which the Partnership shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.
(f)    Representations and Covenants of the Partnership. The Partnership represents and covenants that all Warrant Exercised Units will, when issued, be validly issued, fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Upon the exercise of this Warrant, the issuance of the Warrant Exercised Units will not be subject to any preemptive or similar rights, other than pursuant to Section 5.8 of the Sixth A/R Partnership Agreement.

(g)    Representations and Covenants of the Holder. The Holder is acquiring this Warrant and will acquire the Warrant Exercised Units for its own account, with no present intention of distributing or reselling this Warrant or the Warrant Exercised Units or any part thereof in violation of applicable securities laws. The Holder acknowledges that this Warrant has not been, and when issued the Warrant Exercised Units will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction. The Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.
Section 5.    Notices. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Holder of this Warrant shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail, postage prepaid, or by delivery service with proof of delivery, and addressed to the Holder at the address shown for the Holder on the books of the Partnership, or at such other address as shall have been furnished to the Partnership by notice from the Holder. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Partnership shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail, postage prepaid, or by delivery service with proof of delivery, and addressed to the office of the Partnership at 2103 CityWest Boulevard, Building #4, Suite 800, Houston, Texas 77042, Attention: General Counsel, or at such other address as shall have been furnished to the Holder of this Warrant by notice from the Partnership. Any such notice, request, or other communication may be sent by facsimile but shall in such case be subsequently confirmed by a writing personally delivered or sent by certified or registered mail as provided above. All notices, requests, and other communications shall be deemed to have been given either at the time of the delivery thereof to (or the receipt by, in the case of a facsimile) the person entitled to receive such notice at the address of such person for purposes of this Section 5 or, if mailed, at the completion of the third full day following the time of such mailing thereof to such address, as the case may be.
Section 6.    GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE.
Section 7.    Remedies. The Partnership stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Partnership in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific enforcement of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

Section 8.    Miscellaneous.
(a)    Amendments. This Warrant and any provision hereof may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought.
(b)    Descriptive Headings. The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.
[Signature Page Follows]
IN WITNESS WHEREOF, the Partnership has caused this Warrant to be signed by its duly authorized officer on this [●] day of [●].
AMERICAN MIDSTREAM
PARTNERS, LP
By: American Midstream GP, LLC,
Its: General Partner
By:    ________________________________
Name:    Eric Kalamaras
Title:    Senior Vice President and Chief
    Financial Officer

EXHIBIT D
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES C [FORCED] CONVERSION NOTICE
This Notice of [Forced] Conversion is executed by [the undersigned holder (the “Holder”)]/[the Partnership] in connection with the conversion of Series C Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the [Holder]/[Partnership] hereby elects to convert the number of Series C Preferred Units [held by [●] (“Holder”)] indicated below into Common Units of the Partnership as of the date specified below.
Series C Preferred Units held [by Holder] Prior to Conversion:
[Certificates evidencing Series C Preferred Units to be Converted (attached herewith, duly endorsed):]
Series C Preferred Units of Holder Being Converted Hereby:
Common Units Due to Holder:
Series C Preferred Units held by Holder After Conversion:
[Name(s) for Common Unit Certificate:]
[Address for Delivery of Certificate:]
[Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.]
[SIGNATURE PAGE FOLLOWS]

1 Name of Record Holder.

American Midstream Partners, LP: Notice of
Conversion of Series C Preferred Units

IN WITNESS WHEREOF, the undersigned has executed this Notice of [Forced] Conversion.
HOLDER:
[INSERT SIGNATURE BLOCK]

American Midstream Partners, LP: Notice of
Conversion of Series C Preferred Units

EXHIBIT E
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES D CONVERSION NOTICE
This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series D Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the Holder hereby elects to convert the number of Series D Preferred Units indicated below into Common Units of the Partnership as of the date specified below.
Series D Preferred Units held Prior to Conversion:
Certificates evidencing Series D Preferred Units to be Converted (attached herewith, duly endorsed):
Series D Preferred Units Being Converted Hereby:
Common Units Due:
Series D Preferred Units held After Conversion:
Name(s) for Common Unit Certificate:
Address for Delivery of Certificate:
Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.
[SIGNATURE PAGE FOLLOWS]

American Midstream Partners, LP: Notice of
Conversion of Series D Preferred Units

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.
[HOLDER]/[PARTNERSHIP]:
[INSERT SIGNATURE BLOCK]

American Midstream Partners, LP: Notice of
Conversion of Series D Preferred Units

EXHIBIT F
TO
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES D CALL EXERCISE NOTICE
This Series D Call Exercise Notice is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Series D Call Right: In accordance with and pursuant to Section 5.15(c) of the Partnership Agreement, the Partnership hereby elects to purchase the number of Series D Preferred Units indicated below as of the date specified below as the Series D Call Closing Date.
Series D Preferred Units held:
Series D Preferred Units to be Acquired:
Address to be Used for Delivery of the Purchase Price:
Series D Call Closing Date:
Delivery of Purchase Price: If the recipient of this Series D Call Exercise Notice desires to change the bank account information or address for delivery of the purchase price, the recipient must provide such alternative bank account information or address at least three (3) days before the Series D Call Closing Date above.
[SIGNATURE PAGE FOLLOWS]

American Midstream Partners, LP: Series D Call Exercise Notice

IN WITNESS WHEREOF, the undersigned has executed this Series D Call Exercise Notice.

HOLDINGS LP:

American Midstream Partners, L.P.

By:	American Midstream GP, LLC, its general partner

By:
Name:
Title:

American Midstream Partners, LP: Series D Call Exercise Notice

EXHIBIT G-1
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
ARTICLE II SERIES E CONVERSION NOTICE
This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series E Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the Holder hereby elects to convert the number of Series E Preferred Units held by [●] ( “Holder”) indicated below into Common Units of the Partnership as of the date specified below.
Series E Preferred Units held by Holder Prior to Conversion:
[Certificates evidencing Series E Preferred Units to be Converted (attached herewith, duly endorsed):]
Series E Preferred Units Being Converted Hereby:
Common Units Due:
Series E Preferred Units held After Conversion:
[Name(s) for Common Unit Certificate:]
[Address for Delivery of Certificate:]
[Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.]
[SIGNATURE PAGE FOLLOWS]

1 Name of Recordholder.

American Midstream Partners, LP: Notice of
Conversion of Series E Preferred Units

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.
HOLDER:
[INSERT SIGNATURE BLOCK]

American Midstream Partners, LP: Series D Call Exercise Notice

EXHIBIT G-2
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES E CONVERSION NOTICE
This Notice of Conversion is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”) in connection with the conversion of Series E Preferred Units of the Partnership, pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the Partnership hereby elects to convert the number of Series E Preferred Units held by [●] (“Holder”) indicated below into Common Units of the Partnership as of the date specified below.
Series E Preferred Units held Prior to Conversion:
Series E Preferred Units of Holder Being Converted Hereby:
Common Units Due to Holder:
Series E Preferred Units held by Holder After Conversion:
[SIGNATURE PAGE FOLLOWS]

1 Name of Recordholder.

American Midstream Partners, LP: Notice of
Conversion of Series E Preferred Units

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.

PARTNERSHIP:

American Midstream Partners, L.P.

By:	American Midstream GP, LLC, its general partner

By:
Name:
Title:

American Midstream Partners, LP: Notice of
Conversion of Series E Preferred Units

EXHIBIT H
TO
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES E CALL EXERCISE NOTICE
This Series E Call Exercise Notice is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Series E Call Right: In accordance with and pursuant to Section 5.16(c) of the Partnership Agreement, the Partnership hereby elects to purchase the number of Series E Preferred Units indicated below as of the date specified below as the Series E Call Closing Date.
Series E Preferred Units held:
Series E Preferred Units to be Acquired:
Bank Account Information/Address to be Used for Delivery of the Purchase Price:
Series E Call Closing Date:
Delivery of Purchase Price: If the recipient of this Series E Call Exercise Notice desires to change the bank account information or address for delivery of the purchase price, the recipient must provide such alternative bank account information or address at least three (3) days before the Series E Call Closing Date above.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Series E Call Exercise Notice.

American Midstream Partners, L.P.

By:	American Midstream GP, LLC, its general partner

By:
Name:
Title:

American Midstream Partners, LP: Notice of
Conversion of Series E Preferred Units

Exhibit D
Form of AMID GP Agreement Amendment

EXHIBIT D
FORM OF FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN MIDSTREAM GP, LLC
A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF
[●]

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i

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ii

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iii

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EXHIBIT A    Membership Interests
EXHIBIT B    Directors

EXHIBIT C	Competitors

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FIFTH AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF AMERICAN MIDSTREAM GP, LLC
A Delaware Limited Liability Company
This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of AMERICAN MIDSTREAM GP, LLC, a Delaware limited liability company (the “Company”), dated as of [●], is adopted, executed and agreed to, for good and valuable consideration, by and between AMID GP Holdings, LLC, a Delaware limited liability company (“AMID Holdings”), High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), LB3 Services, a Texas general partnership (“Executive Family Vehicle”), and Southcross Holdings LP, a Delaware limited partnership (“Holdings LP”).
RECITALS
1.    The name of the Company is “American Midstream GP, LLC”.
2.    The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”), dated as of August 20, 2009 (the “Original Filing Date”) with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (the “Act”).
3.    AMID Holdings, HPIP and the Executive Family Vehicle previously entered into and adopted the Fourth Amended and Restated Agreement of the Company, dated as of August 10, 2017 (the “Existing Agreement”).
4.    The Company, the Partnership and Holdings LP entered into that certain Contribution Agreement, dated as of October 31, 2017 (the “Holdings LP Contribution Agreement”), pursuant to which Holdings LP agreed to contribute all of its equity interests in certain of its subsidiaries to the Partnership for, among other consideration, newly issued Class D Membership Interests of the Company, on the terms and conditions set forth therein (the “Holdings LP Contribution”).
5.     On the date hereof, the Company, the Partnership and Holdings LP consummated the Holdings LP Contribution.
6.    The Members desire to amend and restate the Existing Agreement as of the date hereof to: (a) establish the rights, powers, preferences and privileges of the Class D Membership Interests, (b) admit Holdings LP as the Class D Member of the Company and (c) set forth the agreements of the Members regarding (i) the management of the Company as a limited liability company pursuant to and in accordance with the Act and (ii) the rights, obligations and relations of the Members.
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows.

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ARTICLE I

DEFINITIONS
Definitions(a)    .  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“Act” has the meaning given such term in the Recitals.
“Actual Estimate” has the meaning given such term in Section 5.5.
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
(i)    credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5); and
(ii)    debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1 (b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.
“Adjustment Event” means any of the following events:
(i)    the acquisition of a Membership Interest by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Class A Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;
(ii)    the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);
(iii)    the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Membership Interest, if the Class A Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;
(iv)    the grant of a Membership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing

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Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member of the Company, if the Class A Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;
(v)    the issuance by the Company of a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a); and
(vi)    at such other times as the Class A Members shall reasonably determine necessary or advisable in order to comply with the Allocation Regulations.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Fifth Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.
“Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704‑3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.
“AMID Holdings” has the meaning given such term in the Recitals.
“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange or trading market recognized by the Commission on which the Common Units are listed or quoted.
“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Transfer; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article III. The Assignee of a dissolved Member shall be the shareholder, partner, member or other equity owner or owners of the dissolved Member or such other Persons to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member.
“Audit Committee” has the meaning given such term in Section 7.9(b).
“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,

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(i)    the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less
(ii)    the amount of any cash reserves that are established by the Class A Members to (A) satisfy general, administrative and other expenses and debt service requirements, (B) permit the Company to make capital contributions to the Partnership to maintain its general partner interest in the Partnership upon the issuance of partnership securities by the Partnership, (C) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, (D) provide funds for distributions under Section 5.4 or Section 5.5 in respect of any one or more of the next four Quarters (provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board or the Class A Members so determine) or (E) otherwise provide for the proper conduct of the business of the Company subsequent to such Quarter.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.
“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.
“Board” has the meaning given such term in Section 6.3.

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“Business Day” means any day other than a Saturday, a Sunday or a day when banks in New York, New York or Houston, Texas are authorized or required by Applicable Law to be closed.
“Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 4.4.
“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed (or deemed contributed) to the Company by such Member, including, for the avoidance of doubt, pursuant to Section 3.1(e)(ii). Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
“Carrying Value” means, (a) with respect to property contributed (or deemed contributed) to the Company, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts with respect to such property, (b) with respect to any property whose value is adjusted in connection with an Adjustment Event, the adjusted value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts with respect to such property and (c) with respect to any other Company Property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
“cause” means, when used in reference to a Class D Director that such Class D Director (a) has committed an act of dishonesty or fraud (including embezzlement or misappropriation of funds) with respect to the Company or (b) has committed an act that constitutes a felony, other intentional act, or gross negligence that has a material, detrimental effect on the Company’s ability to conduct its business.
“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
“Class A Member(s)” means the Members that hold a Class A Membership Interest.
“Class A Membership Interest” means a Membership Interest issued to a Class A Member and having the rights and obligations specified with respect to a Class A Membership Interest in this Agreement.
“Class A Percentage Interest” means, with respect to a Class A Member, the percentage obtained by dividing (a) such Class A Member’s Capital Contributions by (b) the aggregate Capital Contributions for all Class A Members.

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“Class C Award Agreement” means an award agreement entered into between a Class C Member and the Company, setting forth certain vesting, repurchase and other terms and conditions governing the issuance of the Class C Membership Interest.
“Class C Member(s)” means the Members that hold a Class C Membership Interest.
“Class C Membership Interest” means a Membership Interest issued to a Class C Member and having the rights and obligations specified with respect to a Class C Membership Interest in this Agreement.
“Class C Percentage Interest” means, with respect to a Class C Member, the percentage obtained by dividing (a) the number of Class C Units held by such Class C Member by (b) all issued and outstanding Class C Units.
“Class C Payout” means that point in time and dollars when (a) the sum of (i) the aggregate cash distributions to the Members (for the avoidance of doubt other than the Class C Members) after December 10, 2015, other than distributions described in the last sentence of Section 5.4, (ii) the Net Fair Market Value (at the time of distribution) of any property distributions to the Members (for the avoidance of doubt other than the Class C Members, and including any Incentive Distribution Rights distributed, paid or otherwise transferred to any Member other than the Class C Members, net of any payment therefor, if applicable) after December 10, 2015, other than distributions described in the last sentence of Section 5.4, and (iii) any other payments that the Members have received from the Company (for the avoidance of doubt other than the Class C Members, and including amounts paid to redeem or repurchase any Membership Interests other than Class C Membership Interests) after December 10, 2015, equals (b) the Class C Payout Threshold.
“Class C Payout Threshold” means the sum of (i) $225 million, plus (ii) the aggregate amount of all New Capital Contributions made by any Members, except, for purposes of this definition, Capital Contributions made pursuant to Section 3.1(e)(ii), plus (iii) a compound annual return of 10% on such New Capital Contributions (since the date of receipt by the Company of such New Capital Contributions and to the extent an amount equal to such New Capital Contributions have not been returned through distributions, repurchases or redemptions). For the sake of clarity, the compound annual return of 10% shall be calculated with respect to a given New Capital Contribution starting on the date of contribution, and shall be applied (and compounded) to the unreturned portion of such New Capital Contribution until the amount of such New Capital Contribution has been returned to the applicable Member in its entirety. For purposes of the foregoing amounts distributed to any Member shall be treated first as a return of New Capital Contributions made by such Member and the 10% compound annual return thereon. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the Class C Payout Threshold, the amount of all New Capital Contributions that are made in the form of property other than cash (including, without limitation, any assets that are treated as New Capital Contributions being made pursuant to the second sentence of the definition thereof) shall be determined based on the Net Fair Market Value (at the time the New Capital Contribution is made) of such property.

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“Class C Units” has the meaning set forth in Section 3.1(d)(i).
“Class D Member” means Holdings LP.
“Class D Membership Interest” means a Membership Interest issued to the Class D Member and having the rights and obligations specified with respect to a Class D Membership Interest in this Agreement.
“Class D Percentage Interest” means, with respect to the Class D Member, the percentage obtained by dividing (a) the number of Class D Units held by the Class D Member by (b) all issued and outstanding Class D Units.
“Class D Units” has the meaning set forth in Section 3.1(e)(i).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the common units representing limited partner interests in the Partnership.
“Company” has the meaning given such term in the introductory paragraph of this Agreement.
“Company IPO” means the closing of an initial public offering and sale of equity interests of the Company pursuant to an effective registration statement filed with the Securities and Exchange Commission by the Company, other than on Form S-4 or Form S-8 or their equivalent, under the Securities Act.
“Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.
“Competitor” means any Person (1) whose principal business includes, ownership, operation, development or acquisition of midstream energy assets (including, without limitations, (a) gathering, treating, processing, and transporting natural gas, (b) gathering, transporting, storing, treating and fractionating natural gas liquids, (c) gathering, storing and transporting crude oil and condensates and (d) storing specialty chemical products ((a) -(d) collectively, the “Partnership Business”) and who directly competes with any member of the Partnership Group or within the Partnership Business within the areas the Partnership operates, as reasonably determined by the Class A Members holding a majority of the then outstanding Class A Membership Interests or (2) set forth on Exhibit C hereto.
“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

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“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.
“Delaware Certificate” has the meaning given such term in the Recitals.
“Director” or “Directors” has the meaning given such term in Section 7.1.
“Dissolution Event” has the meaning given such term in Section 13.1(a).
“EIG” means EIG BBTS Holdings, LLC, a Delaware limited liability company.
“Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.
“Existing Agreement” has the meaning given such term in the Recitals.
“FAS 133” means Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, supplemented or restated from time to time, and any successor to such statement.
“GAAP” means U.S. generally accepted accounting principles as in effect from time to time during the term of this Agreement.
“General Partner Interest” has the meaning given such term in the Partnership Agreement.
“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.
“Group Member” has the meaning given such term in the Partnership Agreement.
“Group Member Agreement” has the meaning given such term in the Partnership Agreement.
“Holdings GP” means Southcross Holdings GP LLC.
“Holdings GP Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of April 13, 2016, as may be amended from time to time.
“Holdings GP Voting Control” means the ownership by EIG and Tailwater and their respective Affiliates of such number of the member interests of Holdings GP outstanding at the time of the determination under the applicable terms of the Holdings GP Agreement and applicable law (a) to control the vote or consent by the members of Holdings GP on any matter submitted for their

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approval or consent other than any matter that requires the approval or consent of all the members of Holdings GP to authorize such action, (b) to have the right under the Holdings GP Agreement to elect not less than a majority of the members of the board of Holdings GP, or (c) to have the right of the members of the board of Holdings GP as a majority of such board to control the decision on matters for which such board approval is required or permitted other than matters set forth in Sections 6.2(a) and 10.1(a) of the Holdings LP Partnership Agreement and Section 7.11(b) of the Holdings GP Agreement.
“Holdings LP” has the meaning given such term in the Preamble.
“Holdings LP Contribution” has the meaning given such term in the Recitals.
“Holdings LP Contribution Agreement” has the meaning given such term in the Recitals.
“Holdings LP Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of the Class D Member, dated as of April 13, 2016, as may be amended from time to time.
“Holdings LP Voting Control” means the ownership by EIG and Tailwater and their respective Affiliates of such number of the limited partner interests of Holdings LP outstanding at the time of the determination under the applicable terms of the Holdings LP Agreement and applicable law to control the vote or consent by the limited partners of Holdings LP on any matter submitted for their approval or consent other than any matter that requires the approval or consent of all the limited partners of Holdings LP to authorize such action.
“HPIP” has the meaning given such term in the Preamble.
“Hypothetical Tax Amount” means, with respect to each Member and each Quarter, an amount equal to the product of (a) the maximum prevailing federal and highest state and local income tax rates applicable to the Initial Class C Member (including the effect of the tax on Net Investment Income as defined in Section 1411 of the Code, and taking into account the deductibility of state and local taxes for federal income tax purposes and the character of income and loss allocated as it affects the applicable tax rate), and (b) the net amount of cumulative income and gain, less losses, deductions and credits, allocated or estimated by the Company to be allocable to such Member (or the Member’s predecessor in interest) for federal income tax purposes in the applicable allocation year, but specifically excluding (i) allocations under Section 704(c) of the Code or the Treasury Regulations thereunder in respect of any Adjustment Event occurring prior to the date of this Agreement or in connection with the admission of the Class C Member or Class D Member pursuant to this Agreement and (ii) the amount of income or gain recognizable by the Class D Member resulting from the transactions contemplated by the Holdings LP Contribution Agreement.
“Incentive Distribution Rights” has the meaning given such term in the Partnership Agreement.

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“Indemnitee” means (a) the Members, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a member, manager, partner, director, officer, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Board or the Class A Members designate as an “Indemnitee” for purposes of this Agreement.
“Independent Committee” means a committee made up of not less than three Special Independent Directors.
“Independent Director” has the meaning given such term in the Partnership Agreement.
“Initial Class C Member” means LB3 Services, a Texas general partnership, for so long as LB3 Services is a Class C Member.
“Initiating Member” has the meaning given such term in Section 14.7(a).
“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, each in its capacity as a member of the Company, but such term does not include any Person who has ceased to be a member of the Company.
“Membership Interest” means, with respect to any Member, (a) that Member’s status as a holder of the applicable class of Membership Interests; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of Membership Interests; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of Membership Interests; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of Membership Interests, including any obligations to make Capital Contributions.
“Midstream Activities” means any business activity that is generally considered in the oil and gas industry to be part of the “midstream sector,” including the development, construction, ownership, operation or acquisition of assets for the gathering, processing, storing, transporting and marketing of hydrocarbons (including oil, condensate, natural gas and natural gas liquids), including hydrocarbon terminals, hydrocarbon storage complexes, hydrocarbon gathering and transload facilities, pipeline, platform, dehydration, distillation, stabilization, fractionation, processing, treating, compression and similar systems, facilities, and related infrastructure, and other facilities for the refining, gathering, transporting (by barge, pipeline, rail, ship, truck or other mode of

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transportation), terminaling, storing, processing, treating, compressing, dehydrating, blending, fractionating, pumping, and otherwise handling of hydrocarbons.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor thereto.
“Net Fair Market Value” with respect to any property means the amount a willing buyer would pay to an unrelated willing seller, neither having any obligation to purchase or sell, respectively, on the open market for such property, taking into account any liabilities (whether fixed, contingent or otherwise) to which such property is subject, and ignoring any lack of marketability, lack of control or other discounts, in each case as reasonably and in good faith determined by the Class A Members.
“New Capital Contributions” means any Capital Contributions made by a Member after December 10, 2015, but excluding any such Capital Contributions made by any Member to the extent they do not exceed the aggregate amount of Ordinary Distributions to such Member after December 10, 2015. For the avoidance of doubt, any assets acquired by the Company after December 10, 2015 by way of a merger, consolidation or similar transaction where the consideration therefor consists of new Membership Interests shall be treated as a New Capital Contribution made hereunder as of the date of such transaction.
“New Issue Exercise Notice” has the meaning given such term in Section 3.1(g)(ii).
“New Issue Notice” has the meaning given such term in Section 3.1(g)(ii).
“New Securities” has the meaning given such term in Section 3.1(g)(i).
“Notices” has the meaning given such term in Section 15.2.
“NYSE” means the New York Stock Exchange, Inc.
“Ordinary Distributions” means any distributions other than a distribution made under Section 5.5 (including amounts that would have been distributed under Section 5.5 if not for the last sentence of Section 5.5) or an extraordinary distribution arising from a leveraged recapitalization or other non-ordinary course transaction.
“Original Filing Date” has the meaning given such term in the Recitals.
“Participating Offeree” has the meaning given such term in Section 14.7(a).
“Participation Interest” has the meaning given such term in Section 14.7(a).
“Participation Notice” has the meaning given such term in Section 14.7(a).

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“Partnership” means American Midstream Partners, LP, a Delaware limited partnership, and any successors thereto.
“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated [●], 2017, as amended from time to time, or any successor agreement.
“Partnership Group” has the meaning given such term in the Partnership Agreement.
“Percentage Interest” means (a) with respect to a Class A Member, such Class A Member’s Class A Percentage Interest, (b) with respect to a Class C Member, such Class C Member’s Class C Percentage Interest and (c) with respect to the Class D Member, the Class D Member’s Class D Percentage Interest.
“Permitted Transfer” means, with respect to the Class C Membership Interest or the Class D Membership Interest, (i) any Transfer that is approved by the Board, in its sole and absolute discretion, (ii) any Transfer pursuant to Section 14.7, Section 14.8 or Section 14.9, as applicable, (iii) with respect to any Class C Membership Interest, any Transfer permitted under the terms of the Class C Award Agreement with respect to such Class C Membership Interest, and (iv) with respect to any Class D Membership Interest, any Transfer by (A) EIG or Tailwater to a Person that at the time of such Transfer is not a Competitor or (B) to the extent not inconsistent with the Holdings LP Agreement, a Person that is a direct or indirect owner of the Class D Member (other than EIG or Tailwater) of such direct or indirect equity interest in the Class D Member to a Person that at the time of such Transfer is not engaged in Midstream Activities; provided, that, following a Company IPO, the Class D Member may Transfer the Class D Membership Interest to a Person that is a direct or indirect owner of the Class D Member as of the date of such Transfer; provided, further, that prior to a Company IPO, without the approval of the Class A Members EIG may only Transfer its interest in Holdings LP to its Affiliates or to Tailwater and its Affiliates, and Tailwater may only Transfer its interest in Holdings LP to its Affiliates or to EIG and its Affiliates; provided, further, that the Class D Member shall not be permitted to Transfer the Class D Membership Interest during the Restricted Period (as defined in the Holdings LP Contribution Agreement).
“Permitted Transferee” means, subject to Article XIV, any person or entity who acquires all or a portion of the Class C Membership Interest or Class D Membership Interest pursuant to a Permitted Transfer (including in the case of a Class D Membership Interest acquired pursuant to clause (iv) of the definition of “Permitted Transfer.”)
“Person” means any individual, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental agency or any political subdivision thereof, or any other entity.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.
“Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by the Members.

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“Regulatory Allocations” has the meaning given such term in Section 5.1(c).
“ROFO Notice” has the meaning given such term in Section 14.9(b).
“ROFO Offer” has the meaning given such term in Section 14.9(b).
“ROFO Refusal Date” has the meaning given such term in Section 14.9(c).
“ROFO Transfer Period” has the meaning given such term in Section 14.9(d).
“Sale Event” has the meaning given such term in Section 14.8.
“Sale Request” has the meaning given such term in Section 14.8.
“Sharing Percentage” means, with respect to each Member, (a) prior to the Class C Payout, the percentage obtained by multiplying (i) such Member’s Percentage Interest by (ii) the percentage set forth under “Sharing Percentage (Before Class C Payout)” across from such Member’s name on Exhibit A and (b) after the Class C Payout, the percentage obtained by multiplying (i) such Member’s Percentage Interest by (ii) the percentage set forth under “Sharing Percentage (After Class C Payout)” across from such Member’s name on Exhibit A.
“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended.
“Special Independent Directors” means Directors other than (i) the Class D Directors or (ii) any Director that is both (A) elected or approved by the Class A Members in accordance with Section 7.1(a) and (B) an officer, director or employee of ArcLight or its Affiliates (other than the Company or a member of the Partnership Group).
“Subject Interest” has the meaning given such term in Section 14.9(b).
“Subsidiary” has the meaning given such term in the Partnership Agreement.
“Tailwater” means TW Southcross Aggregator LP, a Delaware limited partnership.
“Tax Matters Member” has the meaning given such term in Section 11.3.
“Term” has the meaning given such term in Section 2.5.
“Transfer” (and related words) means, with respect to any Membership Interests, a sale, assignment, transfer, conveyance, gift, exchange or other transfer thereof, whether such transfer be direct, indirect (including, for the avoidance of doubt, the sale, assignment, transfer, conveyance, gift, exchange or other transfer thereof, of the stock, membership interests or partnership interests in the Person that owns any Membership Interests), voluntary, involuntary or by operation of Applicable Law.

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“Transferee” means a person who has received Membership Interests by means of a Transfer.
“Transferor” has the meaning given such term in Section 14.2.
“Transferring Member” has the meaning given such term in Section 14.9(b).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Withdraw,” “Withdrawing” or “Withdrawal” means the resignation of a Member from the Company as a Member. Such terms shall not include any Transfers of Membership Interests (which are governed by Article XIV), even though the Member making a Transfer may cease to be a Member as a result of such Transfer.
(b)    Other terms defined herein have the meanings so given them.
Construction.
Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
ARTICLE II

ORGANIZATION
Formation.
The Company was formed as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of the State of Delaware pursuant to the Act.
Name.
The name of the Company is “American Midstream GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Class A Members may select.
Registered Office; Registered Agent; Principal Office.
The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal place of business

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of the Company shall be located at 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02117. The Class A Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Class A Members may from time to time determine.
Purposes.
The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
Term.
The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 13.4.
No State Law Partnership.
The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.
Title to Company Assets.
Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company assets or portion thereof.
Limited Liability Company Agreement; Effect of Inconsistencies with the Act.
It is the express intention of the Members that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall govern even when inconsistent with, or different than, the provisions of applicable law. To the extent any provision of this Agreement is prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under applicable law. If applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation

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or amendment. The Members shall be entitled to rely on the provisions of this Agreement, and the Members shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.
ARTICLE III

MEMBERSHIP
Membership Interests; Additional Members.
(a)    Effective as of the execution and delivery of this Agreement on the date hereof, the Membership Interests shall be divided into the following three classes: (i) the Class A Membership Interests, (ii) the Class C Membership Interests and (iii) the Class D Membership Interests. The rights and obligations associated with the Membership Interests are as set forth in this Agreement.
(b)    Exhibit A reflects the Members’ ownership of the Class A Membership Interests, the Class C Membership Interests, the Class D Membership Interests and each Member’s Sharing Percentage, in each case as of the date hereof. The Class A Members shall be authorized to provide such revisions or amendments to Exhibit A as may be necessary from time to time to reflect changes effected in accordance with this Agreement, including changes in the membership of the Company, addresses for notices and Sharing Percentages.
(c)    [RESERVED.]
(d)    Class C Membership Interests.
(i)    The Class C Membership Interests will be represented by Class C units (“Class C Units”). The initial authorized number of Class C Units shall be 100, all of which have been issued to the Executive Family Vehicle pursuant to a Class C Award Agreement.
(ii)    No Capital Contributions will be required to be made by the Class C Members on account of the issuance of any Class C Membership Interest to such Members.
(iii)    The Class C Membership Interests shall be subject to such vesting, forfeiture, repurchase and other terms and conditions as may be set forth in the applicable Class C Award Agreement covering such Class C Membership Interest, however, notwithstanding any provision of this Agreement or a Class C Award Agreement to the contrary, all allocations and distributions under Article V will be made without regard to whether or not any outstanding Class C Membership Interest is vested.
(iv)    All assignees and substitute Members (including spouses and former spouses) shall be subject to the terms of any applicable Class C Award Agreement, regardless of the fact that any such assignee or substitute Member is not an employee or other service provider of the Company (i.e., if the employment of the Class C Member who assigned the

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Class C Membership Interest to such assignee or substitute Member is terminated, the forfeiture, repurchase and other applicable terms of the Class C Award Agreement shall apply to such Class C Membership Interest regardless of their ownership).
(v)    Notwithstanding any provision of this Agreement to the contrary, including Section 15.5, the number of authorized Class C Units shall not be increased without the consent of the Board, provided that any increase in the number of authorized Class C Units will not reduce the Sharing Percentage of the Initial Class C Member without the consent of the Initial Class C Member. For the avoidance of doubt, if any Class C Units are forfeited or repurchased by the Company, the Board may re-issue such forfeited or repurchased Class C Units to other employees and service providers (including to current Class C Membership Interest holders).
(vi)    The Company and each Class C Member agree to treat any Class C Membership Interest as separate “Profits Interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Class C Member holding a Profits Interest as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Class C Member, allocating to such Class C Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each such Class C Member agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the Profits Interest. Except as required pursuant to a “Determination” as defined in Code Section 1313(a) or a change in applicable law, the Company and each Class C Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Member, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 3.1(d)(vi) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. Each Class C Member agrees to timely file an election pursuant to Section 83(b) of the Code with respect to such Class C Member’s Class C Membership Interest.
(vii)    Except as expressly provided in this Section 3.1(d), Section 6.1(b) or in a Class C Award Agreement, and notwithstanding any other provision of this Agreement to the contrary, the Class C Members shall not have, in respect of their Class C Membership Interests, any voting, control, information or other non-economic rights, except as required by law.
(viii)    Notwithstanding the foregoing, the Company will provide the Class C Members such information as they may reasonably request from time to time for purposes of calculating amounts distributable to the Class C Members hereunder, including, without limitation, for purposes of calculating the Class C Payout Threshold amount.

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(e)    Class D Membership Interests; Class D Member.
(i)    The Class D Membership Interests will be represented by Class D units (“Class D Units”). The initial authorized number of Class D Units shall be 3,000, all of which have been issued to Holdings LP upon the consummation of the Holdings LP Contribution.
(ii)    An initial Capital Contribution will be deemed made by Holdings LP as provided in Section 5.8 of the Holdings LP Contribution Agreement on account of the issuance of Class D Units upon the consummation of the Holdings LP Contribution.
(iii)    Except as expressly provided in this Section 3.1(e), Section 6.1(c), Section 7.1, and notwithstanding any other provision of this Agreement to the contrary, the Class D Member shall not have, in respect of its Class D Membership Interests, any voting, control, information or other non-economic rights, except as required by law.
(iv)    Each of Holdings GP and the Class D Member represents, warrants, covenants and agrees that:
(A)    From the date of the Holdings LP Contribution Agreement until the date hereof, EIG and Tailwater have collectively held and maintained Holdings LP Voting Control and Holdings GP Voting Control;
(B)    Holdings GP shall, or shall cause the Class D Member to, provide written notice to the Company of any and all Transfers of limited partner interests of the Class D Member or of member interests of Holdings GP;
(C)    No amendment shall be made to either the Holdings LP Agreement or the Holdings GP Agreement in a manner that would have the effect of eliminating the Holdings LP Voting Control or the Holdings GP Voting Control, as applicable, without the prior written consent of the Class A Member;
(D)    Neither Holdings GP nor the Class D Member shall authorize or permit EIG and Tailwater to grant any Person (other than Tailwater or EIG, respectively) control, directly or indirectly, of the member interests in Holdings GP or the limited partner interests in the Class D Member, by vote, proxy, waiver, Transfer or otherwise, and shall cause any such grant or authority to be void ab initio and of no force or effect; and
(E)    Any exercise by the Class D Member of its rights under this Agreement, including, but not limited to, pursuant to Section 3.1(g) and Section 6.1(c) hereof, shall be made in accordance with the applicable provisions of the Holdings LP Agreement and the Holdings GP Agreement as of the date hereof.

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(v)    The Class D Member shall indemnify and hold harmless the Company for any breach or inaccuracy of the covenants and agreements set forth in Section 3.1(e)(iv).
(f)    Additional Members; New Membership Interests. Additional Person(s) may be admitted to the Company as a Member(s) in exchange for such consideration and upon such other terms and conditions, in each case as determined by the Class A Members in good faith. The terms of admission or issuance must specify the Sharing Percentages applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties, including rights, powers and duties that are senior in preference to existing Members. Subject to Section 6.1(b) and Section 6.1(c), the Class A Members holding not less than a majority of the then outstanding Class A Membership Interests may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be deemed approved and executed by the Members. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member’s ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission.
(g)    Preemptive Rights.
(i)    Following the date hereof, except (x) with respect to the Company’s exercise of preemptive rights provided to the Company pursuant to the Partnership Agreement, which shall be governed by the Partnership Agreement, and (y) distributions or other payments paid in kind, if the Company proposes to issue, offer or sell any Membership Interests or other equity securities or equity-linked securities of the Company (“New Securities”) to, or, subject to Section 4.2, receive any loans at any time from, any of the Class A Members or any Affiliate of a Class A Member, then the Company, as directed by the Class A Members, shall either (1) obtain the prior written consent of the Class D Member, which consent shall not be unreasonably withheld, conditioned or delayed or (2) offer the Class D Member the opportunity to purchase such New Securities or participate in any such loan to the Company on a proportionate basis to the Class D Member’s Sharing Percentage at a price per New Security equal to the price per New Security at which such Membership Interests are being issued to the Class A Members or their respective Affiliates or, in the case of such a loan, on the same terms as are agreed by the Class A Member(s) or their Affiliates providing such loan to the Company.
(ii)    Following the date hereof, if the Company proposes to issue, offer or sell any New Securities to any Class A Member or any Affiliate thereof in conjunction with any merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization or other business combination, then the Company, as directed by the Class A Members, shall either (1) obtain the prior written consent of the Class D Member, which consent shall not be unreasonably withheld, conditioned or delayed, to the issuance, offer or sale of such New Securities, or (2) obtain the prior approval of such issuance, offer or sale by the Board,

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including approval by the majority of the Independent Committee, or (3) issue such New Securities on terms that are “fair,” with such determination of whether the terms of such New Securities are “fair” to be deemed satisfied if (A) at least 40% of such New Securities are purchased by a bona fide third party or (B) an independent financial advisory firm selected by the Board (which financial advisory firm shall not have represented the Company or the Partnership as an underwriter, placement agent or lender within the preceding 24 months) provides an opinion stating that the terms are fair, from a financial point of view, to the Company.
(iii)    If the Class A Members elect, on behalf of the Company, to provide preemptive rights to the Class D Member in connection with the proposal to issue New Securities pursuant to Section 3.1(g)(i)(2) above, then the Company shall give prompt written notice (the “New Issue Notice”) of the Company’s proposal to issue, offer or sell New Securities to the Class D Member. The New Issue Notice shall set forth (A) the New Securities being offered, (B) the price and terms, if any, upon which the Partnership proposes to issue, offer and sell the New Securities and (C) the proposed date of the closing of the issuance of such New Securities. The Class D Member shall have fifteen (15) days after receipt of the New Issue Notice to submit a written notice (a “New Issue Exercise Notice”) to the Company. The Class D Member shall have the right to elect to purchase up to a number of New Securities equal to the Class D Member’s pro rata share (based on the ratio of the Class D Member’s Sharing Percentage to the aggregate Sharing Percentages of the Class A Members and Class D Member) at the price and on the terms set forth in the New Issue Notice. The New Issue Exercise Notice shall set forth the portion of the New Securities that the Class D Member elects to purchase. To the extent that the Class D Member does not elect to purchase its pro rata share of any proposed issuance, the Class A Members shall have the opportunity to increase their participation in such proposed issuance of New Securities in such amounts as agreed by the Class A Members holding a majority of the then-outstanding Class A Membership Interests.
(iv)    For the avoidance of doubt, nothing in this Agreement is intended to or shall be construed (a) to prohibit the Class A Members from pursuing any business opportunity in concert with the Partnership, or (b) require that any Class A Member or the Partnership offer to the Class D Member any preemptive or other participatory right in any such business opportunity, and the Class D Member hereby expressly disclaims any and all rights with respect to any such business opportunity.
(v)    Following the date hereof, if at any time EIG and Tailwater fail to collectively hold Holdings LP Voting Control or Holdings GP Voting Control, the Class D Member’s rights pursuant to Section 3.1(g)(i) and Section 3.1(g)(ii) shall automatically terminate and will cease to be of any force and effect thereafter.
(h)    Compensatory Issuances. Notwithstanding anything in this Agreement to the contrary, but except as set forth in Section 6.1(c)(ii), the Company, as directed by the Class A

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Members, may offer or sell New Securities to directors, employees and service providers of the Company as compensation without the consent of the Class D Member; provided that any reduction to the Sharing Percentages of the Class A Members and the Class D Member as a result of any such issuance shall be pro rata based on their respective Sharing Percentages prior to such issuance; provided further that the issuance or sale of any New Securities pursuant to this Section 3.1(h) shall require the consent of the Class C Member(s) if such issuance or sale reduces the Sharing Percentage of the Class C Member(s).
Liability.
(a)    Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.
(b)    The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that, to the fullest extent permitted by Applicable Law, the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of such Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.
Withdrawal.
A Member does not have the right or power to Withdraw.
Access to Information.
Each Member shall be entitled to receive, for any purpose reasonably related to its interest as a Member, any information that it may reasonably request concerning the Company; provided, however, that this Section 3.4 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database); provided further, however, that the Class D Member shall only be permitted to receive such information prepared by the Company pursuant to Section 12.2. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company for a purpose reasonably related to its interest as a Member; provided, however, that such information or copies of the Company’s books or records received pursuant to this Section 3.4 shall be considered confidential or a trade secret, and the Class D Member shall not be permitted to distribute any such information or copies of the Company’s books or records received pursuant to this Section 3.4 to any Person holding direct or indirect interests in the Class D Member other than EIG or Tailwater, unless after consultation with the Class A Member the Class D Member reasonably and in good faith determines that such information or copies of the Company’s

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books or records are not confidential or a trade secret. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.
ARTICLE IV

CAPITAL CONTRIBUTIONS
Capital Contributions.
The parties hereto agree that, as of the date hereof, the respective amounts of the Capital Contributions of the Members with respect to their Membership Interests and the percentage of such class of Membership Interests owned by each Member, together with each Member’s Sharing Percentage, are as set forth on Exhibit A. Except as otherwise described in the last sentence of this Section 4.1, HPIP and its Affiliates will not make any additional Capital Contributions to the Company. Upon the admission of a subsequent Member or a Capital Contribution made by any Member in accordance with the terms of this Agreement, the Class A Members shall update Exhibit A to reflect the Capital Contribution and Sharing Percentage attributable to such Member, and such amendment need be executed only by an authorized officer of the Company. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company. Notwithstanding anything herein to the contrary, to the extent the Company would not have sufficient Available Cash to permit the Company to make those distributions described in Section 5.5 in any Quarter in full with respect to the Class C Member, each of HPIP, AMID Holdings and the Class D Member shall, on a pro rata basis in accordance with Sharing Percentages, contribute an amount of cash to the Company within seven (7) Business Days after the end of the immediately preceding Quarter so that such distributions may be made in full to the Class C Member.
Loans.
If the Company does not have sufficient cash to pay its obligations, any Class A Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, bears interest at a lawful rate determined by the Class A Members holding a majority of the outstanding Class A Membership Interests from the date of the advance until the date of payment and will not constitute a Capital Contribution. Notwithstanding anything herein to the contrary, the terms and conditions with respect to any loan as described above, and any other transaction between or among the Company on the one hand and any Member or any Affiliate thereof on the other hand (i) shall not be engaged in with a material purpose to disproportionately and adversely affect, in any material respect, (A) the economic rights of the Class C Members as compared to the Class A Members or Class D Member or (B) the economic rights of the Class D Member as compared to the Class A Members, or (ii) shall have fair market value terms (or be otherwise fair and reasonable to the Company, taking into

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account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company)) as reasonably and in good faith determined by the Company, and any such transaction shall be disclosed to the Initial Class C Member and the Class D Member in writing before it is entered into by the Company.
Return of Contributions.
Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
Capital Accounts.
A Capital Account shall be established and maintained for each Member in accordance with the Allocation Regulations. The Capital Account balances of each Member shall be made available to a Member upon a written request to the Company.
ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS
SECTION 5.1    Allocations for Capital Account Purposes.
(a)     Except as otherwise set forth in Section 5.1(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction for any fiscal year shall be allocated and charged to the Members to cause, to the extent possible, the positive Capital Account balances of the Members (as adjusted to reflect all allocations under Section 5.1(b) and all distributions through the end of such fiscal year) to equal, as nearly as possible:
(i)    the amount such Member would receive if all assets of the Company at the end of such taxable period were sold for cash at their Carrying Value, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of “nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-1(a)(2)) and “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) to the Carrying Value of the property securing such liabilities), and any remaining cash were distributed to the Members under Section 5.4, minus
(ii)    the sum of (x) the amount, if any, that such Member would be obligated to contribute to the Partnership immediately after such a hypothetical liquidation, (y) such Member's share of any “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) determined pursuant to Treasury Regulation

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Section 1.704-2(g), and (z) such Partner's share of “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Treasury Regulations) determined pursuant to Treasury Regulation Section 1.704-2(i)(5), in the case of clauses (y) and (z) as all computed immediately prior to the hypothetical sale described above
(b)    Prior to making any allocations provided for in Section 5.1(a) above, the following special allocations shall be made in the following order:
(i)    Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in "partnership minimum gain" (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in a fiscal year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that fiscal year (and if necessary subsequent fiscal years), equal to such Member's share of the net decrease in partnership minimum gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.1(b)(i) is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Treasury Regulations) in any fiscal year, then each Member that has a share of the "partner nonrecourse debt minimum gain" as of the beginning of the fiscal year shall be specially allocated items of income and gain arising during that fiscal year (and if necessary subsequent fiscal years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Qualified Income Offset. In the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704‑1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
(iv)    Nonrecourse Deductions. If there are any “nonrecourse deductions” (within the meaning of Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c)) in a fiscal year,

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then each Member shall be allocated its share of such nonrecourse deductions in proportion to its respective Sharing Percentage.
(v)    Member Nonrecourse Deductions. If there are any “partner nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(i)(1)) in a fiscal year, then such deductions shall be allocated to the Member that bears the economic risk of loss for the "partner nonrecourse liability" (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) to which the deductions are attributable.
(vi)    Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.1(b)(vi) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(b)(iii) were not in the Agreement.
(vii)    Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.
(c)    Curative Allocation. The special allocations set forth in Section 5.1(b)(i) through (vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.1, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

Tax Allocations.
For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as corresponding items are allocated in Section 5.1. Notwithstanding any provisions contained herein to the contrary, in accordance with

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Section 704(c) of the Code and the Treasury Regulations thereunder, Company items of income, gain, loss and deduction shall be allocated to take into account any variation between the Company’s tax basis in Company Property and its Carrying Value. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement, provided, that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 5.2 are solely for purposes of federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of allocations pursuant to Section 5.1, or distributions pursuant to any provision of this Agreement.
Varying Interests.
All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar Day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Percentage, the Members agree that their allocable shares of such items for the taxable year shall be determined on any reasonable method determined by the Class A Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Percentages.
Distributions.
Except as otherwise provided in Section 13.2 or Section 14.10, and expressly subject to Section 5.5, Section 5.6 and the last sentence of this Section 5.4, cash may be distributed at such time and in such amounts as the Class A Members holding a majority of the then-outstanding Class A Membership Interests shall determine to the Members in accordance with their then respective Sharing Percentages. Such distributions shall be made concurrently to the Members (or their Assignees) as reflected on the books of the Company on the date set for purposes of such distribution; provided, however, that within fifty (50) days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article V. Distributions to the Members shall be made simultaneously in accordance with each such Member’s Sharing Percentage (at the time the amounts of such distributions are determined). For the avoidance of doubt, if any amount is distributed by the Company pursuant to or in accordance with this Section 5.4 (including by way of Section 13.2(a)(iii)(C)) prior to Class C Payout having occurred, and such distribution is in an amount in excess of the amount that causes Class C Payout to have occurred, such distribution shall be bifurcated and distributed in accordance with the Sharing Percentages pre- and post- Class C Payout, as applicable. Notwithstanding anything is this Section 5.4 to the contrary, to the extent HPIP, AMID Holdings or the Class D Member make any Capital Contributions described in the last sentence of Section 4.1, amounts otherwise distributable pursuant to this Section 5.4 shall first be distributed to HPIP, AMID Holdings or the Class D Member in an amount equal to such Capital Contributions (and, for the avoidance of doubt, any distributions to HPIP, AMID Holdings or the Class D Member pursuant to this sentence will not reduce or

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otherwise impact HPIP’s, AMID Holding’s or the Class D Member’s entitlement to any subsequent or other contemporaneous distributions).
Tax Distributions.
Prior to any distributions being made by the Company pursuant to Section 5.4 in any Quarter, the Company shall within ten (10) Business Days after the end of the immediately preceding Quarter, only to the extent of Available Cash, distribute to each Member an amount equal to the Hypothetical Tax Amount with respect to such Member and such immediately preceding Quarter, provided, however, that for purposes of calculating the Hypothetical Tax Amount with respect to such immediately preceding calendar quarter and making such distribution within ten (10) Business Days after the end of such Quarter, the net amount of cumulative income and gain, less losses, deductions and credits, estimated by the Company to be allocable to such Member for federal income tax purposes for such quarter will be determined based on the average of the Partnership’s net cumulative income and gain, less losses, deductions and credits (taking into account the character of income and loss and the deductibility of state and local taxes for federal income tax purposes) over the four (4) prior Quarters. As soon as practicable after the making of any distribution under the preceding sentence (or the making of the determination that no such distribution was required), the Company shall determine an actual estimate of the net amount of cumulative income and gain, less losses, deductions and credits allocable to each Member (taking into account the character of income and loss and the deductibility of state and local taxes for federal income tax purposes) for federal income purposes for the Quarter in question (an “Actual Estimate”), and (i) if the distribution that was made was less than what a Member should have received based upon such Actual Estimate, the Company will promptly, only to the extent of Available Cash, distribute to such Member an amount equal to such deficit, or (ii) if the distribution that was made was more than what a Member should have received based upon such Actual Estimate, then subsequent distributions under this Section 5.5 shall be reduced (but not below zero) until such excess has been recouped. To the extent the Company does not have sufficient Available Cash to make any distributions described in this Section 5.5, such distributions shall be made in the same proportion as the amounts otherwise distributable pursuant to this Section 5.5; provided, however, that to the extent HPIP, AMID Holdings or the Class D Member make any Capital Contributions described in the last sentence of Section 4.1, such amounts so contributed shall be distributed entirely to the Class C Member. Any amount distributed to any Member pursuant to this Section 5.5 shall be treated as an advance against the next subsequent distributions to such Member (whether in such Quarter or any future Quarter) pursuant to or in accordance with Section 5.4 (including by way of Section 13.2(a)(iii)(C)), and shall reduce such next subsequent distributions to such Member on a dollar-for-dollar basis. Notwithstanding any provision of this Agreement to contrary, the Company shall not be required to make any distribution under this Section 5.5 with respect to any Quarter if the Class C Member is not entitled to a distribution under this Section 5.5 with respect to such Quarter.
Limitations on Distributions.

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Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.
ARTICLE VI

MANAGEMENT
Management.
(a)    Management by the Class A Member. Except as set forth in Section 6.1(b) and Section 6.1(c), the management of the Company is fully reserved to the Class A Members, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Class A Members acting by the holders of a majority of the then-outstanding Class A membership Interests, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company or other Persons.
Notwithstanding anything in this Agreement, including this Section 6.1, to the contrary, the consent of any Member other than a Class A Member shall not be required for any sale or transfer of the Company or any of its assets (including any portion of the Incentive Distribution Rights) to (i) any member of the Partnership Group in exchange for any partnership interests or other equity interests in the Partnership or any other member of the Partnership Group or (ii) any Person that is not an Affiliate of the Class A Members. For the avoidance of doubt, the Partnership Group shall not be deemed an Affiliate of the Class A Member for purposes of the foregoing sentence.
(b)    Consent Rights of the Class C Member. Notwithstanding anything herein to the contrary, including, without limitation, anything in Section 3.1(f) to the contrary, without the prior written consent of the Class C Members holding a majority of Class C Units, but specifically including the Initial Class C Member, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not (directly or through any Subsidiaries):
(i)    create or issue any New Securities to the extent such New Securities would reduce the Sharing Percentage of any Class C Member hereunder; or
(ii)    take any action, except with respect to the Company’s exercise of preemptive rights provided to the Company pursuant to the Partnership Agreement, that would result in the issuance of any security of the Partnership to an Affiliate of a Class A Member, the issuance of which would have a material and disproportionate adverse effect on the Class C Members as compared to the Class A Members, without the approval of the transaction in accordance with Section 7.9 of the Partnership Agreement (including approval of the Conflicts Committee); or

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(iii)    merge, consolidate, combine or engage in any other restructuring with any other Person if a material purpose of such transaction is to materially and adversely affect the rights or obligations of any Class C Member in a manner that would require the consent of such Class C Member pursuant to the last sentence of Section 15.5 if such result were instead achieved or to be achieved pursuant to an amendment or proposed amendment to this Agreement or the Delaware Certificate, without first obtaining the consent described therein.
(c)    Consent Rights of the Class D Member. Without the prior written consent of the Class D Member, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not (directly or through any Subsidiaries):
(i)    incur any indebtedness for borrowed money in excess of $50,000,000 (excluding accrued and unpaid interest thereon) at any time outstanding that has a preference as to payment or any rights upon liquidation of the Company that are senior to the Class D Membership Interests, provided that the foregoing restriction on the incurrence of indebtedness shall not apply to indebtedness of any member of the Partnership Group; or
(ii)    amend, restate or waive any provision of this Agreement in a manner that would (A) increase or extend any financial obligation or liability of the Class D Member hereunder, (B) materially and adversely affect the rights, privileges and preferences of the Class D Member in relation to those of the Class A Members or (C) other than in accordance with this Agreement, including Section 3.1(f), Section 3.1(g) and Section 3.1(h), reduce the Sharing Percentage of the Class D Member or (D) amend the last sentence of Section 15.5 in a manner that is materially adverse to the Class D Member.
provided, however, that if at any time EIG and Tailwater fail to collectively hold Holdings LP Voting Control or Holdings GP Voting Control, the Class D Member’s rights pursuant to Section 6.1(c)(i) shall automatically terminate and will cease to be of any force and effect thereafter.
Delegation.
Subject to Section 6.1(b), Section 6.1(c) and Section 6.4 and without limiting the power and authority of the Class A Members to manage the business and affairs of the Company pursuant to the Act and this Agreement, the Class A Members, acting by the holders of a majority of the then-outstanding Class A Membership Interests, shall have the power and authority to delegate to one or more other Persons the Class A Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Class A Members or their respective Affiliates.
Board of Directors.
Except to the extent specifically reserved to the Members in this Agreement, the Members hereby delegate to the Board of Directors of the Company (the “Board”) all power and authority

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related to the Company’s management and control of the business and affairs of the Partnership Group.
Powers Reserved for the Class A Members. Notwithstanding any provision to the contrary in this Agreement except Section 6.1(b) and Section 6.1(c):
(a)    the Class A Members shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the business and affairs of the Partnership Group, and the Board and the Officers shall have no authority to act with respect to any matter that does not relate to the management and control of the business and affairs of the Partnership Group except as may be expressly authorized and directed from time to time by members holding a majority of the Class A Membership Interests. For illustrative purposes, the internal business and affairs of the Company where the Class A Members shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company, (iv) the decision to amend, modify or waive any rights relating to the assets of the Company, (v) the voting of, or exercise of other rights with respect to, any Partnership Interests (other than the General Partner Interest) held by the Company or its Affiliates and (vi) the decision to enter into any agreement to incur an obligation of the Company, other than an agreement entered into for and on behalf of any Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership; and
(b)    without obtaining approval of the Class A Members holding a majority of the Class A Membership Interests, the Company shall not, and shall not take any action to cause any Group Member to, (i) sell all or substantially all of the assets of the Company or such Group Member, (ii) merge, consolidate or convert the organizational form of the Company, the Partnership or any other Group Member that constitutes a Significant Subsidiary, (iii) to the fullest extent permitted by Applicable Law, dissolve, liquidate or wind-up the Company, the Partnership or any Group Member that constitutes a Significant Subsidiary, (iv) make or consent to a general assignment for the benefit of its respective creditors, (v) file or consent to the filing of any Bankruptcy, (vi) make any election to be classified as other than a partnership or a disregarded entity for U.S. federal income tax purposes, (vii) enter into any hedging transactions that are not in compliance with FAS 133 or (viii) take various actions similar to those described in any of clauses (i) through (vii) of this Section 6.4(b).
ARTICLE VII

BOARD OF DIRECTORS
Number; Qualification; Tenure.
(a)    Subject to Section 7.1(b), the number of directors constituting the Board shall be between one and eleven (each a “Director” and, collectively, the “Directors”), as such number

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may be fixed from time to time pursuant to a resolution adopted by a majority of Directors. A Director need not be a Member. Nine (9) of the Directors shall be elected or approved by the Class A Members at an annual meeting of the Class A Members and, for so long as (A) the Sharing Percentage of the Class D Member is 10% or more and (B) EIG and Tailwater collectively hold Holdings LP Voting Control and Holdings GP Voting Control, two (2) of the Directors shall be appointed by the Class D Member (the “Class D Directors”) and shall be reasonably acceptable to the Class A Members. Each Person appointed or elected as a Director of the Company shall serve for a term of one year (or until such Person’s earlier death, resignation or removal from office) or until such Person’s successor is elected and qualified (or his or her earlier death, resignation or removal from office) by the Members entitled to elect and qualify such successor. The number of Directors on the Board as of the date of this Agreement shall be eleven (11) and the names of the Directors of the Company as of the date hereof are listed on Exhibit B. For so long as the Class D Member has the right to appoint the Class D Directors as provided in the second sentence of this Section 7.1(a), if the Board reduces the number of Directors on the Board pursuant to a resolution adopted by a majority of Directors, any such reduction shall not affect the right of the Class D Member to appoint two Class D Directors.
(b)    If the Sharing Percentage of the Class D Member is less than 10% or EIG and Tailwater cease at any time to collectively hold either Holdings LP Voting Control or Holdings GP Voting Control, then (i) the Class D Directors shall automatically be removed from their positions as Directors and (ii) thereafter, the number of directors constituting the Board shall automatically and immediately be decreased by two.
Regular Meetings.
Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.
Special Meetings.
A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board, (b) a majority of the Independent Directors or (c) any three Directors.
Notice.
(a)    Written notice of all special meetings of the Board must be given to all Directors at least one Business Day prior to any special meeting of the Board.
(b)    All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and when delivered by hand, courier or overnight delivery service, three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, and when received in the form of an email or facsimile, and shall be directed to the mailing address, email address or facsimile number as such Director

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shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.
(c)    Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
Action By Consent of Board or Committee of Board.
To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a written consent with respect to any action taken in lieu of a meeting (“Consent”) is signed by at least as many members of the Board or the committee thereof as would have been required to take such action at a meeting of the Board or such committee at which all members of the Board or such committee are present, provided however, that, for so long as ArcLight Energy Partners Fund V, L.P. or an Affiliate thereof (“ArcLight”) controls the Company and at least one (1) Board member (other than any Independent Director) is appointed by ArcLight, including through its right as a Class A Member under Section 7.1(a), said Consent must include the signature of at least one (1) such ArcLight Board member.
Conference Telephone Meetings.
Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Quorum.
A majority of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 7.6, shall constitute a quorum for the transaction of business of the Board (or committee thereof), but if at any meeting of the Board (or committee thereof) there shall be less than a quorum present, a majority of the Directors (or members of a committee thereof) present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors (or members of a committee of the Board) present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of such committee) to leave less than a quorum.
Vacancies; Increases in the Number of Directors.

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Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the individuals approved by the Class A Members holding a majority of the Class A Membership Interests in their sole discretion; provided that for so long as the Class D Member has the right to appoint the Class D Directors as provided in Section 7.1, any vacancy created by the death, resignation or removal of a Class D Director shall be filled by an individual appointed by the Class D Member and reasonably acceptable to the Class A Members. Each Director shall hold office until the earlier of the next election (or, with respect to the Class D Directors, appointment) or the death or resignation of such Director, unless sooner removed in accordance with Section 7.10.
Committees. In addition to the standing committees referenced below, the Board may establish other committees of the Board and may delegate any of its responsibilities to such other committees, except as prohibited by Applicable Law.
(a)    The membership and chairs of each committee shall be appointed by the Board. The Board shall also make all determinations regarding committee membership qualifications, provided the members of the Conflicts Committee shall at least satisfy the qualifications thereof specified in the Partnership Agreement.
(b)    The Board shall have an Audit Committee in accordance with the rules of the NYSE (or such other National Securities Exchange or quotation service on which the Common Units may be listed), as amended from time to time.
(c)    The Board may have a Conflicts Committee that shall function in the manner described in the Partnership Agreement. Notwithstanding any provision of this Agreement, the Partnership Agreement or any Group Member Agreement or any duty (including any fiduciary duty) otherwise existing under the Act or any other Applicable Law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duty (including any fiduciary duty) owed by the Board or any Director to the Company or the Members or any other Person bound by this Agreement.
(d)    A majority of any committee, present in person or participating in accordance with Section 7.6, shall constitute a quorum for the transaction of business of such committee.
(e)    A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.4. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
(f)    The Directors of the Company sitting on each committee as of the date hereof are listed on Exhibit B.

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Removal.
Any Director that is not a Class D Director may be removed at any time, with or without cause, by the Class A Members; provided, however, that any such removal shall be without prejudice with respect to any contractual rights of any Person so removed. A Class D Director may be removed at any time (a) with or without cause, by Class D Member and (b) with cause (which shall include, for the avoidance of doubt, a breach of Section 3.1(e)(iv)), by the Class A Members; provided, however, that (i) any such removal shall be without prejudice with respect to any contractual rights of any Person so removed and (ii) any vacancy created by such removal shall be filled by an individual appointed by Class D Member and reasonably acceptable to the Class A Members.
Compensation of Directors.
Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.
Responsibility and Authority of the Board; Director Standards of Conduct.
(a)    The Board may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement, the Partnership Agreement or any Group Member Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing under the Act or any other Applicable Law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement or any Group Member Agreement shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.
(b)    Whenever the Directors (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors are required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.

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(c)    To the extent that the Directors (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action in any circumstance not described in Section 7.12(b), then, unless another express standard is provided for in this Agreement, the Partnership Agreement, any Group Member Agreement or any other agreement contemplated hereby or thereby, the Directors shall make such determination or cause the Company to take or decline to take such action in the subjective belief that the determination or action is in the best interest of the Members and, to the fullest extent permitted by Applicable Law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.
(d)    The Class D Directors shall be subject to the requirements and restrictions applicable to the Class D Member set forth in Section 3.4 with respect to the distribution of any information or copies of the Company’s books or records that are received by the Class D Directors in their capacity as Directors.
Other Business of Members, Directors and Affiliates.
(a)    The Members, each Director and their respective Affiliates (other than any Group Member) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership Group, and the Company, the Partnership Group, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership Group, shall not be deemed wrongful or improper, notwithstanding any other provision of this Agreement or any duty otherwise existing under the Act or any other Applicable Law or in equity.
(b)    None of the Members, the Directors or any of their respective Affiliates (other than any Group Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any Group Member shall have any duty to communicate or offer such opportunity to the Company or any Group Member, and such Persons shall not be liable to the Company or the Members for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or any Group Member; provided, such Member, Director or Affiliate does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership or any Group Member to such Person.
Approval of Certain Related Party Transactions. Except as otherwise provided elsewhere in this Agreement, including, for the avoidance of doubt, Section 3.1 and Section 4.2, any transaction or series of transactions (including any issuances of securities or borrowings)

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between a Class A Member or its Affiliates, on the one hand, and the Company, on the other hand, shall be entered into on arm’s length terms unless such transaction is approved by not less than a majority of the Independent Committee.
ARTICLE VIII

OFFICERS; CHAIRMAN OF THE BOARD
Appointed Officers.
(a)    The officers of the Company (each, an “Officer” and, collectively, the “Officers”) may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Secretary and such other Officers as the Board may elect or appoint from time to time. Officers are not “managers” as that term is used in the Act. Any number of Officer positions of the Company may be held by the same person. The Board may also elect or appoint from among the Directors a person to act as Chairman of the Board, who shall not be deemed an Officer unless he or she has otherwise been elected or appointed as such. Each Officer shall serve until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office). Any Officer may resign at any time by delivering his or her written resignation to the Board.
(b)    Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such authority and responsibilities and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board (or, with respect to matters that do not relate to the management and control of the business and affairs of the Partnership Group, as expressly authorized by members holding a majority of the Class A Membership Interests pursuant to Section 6.4(a)) from time to time.
Chairman of the Board.
The Chairman of the Board shall preside, if present, at all meetings of the Board and of the limited partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time.
Chief Executive Officer.
The Chief Executive Officer, who may also be the Chairman of the Board and/or the President, shall have general supervision and control of the affairs, business, operations and properties of the Company and, subject to the control of the Board, shall see that all orders and resolutions of the Board and the Members are carried into effect. The Chief Executive Officer shall have the power to appoint and remove all subordinate officers and agents of the Company to the

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extent such subordinate officers and agents have not been appointed by the Board. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.
President.
The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The President shall also perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.
Chief Financial Officer.
The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, in general have overall supervision of the financial affairs of the Company. The Chief Financial Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer, as applicable, may from time to time determine. The Chief Financial Officer shall render to the Board, the Members (for any purpose reasonably related to their interests as Members), the Chief Executive Officer and the President, whenever any of them so request, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.
Chief Operating Officer.
The Chief Operating Officer of the Company shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The Chief Operating Officer shall report to the Chairman of the Board except to the extent the latter determines otherwise.

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Vice Presidents.
Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. Such Vice Presidents shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.
Treasurer.
(a)    The Treasurer shall exercise general supervision over the receipt, custody and disbursement of company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Chairman of the Board.
(b)    Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Chairman of Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Chairman of the Board may designate.
SECTION 8.9    Secretary.
(a)    The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board, the Members and the limited partners of the Partnership. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement or the Partnership Agreement or any other Group Member Agreement, as applicable, and as required by Applicable Law, shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal, shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed and in general shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.
(b)    Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Chairman of the

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Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Chairman of the Board may designate.
General Counsel.
The General Counsel shall be the principal legal Officer of the Company. The General Counsel shall, subject to the control of the Board, have general direction of and supervision over the legal affairs of the Company and shall advise the Board or the Members, as applicable, and the Officers on all legal matters relating to the Company. The General Counsel shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.
Responsibility and Authority of Officers; Officer Standards of Conduct.
(a)    The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement, the Partnership Agreement or any Group Member Agreement or delegated to them by the Board in accordance with this Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing under the Act or any other Applicable Law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement or any Group Member Agreement shall not be deemed to be a breach of any duties owed by any Officer to the Company or the Members.
(b)    Whenever the Officers (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Officers are required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Officers shall make such determination or cause the Company to take or decline to take such action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.
(c)    To the extent that the Officers (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action in any circumstance not described in Section 8.11(b), then, unless another express standard is provided for in this Agreement, the Partnership Agreement, any Group Member Agreement or any other agreement contemplated hereby or thereby, the Officers shall make such determination or cause the Company to take or decline to take such action in the subjective belief that the determination or action is not

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adverse to the best interest of the Members and, to the fullest extent permitted by Applicable Law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.
Removal and Vacancies.
Any Officer may be removed at any time, with or without cause, by the Board. Vacancies and newly created Officer positions shall be filled by the Board. Any Officer appointed to fill any vacancy shall hold office until his or her successor shall be duly elected and qualified (or his or her earlier death, resignation or removal from office).
ARTICLE IX

MEMBER MEETINGS
Meetings.
Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article IX. Special meetings of the Class A Members may be called by any Class A Member. A Class A Member shall call a meeting by delivering to the other Class A Members one or more requests in writing stating that the signing Class A Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.
Notice of a Meeting.
Notice of a meeting called pursuant to Section 9.1 shall be given to the Class A Members in writing by mail or other means of written communication in accordance with Section 15.2. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Attendance of a Class A Member at a meeting shall constitute a waiver of notice of such meeting, except where a Class A Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
Action by Consent of Members.
Except as otherwise required by Applicable Law or otherwise provided in this Agreement, all decisions of the Class A Members shall require the affirmative vote of the Class A Members owning a majority of the Class A Membership Interest present at a meeting at which a quorum is present in accordance with Section 9.5. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who have the

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Class A Percentage Interest that would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.
Telephonic Meetings.
Any Class A Member may participate in a meeting of the Class A Members by means of conference telephone or other communications equipment that permits all persons participating in the meeting to hear each other, and participation of any Class A Member in a meeting by such means will constitute the presence in person of that Class A Member at such meeting.
Quorum.
The Class A Members owning a majority of the Class A Membership Interest, present in person or participating in accordance with Section 9.4, shall constitute a quorum for the transaction of business; provided, however, that, if at any meeting of the Class A Members there shall be less than a quorum present, a majority of the Class A Members present may adjourn the meeting from time to time without further notice. The Class A Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Class A Members to leave less than a quorum.
SECTION 9.6    Member Vote.
Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the approval of members holding a majority of the Class A Membership Interests identified on Exhibit A.
SECTION 9.7    In the Event of a Sole Member.
Notwithstanding any other provision of this Agreement, at any time at which there is only a single Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as a Member of the Company.
Meetings of Class C Members and Class D Member. In the event that any provision of this Agreement requires the authorization of, or action taken by, the Class C Members or the Class D Member, then (i) to the extent permitted by Applicable Law, such authorization or action can be made by written consent of the applicable Class C Members or Class D Member, or (ii) if requested by the Class C Members or Class D Member, as applicable, such authorization or action can be taken at a meeting of the Class C Members or Class D Member, duly called by the Officers of the Company. Any meeting of the Class C Members or Class D Member, as applicable, shall be held in accordance with the procedures of this Article IX as if the references to Class A Members was to Class C Members or Class D Member, as applicable.

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ARTICLE X

OUTSIDE ACTIVITIES AND INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS
Outside Activities.
(a)    It shall be deemed not to be a breach of any duty (including any fiduciary duty) existing hereunder, at law, in equity or otherwise, or any other obligation of any type whatsoever of (i) any Director or Officer, or Affiliates of such Director or Officer, to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided that such Affiliate does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Director or (ii) any Director, Officer or other employee of the Company to be a director, manager, Officer, employee or consultant of any Affiliate or Member or any Affiliate of any Member of the Company; provided that the Board is advised of such other relationship and does not object thereto; and further, provided, that such Officer or employee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Person.
(b)    Except as may be restricted by any other agreement, each Member shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or its subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to the Company or its subsidiaries or any Member. None of the Company, its subsidiaries, any Member or any other Person shall have any rights by virtue of this Agreement, or the relationship established hereby in any business ventures of any Member. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, (i) the engaging in competitive activities by any Member in accordance with the provisions of this Section 10.1(b) is hereby approved by the Board and all Members, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Member for the Members to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Members shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company; provided, however, that such Member does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Member.
(c)    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party may be subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, Director or Officer. No Member, Director

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or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member, Director or Officer shall not be liable to the Company or any of its subsidiaries, any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member, Director or Officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided, that such Member, Director or Officer does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Member, Director or Officer.
(d)    No Member or other Person save the Company shall have any rights by virtue of a Director’s or Officer’s duties as a Director or Officer, as the case may be, under this Agreement, any Group Member Agreement, applicable law or otherwise in any business ventures of any Director or Officer, as the case may be.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provisions of this Section 10.1 purport or are interpreted to have the effect of restricting, eliminating or otherwise modifying the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other Applicable Law, be owed by the Directors, the Officers or any of their Affiliates to the Company and its Members, or to constitute a waiver or consent by the Members to any such fiduciary duty, such provisions in this Section 10.1 shall be deemed to have been approved by the Members, and the Members hereby agree that such provisions shall replace or eliminate such duties.
Indemnification.
(b)    To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10.2 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.2, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.2.
(c)    The indemnification provided by this Section 10.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

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(d)    The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 10.2, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.2; and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)    In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 10.2 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 10.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(j)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 10.2, THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 10.2 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

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Exculpation of Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, the Partnership Agreement or any Group Member Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.
(b)    Subject to any limitations set forth in Article VI and Article VII, the Board and any committee thereof or members holding a majority of the Class A Membership Interests, as applicable, may exercise any of the powers granted to it or them by this Agreement and perform any of the duties imposed upon it or them hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof nor such Class A Members shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed in good faith by the Board.
(c)    Notwithstanding any duty otherwise existing under the Act or any other Applicable Law or in equity, except as expressly set forth in this Agreement, no Member or any other Indemnitee shall have any duties, including fiduciary duties, or liabilities to the Company or any Member or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties, including fiduciary duties, and liabilities of the Members or any other Indemnitee otherwise existing under Applicable Law or in equity, are agreed by the Members and each Person bound by this Agreement to replace such other duties and liabilities of the Members and such other Indemnitees.
(d)    Any amendment, modification or repeal of this Section 10.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 10.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
ARTICLE XI

TAXES
Tax Returns.
The Tax Matters Member of the Company shall prepare and timely file, or cause to be prepared and timely filed, (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent

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information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
Tax Elections.
Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law or to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3 and no provision of this Agreement (including Section 2.6) shall be construed to sanction or approve such elections.

Tax Matters Member.
HPIP shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) and analogous provisions of state law with respect to tax years before January 1, 2018 and the “partnership representative” of the Company pursuant to Code Section 6223(a) and analogous provisions of state law with respect to tax years beginning on or after January 1, 2018 (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion. The provisions of this Section 11.3 and any elections made by the Tax Matters Member pursuant to its authority under this Section 11.3 shall survive the termination, dissolution, liquidation and winding up of the Company and the termination or Transfer of a Member’s Membership Interest and shall remain binding on each member for the period of time necessary to resolve any tax proceeding involving or related to the Company.
ARTICLE XII

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
Maintenance of Books.
(a)    The Company shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business, the minutes of the proceedings of the Board and the Members, and any other books and records that are required to be maintained by Applicable Law.

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(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.
Reports.
With respect to each calendar year, the Company shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member:
(a)    Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, together with a report thereon of the Registered Public Accountants; and
(b)    Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.
Bank Accounts.
Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board or by members holding a majority of the Class A Membership Interests. All withdrawals from any such depository shall be made only as authorized by the Board or members holding a majority of the Class A Membership Interests, as applicable, and shall be made only for Company purposes (which may include distributions to the Members in accordance with this Agreement) and only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE XIII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION
Dissolution.
(a)    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):
(i)    the unanimous consent of the Class A Members;
(ii)    entry of a decree of judicial dissolution of the Company under Section 18‑802 of the Act; or

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(iii)    at any time there are no members of the Company unless the Company is continued in accordance with the Act.
(b)    No other event shall cause a dissolution of the Company.
(c)    Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Applicable Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
(d)    Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Class A Members shall act as liquidator or select a Person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
(ii)    subject to the Act, the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and satisfaction thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and

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allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;
(B)    with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
(C)    Company Property (including cash) shall be distributed to the Members in accordance with Section 5.4.
(b)    The distribution of cash or property to a Member in accordance with the provisions of this Section 13.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and allocable share of and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for those funds.

Deficit Capital Accounts.
No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in such Member’s Capital Account.
Certificate of Cancellation.
On completion of the winding-up of the Company as provided herein and under the Act, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.
Article XIV

TRANSFERS
SECTION 14.1    General.

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A Member may not Transfer all or any portion of its Membership Interests unless such Transfer complies with the provisions of this Article XIV.
SECTION 14.2    Requirements Applicable to All Transfers and Admissions.
In addition to the other terms and conditions of this Article XIV, any Transfer of Membership Interests and any admission of a Transferee as a Member shall be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Class A Members, in their sole and absolute discretion, may waive any of the following requirements (other than the requirements of Section 14.2(a)):
(a)    The following documents must be delivered to the Class A Members and must be satisfactory, in form and substance, to the Class A Members:
(i)    A copy of the instrument pursuant to which the Transfer is effected.
(ii)    With respect to any Transfer, an instrument, executed by the Member making the Transfer (a “Transferor”) and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 14.2(a)(i): (A) the notice address of the Transferee; (B) the total amount and the class of Membership Interests, including the Sharing Percentage attributable thereto, owned by the Transferee and the Transferor after the Transfer (which together must be the same as the total number and the class of Membership Interests, and the Sharing Percentage attributable thereto, owned by the Transferor before the Transfer); (C) the Transferee’s agreement to be bound by this Agreement; and (D) representations and warranties by the Transferor and its Transferee (1) that the Transfer and admission is being made in accordance with Applicable Laws, and (2) that the matters set forth in Section 14.2(a)(i) and this Section 14.2(a)(ii) are true and correct.
(iii)    With respect to any Transfer, such opinions of counsel regarding tax and securities law matters as the Class A Members, in their reasonable discretion, may require.
(b)    The Transferor and its Transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and the admission of the Transferee as a Member, including the legal fees, if any, incurred in connection with the legal opinions referred to in Section 14.2(a)(iii); and
(c)    No Transfer of Membership Interests shall effect a release of the Transferor from any liabilities of the Transferor to the Company or the other Members arising from events occurring prior to the Transfer.
SECTION 14.3    Assignees.

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Unless admitted as a Member, no Transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in this Section 14.3. An Assignee shall be entitled to all the rights of an assignee of a Member’s Membership Interest under the Act, including the right to receive distributions from the Company and the Sharing Percentage attributable to the Membership Interests Transferred to such Assignee, and the right to Transfer the Membership Interests as provided in this Article XIV, but shall not be deemed to be a holder of Membership Interests for any other purpose under this Agreement and shall not be entitled to vote or consent with respect to such Membership Interests on any matter presented to the Members for approval (such power and right to so vote and consent, if any, remaining with the Transferor). In the event any Assignee desires to further Transfer any Membership Interests, such Assignee shall be subject to all the provisions of this Article XIV to the same extent and in the same manner as any Member desiring to make a Transfer of Membership Interests.
SECTION 14.4    General Provisions Relating to Transfer of Units.
(a)    No Member may withdraw from the Company, other than as a result of a Transfer of all of such Member’s Membership Interests in accordance with this Article XIV with respect to which the Transferee becomes a Member in place of the Transferor. Except as otherwise provided in this Agreement, any Member who Transfers all of the Membership Interests held by such Member in a Transfer permitted pursuant to this Article XIV where the Transferee (i) is the Company or (ii) is admitted as a Member shall automatically cease to be a Member as of the date of consummation of such Transfer.
(b)    All distributions and allocations with respect to which the record date is before the effective date of any Transfer shall be made to the Transferor, and all distributions and allocations thereafter shall be made to the Transferee.
(c)    In addition to any other restrictions on Transfer contained herein, in no event may any Transfer or assignment of Membership Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Membership Interests or (ii) in violation of Applicable Law.
SECTION 14.5    Restrictions on Transfers of Class D Membership Interests and Class C Membership Interests.
(a)    The Class D Membership Interests may not be Transferred except (i) pursuant to a Permitted Transfer or (ii) on or after [●],pursuant to Section 14.9 or (iii) with the written consent of the Class A Members acting by the holders of a majority of the then-outstanding Class A Membership Interests.
(b)    The Class C Membership Interests may not be Transferred except pursuant to a Permitted Transfer. After any Transfer (including any Permitted Transfer), the Class C Membership Interest shall continue to be subject to the terms and conditions of this Agreement, unless this

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Agreement specifically provides otherwise. The Class C Membership Interests may be subject to further restrictions on transfer pursuant to a Class C Award Agreement.
SECTION 14.6    Repurchase of Class C Membership Interests by the Company.
A Class C Membership Interest may be subject to repurchase by the Company as set forth in a Class C Award Agreement.
Tag Along.
No holder of Class A Membership Interest shall Transfer Class A Membership Interest to a third party (other than an Affiliate of a Class A Member) without complying with the terms and conditions set forth in this Section 14.7, as applicable.
(a)    Any of the Class A Members (each, an “Initiating Member”) desiring to Transfer more than twenty-five percent (25%) of the total Class A Membership Interest in a single transaction or a series of similar transactions, shall give not less than ten (10) Business Days prior written notice of such intended Transfer to each Class C Member and Class D Member and to the Company. Such notice (the “Participation Notice”) shall set forth the terms and conditions of such proposed Transfer, including the name of the prospective Transferee, the amount of the Class A Membership Interest proposed to be Transferred by the Initiating Member (the “Participation Interest”) and the Sharing Percentage attributable thereto, the purchase price proposed to be paid therefor and the payment terms and type of Transfer to be effectuated; provided, however, that within five (5) Business Days following the delivery of the Participation Notice by the Initiating Member to each Class C Member and Class D Member and to the Company, each Class C Member and Class D Member shall have the right, by notice in writing to the Initiating Member and to the Company, to elect to Transfer to the purchasers in such proposed Transfer (upon the same terms and conditions as the Initiating Member) up to the amount of the Membership Interest owned by such Class C Member or Class D Member (each Class C Member and Class D Member making such election, a “Participating Offeree”) as shall equal the product of (x) a fraction, the numerator of which is the aggregate Sharing Percentage attributable to the amount of Class A Membership Interest proposed to be transferred by the Initiating Members and the denominator of which is the aggregate Sharing Percentage attributable to the Class A Membership Interest owned by the Initiating Members and (y) the aggregate Sharing Percentage attributable to the Membership Interest held by such Participating Offeree. The consideration to be received by the Participating Offerees in respect of the Membership Interest to be sold to the prospective Transferee shall be determined based upon (i) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (ii) the resulting relative value of the Sharing Percentage attributable to the Membership Interest.
(b)    At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, the Initiating Member, together with all Participating Offerees, as the case may be, shall deliver to the proposed Transferee certificates evidencing the Membership Interests, if

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any and as applicable, to be sold, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed, and shall receive in exchange therefor the consideration to be paid or delivered by the prospective Transferee in respect of such Membership Interests as described in the last sentence of Section 14.7(a) (for the avoidance of doubt, subject to Section 14.7(d)(ii) below). In connection with any such Transfer, the Participating Offerees shall agree to the same terms and conditions as the Initiating Members.
(c)    [RESERVED].
(d)    This Section 14.7(d) shall apply notwithstanding anything in Section 14.7(a) through (c) or Section 14.8 to the contrary; provided, however, that (and Section 14.8 is deemed modified to the extent inconsistent with the following):
(i) the twenty-five percent (25%) figure first described in Section 14.7(a) shall, for purposes of this Section 14.7(d), be reduced to 10% at such time as the Members (other than the Class C Members) have received total amounts in respect of their Membership Interests (including by way of distributions and by way of consideration received in exchange for Membership Interests) equal to the Class C Payout Threshold, including with respect to the transaction in which such event occurs, and provided further that the rights and benefits of this Section 14.7 shall not apply for any Member with respect to any Transfer by a Class A Member to any Affiliate of such Class A Member;
(ii) the amount of Class C Membership Interest or Class D Membership Interest that may be Transferred by any Class C Member or Class D Member, as applicable, to the purchasers in a proposed transfer described in Section 14.7(a) shall be that same proportion of all of such Member’s Membership Interests that the aggregate Participation Interest of all Class A Members bears to their aggregate Class A Membership Interests (but, with respect to a Class C Member, only to the extent the Class C Member’s Class C Membership Interests are then vested or would become vested in such proposed transfer, taking into account all prior transfers of Class A Membership Interests);
(iii) notwithstanding anything in the last sentence of Section 14.7(a), in Section 14.8(d), or otherwise herein to the contrary, the consideration to be received by all selling Members in a sale described in Section 14.7(a) or Section 14.8 shall be allocated among the Class A Membership Interests, Class C Membership Interests and Class D Membership Interests being sold in the same proportions as if the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Membership Interests being sold were distributed without any discounts or deductions in accordance with Section 5.4;
(iv) notwithstanding anything in Section 14.7(a) or (b), or Section 14.8, to the contrary, with respect to any transaction described therein, (A) no Class C Member or Class D Member shall be required to provide any representations or warranties in connection with

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any Class C Membership Interests or Class D Membership Interests to be sold or otherwise other than representations, warranties relating to (i) such Member’s valid title to and ownership of the Membership Interests being sold, free and clear of all liens, claims and encumbrances (other than those arising under applicable securities laws, this Agreement and any Class C Award Agreement), (ii) such Member’s authority, power and right to enter into and consummate such transaction, (iii) the absence of any violation, default or acceleration of any agreement to which such Member is subject or by which its assets are bound as a result of such transaction, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Member in connection with such transaction (and then only to the extent that the other selling Members are similarly obligated to provide similar representations, warranties and indemnities with respect to the Membership Interests which they are selling) (the representations described in clauses (i)-(iv) above are referred to as “Seller Fundamental Reps”), and (B) no Class C Member or Class D Member shall have joint liability with respect to any other Member; provided, however, that in the case of clauses (A) and (B) above, the Class C Members and the Class D Member shall bear a pro rata amount (based on the ratio of the total proceeds received in such transaction by the Class C Member or the Class D Member, as applicable, to the total proceeds received in such transaction by all selling Members) of all indemnity obligations applicable to such transaction (including all indemnity obligations relating to representations and warranties made in respect of or regarding the Company, the Partnership or any of their Subsidiaries or any of such entities’ respective businesses or operations, but excluding any indemnity obligations relating to any breach of a Seller Fundamental Rep made by another Member), and provided further that the pro-rata indemnity obligation of a Class C Member or Class D Member as described in the foregoing proviso will not exceed the total proceeds received by the Class C Member or Class D Member, as applicable, in such transaction.
SECTION 14.8    Drag Along.
(a)    If one or more Class A Members elect to Transfer to any Person or Persons in a bona fide arms’-length transaction or series of related transactions more than twenty-five percent (25%) of the total Class A Membership Interest, pursuant to which each Class A Member receives the consideration in accordance with Section 14.8(d) (a “Sale Event”), then, upon ten (10) Business Days written notice from such Class A Members to the Class C Members and/or the Class D Member, which notice shall include reasonable details of the proposed Transfer, including the proposed time and place of closing, the consideration to be received and the percentage of the Class A Membership Interest to be Transferred (the “Sale Request”), each Class C Member and Class D Member shall be obligated to, and shall (i) Transfer and deliver, or cause to be Transferred and delivered, to such Person the same percentage of the Class C Membership Interest or the Class D Membership Interest, as applicable, held by such Member as the percentage of the Class A Membership Interest such Class A Members are Transferring in the same transaction at the closing thereof (and will deliver certificates for all of such Class C Membership Interest or Class D Membership Interest, if any and as applicable, at the closing, free and clear of all Claims and

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Encumbrances, together with unit powers duly endorsed); (ii) execute, deliver and agree to be bound by the terms of any agreement for the Transfer of such Class C Membership Interest or Class D Membership Interest, as applicable, and any other agreement, instrument or certificates necessary to effectuate such Transfer; provided, however, that, the terms and conditions agreed to by the Class C Members or the Class D Member, as applicable, shall be substantially the same as the terms and conditions agreed to by such Class A Members, but subject to Section 14.8(d) and Section 14.8(g).
(b)    [RESERVED].
(c)    If the Sale Event has not occurred within 90 Days of the date of the Sale Request, the provisions of Section 14.8(a) applicable to such Sale Event shall, if such Sale Event is thereafter sought to be completed, be reapplied to such Sale Event.
(d)    If a Sale Event occurs, the Class A Members may exercise their right under Section 14.8(a) (i) with respect to the Class D Membership Interests only if the consideration to be received in respect of the Class D Membership Interests to be sold to the prospective Transferee shall be determined based upon (A) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (B) the resulting relative value of the Sharing Percentage attributable to the Class D Membership Interests and (ii) with respect to a Class C Membership Interest only if the consideration to be received in respect of the Class C Membership Interest to be sold to the prospective Transferee shall be determined based upon (A) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (B) the resulting distributions that would be made in respect of the Class C Membership Interest under Section 5.4 if the Company were dissolved pursuant to Section 13.1 and the distributions described in Section 13.2(a)(iii)(C) were all made on the date of such Transfer.
(e)    If one or more Class A Members elect to Transfer to any Person or Persons in a bona fide arms’-length transaction or series of related bona fide arms’-length transactions more than twenty-five percent (25%) of the total Class A Membership Interest, and the provisions of each of Section 14.7 and Section 14.8 apply, then notwithstanding anything herein to the contrary other than Section 14.8(g), the provisions of Section 14.8 shall apply prior to the provisions of Section 14.7.
(f)    Notwithstanding anything contained herein to the contrary, in the event that a Sale Event includes any Class A Member, on the one hand, and any Affiliate of a Class A Member, on the other hand, then the provisions of this Section 14.8 shall not apply without the prior approval of a majority of the Independent Committee.
(g)    Section 14.7(d) shall apply in respect of all matters described in this Section 14.8 notwithstanding anything herein to the contrary.

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SECTION 14.9    Right of First Offer.
(a)    On and after [●], the Class D Member may Transfer its Class D Membership Interests in accordance and compliance with this Section 14.9 and the other provisions of this Article XIV; provided that, in no event shall any Class D Membership Interests be Transferred to a Competitor.
(b)    On and after [●], the Class D Member (a “Transferring Member”) who desires Transfer all but not less than all of its Class D Membership Interest (the “Subject Interest”) to a third party that is not a Competitor shall first offer the Class A Members the opportunity to purchase all but not less than all of the Subject Interest. Such Transferring Members shall deliver to each of the Class A Members a written notice (the “ROFO Notice”) of its desire to Transfer the Subject Interest. Any of the Class A Members (together or individually) may make an irrevocable written offer to the Transferring Member to purchase all of the Subject Interest (a “ROFO Offer”). A ROFO Offer shall specify (i) the consideration for the Subject Interest and (ii) the material terms and conditions of such ROFO Offer. Within fifteen (15) Business Days following receipt of a ROFO Offer, the Transferring Member shall provide written notice to the Class A Members of its election to accept or refuse such ROFO Offer. If the Transferring Member accepts such ROFO Offer, the Class A Members participating in such Transfer and the Transferring Member shall use their commercially reasonable efforts to consummate a purchase of the Subject Interest as soon as reasonably practical upon the terms set forth in the ROFO Offer; provided, however, that, if the Transferring Member receives more than one ROFO Offer, the Transferring Member can only accept the ROFO Offer with the higher purchase price.
(c)    If (i) the Class A Members fail to make a ROFO Offer within fifteen (15) Business Days of receipt of a ROFO Notice or (ii) the Transferring Member notifies the Class A Members of its refusal of a ROFO Offer following receipt thereof or fails to timely provide written notice of its election to accept or refuse such ROFO Offer (the date either such condition is met, the “ROFO Refusal Date”), then the Transferring Members shall have the right to Transfer all but not less than all of the Subject Interest to a third party that is not a Competitor or an Affiliate thereof on terms no less favorable to the Transferring Member than those set forth in the ROFO Offer (if a ROFO Offer has been made); provided, however, that the purchase price for the Subject Interest to be paid by any such third party shall be the price equal to or greater than (A) the consideration set forth in the ROFO Offer multiplied by (B) 103%.

1 NTD: Date to be 18 months after the closing date.

2 NTD: Date to be 18 months after the closing date.

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(d)    If the Transferring Member does not consummate a third-party sale within 120 days of the ROFO Refusal Date (the “ROFO Transfer Period”), (i) the Transferring Member shall not be permitted to Transfer any portion of the Subject Interest for a period of 180 days after the expiration of the ROFO Transfer Period and (iii) after such 180-day period, the Subject Interest shall again become subject to the restrictions on Transfer contained in this Section 14.9 and shall not be Transferred without again complying with this Section 14.9.

SECTION 14.10    Transfer and Amendment of Incentive Distribution Rights.
The Company shall not transfer any Incentive Distribution Rights to the Class A Members or their respective Affiliates (it being understood that members of the Partnership Group shall not be considered Affiliates of the Class A Members for purposes of this Section 14.10) without the prior written consent of the Class C Members holding a majority of Class C Units, but specifically including the Initial Class C Member, and the Class D Member holding a majority of the then-outstanding Class D Units, which consents shall not be unreasonably withheld, conditioned or delayed; provided, however, that, subject to the provisions of the Partnership Agreement, the Company may, without the consent of the Class C Members or the Class D Member, transfer, amend or suspend a portion of the Incentive Distribution Rights, or the rights associated therewith whether or not for consideration, up to an amount equal to all Incentive Distribution Rights multiplied by the aggregate of the Class A Members’ Sharing Percentages, subject in each case to the principles set forth in the following illustrative example. By way of illustrative example, a transaction whereby the Class A Members or an Affiliate thereof contributes an asset to the Company or a subsidiary thereof in exchange for, among other consideration, the return to the Partnership of or a distribution holiday in respect of Incentive Distribution Rights, would require (a) the consent of the Class C Members holding a majority of Class C Units, but specifically including the Initial Class C Member, except no such consent of the Class C Members will be required if (I) such return or distribution holiday is structured so that such return or distribution holiday is only from the Class A Members’ pro rata share of the Incentive Distribution Rights, with such pro rata share equal to the Class A Members’ then aggregate Sharing Percentages and (II) during the pendency of such return or distribution holiday the Class C Members’ Sharing Percentage is equitably adjusted upward, as necessary, to reflect the reduction in total Incentive Distribution Rights cash flow received by the Company or such other action is taken as necessary in order for the Class C Members to remain economically unaffected in any material respect as a result of the transaction, and/or (b) the consent of the Class D Member, except no such consent of the Class D Member will be required if (I) such return or distribution holiday is structured so that such return or distribution holiday is only from the Class A Members’ pro rata share of the Incentive Distribution Rights, with such pro rata share equal to the Class A Members’ then aggregate Sharing Percentages, and (II) during the pendency of such return or distribution holiday the Class D Member’s Sharing Percentage is equitably adjusted upward to reflect the reduction in total Incentive Distribution Rights cash flow received by the Company or such other action is taken as necessary in order for the Class D Member to remain economically unaffected in any material respect as a result of the transaction.

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ARTICLE XV

GENERAL PROVISIONS
Offset.
Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
Notices.
Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served by hand delivery, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or electronic mail, addressed to the address such party shall have specified most recently by written notice. Notice shall be deemed given on the second Business Day following the date of delivery to the air courier, in the case of delivery by air courier. Notice shall be deemed given on the date of service if personally served or the date of transmission if transmitted by facsimile or electronic mail:
To the Company:
American Midstream GP, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Jake Erhard
E-mail: jerhard@arclightcapital.com
To any Class A Member:
High Point Infrastructure Partners, LLC
AMID GP Holdings, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Jake Erhard
E-mail: jerhard@arclightcapital.com

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With a copy to:

Andrews Kurth Kenyon LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Attention: G. Michael O’Leary
E-mail: moleary@andrewskurth.com
To the Class D Member:
Southcross Holdings LP
[Address]
[City, State, Zip]
Attention: [●]
E-mail: [●]
With a copy to:

[●]
[Address]
[City, State, Zip]
Attention: [●]
E-mail: [●]

To any Class C Member:

LB3 Services
Attention: Lynn L. Bourdon III
114 Sibelius Lane
Houston, TX 77079
E-mail: llbourdon@comcast.net

Entire Agreement; Superseding Effect.
This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements of the Members with respect to the Company, whether oral or written, including the Existing Agreement.
Effect of Waiver or Consent.
Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by the Board or any Member in the performance by the Board or that Member of its respective obligations with respect to the Company is not a consent or waiver to or

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of any other breach or default in the performance by the Board or that Member of the same or any other obligations of the Board or that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of the Board or a Member to complain of any act of the Board or any Member or to declare the Board or any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by the Board or that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
Amendment or Restatement.
This Agreement and the Delaware Certificate may be amended or restated only by a written instrument approved by the Class A Members. Notwithstanding any provision of this Section 15.5 to the contrary, for so long as the Initial Class C Member is a Member, the Class A Members shall not amend or restate this Agreement (or the Delaware Certificate to the extent such amendment would be inconsistent with this Agreement) (a) without the prior written consent of the Initial Class C Member if such amendment would (i) increase or extend any financial obligation or liability of the Initial Class C Member, (ii) materially and adversely affect the rights and privileges of the Initial Class C Member in relation to the Class A Members, (iii) reduce the Sharing Percentage of the Initial Class C Member, (iv) amend the definition of Class C Payout or Class C Payout Threshold, or Section 5.5 or the definitions therein, or (v) amend this sentence, in a manner that is materially adverse to the Initial Class C Member and (b) without the prior written consent of the Class D Member if such amendment would (i) increase or extend any financial obligation or liability of the Class D Member, (ii) materially and adversely affect the rights and privileges of the Class D Member in relation to the Class A Members, (iii) other than in accordance with this Agreement, including Section 3.1(f), Section 3.1(g) and Section 3.1(h), reduce the Sharing Percentage of the Class D Member, (iv) amend Section 3.1(f), Section 3.1(g) or Section 3.1(h), or (v) amend this sentence, in a manner that is materially adverse to the Class D Member.
Binding Effect.
Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
Governing Law; Severability.
THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company

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agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
Further Assurances.
In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Waiver of Certain Rights.
Each Member, to the fullest extent permitted by Applicable Law, irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
Counterparts.
This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. To the fullest extent permitted by Applicable Law, the use of facsimile signatures and signatures delivered by email in portable document format affixed in the name and on behalf of a party is expressly permitted by this Agreement.

Jurisdiction.
Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state or federal court in the State of Delaware) or in any court of competent jurisdiction in Harris County in the State of Texas. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any claim, suit, action, or proceeding and, to the fullest extent permitted by Applicable Law, waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in any such court.

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SECTION 15.12    Confidentiality.
The Members agree that all non-public information related to the business, financial condition or prospects of the Company, the Partnership and their Subsidiaries and Affiliates, including any information related to a prospective investment, debt incurrence or equity issuance by the Company, the Partnership or their Subsidiaries or Affiliates, shall be considered confidential, shall be kept confidential and shall not be disclosed by a Member to any Person that is not a Member until the date that is two years after the disclosure of such confidential information by the Company or the Partnership to such Member, except such information may be disclosed by such Member: (i) to an Affiliate of such Member; (ii) to the extent such information is required to be furnished in compliance with Applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon such Member; (iii) to representatives, agents and counsels employed or engaged by such Member where disclosure of such information is essential to such representative’s, agent’s or counsel’s work for such Member; (iv) to a bona fide prospective transferee of such Member’s Membership Interest to the extent appropriate in order to allow the assessment of such Membership Interest (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of majority ownership of the Member or an Affiliate); (v) to a bona fide prospective investor in such Member to the extent appropriate in order to allow the assessment of such investment opportunity; and (vi) to the extent such information: (a) through no fault of such Member, is, was or becomes a part of the public domain; (b) is, was or becomes available to such Member on a non-confidential basis from a source other than the Company or the Partnership, which source represents that it had the right to disseminate such information at the time it was acquired by such party; or (c) is third party non-public information that is, was or becomes available to such party from a source other than the Company or the Partnership; provided, however, that, with respect to clauses (i), (iii), (iv) and (v) above, prior to such disclosure, the disclosing Member has obtained a written undertaking from the recipient to keep the information strictly confidential until the date that is two years after the disclosure of such confidential information by the Company or the Partnership to such Member (unless the recipient is subject to legal obligations of confidentiality providing protections similar to those set forth above). The restrictions set forth in this Section 15.12 do not apply to any disclosure made by a Member to an existing or bona fide prospective investor in such Member of the terms of its investment in the Company and the performance of that investment.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.
CLASS A MEMBERS:
HIGH POINT INFRASTRUCTURE PARTNERS, LLC
By:
Name: Daniel R. Revers
Title: President

AMID GP HOLDINGS, LLC
By:
Name: Daniel R. Revers
Title: President

[Signature Page to
Fifth Amended and Restated Limited Liability Company Agreement of
American Midstream GP, LLC]

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CLASS C MEMBER:
LB3 Services
____________________________________
By: Lynn L. Bourdon III, Partner

[Signature Page to
Fifth Amended and Restated Limited Liability Company Agreement of
American Midstream GP, LLC]

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CLASS D MEMBER:

Southcross Holdings LP

By:	Southcross Holdings GP LLC, its general partner

By:
Title	[●]

HOLDINGS LP:

SOUTHCROSS HOLDINGS LP

Southcross Holdings GP LLC

By:
Title	[●]

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EXHIBIT A

I.	Class A Membership Interest

CLASS A MEMBER	CLASS A PERCENTAGE INTEREST	SHARING PERCENTAGE (BEFORE CLASS C PAYOUT)	SHARING PERCENTAGE (AFTER CLASS C PAYOUT)
HPIP	77.153%	65.580%	60.006%
AMID Holdings	22.847%	19.420%	17.769%

II.	Class D Membership Interest

CLASS D MEMBER	NUMBER OF CLASS D UNITS	CLASS D PERCENTAGE INTEREST	SHARING PERCENTAGE (BEFORE CLASS C PAYOUT)	SHARING PERCENTAGE (AFTER CLASS C PAYOUT)
Holdings LP	3,000	100.000%	15.000%	13.725%

III.	Class C Membership Interest

CLASS C MEMBER	NUMBER OF CLASS C UNITS	CLASS C PERCENTAGE INTEREST	SHARING PERCENTAGE (BEFORE CLASS C PAYOUT)	SHARING PERCENTAGE (AFTER CLASS C PAYOUT)
LB3 Services	100	100.000%	0.000%	8.500%

[Signature Page to
Fifth Amended and Restated Limited Liability Company Agreement of
American Midstream GP, LLC]

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EXHIBIT B

Directors

1.	Stephen W. Bergstrom

2.	John F. Erhard

3.	Donald R. Kendall, Jr.

4.	Daniel R. Revers

5.	Peter A. Fasullo

6.	Joseph W. Sutton

7.	Lucius H. Taylor

8.	Gerald A. Tywoniuk

9.	Lynn L. Bourdon III (also being the Chairman of the Board, and President and Chief Executive Officer of the Company as of the date hereof)

10.	[●] (Class D Director)

11.	[●] (Class D Director)
Audit Committee

1.	Gerald A. Tywoniuk (Chairman of the Audit Committee)

2.	Peter A. Fasullo

3.	Donald R. Kendall, Jr.
Compensation Committee

1.	John F. Erhard (Chairman of Compensation Committee)

2.	Lynn L. Bourdon III

Exhibit E
Form of Escrow Agreement

EXHIBIT E

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT dated [●], 2018 (the “Agreement”), is entered into by and among Southcross Holdings LP, a Delaware limited partnership (“Holdings LP”), American Midstream Partners, LP, a Delaware limited partnership (“AMID” and, together with Holdings LP, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as escrow agent (“Escrow Agent”).

RECITALS

A.    Pursuant to the Contribution Agreement, dated October 31, 2017 (the “Contribution Agreement”), by and among Holdings LP, AMID and American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID, the Parties have agreed to establish escrow accounts for the purposes set forth therein and herein.

B.    Pursuant to Section 2.2(a)(iv) and Section 2.2(a)(v) of the Contribution Agreement, on the date hereof, AMID is depositing or causing to be deposited with the Escrow Agent (1) 1,534,000 AMID Common Units (which shall be in non-certificated book-entry form) (the “General Indemnity Escrow Units”) in a separate account to be held and distributed in accordance with the terms of this Agreement and the Contribution Agreement (the “General Indemnity Escrow Fund”, which General Indemnity Escrow Fund shall also include any dividends, distributions, earnings or other amounts paid with respect thereto or accrued thereon), (2) 292,000 AMID Common Units (which shall be in non-certificated book-entry form) (the “Special Indemnity Escrow Units”) in a separate account to be held and distributed in accordance with the terms of this Agreement and the Contribution Agreement (the “Special Indemnity Escrow Fund”, which Special Indemnity Escrow Fund shall also include any dividends, distributions, earnings or other amounts paid with respect thereto or accrued thereon and, together with the General Indemnity Escrow Fund, the “Indemnity Escrow Fund”), and (3) 350,000 AMID Common Units (which shall be in non-certificated book-entry form) (the “Adjustment Escrow Units” and, together with the General Indemnity Escrow Units and the Special Indemnity Escrow Units, the “Escrow Units”) in a separate account to be held and distributed in accordance with the terms of this Agreement and the Contribution Agreement (the “Adjustment Escrow Fund”, which Adjustment Escrow Fund shall also include any dividends, distributions, earnings or other amounts paid with respect thereto or accrued thereon and, together with the General Indemnity Escrow Fund and the Special Indemnity Escrow Fund, the “Escrow Funds”), and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms and subject to the conditions set forth herein and the Contribution Agreement.

C.    The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Contribution Agreement, that all references in this Agreement to the Contribution Agreement are for convenience and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

D.    Wells Fargo Shareowner Services (“Transfer Agent”) (having a registered office at [●], and mailing address at 1110 Centre Pointe Curve, Suite 101, Mendota, MN 55120, Attention: Nancy Petersen, telephone: [●], facsimile: [●] and email: Nancy.M.Peterson@wellsfargo.com) is the Transfer Agent for AMID, and AMID will direct the Transfer Agent to issue the AMID Common Units in the name of “Wells Fargo Bank, National Association, as Escrow Agent under an Escrow Agreement dated [●], 2018 by and among Southcross Holdings LP, American Midstream Partners, LP and Wells Fargo Bank, National Association” or such other similar name as agreed upon by the Escrow Agent and the Transfer Agent.

E.    Capitalized terms used but not defined herein have the meanings assigned to them in the Contribution Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.    Establishment of Escrow Funds.

(a)    Following execution of this Agreement, on the date hereof and upon the closing of the transactions contemplated by the Contribution Agreement, AMID shall issue and deposit or cause to be deposited with the Escrow Agent, the General Indemnity Escrow Units, the Special Indemnity Escrow Units and the Adjustment Escrow Units in book-entry form (collectively, and together with any dividends, distributions, earnings or other amounts paid with respect thereto or accrued thereon, and as reduced as a result of disbursements made from time to time in accordance with the procedures specified in this Agreement, the “Escrow Property”). AMID shall direct the Transfer Agent to deliver a written confirmation of the deposit of General Indemnity Escrow Units in the General Indemnity Escrow Fund, Special Indemnity Escrow Units in the Special Indemnity Escrow Fund and Adjustment Escrow Units in the Adjustment Escrow Fund. AMID shall deliver to the Escrow Agent a copy of the direction letter to the Transfer Agent. Upon the Escrow Agent’s receipt of confirmation from the Transfer Agent, the Escrow Agent shall send notice to the Parties confirming receipt of the Escrow Units from AMID and the Escrow Property will be held and disbursed only in accordance with the express terms and conditions of this Agreement and the Contribution Agreement.

(b)     With respect to any Escrow Units held in escrow by the Escrow Agent pursuant to this Agreement, for so long as such Escrow Units are so held, AMID shall retain all voting rights with respect to such Escrow Units and upon disbursement of any Escrow Units to Holdings LP (the “Holdings Disbursed Units”), AMID shall no longer have voting rights with respect to the Holdings Disbursed Units, and Holdings LP shall have the voting rights with respect to the Holdings Disbursed Units. The Escrow Agent shall not vote any Escrow Units or Holdings Disbursed Units, and shall

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not execute or deliver any proxy to the Transfer Agent with respect to voting such units until the Escrow Agent has received written instructions from AMID. The Escrow Agent shall deliver any proxy materials relating to the Escrow Units to AMID upon receipt of such proxy materials from the Transfer Agent. The Escrow Agent shall not be responsible for delivering a vote on behalf of AMID to the Transfer Agent in the event AMID does not provide written instructions to the Escrow Agent.

Section 1.2.    No Investment of Escrow Property. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in non-interest bearing demand deposit accounts and the Escrow Property shall not be invested during the term of the Escrow Agreement. Any investment of the Escrow Property is expressly prohibited by this Agreement. Following the end of each calendar month during which the Escrow Agent holds any Escrow Property pursuant to this Agreement and at such other times as any Party may reasonably request, the Escrow Agent shall provide to each of the Parties a statement detailing, for the Escrow Funds, the total amount of the Escrow Property that remains in escrow, all transactions involving such Escrow Property (if any) and any disbursements made from such Escrow Funds pursuant to this Agreement, in each case, during such calendar month. This statement shall be provided without any additional cost to any Party.

Section 1.3.    Disbursements.

(a)    Disbursements from the Adjustment Escrow Fund. With respect to the distribution of the Adjustment Escrow Fund, the Parties acknowledge that the Adjustment Escrow Units shall be released from the Adjustment Escrow Fund pursuant to, and in accordance with, Section 2.4(d) of the Contribution Agreement and this Section 1.3(a) as follows:

(i)    If the Final Adjustment Amount is positive, then the Parties shall promptly execute and deliver a joint instruction letter substantially in the form attached hereto as Exhibit D (the “Joint Instruction Letter”) to the Escrow Agent directing the Escrow Agent to release to Holdings LP all AMID Common Units in accordance with Section 2.4(d)(ii) of the Contribution Agreement.

(ii)    If the Final Adjustment Amount is negative, the Parties shall promptly execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release to AMID out of the Adjustment Escrow Fund the number of AMID Common Units required to be released to AMID pursuant to Section 2.4(d)(iii) of the Contribution Agreement. If the number of AMID Common Units in the Adjustment Escrow Fund is insufficient to cover the entire amount payable to AMID pursuant to Section 2.4(d)(iii) of the Contribution Agreement, the Parties shall promptly execute and deliver the Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release the deficiency to AMID from the Indemnity Escrow Fund. If the number of AMID Common Units in the Adjustment Escrow Fund exceeds the number required to cover the Final Adjustment Amount, the Parties shall promptly execute and deliver a Joint Instruction Letter to the

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Escrow Agent directing the Escrow Agent to release the remaining AMID Common Units in the Adjustment Escrow Fund to Holdings LP in accordance with Section 2.4(d)(iii) of the Contribution Agreement.

(b)    Disbursements from the Special Indemnity Escrow Fund. With respect to the distribution of the Special Indemnity Escrow Fund, the Parties acknowledge that the Special Indemnity Escrow Units shall be released from the Special Indemnity Escrow Fund pursuant to, and in accordance with, the Contribution Agreement (including, without limitation, Section 8.6 of the Contribution Agreement) and this Section 1.3(b) as follows:

(i)    The Parties acknowledge that if at any time AMID is entitled to receive any amount pursuant to the indemnification provisions of Article VIII of the Contribution Agreement with respect to Special Indemnity Damages, the Parties shall promptly execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to disburse that portion of the Special Indemnity Escrow Units required to satisfy such obligation from the Special Indemnity Escrow Fund pursuant to, and in accordance with, the Contribution Agreement. If the number of Special Indemnity Escrow Units in the Special Indemnity Escrow Fund is insufficient to cover the entire amount of claims for the Special Indemnity Damages, the Parties shall promptly execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to disburse that portion of the General Indemnity Escrow Units to satisfy the deficiency.

(ii)    Five Business Days after Holdings LP’s delivery of written evidence of a final and enforceable resolution (whether by settlement, final non-appealable judgment, dismissal with prejudice or otherwise) of each of the Special Indemnity Matters to the Escrow Agent and AMID accompanied by a written certification from counsel for Holdings LP attesting that such resolution is final and not subject to further proceedings or appeal, the Escrow Agent shall disburse to Holdings LP 100% of any and all Escrow Property then remaining in the Special Indemnity Escrow Fund; provided, however, that, if prior to five Business Days after the receipt by AMID of such copy and certification, (x) AMID shall have made a claim for indemnification for Special Indemnity Damages in accordance with the Contribution Agreement (including, without limitation, Section 8.5 of the Contribution Agreement), (y) such claim remains unresolved, and (z) AMID shall have delivered written notice of such unresolved claim to the Escrow Agent and Holdings LP, the Escrow Agent shall retain in the Special Indemnity Escrow Fund the number of Special Indemnity Escrow Units specified in AMID’s notice (a “Special Indemnity Retained Amount”), in which case 100% of the then outstanding amount of the Escrow Property in the Special Indemnity Escrow Fund, less any Special Indemnity Retained Amount, shall promptly be disbursed by the Escrow Agent to Holdings LP. Upon final resolution of any unresolved claim in accordance with the Contribution Agreement, the Escrow Agent shall thereafter release from the Special Indemnity Escrow Fund to the Party entitled thereto all portions of the Special Indemnity Retained Amount as and when it receives a Joint Instruction Letter. The Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the resolution to which such certification and instruction refers or to make any determination as to whether such resolution is final.

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(c)    Disbursements from the General Indemnity Escrow Fund. With respect to the distribution of the General Indemnity Escrow Fund, the Parties acknowledge that the General Indemnity Escrow Units shall be released from the General Indemnity Escrow Fund pursuant to, and in accordance with, the Contribution Agreement (including, without limitation, Section 8.6 of the Contribution Agreement) and this Section 1.3(c) as follows:

(i)    If at any time AMID is entitled to receive any amount from the General Indemnity Escrow Fund pursuant to the indemnification provisions of Article VIII of the Contribution Agreement, the Parties shall promptly execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to disburse that portion of the General Indemnity Escrow Units required to satisfy such obligation from the General Indemnity Escrow Fund.

(ii)    On [________] (the “Release Date”), the Escrow Agent shall disburse to Holdings LP 100% of any and all Escrow Property then remaining in the General Indemnity Escrow Fund; provided, however, that, if prior to such date, (a) AMID shall have made a bona fide claim for indemnification pursuant to and in accordance with Article VIII of the Contribution Agreement (including but not limited to a claim for Special Indemnity Damages), (b) such claim remains unresolved, and (c) AMID shall have, prior to 5:00 p.m. Eastern Time on the Business Day prior to the Release Date, delivered written notice of such unresolved claim to the Escrow Agent and Holdings, LP, the Escrow Agent shall retain in the General Indemnity Escrow Fund the number of General Indemnity Escrow Units specified in AMID’s notice (a “General Indemnity Retained Amount”) with respect to such unresolved claim, in which case 100% of the then outstanding amount of the Escrow Property in the General Indemnity Escrow Fund, less any General Indemnity Retained Amount, shall promptly be disbursed by the Escrow Agent to Holdings LP. Upon final resolution of any unresolved claim in accordance with the Contribution Agreement, the Escrow Agent shall thereafter release from the General Indemnity Escrow Fund to the Party entitled thereto all portions of the General Indemnity Retained Amount as and when it receives a Joint Instruction Letter.

(d)    Court Order. Notwithstanding anything to the contrary herein, the Escrow Agent shall disburse the Escrow Property, or any portion thereof, in accordance with a certified copy of any final and nonappealable order or judgment of a court of competent jurisdiction directing such disbursement (a “Final Order”), accompanied by a written certification from counsel for the instructing Party attesting that such order is final and not subject to further proceedings or appeal along with a written instruction from the instructing Party given to effectuate such order or judgment and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the order or judgment to which such certification and instruction refers or to make any determination as to whether such order or judgment is final.

(e)    Payment by the Escrow Agent. The Parties agree that any payment that the Escrow Agent is instructed to make from the Escrow Property pursuant to this Escrow Agreement shall be

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the lesser of (i) the stated payment amount and (ii) the balance of the Escrow Property, as applicable, and shall be disbursed as set forth in the Joint Instruction Letter delivered by the Parties. The release of any Escrow Units under this Section 1.3 shall include cash from any dividends, distributions, earnings or other amounts paid or accrued thereon with respect to such Escrow Units in accordance with the Contribution Agreement and as set forth in the applicable Joint Instruction Letter. The Escrow Agent shall have no duty to verify, calculate or confirm the value of any Escrow Property. The Parties agree that any release of Escrow Units will always reflect unit amounts as whole units, not fractional units. Within five Business Days after the Escrow Agent is required to release Escrow Units in accordance with this Escrow Agreement, the Escrow Agent shall deliver written instructions in the form of Exhibit E to the Transfer Agent requesting Transfer Agent to disburse the Escrow Units. The Escrow Agent shall not be responsible for Transfer Agent’s processing time to release the Escrow Units by the Transfer Agent to any Party.

Section 1.4.    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each Escrow Property transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm Escrow Property transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.5.     Income Tax Allocation and Reporting.

(a)    The Parties agree that, for tax reporting purposes, Holdings LP shall be treated as owning the Escrow Property.

(b)    For certain payments made pursuant to this Agreement, the Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases the Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”).  The Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to the Escrow Agent prior to the date hereof,

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and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect.  The Escrow Agent shall have the right to request from any Party to this Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Code.  To the extent any such forms to be delivered under this Section 1.5(b) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any income derived from the Escrow Property or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(c)    To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, severally and not jointly, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Units unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

(d)     The Parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may request including, but not limited to, each Party’s name, physical address, tax identification number and other information that will assist the Escrow Agent in identifying and verifying each Party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

(e)    Notwithstanding anything to the contrary contained in this Agreement, upon receipt of Tax Distribution Instructions (as defined below) which may be delivered on a quarterly basis, Escrow Agent shall pay to Holdings LP the Tax Distribution Amount (as defined below) set forth in such Tax Distribution Instructions from any cash distributions received by Escrow Agent on the Escrow Units. For purposes of this Agreement, “Tax Distribution Amount” shall mean the amount necessary for Holdings LP to distribute on a quarterly basis any required tax distributions pursuant to the Holdings LP Organizational Documents in effect as of the date hereof related to any income allocated to Holdings LP in connection with the Escrow Units, as determined in the reasonable discretion of Holdings LP based on (i) the requirements of the Holdings LP Organizational Documents in effect as of the date hereof and (ii) AMID’s expected profit and loss allocations for the relevant period, as determined in the reasonable discretion of AMID. Holdings LP and AMID agree to cooperate with each other and act reasonably and in good faith in the determination of the quarterly Tax Distribution Amount and timely request for payment in accordance with this

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Agreement and the Holdings LP Organizational Documents. For purposes of this Agreement, “Tax Distribution Instructions” shall mean joint written instructions from Holdings LP and AMID to Escrow Agent setting forth, and requesting payment of, any Tax Distribution Amount which shall be delivered to Escrow Agent no more frequently than once each calendar quarter.

Section 1.6.    Termination.  This Agreement shall terminate upon the disbursement of all of the Escrow Property except that the provisions of Sections 1.5(c), Section 3.1 and Section 3.2 hereof shall survive termination, and the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.3.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will not be responsible for determining or making inquiry into any term, capitalized, or otherwise, not defined herein. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Agreement or any other agreement.

Section 2.2.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person or person’s authority. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof.

Section 2.3.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Agreement shall not be construed as duties.

Section 2.4.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the

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advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable and documented compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.5.    No Financial Obligation. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other reasonable professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of this Agreement or any transaction to which this Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the own fraud, willful misconduct or gross negligence of the Escrow Agent. Solely among the Parties, and without limiting the obligations of the Parties under this Section 3.1, such indemnification obligations, if any, shall be paid severally among AMID and Holdings LP. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Section 3.2.    Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3.    Resignation or Removal. The Escrow Agent may resign at any time by furnishing at least 60 calendar days’ prior written notice of its resignation to the Parties; provided, that no such resignation shall be effective until the appointment of a successor escrow agent that meets certain qualifications (which are to be determined in the sole discretion of the Parties including, but not limited to, having capital and surplus of at least $500,000,000). If the Parties have failed to appoint

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a successor escrow agent prior to the expiration of 30 calendar days following the delivery of notice of resignation by the Escrow Agent, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid one-half by Holdings LP and one-half by AMID. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement at the direction of any Party, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property in the event such fees, expenses and indemnification obligations are not paid within 45 calendar days after Escrow Agent has provided written notice to the Parties that such fees, expenses or indemnification obligations are due.

Section 3.5.    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a Final Order, (ii) receives a Joint Instruction Letter directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or Joint Instruction Letter, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Any such Final Order shall be accompanied by a written instrument of the presenting Party certifying that such Final Order is final, non-appealable and from a court of competent jurisdiction or from a competent arbitration panel, upon which instrument the Escrow Agent shall be entitled to conclusively rely without further investigation. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger,

11

consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall further have no obligation to pursue any action that is not in accordance with applicable law.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.    Binding Agreement, Successors and Assigns. The Parties and Escrow Agent represent and warrant that the execution and delivery of this Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent. Escrow Agent shall approve all required documentation as described in Section 1.5(d) of any assignee before any assignment under this Escrow Agreement shall be binding.

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors

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and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

SSection 4.3.    Notices. All notices, requests, demands, and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”), as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the Parties, be a signature set forth in Exhibit B-1 or B-2, as applicable to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited in the United States mail. For the purpose of this Agreement, “Business Day” shall mean any day other than a Saturday, a Sunday, a federal or state holiday, and any other day on which the Escrow Agent is closed. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to AMID to:

American Midstream Partners, LP
2103 CityWest Blvd.
Houston, Texas 77042
Facsimile: [●]
Attention: General Counsel
Email: legal@americanmidstream.com

With a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP
1221 McKinney Street
Houston, Texas 77010
Facsimile: (346) 718-6901
Attention: Tull R. Florey; Hillary H. Holmes
E-mail: tflorey@gibsondunn.com; hholmes@gibsondunn.com

If to Holdings LP to:

Tailwater Capital LLC
2021 McKinney Ave. Suite 1250
Dallas, TX 75201

13

Facsimile: [●]
Attention: David Cecere
E-mail: dcecere@tailwatercapital.com

EIG Global Energy Partners
333 Clay Street, Suite 3500
Houston, Texas 77002
Facsimile: [●]
Attention: Matthew Hartman
E-mail: Matthew.Hartman@eigpartners.com

Special A-2 Committee of the Board of Directors of Southcross Holdings GP LLC
c/o Jones Day
717 Texas, Suite 3300
Houston, Texas, 77002
Facsimile: (832) 239-3600
Attention: Emily Leitch
E-mail: eleitch@jonesday.com and jdinerstein@jonesday.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Facsimile: (713) 546-5401
Attention: H. William Swanstrom
E-mail: BSwanstrom@lockelord.com

and

Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
Facsimile: (512) 391-4818
Attention: Michelle Early
E-mail: MEarley@lockelord.com

If to the Escrow Agent:

Wells Fargo Bank, National Association
1445 Ross Avenue, Suite 4300

14

Dallas, Texas 75202
Attention: Alexander S. Grose; Corporate, Municipal and Escrow Solutions
Telephone: (469) 729-7621
Facsimile: (469) 729-7638
E-mail: alexander.s.grose@wellsfargo.com

Section 4.4.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties agrees that a judgment, decree or award rendered by any such court in Delaware may be enforced in other jurisdictions by suit on the judgment or in any other many provided by Law.

Section 4.5.    Entire Agreement. This Agreement, together with the Contribution Agreement, (except for the Contribution Agreement with respect to Holdings LP and AMID only) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder.

Section 4.6.    Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.    Waivers. The failure of any party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later

15

time to enforce the same performance. A waiver by any party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Section 4.8.    Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

Section 4.9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed shall be deemed to be an original and all of which shall together constitute one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and the Escrow Agent and may be used in lieu of the original Agreement for all purposes.

Section 4.10.     Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 4.11.     Publication; Disclosure. By executing this Agreement, the Parties and the Escrow Agent acknowledge that this Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Agreement and related information to individuals or entities not a party to this Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Agreement, or, in the alternative, publishing a conformed copy of this Agreement. If a Party or the Escrow Agent must disclose or publish this Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other parties hereto at the time of execution of this Agreement of the legal requirement to do so. If any party hereto becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Agreement, that party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

Section 4.12.    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or by future legislative action to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as

16

closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature pages follow.]

17

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC, its General Partner

By:
Name:	[●]
Title:	[●]

HOLDINGS LP:

SOUTHCROSS HOLDINGS LP

By:	Southcross Energy Partners GP, LLC, its General Partner

By:
Name:	[●]
Title:	[●]

S-1

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:	Amy C. Perkins
Title:	Vice President

S-1

EXHIBIT A

[RESERVED]

EXHIBIT B-1

American Midstream Partners, LP (“AMID”) certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of AMID, and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by AMID for use in verifying that a funds transfer instruction received by the Escrow Agent is that of AMID.

AMID has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, AMID acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by AMID.

NOTICE: The security procedure selected by AMID will not be used to detect errors in the funds transfer instructions given by AMID. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that AMID take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.
Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of AMID

Name          Title     Telephone Number E-mail Address Specimen Signature

_____________ _________ ________________ ____________ ____________________

_____________ _________ ________________ ____________ ____________________

_____________ _________ ________________ ____________ ____________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name Title Telephone Number	E-mail Address

__________________ ______________ _________________ _________________

__________________ ______________ _________________ _________________

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. AMID understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. AMID further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

*Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If AMID wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If AMID chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.
*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.
Dated this ____ day of ___________, 2017.

By ________________________________________
Name:
Title:

EXHIBIT B-2

Holdings LP certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Holdings LP, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by Holdings LP for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Holdings LP.

Holdings LP has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, Holdings LP acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Holdings LP.

NOTICE: The security procedure selected by Holdings LP will not be used to detect errors in the funds transfer instructions given by Holdings LP. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Holdings LP take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.
Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Holdings LP

Name          Title     Telephone Number E-mail Address Specimen Signature

_____________ _________ ________________ ____________ ____________________

_____________ _________ ________________ ____________ ____________________

_____________ _________ ________________ ____________ ____________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name Title Telephone Number	E-mail Address

__________________ ______________ _________________ _________________

__________________ ______________ _________________ _________________

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. [“___________”] understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. [“___________”] further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

*Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“___________”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“___________”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.
*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.
Dated this ____ day of ___________, 2017.

By ________________________________________
Name:
Title:

EXHIBIT C

FEES OF ESCROW AGENT

Acceptance Fee	$2,500.00
A one-time fee for our initial review of governing documents, account set-up and customary duties and responsibilities related to the closing. This fee is payable at closing.

Annual Administration Fee	$7,500.00
An annual fee for customary administrative services provided by the escrow agent, including daily routine account management; cash management transactions processing (including wire and check processing), disbursement of funds in accordance with the agreement, tax reporting for one entity, and providing account statements to the parties. The administration fee is payable annually in advance per escrow account established. The first installment of the administrative fee is payable at closing.

Out-of-Pocket Expenses	At cost
Out-of- pocket expenses will be billed as incurred at cost at the sole discretion of Wells Fargo.

Extraordinary Services	Standard rate
The charges for performing services not contemplated at the time of execution of the governing documents or not specifically covered elsewhere in this schedule will be at Wells Fargo’s rates for such services in effect at the time the expense is incurred. The review of complex tax forms, including by way of example but not limited to IRS Form W-8IMY, shall be considered extraordinary services.

Assumptions
This proposal is based upon the following assumptions with respect to the role of escrow agent:

•	Number of escrow accounts to be established: Two(2)

•	Amount of escrow: approximately $1,000,000; Book-Entry Shares of AMID at transfer agent

•	Term of escrow: Twelve (12) months

•	Number of tax reporting parties: up to Two (2)

•	Number of parties to the transaction: Two (2) entities

•	Number of cash transactions (deposits/disbursements): One (1) deposit, Two (2) disbursements

•	Fees quoted assume all transaction account balances will be held uninvested or invested in select Wells Fargo deposit products.

•
Disbursements shall be made only to the parties specified in the agreement. Any payments to other parties are at the sole discretion and subject to the requirements of Wells Fargo and shall be considered extraordinary services.

Terms and conditions

•
The recipient acknowledges and agrees that this proposal does not commit or bind Wells Fargo to enter into a contract or any other business arrangement, and that acceptance of the appointment described in this proposal is expressly conditioned on (1) compliance with the requirements of the USA Patriot Act of 2001, described below, (2) satisfactory completion of Wells Fargo’s internal account acceptance procedures, (3) Wells Fargo’s review of all applicable governing documents and its confirmation that all terms and conditions pertaining to its role are satisfactory to it and (4) execution of the governing documents by all applicable parties.

•	Should this transaction fail to close or if Wells Fargo determines not to participate in the transaction, any acceptance fee and any legal fees and expenses may be due and payable.

•	Legal counsel fees and expenses, any acceptance fee and any first year annual administrative fee are payable at closing.

•	Any annual fee covers a full year or any part thereof and will not be prorated or refunded in a year of early termination.

•	Should any of the assumptions, duties or responsibilities of Wells Fargo change, Wells Fargo reserves the right to affirm, modify or rescind this proposal.

•	The fees described in this proposal are 12-months subject to periodic review and adjustment by Wells Fargo.

•	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

•	This fee proposal is good for 90 days.

Important information about identifying our customers
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

EXHIBIT D

FORM OF JOINT INSTRUCTION LETTER

[Date]

Wells Fargo Bank, National Association
1445 Ross Avenue, Suite 4300
Dallas, Texas 75202
Attention: Alexander S. Grose;
Corporate, Municipal and Escrow Solutions-MAC T9216-430
Telephone: (469) 729-7622
Facsimile: (469) 729-7638
E-mail:    alexander.s.grose@wellsfargo.com

Re: Release of AMID Common Units pursuant to that certain Escrow Agreement dated [●], 2018 (the “Escrow Agreement”) by and among Southcross Holdings LP (“Holdings LP”), American Midstream Partners, LP (“AMID”), and Wells Fargo Bank, National Association (“Escrow Agent”)

Ladies and Gentlemen:

Reference is made to the Escrow Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Pursuant to Section 1.3 of the Escrow Agreement, each of the undersigned hereby instructs the Escrow Agent to release from the [Adjustment/General Indemnity/Special Indemnity] Escrow Fund as soon as reasonably practicable, but in any event no later than two business days from the date of your receipt of these instructions, the following common units representing limited partner interests in AMID (“Common Units”) and cash in immediately available funds pursuant to the following instructions:

[Name of Party]
[●] Common Units
Account Name:
Account Number:
Tax ID:
$[●]

Account Name:
Account Number:
ABA No.:
Bank Name:
Account No.:
Account Name:
Reference:

IN WITNESS WHEREOF, each of Holdings LP and AMID have executed and delivered these Joint Instructions as of the date and year first-above written.

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By: American Midstream GP, LLC,
its General Partner

By:
Name: [●]
Title:     [●]

HOLDINGS LP:

SOUTHCROSS HOLDINGS LP

By: Southcross Energy Partners GP, LLC,
its General Partner

By:
Name: [●]
Title:     [●]

EXHIBIT E

ESCROW AGENT INSTRUCTION TO RELEASE ESCROW UNITS TO TRANSFER AGENT

[Date]

Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120
Attn: [Nancy Petersen]

RE:
Release of AMID Common Units pursuant to that certain Escrow Agreement dated [●], 2018 among Southcross Holdings LP (“Holdings LP”), American Midstream Partners, LP (“AMID”), and Wells Fargo Bank, National Association (the “Escrow Agreement”)

Dear [Ms. Peterson]:

Pursuant to Section 1.3 of the above referenced Escrow Agreement and the attached letter of direction executed by Holdings LP and AMID, Wells Fargo Bank, National Association, as Escrow Agent and the registered owner of [●] common units representing limited partner interests in AMID (“Common Units”), hereby authorizes the release, transfer and re-registration of the following Common Units r/n/o Wells Fargo Bank, National Association, as Escrow Agent under an Escrow Agreement dated [●], 2018 by and among Southcross Holdings LP, American Midstream Partners, LP and Wells Fargo Bank National Association to:

[●] Common Units
CUSIP [●]
r/n/o    [●]
Effective Date:[●]

Upon release and re-registration, Wells Fargo’s position will be [●] Common Units. Please provide an updated Book Entry Advice for Shareholder Account Number [●] reflecting Wells Fargo Bank, National Association, as Escrow Agent to the Escrow Agreement.

If you have any questions, please feel free to contact the Relationship Manager for the above issue, Alexander S. Grose, at 469-729-7622 or alexander.s.grose@wellsfargo.com.

Sincerely,

Wells Fargo Bank, National Association, as Escrow Agent

____________________________
[Name]
[Title]

Enc.                        [Signature Guarantee/Medallion Stamp]

Exhibit F
Form of Lock-Up Agreement

EXHIBIT F

FORM OF LOCK-UP LETTER

[●], 20[●]

American Midstream Partners, LP
2103 CityWest Blvd.
Houston, Texas 77042

Re:    Lock-Up of Units of American Midstream Partners, LP

Ladies and Gentlemen:

The undersigned, American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and American Midstream GP, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), are parties to (a) that certain Contribution Agreement dated as of October 31, 2017 (the “Contribution Agreement”), pursuant to which the undersigned will contribute certain equity interests to the Partnership, and, in consideration therefore, the Partnership will, among other things, issue to the undersigned (i) [●],000,000 AMID Common Units (the “Tranche A Securities”) and (ii) 4,500,000 AMID Preferred Units, in each case, in accordance with and upon the terms and subject to the conditions set forth in the Contribution Agreement, and (b) that certain Option Agreement dated as of [●], 20[●] (the “Option Agreement”) pursuant to which the Partnership will grant to the undersigned the option to acquire 4,500,000 AMID Common Units (the “Option” and together with the AMID Common Units issuable upon exercise of the Option, the “Option Units”) in accordance with and upon the terms and subject to the conditions set forth in the Option Agreement. The AMID Preferred Units, the Option and the Option Units issued or granted to the undersigned pursuant to the Contribution Agreement and the Option Agreement are herein referred to as the “Tranche B Securities.” Terms used by not defined herein have the meanings set forth in the Contribution Agreement.

As a condition and inducement to the Partnership entering into the Contribution Agreement and the Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Partnership that:

(a)    during the period (the “Tranche A Lock-Up Period”) beginning on the date hereof and ending on the date that is the later of (x) 12 months from the date hereof and (y) the date of the final release of any Special Indemnity Escrow Units out of the Special Indemnity Escrow Fund in accordance with the terms of the Contribution Agreement and the Escrow Agreement, the undersigned will not, without the prior written consent of the Partnership, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Tranche A Securities, any AMID Common Units or any other securities received as a distribution thereon or upon conversion or exercise thereof, or any other securities convertible into, or exercisable or exchangeable for, any of the foregoing (collectively, the “Tranche A Lock-Up Securities”), or exercise any right with respect to the registration of any of the Tranche A Lock-Up Securities, or publicly announce the intention to do any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Tranche A Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of AMID Common Units, AMID Preferred Units or other securities, in cash or otherwise; and

(b)    during the period (the “Tranche B Lock-Up Period”) beginning on the date hereof and ending on the date that is the later of (x) 24 months from the date hereof and (y) the date of the final release of any Special Indemnity Escrow Units out of the Special Indemnity Escrow Fund in accordance with the terms of the Contribution Agreement and the Escrow Agreement, the undersigned will not, without the prior written consent of the Partnership, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Tranche B Securities, any AMID Common Units or AMID Preferred Units received as a distribution thereon or upon conversion or exercise thereof, or any other securities received as a distribution thereon or upon conversion or exercise thereof, or any securities convertible into, or exercisable or exchangeable for, any of the foregoing (collectively, the “Tranche B Lock-Up Securities,” and together with the Tranche A Lock-Up Securities, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Tranche B Lock-Up Securities, or publicly announce the intention to do any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Tranche B Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of AMID Common Units, AMID Preferred Units, the Option, the Option Units or other securities, in cash or otherwise.

Notwithstanding the foregoing, at any time after the final release of any Special Indemnity Escrow Units out of the Special Indemnity Escrow Fund in accordance with the terms of the Contribution Agreement and the Escrow Agreement, but in each case subject to compliance with applicable law (including securities laws) and the terms and conditions of the limited partnership agreement of the Partnership as then in effect, the undersigned may transfer the Lock-Up Securities to holders of Class A-I Units (as defined in the Third Amended and Restated Agreement of Limited Partnership of the undersigned, dated as of April 13, 2016 (the “Holdings LPA”)) or Class A-II Units (as defined in the Holdings LPA) without the prior written consent of the Partnership, provided that the transferee thereof agrees in writing to be bound by the terms and conditions of this letter agreement by executing and delivering to the Partnership a joinder substantially in the form attached hereto as Annex A.

This letter agreement shall automatically terminate upon a “change of control” of the General Partner or the Partnership. For purposes of this letter agreement, “change of control” shall mean the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (excluding the undersigned), other than the owners of the General Partner immediately following the closing of the transactions contemplated by the Contribution Agreement, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the equity of the General Partner or of the Partnership, in each case measured by voting power rather than number of units.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the Tranche A Lock-Up Securities and Tranche B Lock-Up Securities during the Tranche A Lock-Up Period or Tranche B Lock-Up Period, respectively, except in compliance with the foregoing restrictions.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

Very truly yours,

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP LLC, its general partner

By:
Name:
Title:

Annex A
Form of Joinder Agreement

This Joinder (the “Joinder”) to the Lock-Up Letter (the “Letter Agreement”), delivered by Southcross Holdings LP, a Delaware limited partnership (“Southcross”), to American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), on [●], 20[●] (the “Closing Date”), is executed and delivered by _________________ (the “Joining Party”) as of __________, 201[_]. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Letter Agreement.

1.
Agreement to be Bound. The Joining Party hereby agrees to join and be bound by all of the terms and conditions of the Letter Agreement with respect to the Lock-Up Securities beneficially owned by the Joining Party.

2.
Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

JOINING PARTY

By:
Name:
Title:

Address:
City/State/Zip:
Country:

AMID Common Units Beneficially Owned by Such Joining Party:

AMID Common Units Beneficially Owned by Such Joining Party:

Option Units Issuable to Such Joining Party:

Exhibit G
Form of AMID Option Agreement

EXHIBIT G

FORM OF OPTION AGREEMENT

BY AND BETWEEN

SOUTHCROSS HOLDINGS LP

AND

AMERICAN MIDSTREAM PARTNERS, LP

[●], 20[●]

OPTION AGREEMENT
THIS OPTION AGREEMENT (this “Agreement”) is entered into as of [●] (the “Execution Date”) by and between Southcross Holdings LP, a Delaware limited partnership (the “Holder”), and American Midstream Partners, LP, a Delaware limited partnership (“AMID”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
RECITALS
WHEREAS, reference is made to that certain Sixth Amended and Restated Agreement of Limited Partnership of AMID, dated as of [●] (as amended from time to time, the “Partnership Agreement”).
WHEREAS, the Holder, American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID, and AMID have entered into that certain Contribution Agreement dated October 31, 2017 (the “Contribution Agreement”).
WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, AMID has agreed to grant the Holder an option to acquire 4,500,000 AMID Common Units (the “Option Units”) on the terms and conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMID and the Holder hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

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1.2    Interpretations. In this Agreement, unless a clear contrary intention appears:  the singular includes the plural and vice versa; reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; reference to any gender includes each other gender;  references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise;  references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; references to “days” are to calendar days; and all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
THE OPTION
2.1    Option. Subject to the terms and conditions of this Agreement, AMID hereby grants to the Holder the right and option to cause AMID to issue the Option Units to the Holder at a price per unit equal to the Exercise Price (the “Option”), and the Holder may exercise the Option in accordance with this Agreement. If the Option is exercised, AMID shall issue to the Holder the Option Units to be delivered upon such exercise of the Option pursuant to the terms and conditions of this Agreement.
2.2    Option Exercise. The Option may be exercised at any time or from time to time on or after the Transaction Closing Date until the Expiration Time as to the entire number or any lesser number of the Option Units the Holder elects to exercise. If the Option is not fully exercised by the Expiration Time, the Option and this Agreement will automatically terminate without any action by any Party. The Option may be exercised by the Holder as follows:
(a)    Except as otherwise provided in this Section 2.2, the Holder may exercise the Option, in whole or in part, without the payment of cash by the Holder (the “Cashless Exercise”) as provided for in this Section 2.2. Upon the Cashless Exercise, AMID shall promptly issue to the Holder (without payment by the Holder of any of the Exercise Price) that number of AMID Common Units equal to (i) (A) the number of AMID Common Units with respect to which the Holder is exercising purchase rights, multiplied by (B) (x) the 20-Day VWAP minus (y) the Exercise Price, divided by (ii) the 20-Day VWAP, provided that any fractional units to be issued will be rounded up or down to the nearest whole AMID Common Unit. An example calculation of the implementation of the provisions of this Section 2.2(a) is set forth in Exhibit B.

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(b)    In order to exercise the Cashless Exercise, the Holder shall deliver a written notice (the “Cashless Exercise Notice”) of its intent to exercise the Option by exercising the Cashless Exercise. The delivery of the Cashless Exercise Notice shall be deemed a waiver of the Holder’s obligation to pay in cash all or any portion of the aggregate Exercise Price payable for the Option Units as to which such Cashless Exercise is being exercised. The Option (or so much thereof as shall have been surrendered for conversion or deemed to have been converted pursuant to this Section 2.2)) will be deemed to have been converted immediately prior to the close of business on the day of delivery of the Cashless Exercise Notice.
(c)    Within 15 days of receipt of the Cashless Exercise Notice (the “Issuance Date”), AMID shall deliver to the Holder the Option Units to be delivered upon such exercise of the Option (which shall be in non-certificated book-entry form).
2.3    Lock-Up Agreement. The Holder acknowledges that this Option and the Option Units are “Tranche B Lock-Up Securities” as such term is defined in the Lock-Up Letter entered into by the Holder and AMID on the Transaction Closing Date (the “Lock-Up Letter”), and therefore this Option and any Option Units shall be subject to the restrictions set forth in the Lock-Up Letter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AMID
AMID represents and warrants to the Holder as of the Execution Date and each Issuance Date as follows:
3.1    Organization; Qualification. AMID is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
3.2    Authority; Enforceability.
(a)    AMID has the requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by AMID of this Agreement, and the consummation by AMID of the transactions contemplated hereby, have been duly and validly authorized by AMID, and no other limited partnership proceedings on the part of AMID are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

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(b)    This Agreement has been duly executed and delivered by AMID, and, assuming the due authorization, execution and delivery by the other Party, constitutes the valid and binding agreement of AMID, enforceable against AMID in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
3.3    Non-Contravention. The execution, delivery and performance by AMID of this Agreement, and the consummation by AMID of the transactions contemplated hereby, does not and will not: result in any breach of any provision of the Organizational Documents of AMID;  constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which AMID is a party or by which any property or asset of AMID is bound or affected; or violate any Law to which AMID is subject or by which AMID’s properties or assets are bound, except, in the cases of clauses (ii) and (iii) for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair AMID’s ability to perform its obligations under this Agreement.
3.4    Option Units. When issued in accordance with this Agreement, the Option Units will be duly authorized in accordance with the Organizational Documents of AMID and will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 or 18-704 of the Delaware Revised Uniform Limited Partnership Act, as amended).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE HOLDER
The Holder hereby represents and warrants to AMID as of the Execution Date and each Issuance Date as follows:
4.1    Organization; Qualification. The Holder is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

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4.2    Authority; Enforceability.
(a)    The Holder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Holder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Holder, and no other proceedings on the part of the Holder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the other Party, constitutes the valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
4.3    Non-Contravention. The execution, delivery and performance by the Holder of this Agreement, and the consummation by the Holder of the transactions contemplated hereby, does not and will not: result in any breach of any provision of the Organizational Documents of the Holder; constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which the Holder is a party or by which any property or asset of the Holder is bound or affected; or violate any Law to which the Holder is subject or by which the Holder’s properties or assets are bound, except, in the cases of clauses (ii) and (iii), for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair the Holder’s ability to perform its obligations under this Agreement.
4.4    Investment Representation. The Holder is an Accredited Investor. The Holder is acquiring the Option Units for investment for its own account with the present intention of holding the Option Units for investment purposes and not with a view to, or for sale in connection with, any distribution. The Holder acknowledges that it can bear the economic risk of its investment in the Option Units indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Option Units. The Holder acknowledges that the Option Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Option Units will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations, the Option Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
ARTICLE V
ADJUSTMENTS
5.1    Number of Units; Exercise Price. The number of Option Units for which the Option is exercisable and the Exercise Price shall be subject to adjustment from time to time following the Transaction Closing Date as set forth in this Article V.

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5.2    Distributions, Combinations, Subdivisions and Reclassifications by AMID. If at any time following the Transaction Closing Date AMID (i) makes a distribution on the AMID Common Units in AMID Common Units, (ii) subdivides or splits the outstanding AMID Common Units into a greater number of AMID Common Units, (iii) combines or reclassifies the AMID Common Units into a smaller number of AMID Common Units or (iv) issues by reclassification of the AMID Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which AMID is the surviving Person), then (x) the number of Option Units for which the Option is exercisable at the time of the record date for such distribution or the effective date of such subdivision, split, combination, or reclassification (the “Pre-Adjustment Option Units”) shall be proportionately adjusted so that the exercise of the Option (or, if a portion of the Option has been exercised prior to such record date or effective date, the portion thereof that has not been exercised) after such time shall entitle the Holder to receive the aggregate number of AMID Common Units (or any Partnership Interests into which such AMID Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that the Holder would have been entitled to receive if the Option (or portion thereof) had been exercised immediately prior to such record date or effective date, as the case may be (the “Post-Adjustment Option Units”), (y) the Exercise Price shall be adjusted to equal (1) the product of the Exercise Price and the number of Pre-Adjustment Option Units divided by (2) the number of Post-Adjustment Option Units, (z) and in the case of a merger, consolidation or business combination in which AMID is the surviving Person, AMID shall provide effective provisions to ensure that the provisions in this Section 5.2 shall not be abridged or amended and that the Option Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Option Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.2 shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which AMID is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
5.3    Follow-On Adjustments. Except in connection with the exercise of a Warrant (as defined in the Partnership Agreement), if AMID shall issue or sell, or grant any AMID Common Units or Convertible Securities at an indicative per AMID Common Unit price (the “Follow-On Price,” and such AMID Common Units or Convertible Securities so issued, sold or granted, on an as-converted basis, the “Follow-On Units”) that is less than the Fair Market Value, then the Exercise Price will be reset to equal the result achieved through application of the following formula; provided that in no event shall the Exercise Price be increased pursuant to this Section 5.3:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Exercise Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price

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OB = the total number of fully diluted AMID Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued
OA = the total number of fully diluted AMID Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.3, the indicative price per AMID Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.5(c).
5.4    When Adjustment Not Required. Notwithstanding any of the other provisions of this Article V, no adjustment shall be made to the number of Option Units for which the Option is exercisable or the Exercise Price pursuant to this Article V as a result of any of the following:
(a)    the grant of AMID Common Units or options, warrants or rights to purchase AMID Common Units or the issuance of AMID Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or AMID and its Subsidiaries in respect of services provided to or for the benefit of AMID or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase AMID Common Units, the exercise price per AMID Common Unit shall not be less than the Closing Price (as defined in the Partnership Agreement) on the date such option, warrant or other right is issued;
(b)    the issuance of any AMID Common Units as all or part of the consideration to effect (i) the closing of any acquisition by AMID of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of AMID with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(c)    the issuance of Partnership Interests for which an adjustment is made under another provision of this Article V.
5.5    Adjustment Rules. The following rules shall apply for purposes of this Article V:
(a)    In the case of the issuance or sale (or deemed issuance or sale) of AMID Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by AMID for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(b)    In the case of the issuance or sale (or deemed issuance or sale) of AMID Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value (as defined in the Partnership Agreement) thereof;

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(c)    In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.5:
(i)    The aggregate maximum number of AMID Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for AMID Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.5), if any, received by AMID upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the AMID Common Units covered thereby.
(ii)    The aggregate maximum number of AMID Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by AMID for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by AMID (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.5).
(iii)    In the event of any change in (x) the number of AMID Common Units deliverable or (y) the consideration payable to AMID upon exercise of such options, warrants or rights with respect to either AMID Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Article V, including, but not limited to, a change resulting from the antidilution provisions thereof, the number of Option Units for which the Option is exercisable or the Exercise Price, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of AMID Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.

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(iv)    Upon the expiration of any such options, warrants or rights with respect to either AMID Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the number of Option Units for which the Option is exercisable or the Exercise Price, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of AMID Common Units actually issued upon the exercise of such options, warrants or rights with respect to AMID Common Units, upon the conversion or exchange of such securities, or the number of AMID Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
(v)    The number of AMID Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.5(c)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.5(c)(iii) and (iv).
(d)    Notwithstanding any of the other provisions of this Section 5.5, no adjustment shall be made to the number of Option Units for which the Option is exercisable or the Exercise Price as a result of an event for which an adjustment is made under another provision of this Section 5.5.
(e)    For purposes of this Article V, no adjustment to the number of Option Units for which the Option is exercisable shall be made in an amount less than 1/100th of an AMID Common Unit and no adjustment to the Exercise Price shall be made in an amount less than 1/100th of one cent per AMID Common Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
5.6    AMID Undertaking. AMID agrees that it will act in good faith to make any adjustment(s) required by this Article V equitably and in such a manner as to afford the Holder the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive the Holder of the benefit hereof.
ARTICLE VI
GOVERNING LAW AND CONSENT TO JURISDICTION
6.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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6.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery, or any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non-appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
ARTICLE VII
GENERAL PROVISIONS
7.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.
7.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
7.3    Remedies. AMID stipulates that the remedies at Law of the Holder in the event of any default or threatened default by AMID in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate, and that, to the extent permitted by applicable law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. AMID hereby waives any requirements for the securing or posting of any bond with respect to such remedy of specific performance or other injunctive relief.
7.4    Expenses.
(a)    Except as otherwise provided for in this Agreement, the Holder shall pay all costs and expenses incurred by the Holder in connection with this Agreement and the transactions contemplated thereby and AMID shall pay all costs and expenses incurred by AMID in connection with this Agreement and the transactions contemplated thereby.

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(b)    Notwithstanding any of the foregoing, if any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.
7.5    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given as of the date of delivery if delivered personally or by overnight delivery service or other courier or on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to the Holder to:

Southcross Holdings LP
750 Town and Country Boulevard
Suite 950
Houston, Texas 77024
E-mail: Kelly.Jameson@southcrossenergy.com
Attn: Kelly Jameson

and

Special A-2 Committee of the Board of Directors of Southcross Holdings GP LLC
c/o Jones Day
717 Texas, Suite 3300
Houston, Texas, 77002
E-mail: eleitch@jonesday.com and jdinerstein@jonesday.com
Attn: Emily Leitch

With a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Fax No.: (713) 546-5401
Email: BSwanstrom@lockelord.com
Attn: H. William Swanstrom

and

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Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
Fax No.: 512-391-4818
Email: MEarley@lockelord.com
Attn: Michelle Earley

If to AMID to:

American Midstream Partners, LP
2103 CityWest Blvd.
Houston, Texas 77042
Email: legal@americanmidstream.com
Attn: General Counsel

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1221 McKinney Street
Houston, Texas 77010-2046
Fax No.: (346) 718-6901
Email:    HHolmes@gibsondunn.com
TFlorey@gibsondunn.com
Attn:    Hillary H. Holmes
Tull R. Florey

7.6    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Notwithstanding the foregoing, but in each case subject to compliance with applicable Law (including securities law), the terms and conditions of the Partnership Agreement, as it may be amended from time to time, and any transfer restrictions on this Agreement and AMID Common Units otherwise held by Holder (including the Lock-Up Letter), Holder may assign in writing all but not less than all of its rights under this Agreement to any Person who would otherwise be a permitted transferee under the Partnership Agreement or the Lock-Up Letter, as the case may be, with respect to any AMID Common Units held by Holder. Holder shall provide written notice of any such permitted transfer to AMID.

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7.7    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
7.8    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
7.9    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
7.10    Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
7.11    Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, each of AMID and the Holder has caused this Agreement to be duly executed as of the date first written above.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC, its general partner

By:
Name:
Title:

HOLDER:

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP, LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO OPTION AGREEMENT]

EXHIBIT A
DEFINED TERMS
“20-Day VWAP” means the arithmetic average for the twenty trading days preceding the date the Option is exercised of the dollar volume-weighted average price for the AMID Common Units on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of the AMID Common Units in the over-the-counter market on the electronic bulletin board for the AMID Common Units during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P., or, if no dollar volume weighted average price is reported for the AMID Common Units by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the AMID Common Units as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the 20-Day VWAP cannot be calculated for the AMID Common Units on the date the Option is exercised on any of the foregoing bases, the 20-Day VWAP of the AMID Common Units on such date shall be the fair market value as mutually determined by AMID and the Holder.
“Accredited Investor” has the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“AMID” has the meaning set forth in the preamble.
“AMID Common Units” shall have the meaning ascribed to such term in the Contribution Agreement.
“Cashless Exercise” has the meaning set forth in Section 2.2(a).
“Cashless Exercise Notice” has the meaning set forth in the Section 2.2(b).
“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.
“Contribution Agreement” has the meaning set forth in the recitals.
“Convertible Securities” has the meaning ascribed to it in the Partnership Agreement.
“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“Execution Date” has the meaning set forth in the preamble.
“Exercise Price” means $18.50 per AMID Common Unit, as adjusted from time to time as set forth in Article V.
“Expiration Time” means 11:59 p.m. New York time on the fourth anniversary of the Transaction Closing Date.
“Fair Market Value” means the Current Market Price (as defined in the Partnership Agreement) of the AMID Common Units (the date of determination of which shall be the date of any issuance of any rights, warrants, options or equivalent rights in accordance with Section 5.3, as applicable).
“Follow-On Price” has the meaning set forth in the Section 5.3.
“Follow-On Units” has the meaning set forth in the Section 5.3.
“General Partner” has the meaning ascribed to it in the Partnership Agreement.
“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
“Holder” has the meaning set forth in the preamble.
“Issuance Date” has the meaning set forth in Section 2.2.
“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Lien” means, with respect to any property or asset, (a) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (b) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property (whether or not of record).
“Lock-Up Letter” has the meaning set forth in Section 2.3.
“Long Term Incentive Plan” has the meaning ascribed to it in the Partnership Agreement.
“Option” has the meaning set forth in the Section 2.1.
“Option Units” has the meaning set forth in the recitals.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Partnership Agreement” has the meaning set forth in the recitals.
“Partnership Interests” has the meaning ascribed to it in the Partnership Agreement.
“Party” or “Parties” has the meaning set forth in the preamble.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Post-Adjustment Option Units” has the meaning set forth in the Section 5.2.
“Pre-Adjustment Option Units” has the meaning set forth in the Section 5.2.
“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiaries” has the meaning ascribed to it in the Partnership Agreement.
“Transaction Closing Date” means the Closing Date as such term is defined in the Contribution Agreement.

EXHIBIT B
SAMPLE CALCULATION
Section 2.2(a) Example

Assuming (i) $20 AMID Common Unit 20-Day VWAP, (ii) $18.50 Exercise Price, and (iii) 1,000 AMID Common Units converted:

[(1,000 units)*($20/unit ‑ $18.50/unit)] / ($20/unit) = 75 AMID Common Units